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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2008

REGISTRATION NO. 333-149457

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Celera Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	3826 (Primary Standard Industrial Classification Code Number)	26-2028576 (I.R.S. Employer Identification Number)
1401 Harbor Bay Parkway, Alameda, CA 94502 (510) 749-4200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kathy Ordoñez
President and Chief Executive Officer
Celera Corporation
1401 Harbor Bay Parkway
Alameda, CA 94502
(510) 749-4200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William B. Sawch, Esq. Senior Vice President and General Counsel Applera Corporation 301 Merritt 7 Norwalk, Connecticut 06851 (203) 840-2000	Robert B. Pincus, Esq. Allison L. Land, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square Wilmington, Delaware 19801 (302) 651-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective and upon the redemption of the outstanding shares of Celera Group tracking stock.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

          NO SHARES OF CELERA CORPORATION COMMON STOCK WILL BE ISSUED TO ANY HOLDER OF SHARES OF CELERA GROUP TRACKING STOCK IN ANY JURISDICTION IN WHICH SUCH ISSUANCE WOULD NOT COMPLY WITH THE LAWS OF THAT JURISDICTION.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION—DATED APRIL 10, 2008

PROSPECTUS

CELERA CORPORATION

COMMON STOCK, PAR VALUE $0.01 PER SHARE

SPLIT-OFF FROM APPLERA CORPORATION

        We are currently a wholly-owned subsidiary of Applera Corporation ("Applera"), and our businesses, assets and liabilities constitute all of the businesses, assets and liabilities of Applera that currently are attributable to Applera's Celera Group (the "Celera Group"), a business segment of Applera. This prospectus is being furnished in connection with our planned split-off from Applera and the issuance of our common stock in the split-off, which we expect will be effective on            , 2008, referred to herein as the "split-off date." Following the split-off, we will be an independent publicly-traded company.

        Applera is effecting the split-off pursuant to the terms of its restated certificate of incorporation. Applera's restated certificate of incorporation enables it to redeem all of the outstanding shares of its Celera Group tracking stock for shares of our common stock. The Celera Group tracking stock was created by Applera in 1999 to track the relative performance of the Celera Group.

        In the split-off, you will be entitled to receive one share of our common stock in exchange for each share of Celera Group tracking stock held by you on the split-off date. As a result of the exchange, we expect to distribute approximately            shares of our common stock to the holders of Celera Group tracking stock based upon the number of shares of Celera Group tracking stock outstanding on            , 2008.

        No stockholder approval of the split-off is required, and none is being sought. Neither we nor Applera are asking you for a proxy.

        There is currently no trading market for our common stock. Celera Group tracking stock is listed on the New York Stock Exchange under the symbol "CRA." Following the split-off, we expect that our common stock will be listed on The Nasdaq Stock Market LLC ("NASDAQ") under the symbol "CRA."

        IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 8.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Please contact our information agent, Morrow & Co., LLC, if you have any questions or inquiries with respect to the split-off at (800) 662-5200.

The date of this prospectus is                                    , 2008.

        This prospectus is based on information provided by us, Applera and other sources that we believe to be reliable. This prospectus summarizes documents filed as exhibits to the registration statement of which this prospectus forms a part, and we refer you to them for a more complete understanding of what we discuss in this prospectus.

Trademarks and Tradenames

        Trademarks and tradenames used in this prospectus are the property of their respective owners. We have utilized the ® and ™ symbols the first time each brand appears in each section of this prospectus.

SUMMARY

        The following is a summary of some of the information contained in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, including the risks of investing in our common stock discussed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and the notes thereto included in this prospectus. As used in this prospectus, references to the "Company," "Celera Corporation," "Celera," "we," "us," and "our" refer to the Celera Group for all periods prior to the completion of the split-off and to Celera Corporation, a Delaware corporation, and its direct and indirect subsidiaries for all periods following completion of the split-off, in each case, unless the context otherwise requires.

Our Company (See p. 70)

        We are a diagnostics business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. We operate through two principal business units, a clinical laboratory testing service business and an in vitro, meaning outside of the living body, diagnostic products business.

        Our service business, conducted through our recently acquired subsidiary Berkeley HeartLab, Inc., or BHL, offers a broad portfolio of clinical laboratory tests and disease management services to help healthcare providers optimize cardiovascular disease treatment regimens for patients. BHL offers approximately 35 individual clinical laboratory tests. The tests were selected because of their ability to characterize and monitor cardiovascular disease or lipid or metabolic disorders and include three tests that are unique to BHL as part of its proprietary cardiovascular disease management offerings.

        Our in vitro diagnostic, or IVD, products business develops, manufactures, and oversees the commercialization of molecular diagnostic products, most of which are commercialized through our relationship with Abbott Molecular, a subsidiary of Abbott Laboratories. We also have licensed other relevant diagnostic technologies to clinical laboratories to provide personalized disease management in cancer and liver disease. Our IVD products include IVD test kits, which may be labeled for use in diagnosing specific diseases or other conditions, as well as products referred to as analyte specific reagents, or ASRs, which may be used by appropriately-licensed clinical laboratories in the U.S. for clinical laboratory testing after they independently establish the performance characteristics of the reagents but which may not be labeled by us for use in diagnosing any specific disease or condition. We also provide various general purpose reagents.

Relationship with Applera Corporation (See p. 115)

        We have operated as a business unit of Applera Corporation since we commenced operations in fiscal 1996. On or prior to the split-off date, Applera will transfer to us all of the assets and liabilities attributable to the Celera Group, which we refer to in this prospectus as the "restructuring." Since 1999, the relative performance of the Celera Group has been reflected by the Celera Group tracking stock, a class of common stock of Applera that is listed on the New York Stock Exchange under the symbol "CRA."

        After the split-off, we will be an independent public company, but we will continue to have contractual and commercial relationships with Applera, which is expected to change its name to Applied Biosystems Inc. as of the split-off date. For a more detailed description of these relationships, see the section entitled "Our Relationship with Applera Following the Split-Off."

Recent Developments (See p. 48)

        In January 2008, we published three papers in the Journal of the American College of Cardiology reporting that a variant of the gene encoding kinesin-like protein 6, or KIF6, is associated with up to a 55% increased risk of primary and recurrent coronary heart disease events. These research studies included a total of more than 30,000 individuals, among whom about 60% are carriers of this risk variant. The studies also showed that the excess risk associated with the KIF6 variant was virtually eliminated by pravastatin (Pravachol®) therapy and that high-dose atorvastatin (Lipitor®) therapy reduced risk in carriers of the KIF6 risk variant more effectively than moderate-dose pravastatin therapy in acute coronary syndrome patients. The KIF6 test is expected to be fully commercialized by our BHL subsidiary as a laboratory-developed test during the summer of 2008.

        In October 2007, we acquired BHL for $193.2 million in cash, including transaction costs. BHL is a cardiovascular healthcare company with a Clinical Laboratory Improvement Amendments of 1988 (CLIA)-certified laboratory that provides a broad portfolio of clinical laboratory tests and disease management services focused on individuals who have cardiovascular disease or lipid or metabolic disorders. The cash expenditure for this acquisition was funded by available cash.

        Also in October 2007, we acquired substantially all of the assets of Atria Genetics Inc. for approximately $33 million in cash, including transaction costs. Atria has a line of human leukocyte antigen molecular diagnostic testing products that are used for identifying potential donors in the matching process for bone marrow transplantation. The cash expenditure for this acquisition was funded by available cash.

 The Split-Off (See p. 34)

        See "The Split-Off," beginning on page 34, for a more detailed description of the matters described below.

Redemption
Applera will redeem each share of Celera Group tracking stock outstanding on the split-off date in exchange for one share of Celera Corporation common stock, which we refer to in this prospectus as the "redemption."
Split-Off Date
The split-off date is , 2008. Holders of record of Celera Group tracking stock at the close of business on the business day prior to the split-off date will become entitled to receive Celera Corporation common stock, and their rights as holders of Celera Group tracking stock will cease.
Split-Off Ratio	Each outstanding share of Celera Group tracking stock will be redeemed in exchange for one share of our common stock.

Each option to purchase shares of Celera Group tracking stock and each other security evidencing the right to receive shares of Celera Group tracking stock issued under employee stock incentive plans and outstanding on the split-off date will be converted into a similar option to purchase shares of our common stock, at the same exercise price, or a similar security evidencing the right to receive shares of our common stock.
Securities to be Distributed in the Redemption
Based on the information available to us as of , 2008, we estimate that approximately shares of our common stock will be exchanged for Celera Group tracking stock in the redemption. The exact number of shares of our common stock to be distributed in connection with the redemption will be determined based on the number of shares of Celera Group tracking stock outstanding on the split-off date.
Surrendering Shares
Holders of Celera Group tracking stock who hold physical certificates will need to surrender their share certificates in order to receive their Celera Corporation shares. We will deliver to the holders of record of shares of Celera Group tracking stock at the close of business on the business day prior to the split-off date, a letter of transmittal containing written instructions for exchanging their shares for shares of our common stock. Beginning on the split-off date, letters of transmittal will also be available from the information agent.

As part of the split-off, we will be adopting a book-entry share transfer and registration system for our common stock. Instead of receiving physical share certificates, registered holders who currently hold certificates representing Celera Group tracking stock will receive for every one share of Celera Group tracking stock held on the split-off date, one share of our common stock credited to book-entry accounts established for them by our transfer agent.

Holders of Celera Group tracking stock who hold shares in book-entry registered form do not need to take any action to receive their Celera Corporation shares.

Our transfer agent will mail an account statement to each registered holder stating the number of shares of Celera Corporation common stock credited to such holder's account. After the distribution, such holders may request that their shares of our common stock be transferred to a brokerage or other account at any time without charge. For stockholders who own Celera Group tracking stock through a broker or other nominee, their shares of our common stock will be credited to their account by the broker or other nominee.
Certain U.S. Federal Income Tax Consequences of the Split-Off
On , 2008, Applera received a tax opinion from Skadden, Arps, Slate, Meager & Flom LLP to the effect that the split-off, together with certain related transactions necessary to effectuate the split-off, will qualify under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code as an exchange that is tax-free to Celera and the Celera Group tracking stock holders. Assuming the split-off so qualifies, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, upon the redemption of shares of Celera Group tracking stock in exchange for shares of our common stock pursuant to the split-off. For more information regarding the tax opinion and the potential consequences to you of the split-off, see the section entitled "Certain U.S. Federal Income Tax Consequences of the Split-Off."
Stock Exchange Listing
There is currently no public market for our common stock. We intend to apply to list our common stock on NASDAQ under the symbol "CRA." Trading in Celera Group tracking stock under the symbol "CRA" on the New York Stock Exchange will end on the trading day before the split-off date, and we expect that trading in our common stock under the symbol "CRA" on NASDAQ will begin on the split-off date.
Our Relationship with Applera Following the Split-Off
We have entered into a separation agreement and several related agreements with Applera in connection with the split-off. These agreements provide for completion of the split-off, will govern our relationship with Applera after the split-off, and provide for the allocation of employee benefit, tax and other liabilities and obligations attributable to periods before the split-off. These agreements also include arrangements with respect to intellectual property, interim services and a number of ongoing commercial relationships. For a more detailed description of these agreements, see the section entitled "Our Relationship with Applera Following the Split-Off."
Dividend Policy	We do not anticipate paying any dividends on our common stock in the foreseeable future.

Appraisal Rights	Holders of Celera Group tracking stock have no dissenters' rights of appraisal in connection with the split-off.
Transfer Agent and Registrar
Risk Factors	See the section entitled "Risk Factors" beginning on page 8 for a discussion of some of the factors you should carefully consider in connection with the split-off, including the following risks:
	•	The allocation of intellectual property rights between Applera and us in connection with the split-off may harm our business,
	•	We will no longer have early access to the Applied Biosystems Group's instrumentation, reagents, and technologies for use in our diagnostic products and services,
•
Following the split-off, Applera may compete with us in our diagnostics business directly or enable others to compete with us by providing them access to its intellectual property, reagents, and technologies,
	•	Efforts by third-party payors, including Medicare, to reduce utilization and reimbursement rates could decrease our net revenues and profitability,
	•	We may need to accept lower prices for some of our testing services in exchange for participating in provider networks, and
	•	The competition in the healthcare and biotechnology industries is intensely competitive and evolving.

Corporate Information

        The principal executive offices of Celera Corporation are located at 1401 Harbor Bay Parkway, Alameda, California 94502. The telephone number is (510) 749-4200. Celera Corporation is incorporated under the laws of the State of Delaware.

Diagram of the Split-Off

BEFORE THE SPLIT-OFF

Holders of Celera Group Common Stock "CRA"
Holders of Applied Biosystems Group Common Stock "ABI"
Applera Corporation
Celera Group
Applied Biosystems Group

AT THE SPLIT-OFF

Holders of Celera Group Common Stock "CRA"
Holders of Applied Biosystems Group Common Stock "ABI"
Applera Corporation
Celera Corporation

AFTER THE SPLIT-OFF

Holders of Celera Corporation Common Stock "CRA"
Holders of Applied Biosystems Group Common Stock "ABI"
Celera Corporation
(Consists of all of the assets, liabilities and businesses that were attributable to the Celera Group)
Applied Biosystems Inc.
(f/k/a Applera Corporation)
(Consists of all of the assets, liabilities and businesses that were attributable to the Applied Biosystems Group)

On or prior to the split-off date, Applera will have contributed all of the assets, liabilities and businesses attributable to the Celera Group to Celera Corporation, a wholly-owned subsidiary of Applera.

Summary Historical Financial Information

        The table below presents summary historical combined financial information of Celera Corporation, which has been adjusted to show our historical financial condition and results of operations as though we were a separate company as of the dates and for the periods presented. We have derived the following summary historical financial information as of and for the fiscal years ended June 30, 2005 through June 30, 2007 from our audited financial statements for those years. We have derived the summary historical information as of and for the six months ended December 31, 2006 and December 31, 2007 from our unaudited financial statements relating to those periods. You should read this Summary Historical Financial Information provided below in conjunction with our Selected Financial Information, our historical combined financial statements and the accompanying notes, and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Amounts below are in thousands, except per share data.

	For the Six Months Ended December 31,		For the Years Ended June 30,
	2007	2006	2007	2006	2005

Combined Statements of Operations
Net revenues	$56,486	$23,447	$43,371	$46,207	$66,527
Income (loss) before income taxes	1,521	(14,826)	(35,937)	(102,777)	(124,767)
Provision (benefit) for income taxes	548	(6,857)	(15,311)	(39,204)	(46,787)

Net income (loss)	$973	$(7,969)	$(20,626)	$(63,573)	$(77,980)

Unaudited pro forma net income (loss) per share(1)
Basic and diluted	$0.01		$(0.26)

	December 31,	June 30,
	2007	2007	2006

Combined Statements of Financial Position
Cash and cash equivalents	$51,080	$33,359	$64,179
Short-term investments	294,713	531,460	509,252
Total assets	816,336	782,705	789,989
Total liabilities	50,477	54,537	59,671
Allocated net worth	765,859	728,168	730,318

(1)
Pro forma basic and diluted net income (loss) per share has been computed by dividing the net income or loss by the estimated weighted average number of Applera-Celera shares assumed to be outstanding and converted into common stock of Celera as of the split-off date.

RISK FACTORS

        You should carefully consider each of the following risks and uncertainties associated with the split-off, ownership of our common stock and our business generally, as well as all of the other information set forth in this document.

Risk Factors Relating to the Split-Off

The allocation of intellectual property rights between Applera and us in connection with the split-off may harm our business.

        The Celera Group currently has access to all intellectual property owned or licensed by Applera for use in the human diagnostics field. Under the separation agreement with Applera, intellectual property that has been developed by the Celera Group or used primarily in our business will be transferred to us on or prior to the split-off date. However, some intellectual property currently used in substantially all of our diagnostic products is also used by the Applied Biosystems Group and will be retained by Applera. All intellectual property that will be retained by Applera and that is used in our diagnostic products will be made available to us through a supply agreement we will enter into with Applera on the split-off date, except that intellectual property used in our hepatitis C virus, or HCV, analyte specific reagents will be made available to us under a license agreement that we will enter into with Applera on the split-off date. The early termination of either of these agreements or an increase in the prices for these goods and services after the term of the supply agreement could harm our business. Also, we may need to obtain additional licenses from third parties for rights that are not transferred to us from Applera. Our inability to obtain these licenses or to obtain these licenses on commercially acceptable terms could affect our ability to develop and sell some of our diagnostic products. Any impairment to our product development or production could harm our operating results and financial condition.

We will no longer have early access to the Applied Biosystems Group's instrumentation, reagents, and technologies for use in our diagnostic products and services.

        The Celera Group currently has access to the Applied Biosystems Group's instrumentation, reagents and technologies before they are made available to unaffiliated third parties. This early access has provided a competitive advantage to us in developing our diagnostic products business. After the split-off, our business relationship with Applera will be similar to that of any other customer. This change in access to new technologies could harm our competitive position.

Following the split-off, Applera may compete with us in our diagnostics business directly or enable others to compete with us by providing them access to its intellectual property, reagents, and technologies.

        Applera's current reagent and clinical laboratory testing service business in human diagnostics is operated exclusively through the Celera Group. As a result, the Applied Biosystems Group does not compete with us in this business, nor is it permitted to enable others to compete with us in the business by providing them access to its intellectual property, reagents, and technologies. After the split-off, Applera may directly compete with us or enable others to compete with us in human diagnostics, except that for a period of three years following the split-off date, Applera, subject to specified exceptions, will be restricted in its ability to supply any reseller with capillary electrophoresis sequencers for commercialization of human diagnostic tests outside of Asia, Africa and South America, nor will it be able to itself commercialize these tests anywhere in the world for the same three year period. In addition, Applera will not supply any third-party reseller with real-time instruments for use in the human in vitro diagnostics, or HIVD, field, unless the third party has obtained a license to Applera real-time intellectual property in the field, although the third party cannot commercialize human diagnostic tests for specified conditions on these instruments for three years following the split-off date. See "Our Relationship with Applera Following the Split-Off—Agreements Between Applera and Us Relating to the Split-Off—Operating Agreement." Competition from Applera in all other areas of our business may limit our success in expanding our product offerings into new areas and disease indications.

Following the split-off, we may experience increased costs resulting from our operation as an independent entity and our diminished bargaining power in negotiating with third parties to obtain optimal pricing for goods, technology and services.

        Prior to the split-off, we have been supported by Applera centralized functions, including finance, legal, and human resources. Following the split-off, we may incur additional costs relating to our procurement and implementation of these services to the extent necessary to operate as an independent entity. In addition, as a business unit of Applera, we have been able to take advantage of Applera's bargaining power in negotiating with third parties to obtain raw materials and supplies, capital goods, technology and services, including insurance and employee benefit services. Following the split-off, as a smaller, stand-alone company, we may be unable to obtain these goods, technology and services at prices and on terms as favorable as those available to us as a business unit of Applera. Increased costs resulting from our operation as an independent entity and our diminished bargaining power could harm our business, financial condition and results of operations.

We may be unable to make the changes necessary to operate as an independent entity, which could prevent us from operating profitably.

        The Celera Group has been a business unit of Applera since we commenced operations in fiscal 1996. However, following the split-off, Applera will have no obligation to provide financial, operational or organizational assistance to us other than pursuant to a transition services agreement for a limited period of time. We may not be able to implement successfully the changes necessary to operate independently. The Celera Group has historically recorded net losses due, in part, to our investment in new technology and diagnostic product discovery and development, and therapeutic target discovery and drug development, as well as other investments required for the expansion of our business operations as an early-stage business. We cannot assure you that once we become a stand-alone company we will be profitable.

        In addition, agreements that we have entered into in connection with the split-off will require our business to be conducted differently than previously conducted and will cause our relationship with Applera to be different from what it has historically been. We will be an independent company and will no longer be able to rely on Applera as we have in the past. For example, we will no longer have early access to the Applied Biosystems Group's instrumentation, reagents and technologies. Also, the supply by Applera of some goods and services used in our business will be governed by the terms of the supply agreement we will enter into at the split-off date, and Applera will no longer provide us with exclusive access to these goods and services. These differences may harm our operating results and financial condition.

The historical financial information of the Celera Group may not be representative of our results as an independent entity, and, therefore, may not be reliable as an indicator of our historical or future results.

        The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been an independent entity during the periods presented. This is because, in part, the financial information reflects allocations for services provided to the Celera Group by Applera. These allocations may not reflect the costs we will incur for similar or incremental services as an independent entity. In addition, the historical financial information we have included does not reflect results of operations after December 31, 2007. This historical financial information also is not reliable as an indicator of our future results as an independent entity.

If the split-off is determined to be taxable for U.S. federal income tax purposes, we, our stockholders and Applera could incur significant income tax liabilities.

        On                        , 2008, Applera received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the split-off, together with certain related transactions necessary to effectuate the split-off, will qualify under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code as an exchange that is tax-free to Celera and the Celera Group tracking stock holders. The opinion relies on certain facts, assumptions, representations and undertakings, including those relating to the past and future conduct of our and Applera's business. The Internal Revenue Service (the "IRS") is not bound by the opinion and could determine that the split-off should be treated as a taxable transaction if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or if it disagrees with the conclusions in the opinion. For more information, see the section entitled "The Split-Off—Certain U.S. Federal Income Tax Consequences of the Split-Off."

        If the split-off fails to qualify for tax-free treatment, Applera would be subject to tax as if it had sold the Celera Corporation common stock in a taxable sale at fair market value, and our initial public stockholders - the former holders of Celera Group tracking stock whose stock was redeemed in exchange for shares of our common stock in the split-off - would recognize gain or loss equal to the difference between the fair market value of the shares of Celera Corporation common stock received and the holder's tax basis in the Celera Group tracking stock redeemed in exchange for the shares of Celera Corporation common stock. Under the tax matters agreement between Applera and us, we would generally be required to indemnify Applera against any tax resulting from the exchange if the tax resulted from:

  •
  an issuance of our equity securities, a redemption of our equity securities, or our involvement in other acquisitions of our equity securities,

  •
  other actions or failures to act by us, or

  •
  any of our representations or undertakings being incorrect and violated.

For a more detailed discussion, see the section entitled "Our Relationship with Applera Following the Split-Off—Agreements Between Applera and Us Relating to the Split-Off—Tax Matters Agreement". Our indemnification obligations to Applera and its subsidiaries, officers and directors are not limited by any maximum amount. If we are required to indemnify Applera or any other person under the circumstances set forth in the tax matters agreement, we may be subject to substantial liabilities.

We may be subject to restrictions to preserve the tax-free treatment of the split-off and may not be able to engage in desirable acquisitions and other strategic transactions following the split-off.

        Under the tax matters agreement and separation agreement that we will enter into with Applera, to preserve the tax-free treatment of the split-off to Applera, we may be subject to restrictions for the two-year period following the split-off on our ability to:

  •
  issue equity securities to satisfy financing needs,

  •
  acquire businesses or assets with equity securities, or

  •
  engage in mergers or asset transfers that could jeopardize the tax-free status of the split-off.

        These restrictions may limit our ability to engage in new business or other transactions that may maximize the value of our business and may also discourage, delay or prevent a merger, change of control, disposition of our subsidiaries or divisions or other strategic transactions involving our issuance of equity. In addition, provisions of our amended and restated certificate of incorporation and amended and restated by-laws and applicable law also may have the effect of discouraging, delaying or preventing change of control transactions that our stockholders find desirable. For more information, see the sections entitled "The Split-Off—Certain U.S. Federal Income Tax Consequences of the Split-Off," "Our Relationship with Applera Following the Split-Off—Agreements Between Applera and Us Relating to the Split-Off—Tax Matters Agreement," and "Anti-Takeover Effects of Certain Provisions of Our Charter and By-Laws."

Our accounting and other management systems and resources may not be adequate to meet the financial reporting and other requirements to which we will be subject following the split-off. If we are unable to achieve and maintain effective internal controls, our operating results and financial condition could be harmed.

        Prior to the split-off from Applera, we were not directly subject to reporting and other requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). As a result of the transactions, we will be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"). Sarbanes-Oxley will require annual management assessments of the effectiveness of our internal controls over financial reporting. Our reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources.

        To comply with these requirements, we may need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional legal, accounting and finance staff. If we are unable to upgrade our systems and procedures in a timely and effective fashion, we may not be able to comply with our financial reporting requirements and other rules that apply to public companies. In addition, if we are unable to conclude that our internal controls over financial reporting are effective, we could lose investor confidence in the accuracy and completeness of our financial reports. Any failure to achieve and maintain effective internal controls could harm our operating results and financial condition.

Our success will depend on our ability to retain our key employees and recruit key management personnel.

        One of our primary assets is our highly skilled personnel. These personnel could leave us and so deprive us of the skill and knowledge essential for performance of our existing and new business. The overall level of benefits and compensation offered to employees of Celera following the split-off may be less than that offered to these employees as part of Applera. In addition, some of our employees may have additional or different responsibilities following the split-off as a result of the fact we will be an independent public company. If any of our key personnel leaves for one of these or any other reason, it could harm our operating results and financial condition.

        Furthermore, because we have previously relied on Applera corporate personnel in the operation of our business, we must train existing personnel or hire new management personnel to perform functions previously performed by these employees. We cannot assure you that we will be able to effectively train or hire employees in a timely manner or that this transition will not result in an interruption of our services. Any interruption could harm our ability to continue to develop and manage our business following the split-off.

Our rights under our split-off agreements with Applera may be less favorable to us than if we had remained a business segment of Applera and the terms of our supply agreement with Applera may be less favorable to us than if it had been negotiated with an unaffiliated third party.

        The terms of the split-off agreements may be less favorable to us than if we remained part of Applera. For example, some of these intellectual property rights will be made available to us on a non-exclusive basis through a supply agreement, which will cover materials provided to us by the Applied Biosystems Group used in our products and services and research and development prior to the split-off, as well as future Applera materials. The supply agreement provides for current pricing for all materials and components for the first year after the split-off, with price increases during each subsequent year of the agreement subject to the consumer price index. This could result in us paying more for these products than if we remained part of Applera. In addition, Applera will license to us specified intellectual property rights which we and Applera will seek to license to various third parties in the human in vitro diagnostics field. Revenues from these third-party licenses will be shared equally between us and Applera. We currently have a limited right to license this intellectual property to third parties in the human diagnostics field and receive all revenues from these licenses. This could result in us receiving less from these licenses than if we remained part of Applera.

        In addition, we negotiated and entered into our split-off agreements, including our supply agreement, with Applera as a business segment of Applera. Had these agreements been negotiated with unaffiliated third parties, their terms might have been more favorable to us.

Risk Factors Relating to Our Common Stock

The market price and trading volume of our common stock may be volatile and may face negative pressure.

        Before the split-off, there was no trading market for the shares of our common stock. Our common stock issued in the split-off will trade publicly for the first time following the split-off. Until, and possibly even after, orderly trading markets develop for our stock, there may be significant fluctuations in price. Investors' interest may not lead to a liquid trading market and the market price of our common stock may be volatile. This may result in short- or long-term negative pressure on the trading price of shares of our common stock.

        The market price of our common stock may be volatile due to the risks and uncertainties described in this "Risk Factors" section, as well as other factors that may affect the market price, such as:

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  conditions and publicity regarding the genomics, biotechnology, pharmaceutical, diagnostics, or life sciences industries generally;

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  price and volume fluctuations in the stock market at large which do not relate to our operating performance; and

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  comments by securities analysts or government officials, including those with regard to the viability or profitability of the biotechnology sector generally or with regard to intellectual property rights of life science companies, or our ability to meet market expectations.

        The stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies.

        In addition, our ability to achieve previously announced financial targets is subject to a number of risks, uncertainties and other factors affecting our business and the biotechnology, life sciences and diagnostics industries generally, many of which are beyond our control. These factors may cause actual results to differ materially. We describe a number of these factors throughout this document, including in these Risk Factors and in the section entitled "Special Note Regarding Forward-Looking Statements." We cannot assure you that we will meet these targets. If we are not able to meet these targets, it could harm the market price of our common stock.

The market value of a share of our common stock received in the split-off might be less than the market value of a share of Celera Group tracking stock before the split-off.

        If we complete the split-off as we currently contemplate, holders of Celera Group tracking stock will, after the split-off, hold our common stock. Because, among other things, our common stock will be our security, rather than a security of Applera, we cannot assure you that the public market for our common stock will be similar to the public market for Applera's Celera Group tracking stock. Ultimately, the value of each share of our common stock will be principally determined in trading markets and could be influenced by many factors, including our operations, the growth and expansion of our business, investors' expectations of our prospects, our credit worthiness, trends and uncertainties affecting the industries in which we compete, future issuances and repurchases of our common stock and general economic and other conditions. The market value of our common stock could be less than the market value of Celera Group tracking stock before the split-off. In addition, the trading price of our common stock may decline following the split-off.

Future sales of our stock could adversely affect our stock's market price and our ability to raise capital in the future.

        Sales of substantial amounts of our common stock could harm the market price of our stock. This also could harm our ability to raise capital in the future. The shares issued in the split-off are freely tradable without restriction under the Securities Act of 1933 (the "Securities Act") by persons other than "affiliates," as defined under the Securities Act. Any sales of substantial amounts of our common stock in the public market, or the perception that those sales might occur, could harm the market price of our common stock.

        We will not solicit the approval of our stockholders for the issuance of authorized but unissued shares of our common stock unless this approval is deemed advisable by our board of directors or is required by applicable law, regulation or stock exchange listing requirements. The issuance of those shares could dilute the value of our outstanding shares of common stock.

We do not expect to pay dividends on our common stock.

        We currently do not expect to pay any dividends on our common stock for the foreseeable future. Holders of our common stock will have to rely on a rise in the market price of our common stock, if any, to earn a return on their investment in our common stock, which rise is uncertain and unpredictable. As a result, you should not rely on an investment in our common stock as a source of dividend income.

Anti-takeover provisions could deter takeover attempts of Celera Corporation and limit appreciation of the market price for shares of our common stock.

        Our amended and restated certificate of incorporation, amended and restated by-laws, stockholder rights plan and Delaware law contain provisions that may have the impact of delaying or precluding an acquisition of our company without the approval of our board of directors. These provisions may limit the price that investors might be otherwise willing to pay in the future for shares of our common stock. In addition to our stockholder rights plan, these provisions include provisions providing for a staggered board of directors, advance notice procedures for stockholder proposals and director nominations and a provision in our amended and restated by-laws that does not afford stockholders the right to call a special meeting of stockholders. In addition, there are provisions of Delaware law that may also have the effect of precluding an acquisition of us without the approval of our board of directors. For more information regarding provisions these provisions, see the sections entitled "Description of Our Common Stock—Anti-Takeover Effects of Certain Provisions of Our Charter and By-Laws" and "—Delaware Business Combination Statute."

Risk Factors Relating to Our Business

Our net revenues will be negatively affected if third-party payors decide that our products and services are not approved for reimbursement or if healthcare providers do not accept our diagnostic products.

        Our revenues are highly dependent on our clinical laboratory tests and diagnostic products being approved for reimbursement by Medicare and other government healthcare programs, as well as private insurance companies and managed care organizations, commonly referred to, collectively, as "third-party payors." Although most third-party payors currently have approved our clinical laboratory tests and the use of our diagnostic products for reimbursement, this could change if they determine that these tests and products are not medically necessary or otherwise not approved for reimbursement under standards independently established by these third-party payors which may take into consideration factors such as the experimental nature of a particular test or product, or whether less expensive alternatives are available. Each third-party payor makes its own decision as to whether a given diagnostic test is medically necessary and worthy of payment. If Medicare or any other significant third-party payor determines that our clinical laboratory tests are not medically necessary or are not otherwise suitable for reimbursement, healthcare providers could be reluctant to prescribe these tests. Similarly, if the use of our diagnostic products is not approved for reimbursement, purchasers of these products could decrease or eliminate their orders of these products. This could harm our operating results and financial condition. Also, there can be no assurance that third-party payors will approve for reimbursement any clinical laboratory tests or the use of diagnostic products sold by us in the future. For example, our clinical laboratory is developing a test we refer to as "KIF6," to be used in personalized cardiovascular disease management, which has not yet been submitted for reimbursement to any third-party payors.

        In addition, the growth and success of our sales of diagnostic products depends on market acceptance by healthcare providers and laboratories of our products as clinically useful and cost-effective. We expect that most of our diagnostic products will use genotyping and gene expression information to predict predisposition to diseases, disease progression or severity, or responsiveness to treatment. Market acceptance depends on the widespread acceptance and use by healthcare providers of genetic testing for these purposes. The use of genotyping and gene expression information by healthcare providers for these purposes is relatively new. Healthcare providers may not want to use our products designed for these purposes, which could harm our operating results and financial condition.

We must comply with complex billing procedures to receive payment for our clinical laboratory testing services.

        It is customary for providers of clinical laboratory testing services to perform tests in advance of payment and without certainty as to payment. Typically, we are reimbursed, in whole or in part, by third-party payors after providing clinical laboratory testing services. These third-party payors have different billing requirements and typically reimburse us only after we comply with a variety of payor-imposed procedures, including providing the payors with specific patient-related information. If we do not receive reimbursement from the applicable third-party payor, it is unlikely that we will be able to bill or collect from the patient and, therefore, may not be paid for our services. Also, because of the complex nature of these billing procedures, healthcare billing errors sometimes result in overpayment for services and we have, in the past, identified overpayments made to us. We investigate reported or suspected errors and take corrective action we believe appropriate, including repayment of the excess amount. Despite our efforts, government and private payors could view our efforts as inadequate and seek legal remedies against us, which could include reimbursement of overpayments, penalty payments, or potentially even criminal sanctions or exclusion from participation in Medicare.

Efforts by third-party payors, including Medicare, to reduce utilization and reimbursement rates could decrease our net revenues and profitability.

        Third-party payors have increased their efforts to control the cost, utilization and delivery of healthcare services. From time to time, Congress has considered and implemented changes in the Medicare fee schedules in conjunction with budgetary legislation. A five-year moratorium on changes to the Medicare clinical laboratory fee schedule will end on December 31, 2008, which could result in the receipt of reduced Medicare reimbursements for our clinical laboratory testing services from Medicare. Reductions in the reimbursement rates of other third-party payors have occurred and may occur in the future. In the past, these reimbursement rate changes have resulted in reduced prices, added costs and decreased test utilization for the clinical laboratory industry and future rate reductions could have a similar impact on the industry. If the payment amount we receive for our clinical laboratory testing services is reduced, it could harm our operating results and financial condition. Also, if clinical laboratories that purchase our diagnostic products receive reduced payment for their testing services, the reduced payments may cause them to seek lower pricing for our diagnostic products, which could, in turn, harm our operating results and financial condition.

We may need to accept lower prices for some of our testing services in exchange for participating in provider networks.

        A large portion of our clinical laboratory testing business is currently reimbursed by non-governmental third-party payors on an out-of-network, non-participating basis. This means that we do not have contracted reimbursement rates with these companies. In order to contain medical expenses, many of these companies have requested that we become an in-network, participating provider of clinical laboratory testing services. Becoming an in-network, participating provider has the advantage of providing us with access to more patients for our clinical laboratory testing services and assuring that our clinical laboratory tests are reimbursable by the insurance company or managed care organization that has established the network. However, in-network, participating reimbursement rates tend to be substantially lower than those reimbursement rates currently being received by our clinical laboratory for our testing services. Therefore, joining these networks could reduce our net income and harm our operating results and financial condition. On the other hand, failure to join these networks could prevent us from being reimbursed by these providers for our clinical laboratory tests altogether. In addition, reduced reimbursement rates offered to in-network, participating providers may indirectly harm our diagnostic product business. We believe that many of the purchasers of our diagnostic products that perform clinical laboratory testing services face similar pressure to become in-network, participating providers. Should these purchasers become in-network, participating providers, if they are not already, the reduced reimbursement rates received by these purchasers may cause them to seek lower pricing for our diagnostic products, which could, in turn, harm our operating results and financial condition.

Medicare contracting reforms could change Medicare's reimbursement policies or rates for our laboratory testing services.

        In response to a Congressional mandate, the Department of Health and Human Services is replacing the organizations that currently administer the Medicare "fee-for-service" programs with new Medicare Administrative Contractors. The fee-for-service program is the traditional Medicare program where beneficiaries choose the physician or other healthcare provider they wish to see and pay a fee for each service used. If clinical laboratory testing services are covered by Medicare, then Medicare pays the entire bill for the services and the beneficiary is not responsible for any portion of the payment. The appointment of the new contractor for our clinical laboratory testing service will take effect on July 1, 2008. We believe that the new contractor may change coverage policies or reimbursement rates that are applicable to our laboratory tests. Also, in response to a Congressional mandate, the Department of Health and Human Services is seeking to reduce clinical laboratory service costs to the Medicare program through competitive bidding among test providers. The impact of this initiative will depend on whether and when competitive bidding is introduced for testing in jurisdictions where we derive substantial revenue. The Department of Health and Human Services announced two demonstration bidding projects. The first project covers portions of southern California, from which we do not generate substantial revenue. The second project has not yet been announced. We believe that if we participate in the competitive bidding we will be forced to accept prices below Medicare's current reimbursement rates. Conversely, if we do not participate in the bidding, we may be prohibited from providing laboratory testing services to any of the Medicare beneficiaries who reside within the applicable jurisdiction. These prohibitions or reductions of reimbursement rates in a jurisdiction from which we derive substantial revenues could harm our operating results and financial condition.

The competition in the healthcare and biotechnology industries is intensely competitive and evolving.

        There is intense competition among healthcare, diagnostic, and biotechnology companies attempting to develop new diagnostic products. We are aware of competitors who are engaged in research and development projects that address the same diseases that we are targeting. Our diagnostic products business competes with companies in the U.S. and abroad that are engaged in the development and commercialization of products and services that provide genetic information. These companies may develop products or services that are competitive with, and could be more effective and/or cost-effective than, the diagnostic products offered by us or our collaborators or licensees, such as analyte specific reagents, diagnostic test kits, or diagnostic testing services that perform the same or similar purposes as our or our collaborators' or licensees' diagnostic products. Key competitors for our leading products include Luminex Corporation and Third Wave Technologies, Inc. for our cystic fibrosis products, Siemens for our ViroSeq™ HIV-1 Genotyping System and Siemens and F. Hoffmann-La Roche, Ltd. for the m2000™ system and assays that are sold as part of our alliance with Abbott. Also, clinical laboratories may offer testing services that are competitive with the diagnostic products sold by us or our collaborators or licensees. For example, a clinical laboratory can use either reagents purchased from manufacturers other than us, or their own internally developed reagents, to provide diagnostic testing services. In this manner, clinical laboratories could offer testing services for a particular disease as an alternative to purchasing diagnostic products sold by us or our collaborators or licensees for use in their testing of the same disease. The testing services offered by clinical laboratories may be easier and more cost-effective to develop and market than test kits developed by us or our collaborators or licensees because the testing services are not subject to the same clinical validation requirements that are applicable to U.S. Food and Drug Administration cleared or approved diagnostic test kits. For example, clinical reference laboratories such as Laboratory Corporation of America Holdings, or LabCorp, and Quest Diagnostics Incorporated, or Quest, offer laboratory developed tests that compete with our ViroSeq HIV-1 Genotyping System.

        In addition, our clinical laboratory testing services, and our associated disease monitoring, management, and educational services compete primarily with existing diagnostic, detection and monitoring technologies and disease management service companies. In particular, many clinical reference laboratories, including LabCorp, Sonic Healthcare Limited, Mayo Medical Laboratories, Quest, and other regional laboratory companies, offer clinical testing services using a traditional lipid panel test, which is simpler to perform and less expensive than our more extensive and proprietary lipid fractionation and related cardiovascular biomarker tests, and which is widely accepted as an adequate test for assessing and managing risk of cardiovascular disease. Also, other companies, including Atherotech, Inc., Agilent Technologies, Inc. and LipoScience, Inc., currently provide alternative methods for lipoprotein subclass analysis using different technologies than our testing services. In addition, companies, including Healthways, Inc. and LifeMasters Supported SelfCare, Inc., and internal efforts by some healthcare payors, such as United Healthcare, compete with our disease monitoring and management and lifestyle modification offerings. Many of our actual or potential competitors may have longer operating histories, better name recognition and greater financial, technical, sales, marketing, and distribution capabilities than we have. These competitors also may have more experience in research and development, regulatory matters and manufacturing. Many of these companies, particularly those selling the traditional lipid panel test, offer tests or services that have been approved for third-party reimbursement. Our current or potential competitors may use, or develop in the future, technologies that are superior to, or more effective than, ours, which could make our tests noncompetitive or obsolete. We seek to expand our service offerings to provide greater characterization of risk and associated therapeutic response. We also seek to distinguish our services by supplementing our clinical laboratory testing services with additional disease monitoring, management, and educational services that include patient education programs with respect to nutrition, exercise, stress reduction, and medication compliance.

Our competitive position depends on maintaining our intellectual property protection.

        Our ability to compete and to achieve and maintain profitability depends, in part, on our ability to protect our proprietary discoveries and technologies through obtaining and enforcing intellectual property rights, including patent rights, copyrights, trade secrets, and other intellectual property rights, and operating without infringing the intellectual property rights of others. Our ability to obtain patent protection for the inventions we make, including those relating to novel methods of diagnosing and/or treating diseases, is uncertain. The patentability of these and other types of biotechnology inventions involves complex factual, scientific, and legal questions. As a result, it is difficult to predict whether patents will issue or the breadth of claims that will be allowed in biotechnology patents. This may be particularly true with regard to the patenting of gene sequences, gene functions, genetic variations and methods of diagnosis of disease. Future changes in policies or laws, or interpretations of these policies or laws, relevant to the patenting of biotechnology inventions could harm our patent position in the U.S. or other countries. Opposition to the protection of these inventions in the U.S. or other countries could result in stricter standards for obtaining or enforcing biotechnology patent rights.

        In some instances, patent applications in the U.S. are maintained in secrecy until a patent issues. In most instances, the content of U.S. and international patent applications is made available to the public approximately eighteen months after the initial filing from which priority is claimed. As a result, we may not be aware that others have filed patent applications for inventions covered by our patent applications and may incorrectly believe that our inventors were the first to make the invention. Accordingly, our patent applications may be preempted or we may have to participate in interference proceedings before the U.S. Patent and Trademark Office. These proceedings determine the priority of invention and the right to a patent for the claimed invention in the U.S. In addition, disputes may arise in the future with regard to the ownership of rights to any invention developed with collaborators, which could result in delays in, or prevent, the development of related products.

        Patents used in our clinical laboratory testing services business are owned by Berkeley HeartLab, Inc., or BHL, our wholly owned subsidiary. In addition, patents and patent applications owned by Applera, which are primarily used in our in vitro diagnostic, or IVD, products business, will be transferred to us on or prior to the split-off date. These patents and patent applications include

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  a family of patents relating to HIV genotyping used in our ViroSeq™ HIV-1 Genotyping System, which expires in 2018,

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  two patents relating to human leukocyte antigen, or HLA, typing used in our HLA typing products, which expire in 2015, and

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  patent applications relating to methods of determining risk for developing specific diseases that are used in various stages of research and product development, but not yet used in commercial products; if patents issue from these applications, the terms of the patents would expire from 2023 through 2029.

        We also rely on trade secret protection for our confidential and proprietary information and procedures, including procedures related to sequencing genes and to searching and identifying important regions of genetic information. We protect our trade secrets through recognized practices, including access control, confidentiality and non-use agreements with employees, consultants, collaborators and customers, and other security measures. These confidentiality and non-use agreements may be breached, however, and we may not have adequate remedies for a breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors. Accordingly, it is uncertain whether our reliance on trade secret protection will be adequate to safeguard our confidential and proprietary information and procedures.

We may become involved in expensive intellectual property legal proceedings.

        There has been substantial litigation and other legal proceedings regarding patents and other intellectual property rights relevant to diagnostic and biotechnology products and services. The intellectual property rights of biotechnology companies, including those held by us, are generally uncertain and involve complex factual, scientific, and legal questions. Our success in diagnostic product development, clinical laboratory testing, and therapeutic target discovery may depend, in part, on our ability to operate without infringing the intellectual property rights of others and our ability to prevent others from infringing our intellectual property rights. Also, contractual disputes related to existing license rights to patents owned by others may affect our ability to develop, manufacture, and sell our products and clinical laboratory testing services.

        We may initiate proceedings at the U.S. Patent and Trademark Office to determine our patent rights with respect to others. Also, we may initiate patent litigation to enforce our patent rights or invalidate patents held by others. These legal actions may similarly be initiated against us by others alleging that we are infringing their rights. The cost to us of any patent litigation or proceedings, even if we are successful, could be substantial, and these legal actions may absorb significant management time. Even if we are successful on the merits in any such proceeding, the cost of these proceedings could harm our operating results and financial condition.

        If infringement claims against us are resolved unfavorably to us, we may be enjoined from manufacturing or selling our products or services without a license from a third party, and we may not be able to obtain a license on commercially acceptable terms, or at all. Also, we could become subject to significant liabilities to others if these claims are resolved unfavorably to us. Similarly, our business could be harmed and we could be subject to liabilities because of lawsuits brought by others against Abbott Laboratories, with whom we have a strategic alliance. For example, Abbott has been sued by Innogenetics N.V. for patent infringement due to Abbott's sale of hepatitis C virus, or HCV, genotyping analyte specific reagents, or ASRs, manufactured by us for Abbott. In September 2006, a jury rendered a verdict against Abbott and awarded $7 million in monetary damages to Innogenetics. We agreed to share equally the cost of this litigation, including these damages, with Abbott. Through December 31, 2007, we recorded a pre-tax charge of $3.5 million for our estimated share of the damage award and approximately $2.6 million in legal fees associated with this litigation. In January 2008, the U.S. Court of Appeals for the Federal Circuit upheld the damage award, denied a permanent injunction against us or Abbott relating to the manufacture and sale of HCV genotyping products and imposed a compulsory license to us and Abbott from Innogenetics relating to these products; however, our ability to manufacture and sell these products in the future will depend on whether we can negotiate acceptable terms and conditions, particularly the royalty rate, with Innogenetics.

Ethical, legal, and social issues may decrease demand for our diagnostic products and clinical laboratory testing business.

        Genetic testing has raised issues regarding confidentiality and the appropriate uses of the resulting information. For example, concerns have been expressed regarding the use of genetic test results by insurance carriers or employers to discriminate on the basis of this information, resulting in barriers to the acceptance of genetic tests by consumers. This could lead to governmental authorities calling for limits on, or regulation of the use of, genetic testing or prohibiting testing for genetic predisposition to some diseases, particularly those that have no known cure. Were any of these scenarios to occur, it could reduce the potential markets for our business and, therefore, harm our operating results and financial condition and net income.

The FDA has issued draft guidance on IVDMIAs, which may prevent others from using our diagnostic products.

        The FDA has issued draft guidance on a new class of laboratory developed tests called "In-Vitro Diagnostic Multivariate Index Assays," or IVDMIAs. This draft guidance, which was issued in 2006 and 2007, represents the FDA's first public discussion of its position on IVDMIAs, which generally are tests developed by a single clinical laboratory for use only in that laboratory, and which combine the values of multiple variables using an interpretation function to yield a single patient-specific result for use in the diagnosis, prevention, or treatment of diseases or other conditions. If this draft guidance becomes final and is enforced, a laboratory-developed test that meets the definition of an IVDMIA could not be used for diagnostic purposes before the laboratory receives FDA clearance or approval for use of that test. The requirements for FDA clearance or approval are evolving, but could include the requirement that the laboratory seek clearance pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act, or FFDCA. The Section 510(k) clearance process generally requires the filing of notice with the FDA with clinical data demonstrating that the product and its intended purpose are "substantially equivalent" to a diagnostic device that is already cleared or approved for marketing by the FDA. If a 510(k) premarketing clearance is not obtained, the laboratory could be required to file a FDA pre-market approval or PMA application under the FFDCA, which must demonstrate that a diagnostic device is safe and effective, and must be supported by more extensive information than required for a 510(k) notification. However, because the IVDMIA guidance document sets forth a new classification, and that guidance remains in draft form, we can not be certain how, or if, this new classification will affect our business, or if the clearance process will be modified from that described above.

        We do not believe that the tests currently offered by us are IVDMIAs, as set forth in the draft guidance document, and, therefore, these tests would not be directly affected. However, clinical laboratories that license some of our intellectual property might be developing tests using our intellectual property, and these laboratory-developed tests may be considered IVDMIAs by the FDA. The requirement of FDA clearance or approval for any of these tests could discourage their development, or delay or prevent them from being used if developed, which in turn, could delay or prevent altogether payments to us from the use of these laboratory-developed tests. Also, it is possible that some of our current or future diagnostic products could be indirectly affected because other companies might want to use our diagnostic products as part of an IVDMIA, although we are not aware of any customers that currently use our diagnostic products in this manner. The requirement of FDA clearance or approval for any of these tests could discourage their development, or delay or prevent them from being used if developed, which in turn, could affect the demand for our products being used as a part of these tests. In addition, some of our future tests used in our clinical laboratory testing services could meet the definition of an IVDMIA and therefore require FDA clearance or approval.

We need to maintain federal and state operating licenses and similar clearances to conduct our clinical laboratory testing.

        Our clinical laboratory is regulated by the Clinical Laboratory Improvement Amendments of 1988, or CLIA. CLIA is a federal law that regulates clinical laboratory testing performed on specimens derived from humans for the purpose of providing information for the diagnosis, prevention, or treatment of disease. CLIA is intended to ensure the quality and reliability of clinical laboratory testing in the United States. Our CLIA certification requires our clinical laboratory to be inspected every other year in addition to being subject to random CLIA inspections. Our clinical laboratory in Alameda, California is also subject to license requirements imposed by the State of California. California laws establish quality standards for day-to-day operation of the clinical laboratory, including the training and skills required of personnel and quality control. Our California and New York state licenses require periodic inspections by the state laboratory licensing authorities. If a CLIA or state inspector finds deficiencies, that finding could lead to the revocation or suspension of, or limitations being placed upon, our CLIA accreditation or California, New York, or other state licenses. Any revocation, suspension, or limitation could prevent us from performing all or some of our clinical laboratory testing services and could harm our operating results and financial condition.

Our clinical laboratory testing services are subject to federal and state anti-kickback and anti-referral laws and regulations.

        Federal and state anti-kickback laws prohibit payment, or offers of payment, in exchange for referrals of products and services for which reimbursement may be made by Medicare or other federal and state healthcare programs. Some state laws contain similar prohibitions that apply without regard to the payor of reimbursement for the services. Federal and state anti-referral laws, including the Stark Law, prohibit physicians from referring their Medicare or other federally funded healthcare program patients or specimens to healthcare providers with which the physicians or their immediate family members have a financial relationship involving some types of health services. The financial relationships covered by these prohibitions include clinical laboratory services such as those provided by us. Some state laws also contain similar prohibitions that apply without regard to the payor of reimbursement for the services. Based on our analysis of publicly-disclosed government settlements and public announcements by various government officials, we believe the federal officials responsible for administering and enforcing the healthcare laws and regulations have made a priority of eliminating healthcare fraud. While we seek to conduct our business in compliance with all applicable laws and regulations, many of the laws and regulations applicable to our business, particularly those relating to billing and reimbursement of tests and those relating to relationships with physicians, hospitals and patients, contain imprecise language that has not been interpreted by courts. We must rely on our interpretation of these laws and regulations based on the advice of our counsel, and regulatory or law enforcement authorities may not agree with our interpretation of these laws and regulations and may seek to enforce legal remedies or penalties against us for violations. From time to time we may need to change our operations, particularly pricing or billing practices, in response to changing interpretations of these laws and regulations or regulatory or judicial determinations with respect to these laws and regulations. These occurrences, regardless of their outcome, could damage our reputation and harm important business relationships that we have with healthcare providers, laboratories, and others. Furthermore, if a regulatory or judicial authority finds that we have not complied with applicable laws and regulations, we would be required to refund amounts that were billed and collected in violation of such laws and regulations. In addition, we may voluntarily refund amounts that were alleged to have been billed and collected in violation of applicable laws and regulations. In either case, we could suffer civil and criminal damages, fines and penalties, exclusion from participation in governmental healthcare programs and the loss of licenses, certificates and authorizations necessary to operate our business, as well as incur liabilities from third-party claims, all of which could harm our operating results and financial condition. Moreover, regardless of the outcome, if we are investigated by a regulatory or law enforcement authority we could incur substantial costs, including legal fees, and our management may be required to divert a substantial amount of time to an investigation.

Our clinical laboratory testing business is subject to HIPAA and other federal and state security and privacy laws and regulations.

        The Health Insurance Portability and Accountability Act of 1996, or HIPAA, and its related privacy and security regulations establish federal standards for the uses and disclosures of individually identifiable health information, which is referred to as protected health information. In addition, we are also subject to state privacy and security laws that in some cases impose more stringent requirements than HIPAA and its related regulations. In addition, we must comply with the laws of other countries that regulate the transfer of healthcare data relating to citizens of those countries. HIPAA, as well as state and foreign privacy and security regulations provide for significant fines and other penalties for the wrongful use or disclosure of protected health information, including potential civil and criminal fines and penalties. Although HIPAA and the related regulations do not expressly provide for a private right of damages, we also could incur damages under state and foreign laws to individuals claiming that we wrongfully used or disclosed their confidential health information or other private personal information.

We rely on independent healthcare providers, laboratories, and others to collect and process patient specimens.

        We have a limited internal network of specimen collection stations. We rely on healthcare providers and clinical laboratories to collect and send to our laboratory for testing most of our clinical laboratory specimens. Although we believe we pay our service providers fair market value consideration for specimen collection and processing services and in compliance with anti-kickback and anti-referral laws, legal restrictions prohibit us from paying additional consideration, such as a referral fee, for these services. Because these services are time-consuming and may not be a business priority for the companies and individuals we rely on to provide them, the fair market value consideration may not be sufficient incentive for them to continue providing these services. If we are unable to obtain or maintain needed collection and processing services, we would be unable to obtain patient samples for testing, which would harm our operating results and financial condition.

Our clinical laboratory testing services depend primarily on a single courier for the delivery of our clinical specimens.

        Substantially all patient specimens are sent by healthcare providers and other laboratories to our clinical testing laboratory by an established international overnight shipping service. We use overnight shipping because patient specimens are biological materials that can spoil if not tested on a timely basis after collection from a patient. Therefore, any interruption in shipping, even one that is short in duration, could interfere with our services and harm our business. Our primary courier's shipping network relies on various modes of transportation, including trucks and airplanes. The transportation of specimens could therefore be delayed or prevented by natural or man-made disasters or other events that interfere with these modes of transportation, including earthquakes, floods, power outages, inclement weather, and terrorism. If there is a delay in the delivery of patient samples that are in-transit, we would have no way to prevent these samples from spoiling. Although there are other companies that provide similar overnight courier services, many of the circumstances that could interfere with our primary courier's services likely would interfere with the services of other similar couriers. Additionally, we do not have a guaranteed pricing arrangement with our primary courier and may be subject to unanticipated price changes. If we need to switch to a different courier because of circumstances that are unique to our primary courier or due to a change in our primary courier's pricing, it could take us several days or longer to establish an agreement with a new courier, the shipping rates might not be as favorable to us, and our testing services would likely be interrupted. The inability to receive the specimens and perform our tests, even if only for a short period of time, or the loss of specimens due to shipping delays, could interrupt our business and harm our reputation.

There is a high demand for, and short supply of, key personnel needed for our clinical laboratory testing services.

        Our existing clinical laboratory services operations require individuals who are licensed as Clinical Laboratory Scientists in the State of California. We believe that to continue operating and to expand our clinical laboratory testing services, we must continue to attract and retain these licensed Clinical Laboratory Scientists. There is a shortage of licensed Clinical Laboratory Scientists in the State of California, and we compete for these personnel with hospitals, other clinical laboratories, and other healthcare providers. Licensed Clinical Laboratory Scientists may prefer to work for these other organizations either because of the compensation offered, the reputations of the organizations, or other personal considerations. If we are unable to attract and retain a sufficient number of licensed Clinical Laboratory Scientists, the current operations of the group's clinical laboratory testing services could be harmed and the future growth of those services could be delayed or prevented.

We are changing our marketing strategy for our clinical laboratory testing services, and our new strategy could harm our revenues.

        To date, we have focused on actively marketing our clinical laboratory testing services solely to accounts that refer large volumes of specimens for our services. We believe that the continued growth of our clinical laboratory services requires us to change our sales strategy, moving away from our sole focus on large-volume accounts and instead developing local market territories comprised of at least one large volume account and additional lower volume accounts located near the large-volume accounts. We have already started to implement this new marketing strategy within each of our sales territories and believe that it should be implemented over the next several fiscal years. As a result of this new strategy, we expect to relocate most of our existing clinical educators and develop centrally-located sites, referred to as 4myheart Centers, for the delivery of disease management and patient education services and patient resources. These new 4myheart Centers will be developed based on market demand. Accordingly, we cannot predict the number of new 4myheart Centers that will be developed in any given year. In addition, because each new 4myheart Center is expected to have a unique service offering tailored to its particular market, and the costs of operating these centers will vary from market to market, we are unable to forecast the investment required to develop or operate these new centers. The primary duties of our clinical educators are to educate our patients in areas such as nutrition, exercise, stress reduction, and medication compliance. These marketing and organizational changes may harm the business we currently receive from our existing accounts, and under our new strategy we may not be successful in generating business from new accounts to the extent anticipated.

Our research, development, and commercialization of diagnostic products are dependent in part on a strategic alliance agreement with Abbott Laboratories.

        We entered into a strategic alliance agreement with Abbott for the joint discovery, development, manufacture, and commercialization of molecular diagnostic products. Although this is a long-term alliance, the alliance agreement contains provisions that could result in early termination for reasons that include the following: breach of the agreement by either company; a change in control of either company; or either company's dissatisfaction with the financial performance of the alliance based upon specifically agreed upon parameters over a measurement period set forth in the alliance agreement. In addition, the amount and timing of resources to be devoted to research, development, eventual clinical trials and commercialization activities by Abbott are generally not within our control. Failure by Abbott to devote sufficient resources to this alliance or the termination of this alliance altogether could harm our operating results and financial condition.

Our successful development of diagnostic products may depend on entering into other collaborations, alliances, and similar arrangements with other companies.

        Our strategy for the discovery, development, clinical testing, manufacturing and/or commercialization of most of our diagnostic product candidates includes entering into collaborations and similar arrangements with other companies, in addition to our strategic alliance with Abbott. Depending on the nature of the product candidate, our potential collaborators may include pharmaceutical companies, clinical reference laboratories, diagnostic imaging equipment suppliers, or other companies. Although we have expended, and continue to expend, time and money on internal research and development programs, we may be unsuccessful in creating diagnostic product candidates that would enable us to form additional collaborations and alliances and, if applicable, receive milestone and/or royalty payments from collaborators. Other companies may not be interested in entering into these relationships with us, or may not be interested in doing so on terms that we consider acceptable.

Our development and commercialization of diagnostic products could be harmed if collaborators or licensees fail to perform under their agreements with us or if they terminate those agreements.

        Each of our existing collaboration, license, and similar agreements with other companies for the development and commercialization of products, including our alliance agreement with Abbott, may be canceled under some circumstances. These agreements generally may be terminated under circumstances including a material breach or default of the agreement, a change in control, or the insolvency or bankruptcy of either party. In addition, the amount and timing of resources to be devoted to research, development, clinical trials, and commercialization activities by our collaborators and licensees are generally not within our control. We expect that collaboration, license, and similar agreements entered into in the future, if any, will have similar terms and limitations. Furthermore, even if these agreements contain commitments regarding these activities, our collaborators or licensees may not perform their obligations as expected. If collaborators or licensees terminate their agreements or otherwise fail to conduct their collaborative or licensed activities in a timely manner, or at all, the development or commercialization of diagnostic products may be delayed or prevented. If we assume responsibility for continuing diagnostic programs on our own after termination of a collaboration, license, or similar agreement, we may be required to devote additional resources to product development and commercialization or we may need to cancel some development programs. Any reallocation of additional resources to product development and/or commercialization or cancellation of development programs may harm our operating results and financial condition.

Some of our diagnostic research and product development programs require access to human tissue and/or blood samples, other biological materials, and related information, which may be in limited supply.

        We may not be able to obtain or maintain access to these materials and information on acceptable terms, or may not be able to obtain needed consents from individuals providing tissue, blood, or other samples. In addition, government regulation in the U.S. and foreign countries could result in restricted access to, or use of, human tissue or blood samples or other biological materials. If we lose access to sufficient numbers or sources of tissue or blood samples or other required biological materials, or if tighter restrictions are imposed on the use of related clinical or other information or information generated from tissue or blood samples or other biological materials, these research and development programs and our operating results and financial condition could be harmed.

Our diagnostic product candidates may never result in a commercialized product.

        Most of our diagnostic product candidates are in various stages of research and development and the ability to commercialize those product candidates, including through collaborators or licensees, is highly uncertain. Development of existing product candidates will require significant additional research and development efforts by us or our collaborators or licensees before they can be marketed. For potential diagnostic products, these efforts include extensive clinical testing to confirm the products are safe and effective and may require lengthy regulatory review and clearance or approval by the U.S. Food and Drug Administration and comparable agencies in other countries. Furthermore, even if these products are found to be safe and effective and receive necessary regulatory clearances or approvals, they may never be developed into commercial products due to considerations such as inability to obtain needed licenses to intellectual property owned by others, market and competitive conditions, and manufacturing difficulties or cost considerations. Our inability to produce commercialized products could harm our operating results and financial condition.

Development and commercialization of diagnostic product candidates depends on the satisfaction of regulatory requirements.

        In the U.S., either we or our collaborators or licensees must show through pre-clinical studies and clinical trials that each of our or our collaborators' or licensees' diagnostic product candidates is safe and effective for each indication before obtaining regulatory clearance or approval from the FDA for the commercial sale of that product as an in vitro diagnostic product with clinical claims. Outside of the U.S., the regulatory requirements for commercialization vary from country to country. This regulatory review and approval process can take many years and require substantial expense and may not be successful. If we or our collaborators or licensees fail to adequately show the safety and effectiveness of a diagnostic product candidate because, for example, the results from pre-clinical studies are different from the results that are obtained in clinical trials, regulatory clearance or approval could be delayed or denied. Without regulatory clearance or approval, we or our collaborators or licensees may be unable to complete the development or commercialization of the product for which clearance or approval was sought. The inability of us or our collaborators or licensees to commercialize products could harm our operating results and financial condition.

        The U.S. Food and Drug Administration has issued an interpretation of the regulations governing the sale of Analyte Specific Reagent products which could prevent or delay our or our collaborators' or licensees' sales of these products and harm our operating results and financial condition. In September 2007, the FDA, published "Guidance for Industry and FDA Staff: Commercially Distributed Analyte Specific Reagents (ASRs): Frequently Asked Questions," clarifying the FDA's interpretation of the regulations governing the sale of Analyte Specific Reagent, or ASR, products. ASRs are a class of products that do not require regulatory clearance or approval. The FDA's guidance document contains an interpretation of the ASR regulations that, we believe, represents a departure from FDA practice and policy prior to the release of the FDA's draft guidance in September 2006, regarding products that can be characterized as ASRs. We believe that all of our current ASR products, other than our cystic fibrosis ASR products, will meet the regulatory definition of an ASR, as set forth in the guidance document. We similarly believe that all of the ASR products that Abbott currently contributes to our strategic alliance with Abbott will meet the regulatory definition of an ASR, as set forth in the guidance document. In 2007, we received FDA clearance to market IVD versions of our cystic fibrosis products to replace the ASR versions. We are seeking to convert customers of our current cystic fibrosis ASR products to these new versions. If the FDA does not agree with our interpretations of our ASR products, we may need to establish an appropriate action plan for any affected product, such as reconfiguring the product to bring it into compliance with the ASR definition or seeking clearance pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act, or FFDCA. The Section 510(k) clearance process generally requires the filing of notice with the FDA with clinical data demonstrating that the product and its intended purpose are

"substantially equivalent" to a diagnostic device that is already cleared or approved for marketing by the FDA. If a 510(k) premarketing clearance is not obtained, a FDA pre-market approval or PMA application must be filed under the FFDCA, which must demonstrate that a diagnostic device is safe and effective, and must be supported by more extensive information than required for a 510(k) notification. The process for obtaining an FDA pre-market approval or 510(k) clearance may be time-consuming, expensive, and difficult to obtain and there is no assurance that they will be obtained. Accordingly, under the new interpretation of the ASR regulations, the FDA could require us or Abbott to discontinue marketing current non-compliant products. Any discontinuation could be indefinite or permanent, and our business could be harmed. Also, the interpretation of the ASR regulations contained in the guidance document might make development of new ASR products more difficult, and this could similarly harm our operating results and financial condition.

Commercialization of our products depends on satisfaction of ongoing regulatory requirements.

        The manufacture of our and our collaborators' and licensees' diagnostic products is subject to the FDA's Quality System Regulation. Manufacturing problems with respect to any product, including non-compliance with this regulation, could result in withdrawal of regulatory clearance or approval for that product, and could also force us or our collaborators or licensees to suspend manufacturing of, reformulate, conduct additional testing for, and/or change the labeling for, that product. This could delay or prevent us from generating revenues from the sale of any affected diagnostic product.

Clinical trials of diagnostic product candidates may not be successful.

        Potential clinical trials of product candidates may not begin on time, may not be completed on schedule, or at all, or may not be sufficient for registration of the products or result in products that can receive necessary clearances or approvals. Numerous unforeseen events during, or as a result of, clinical testing could delay or prevent commercialization of our or our collaborators' or licensees' diagnostic product candidates. Diagnostic product candidates that appear to be promising at early stages of development or early clinical trials may later be found to be unsafe, ineffective, or to have limited medical value. If we are unable to successfully complete clinical trials for diagnostic product candidates, our operating results and financial condition would be harmed.

We lack our own sales organization to sell our diagnostic products to unaffiliated clinical testing laboratories.

        Because we lack our own sales organization to sell our diagnostic products to unaffiliated clinical testing laboratories, our ability to successfully sell these products to these laboratories depends on our ability to develop a sales organization, work with Abbott under the existing strategic alliance agreement described above, work with another distributor, or pursue a combination of these alternatives. In jurisdictions in which we use other distributors for our diagnostic products, our success in marketing these products depends largely on the efforts of the distributors. Our inability to develop a sales organization or work with other distributors to sell our diagnostic products to unaffiliated clinical testing laboratories may harm our operating results and financial condition.

We could encounter difficulties if we were to expand our diagnostic product manufacturing and clinical laboratory testing services.

        If there were a substantial increase in the demand for our products or services, we would have to increase the capacity of our facilities or establish alternate manufacturing or service arrangements with other companies. We may not be able to effectively manage large increases in capacity. In addition to the difficulties that are inherent in the expansion, development, or acquisition of new facilities, our operations are government regulated and any facility expansion or acquisition would require regulatory approvals, clearances or licenses and/or would need to meet standards specified in applicable laws and regulations. Facilities used for clinical laboratory testing services are subject, on an ongoing basis, to federal and state regulation under CLIA and California, New York, and other state laws and regulations, which is described above in these risk factors. Also, our diagnostic product manufacturing facilities are subject, on an ongoing basis, to the FDA's Quality System Regulation, international quality standards and other regulatory requirements, including requirements for good manufacturing practices, and the State of California Department of Health Services Food and Drug Branch requirements. We may encounter difficulties expanding our diagnostic product manufacturing operations or our laboratory testing services in accordance with these regulations and standards, which could result in a delay or termination of product manufacturing or laboratory testing services.

We could be harmed by disruptions to our critical manufacturing, clinical laboratory, or other facilities.

        We have headquarters, research and development, manufacturing, administrative, and clinical laboratory facilities in Alameda, Burlingame and South San Francisco, California and do not have alternative facilities or manufacturing or testing backup plans. Our California facilities are located near major earthquake faults. Although following the split-off we expect to have insurance policies covering damages to our operations and facilities resulting from some natural disasters, including flooding, windstorm and lightning, and insurance policies covering damages to our operations and facilities resulting from earthquakes, the ultimate impact of disruptions caused by earthquakes, other natural disasters or weather-related events, or other causes, such as acts of terrorism, on us, our significant suppliers, and the general infrastructure is unknown, and our operating results could be harmed if a major earthquake or other disaster occurs. In particular, all of our laboratory testing services are performed at our clinical laboratory facility in Alameda and we do not have access to any backup facility should there be an interruption in operations due to earthquakes or other disasters. It would be expensive and time consuming to repair or replace our laboratory facility or the equipment located at that facility. Furthermore, if operations at our Alameda facility are interrupted, it may be difficult and time-consuming for us to hire another company to perform laboratory testing services, because we would need to find a laboratory that has the required state and federal licenses and would perform our testing services on terms and conditions that are acceptable to us. An earthquake or other disaster could likewise harm our manufacturing capabilities. However, the impact of a manufacturing disruption would depend, in part, on factors such as customer demand and inventory levels of our products. Also, the repair or replacement of our facility or equipment may require new regulatory approvals, clearances or licenses, which would further delay operations. A prolonged or sustained interruption in our facility or equipment could harm our operating results and financial condition.

We rely on single suppliers or a limited number of suppliers of instruments, key components of our products and some test kits used in our clinical laboratory testing services.

        Several key components of our diagnostic products come from, or are manufactured for us by, a single supplier or a limited number of suppliers, including the Applied Biosystems Group. This applies to components such as enzymes, fluorescent dyes, phosphoramidites and oligonucleotides. We acquire some of these and other key components on a purchase-order basis, meaning that the supplier is not required to supply us with specified quantities over any set period of time or set aside part of its inventory for our forecasted requirements. We have not arranged for alternative supply sources for some of these components should suppliers become unable to meet our demand or become unwilling to do so on terms that are acceptable to us. It may be difficult, if not impossible, to find alternative suppliers, especially to replace enzymes, fluorescent dyes, phosphoramidites, and oligonucleotides. In addition, we rely on single source suppliers, particularly the Applied Biosystems Group, to provide instruments, associated software, and consumables for use in our diagnostic products business.

        Similarly, we obtain Lp-PLA2 test kits, known as PLAC® test kits, used in our clinical laboratory testing services from a single supplier – diaDexus, Inc., or diaDexus. To our knowledge, diaDexus is the only supplier of PLAC test kits used in clinical laboratory testing, and, therefore, no alternative supply source would be available should diaDexus become unable to provide a sufficient number of these kits to meet our demand or become unwilling to do so on acceptable terms. There can be no assurance that diaDexus will be able to meet our demand for these kits in the future.

        We are required under FDA regulations to verify that our suppliers of key components for our diagnostic products are in compliance with all applicable FDA regulations, including the Quality System Regulation. We believe that this requirement increases the difficulty in arranging for needed alternative supply sources, particularly for components that are from "single source" suppliers, which means that they are currently the only viable supplier of custom-ordered components.

        If any of the components of our products or any of the kits used for our laboratory testing services are no longer available in the marketplace, or are not available on commercially acceptable terms, we may be forced to further develop our products or testing services to use alternative components or test kits or discontinue the products or testing services. Changes in our products or services or the use of new components may require us to seek new regulatory clearances, approvals or licenses and may be costly.

Our collaborations with outside experts may be subject to restriction and change.

        We collaborate with scientific and clinical experts at academic and other institutions that provide assistance and guidance to our research and development efforts. These advisors and collaborators are not our employees and may have other commitments that limit their availability to us. Although they generally agree not to collaborate with our competitors, if a conflict of interest arises between their work for us and their work for another company or institution, we may lose the services of these experts. In addition, our advisors and collaborators sign confidentiality agreements that generally prohibit their use or disclosure of our confidential information other than in connection with our collaboration and, where applicable, require disclosure and assignment to us of their ideas, developments, discoveries and inventions arising under our collaboration. These agreements generally permit us to seek injunctive or other relief to prevent unpermitted use or disclosure of our confidential information. However, it is possible that valuable proprietary knowledge may become publicly known or otherwise available to other parties, including our competitors, through these experts.

We may be exposed to product liability or other legal claims relating to our products and services.

        Clinicians, patients, third-party payors, and others may at times seek damages from us based on testing or analysis errors caused by a technician's misreading of results, mishandling of the patient samples, or similar claims. Product liability or other claims, or product recalls, regardless of the ultimate outcome, could require us to spend significant time and money in litigation and to pay significant damages. These damages, if not covered by adequate insurance, could harm our operating results and financial condition.

Our operations are subject to potential exposure to environmental liabilities.

        Our research and development activities, manufacturing activities, and clinical laboratory testing activities involve the controlled use of potentially hazardous materials, including biological materials, chemicals, and various radioactive compounds. Also, some of our diagnostic products, including products sold through our strategic alliance with Abbott, are hazardous materials or include hazardous materials. We cannot completely eliminate the risk of accidental or other contamination or injury from these materials, and we could be held liable for resulting damages, which could be substantial. We do not maintain environmental liability insurance and any potential environmental damages for which we become liable may not be covered under our existing insurance policies. Under some laws and regulations, a party can be subject to "strict liability" for damages caused by some hazardous materials, which means that a party can be liable without regard to fault or negligence. Furthermore, we could be held indirectly responsible for contamination or injury arising from the conduct of Abbott in manufacturing, selling, or distributing alliance diagnostic products. We could be held similarly responsible for the actions of our other collaborators or licensees. In addition, we are subject to federal, state, local, and foreign laws, regulations, and permits governing the use, storage, handling, and disposal of hazardous materials and specified waste products, as well as the shipment and labeling of materials and products containing hazardous materials. If we are found to be liable for our use of hazardous materials, or fail to comply with any of these laws, regulations, or permits, or if we are held indirectly responsible for the conduct of Abbott or other collaborators or licensees found to be non-compliant, we could be subject to substantial fines or penalties, payment of remediation costs, loss of permits, and/or other adverse governmental action. Any of these events could harm our operating results and financial condition.

Our business may be harmed by any disruption to our computer hardware, software, and Internet applications.

        Our business requires manipulating and analyzing large amounts of data, communicating the results of the analysis to our internal research personnel and our collaborators via the Internet and tracking and communicating the results, via the Internet and other modalities, of the tests performed by our clinical laboratory testing business. Also, we rely on a global enterprise software system to operate and manage our business. Our business, therefore, depends on the continuous, effective, reliable, and secure operation of our computer hardware, software, networks, Internet servers, and related infrastructure. To the extent that our hardware or software malfunctions or there is an interruption in Internet service in a way that affects access to our data by our internal research personnel or collaborators or access to our laboratory testing results by referring professionals or patients, our operating results and financial condition could be harmed.

        Our computer and communications hardware is protected through physical and software safeguards. However, it remains vulnerable to fire, storm, flood, power loss, earthquakes, telecommunications failures, physical or software break-ins, software viruses, and similar events. If we fail to maintain the necessary computer capacity and data to support our and our collaborators' and licensees' discovery, research, and development activities, including our associated computational needs, we could experience a loss of or delay in revenues. In addition, any sustained disruption in Internet access provided by other companies could harm our operating results and financial condition.

We may pursue acquisitions, investments, or other strategic relationships or alliances, which may consume significant resources, may be unsuccessful, may require us to obtain financing on a stand-alone basis, and could dilute the holders of our common stock.

        Acquisitions, investments and other strategic relationships and alliances, if pursued, may involve significant cash expenditures, debt incurrence, additional operating losses, and expenses that could have a material adverse effect on our financial condition and operating results. Acquisitions involve numerous other risks, including:

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  diversion of management time and attention from daily operations;

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  difficulties integrating acquired businesses, technologies and personnel into our business;

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  inability to obtain required regulatory approvals and/or required financing on favorable terms;

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  entry into new markets in which we have little previous experience;

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  potential loss of key employees, key contractual relationships, or key customers of acquired companies or of us; and

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  assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

        If these types of transactions are pursued, it may be difficult for us to complete these transactions quickly and to integrate these acquired operations efficiently into our current business operations. Any acquisitions, investments or other strategic relationships and alliances by us may ultimately harm our business and financial condition. In addition, future acquisitions may not be as successful as originally anticipated and may result in impairment charges. We have incurred these charges in recent years in relation to acquisitions. For example, since fiscal 2002 we have incurred charges for impairment of goodwill, intangibles and other assets and other charges of $30.4 million related to our acquisition of Paracel, Inc. Additionally, during our 2007 and 2006 fiscal years, we incurred charges totaling $28.8 million for severance and benefit costs and asset impairments relating to our acquisition of Axys Pharmaceuticals, Inc., and our subsequent decision to partner or sell our small molecule drug discovery and development programs, and the integration of Celera Diagnostics into us.

        In the event we need to obtain financing to complete an acquisition, investment or other strategic relationship or alliance following the split-off, we will have to do so on a stand-alone basis without reliance on Applera's overall balance sheet. The cost to us of stand-alone financing may be materially higher than the cost of financing that we might have obtained as part of Applera, and we may not be able to secure adequate debt or equity financing on desirable terms. Also, under the tax matters agreement and separation agreement that we will enter into with Applera, to preserve the tax-free treatment of the split-off to Applera, for the two-year period following the split-off we may be subject to restrictions on our ability to issue equity securities to satisfy financing needs, acquire businesses or assets with equity securities or engage in mergers or asset transfers that could jeopardize the tax-free status of the split-off. These restrictions may limit our ability to engage in these transactions.

        In addition, subject to these potential restrictions, acquisitions and other transactions may involve the issuance of a substantial amount of Celera Corporation common stock without the approval of our stockholders. Any issuances of this nature could be dilutive to our stockholders.

Our recent acquisition of Berkeley HeartLab, Inc. may not be successful.

        Our clinical laboratory testing services business is the result of our acquisition of BHL in October 2007. We are in the process of integrating the BHL business and workforce into us and expect that this process will be largely completed by the end of the 2008 calendar year. However, this integration process is subject to numerous risks that could be disruptive to both our existing operations as well as the acquired BHL operations. For example, one key employee has left and others could leave, the quality of services may not be maintained, and key customers could be lost, and management time and resources could be diverted from core operations to address these issues. This is particularly true in the case of the BHL acquisition, because BHL operates in a business area, regulated clinical laboratory testing services, that is new for us and the acquisition has approximately doubled our workforce. Furthermore, even if we are successful in integrating BHL, our plans to operate and expand that business may not be successful, or may not proceed as quickly as intended, because of risks and uncertainties that affect BHL's clinical laboratory testing services, particularly those described above in this section.

Applera is subject to a class action lawsuit relating to its 2000 offering of shares of Celera Group tracking stock that may result in liabilities for which we have agreed to indemnify Applera.

        Applera and some of its officers are defendants in a lawsuit brought on behalf of purchasers of Celera Group tracking stock in its follow-on public offering of Celera Group tracking stock completed on March 6, 2000. In the offering, Applera sold an aggregate of approximately 4.4 million shares of Celera Group tracking stock at a public offering price of $225 per share. The lawsuit was commenced with the filing of several complaints in 2000, which have been consolidated into a single case which has been certified by the court as a class action. The consolidated complaint generally alleges that the prospectus used in connection with the offering was inaccurate or misleading because it failed to adequately disclose the alleged opposition of the Human Genome Project and two of its supporters, the governments of the U.S. and the U.K., to providing patent protection to our genomic-based products. The complaint also alleges that Applera did not adequately disclose the risk that it would not be able to patent this data. The consolidated complaint seeks unspecified monetary damages, rescission, costs and expenses, and other relief as the court deems proper. Although Applera has stated that it believes the asserted claims are without merit and intends to defend the case vigorously, the outcome of this or any other litigation is inherently uncertain.

        Under the terms of the separation agreement we entered into with Applera, we agreed to indemnify Applera for some liabilities resulting from specified litigation, including liabilities resulting from the class action suit described above, to the extent not covered by Applera's insurance. There is no limit on the maximum amount of monetary damages for which we may be required to indemnify Applera for such suit. If plaintiffs in this suit are ultimately successful on the merits, the resulting liabilities for which we are responsible could have a material adverse impact on our business and financial condition. See "Our Relationship with Applera Following the Split-Off—Agreements Between Applera and Us Relating to the Split-Off—Separation Agreement."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some statements contained in, or incorporated by reference in, this prospectus are forward-looking and are subject to a variety of risks and uncertainties. These forward-looking statements may be identified by the use of forward-looking words or phrases such as "forecast," "believe," "expect," "intend," "anticipate," "should," "plan," "estimate," and "potential," among others. The forward-looking statements contained in this prospectus are based on our current expectations, and those made at other times will be based on our expectations when the statements are made. We cannot guarantee that any forward-looking statements will be realized.

        Forward-looking statements are estimates and projections reflecting our judgment and involve a variety of factors that could cause actual results and experience to differ materially from anticipated results or expectations in forward-looking statements. We also note that achievement of anticipated results or expectations in forward-looking statements is subject to the possibility that assumptions underlying forward-looking statements will prove to be inaccurate. Investors should bear this in mind as they consider forward-looking statements. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, these expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

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  adverse consequences associated with the allocation of intellectual property rights between Applera and us in connection with the split-off;

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  loss of early access to Applera's instrumentation, reagents and technologies for use in our diagnostic products and services;

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  competition with our diagnostics business from Applera or from third parties as a result of Applera providing them access to its intellectual property, reagents and technologies;

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  increased costs resulting from our operation as an independent entity and diminished bargaining power in negotiating with third parties to obtain optimal pricing for goods, technology and services;

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  our ability to make the changes necessary to operate as an independent entity;

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  historical financial information of the Celera Group may not be representative of our results as an independent entity;

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  unexpected tax liability incurred in connection with the split-off;

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  restrictions placed on our business to preserve the tax-free treatment of the split-off;

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  our ability to prepare our accounting and other management systems and resources in order to meet the financial reporting and other requirements to which we will be subject following the split-off;

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  our ability to retain our key employees and recruit key management personnel;

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  our rights under our split-off agreements with Applera may be less favorable to us than if we had remained a business segment of Applera and the terms of our supply agreement with Applera may be less favorable to us than if it had been negotiated with an unaffiliated third party;

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  a decrease in net revenues if third-party payors decide that our products and services are not approved for reimbursement or if healthcare providers do not accept our diagnostic products;

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  our compliance with complex billing procedures to receive payment for our clinical laboratory testing services;

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  efforts by third-party payors, including Medicare, to reduce utilization and reimbursement rates;

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  our acceptance of lower prices for some of our testing services in exchange for participating in provider networks;

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  changes in Medicare's reimbursement policies or rates for our laboratory testing services resulting from Medicare contracting reforms;

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  the level of competition and evolving nature of the diagnostics industry;

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  our ability to protect our intellectual property rights;

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  our ability to avoid infringing on the intellectual property rights of others;

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  our involvement in expensive intellectual property legal proceedings;

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  a decline in the demand for our diagnostics products as a result of ethical, legal and social issues related to the use of genetic information and genetic testing;

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  additional delays in, or costs associated with, the development or use of our diagnostic products resulting from the FDA's draft guidance on IVDMIAs;

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  our ability to maintain federal and state operating licenses and similar clearances to conduct our clinical laboratory testing;

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  our compliance with federal and state anti-kickback and anti-referral laws and regulations to which our clinical laboratory testing services are subject;

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  our compliance with HIPAA and other federal and state security and privacy laws and regulations to which our clinical laboratory testing services are subject;

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  our reliance on independent healthcare providers, laboratories, and others to collect and process patient specimens;

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  dependence upon a single courier for the delivery of our clinical specimens required for our clinical laboratory testing services;

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  our ability to attract and retain key personnel needed for our clinical laboratory testing services;

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  our new marketing strategy for our clinical laboratory testing services;

  •
  dependence of our diagnostics business on a strategic alliance agreement with Abbott Laboratories;

  •
  dependence of our diagnostic product business on collaborations, alliances, and other arrangements with third parties;

  •
  failure of our collaborators or licensees to perform under, or termination of, their agreements with us;

  •
  the availability of human tissue and/or blood samples from diseased and healthy individuals, other biological materials, and related clinical and other information for some of our diagnostic research and product development programs and therapeutic target discover research programs;

  •
  our ability to develop our diagnostic product candidates into commercialized products;

  •
  our ability to develop or commercialize diagnostic product candidates, which depends, in part, on our ability to satisfy regulatory requirements;

  •
  our ability to meet ongoing regulatory requirements to which our products will be subject;

  •
  the success of clinical trials of our diagnostic product candidates;

  •
  our ability to sell our diagnostic products to unaffiliated clinical testing laboratories due to our lack of sales capability in the clinical diagnostics market;

  •
  potential difficulties encountered if we were to expand our diagnostic product manufacturing and clinical laboratory testing services;

  •
  disruptions to our critical manufacturing, clinical laboratory, or other facilities;

  •
  our reliance on single suppliers or a limited number of suppliers of instruments, key components of our products and some test kits used in our clinical laboratory testing services;

  •
  restrictions on, and changes in, our collaborations with scientific and clinical experts at academic and other institutions;

  •
  potential product liability claims related to our products and services;

  •
  potential exposure of our operations to environmental liabilities;

  •
  disruptions to our computer hardware, software, and Internet applications and related tools and functions;

  •
  our pursuit of acquisitions, investments, or other strategic relationships or alliances, which may consume significant resources, may be unsuccessful, may require us to obtain financing on a stand-alone basis, and could dilute the holders of our common stock;

  •
  our ability to integrate the business operations of Berkeley HeartLab, Inc.; and

  •
  potential liabilities for which we have agreed to indemnify Applera relating to the class action lawsuit brought against Applera relating to its 2000 offering of shares of Celera Group tracking stock, to the extent not covered by Applera's insurance.

THE SPLIT-OFF

The Split-Off

        The split-off will be effected through a mandatory redemption of all of the outstanding shares of Celera Group tracking stock. Applera will redeem all of the shares of Celera Group tracking stock outstanding on the split-off date in exchange for shares of our common stock. Specifically, each holder of record of Celera Group tracking stock at the close of business on the business day prior to the split-off date will receive one share of our common stock in exchange for each share of Celera Group tracking stock held by such holder. The redemption is being carried out in accordance with Applera's restated certificate of incorporation, which provides that the Applera board of directors may exchange, on a pro rata basis, all of the outstanding shares of Celera Group tracking stock for a number of outstanding shares of one or more of Applera's subsidiaries that hold all of the assets and liabilities attributed to the Celera Group (and hold no other assets or liabilities). On or prior to the split-off date, Applera will transfer to us all of the assets and liabilities attributable to the Celera Group, which we refer to in this prospectus as the "restructuring."

        Each option to purchase, and each other security evidencing the right to receive, shares of Celera Group tracking stock issued under employee stock incentive plans and outstanding on the split-off date will be converted into a similar option to purchase shares of our common stock at the same exercise price, or a similar security evidencing the right to receive shares of our common stock. In addition, each option to purchase shares of Celera Group tracking stock and each other security evidencing the right to receive shares of Celera Group tracking stock issued to Applera corporate or Applied Biosystems Group employees under employee stock incentive plans and outstanding on the split-off date will remain outstanding and represent one option to purchase shares of our common stock, at the same exercise price, or a similar security evidencing the right to receive shares of our common stock, and, in each case, will be subject to the same terms and conditions as prior to the split-off. Our stock incentive plans will permit these individuals to own these options and other securities.

        Applera's board of directors has approved the redemption. Pursuant to the restructuring, Applera, which is expected to change its name to Applied Biosystems Inc. as of the split-off date, will transfer to us prior to the split-off date all of the assets and liabilities attributable to the Celera Group.

        The split-off is expected to be effective as of                    , New York City time, on the split-off date,                     , 2008. To receive our common stock in the redemption, you must be a holder of record of Celera Group tracking stock at the close of business on the business day prior to the split-off date.

Reasons for the Split-Off

        Applera is the successor to The Perkin-Elmer Corporation ("Perkin-Elmer") as a result of a recapitalization of Perkin-Elmer in 1999. As part of that recapitalization, Applera established two classes of common stock in order to track the relative performance of each of its business groups, the Applera Corporation-Applied Biosystems Group common stock and the Applera Corporation-Celera Genomics Group common stock, which became Applera Corporation-Celera Group common stock when, in 2006, we changed the name of the Celera Genomics Group to the Celera Group to better reflect the focus and business strategy of the group. Since the recapitalization, market perceptions about tracking stocks have changed and the benefits of our structure have diminished.

        On August 8, 2007, Applera announced that its board of directors had retained Morgan Stanley to explore alternatives to Applera's tracking stock structure, including the possibility of creating two independent publicly-traded companies in place of the Applied Biosystems and Celera business groups.

        On                    , 2008, Applera announced that its board of directors approved the split-off of the Celera Group into an independent company. Applera's reasons for the split-off consist principally of the following, all of which are supported by our senior management:

        Increase competitiveness by allowing greater managerial focus.    Conflicting business priorities and diverted management attention within Applera may affect the Celera Group's ability to compete as effectively as it could if it were separated from Applera. After the split-off, we will be a smaller company with a more focused set of businesses. Our board of directors and management team will be focused solely on our businesses, without concern for the potentially conflicting strategic needs of Applera's other businesses. Following the split-off, our board of directors will owe fiduciary duties to, and therefore need only consider the best interests of, our stockholders. As a result, we expect to be in a better position to compete, grow, and serve our customers through quicker decision making, more efficient deployment of resources, increased operational agility and enhanced responsiveness to customers and markets.

        Enable us to use stock more efficiently as an acquisition currency.    The ability to expand through selective acquisitions and partnerships is expected to be important to our continued success. The split-off will enable us to use our own stock more effectively as currency in acquiring, merging, making strategic investments in or partnering with other companies. We believe that tracking stock is generally a less desirable acquisition currency due in part to market perceptions about tracking stocks and, in part, to specific concerns about holding shares that have no direct claim against our assets and no direct voting rights concerning our governance. For these reasons, we expect that after the split-off we will have greater autonomy and control over the use of our equity than we do now as a business unit of Applera. However, our ability to engage in significant stock transactions could be limited for up to twenty-four months after the split-off to preserve the tax-free nature of the split-off. For more information regarding these limitations, see the section entitled "Our Relationship with Applera Following the Split-Off—Agreements Between Applera and Us Relating to the Split-Off—Tax Matters Agreement."

        Eliminate some impediments that could discourage a change of control and the payment of a premium for our shares.    The existence of two separate businesses and two classes of common stock with variable vote per share could present complexities that could, in certain circumstances, pose obstacles, financial or otherwise, to an acquiring person, thereby potentially discouraging some change of control transactions. As a result of the split-off, these complexities and obstacles will be eliminated.

        Enhance stockholder influence on the outcome of stockholder voting.    Under Applera's tracking stock structure, holders of Applied Biosystems tracking stock currently have a substantial majority of the voting power of Applera's outstanding common stock. Except in limited circumstances requiring separate class voting, this disproportionate voting power affords holders of Applied Biosystems tracking stock the ability to control the outcome of stockholder votes - even if the matter involved a divergence or conflict of the interests of the holders of the stock of the Applied Biosystems and Celera Groups. The split-off will vest in our stockholders all of the voting rights associated with our common stock and, as a result, afford our holders enhanced influence over the outcome of stockholder voting.

        Certain tax benefits of the tracking stock structure have been reduced by the Celera Group's recent profitability.    The Celera Group had historically recorded net losses due, in part, to our continued investment in new technology and diagnostic product discovery and development, and therapeutic target discovery, as well as other investments required for the expansion of our business operations as an early-stage business. The tracking stock structure permitted Applera to take advantage of certain tax benefits by utilizing losses incurred by the Celera Group on a consolidated basis to offset income generated by the Applied Biosystems business. The Celera Group's business became profitable in the second quarter of fiscal 2008. While there can be no assurance that Celera will continue to operate profitably in the future, the absence of losses reduces certain advantages of the tracking stock structure.

  Other Considerations

        The Applera board of directors considered other factors relating to the split-off, including its and our expectation that the split-off will qualify as a tax-free exchange for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and will eliminate risk not directly associated with our business. Furthermore, the Applera board of directors was aware and considered that both Applera's and our ability to engage in significant stock transactions could be limited or restricted for up to twenty-four months after the split-off to preserve the tax-free nature of the split-off to Applera.

        The Applera board of directors also considered other potential risks and consequences to us and to Applera associated with the split-off, including risks associated with:

  •
  the allocation of intellectual property rights between Celera and Applera,

  •
  potential competition between Celera and Applera,

  •
  changes to the business of, and relationship between, Celera and Applera, including changes necessary for Celera to operate as an independent entity,

  •
  increased costs resulting from these changes, and

  •
  the potential effect of these changes on the future operations and performance of Celera and Applera,

but believed that the considerations described above outweighed those risks. We urge you to read all of the risk factors described in this prospectus, including those that are described in the section entitled "Risk Factors—Risk Factors Relating to the Split-Off."

The Redemption; Split-Off Ratio

        The split-off is expected to be effective at                    , New York City time, on                    , 2008. On the split-off date, each holder of record of Celera Group tracking stock at the close of business on the business day prior to the split-off date will receive one share of our common stock in exchange for each share of Celera Group tracking stock held by such holder.

        Each option to purchase shares of Celera Group tracking stock and each other security evidencing the right to receive shares of Celera Group tracking stock issued under employee stock incentive plans and outstanding on the split-off date will be converted into a similar option to purchase shares of our common stock, at the same exercise price, or a similar security evidencing the right to receive shares of our common stock, as the case may be. In addition, each option to purchase shares of Celera Group tracking stock and each other security evidencing the right to receive shares of Celera Group tracking stock issued to Applera corporate or Applied Biosystems Group employees under employee stock incentive plans and outstanding on the split-off date will remain outstanding and represent one option to purchase shares of our common stock, at the same exercise price, or a similar security evidencing the right to receive shares of our common stock, and, in each case, will be subject to the same terms and conditions as prior to the split-off. Our stock incentive plans will permit these individuals to own these options and other securities. All of the options and other securities described in this paragraph are subject to adjustment, which is intended to retain the same intrinsic value of the options or other award immediately before and after the adjustment.

        APPLERA IS NOT SEEKING STOCKHOLDER APPROVAL OF THE SPLIT-OFF, AND HOLDERS OF CELERA GROUP TRACKING STOCK HAVE NO APPRAISAL RIGHTS IN

CONNECTION WITH THE SPLIT-OFF. FROM AND AFTER THE SPLIT-OFF DATE, ALL RIGHTS OF HOLDERS OF CELERA GROUP TRACKING STOCK WILL CEASE.

        To be entitled to receive shares of our common stock in the redemption, holders of Celera Group tracking stock must be stockholders at the close of business on the business day prior to the split-off date,                    , 2008.

Surrender of Shares of Celera Group Tracking Stock

        Holders of Celera Group tracking stock who hold physical certificates will need to surrender their share certificates to receive their shares of our common stock. We will deliver to the holders of record of shares of Celera Group tracking stock at the close of business on the business day prior to the split-off date a letter of transmittal containing written instructions for exchanging their shares for shares of our common stock. From and after the split-off date, letters of transmittal will also be available from the information agent. Shares of Celera Group tracking stock may not be surrendered for redemption before the split-off date. As part of the split-off, we will be adopting a book-entry share transfer and registration system for our common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are used. Instead of receiving physical share certificates, for every one share of Celera Group tracking stock on the split-off date, registered holders who currently hold certificates representing Celera Group tracking stock will receive one share of our common stock credited to book-entry accounts that have been established for them by our transfer agent.

        For holders who already own Celera Group tracking stock in book-entry registered form on the split-off date, our transfer agent will credit their shares of our common stock to book-entry accounts established to hold their shares of our common stock.

        Our transfer agent will mail an account statement to each registered holder stating the number of shares of Celera Corporation common stock credited to such holder's account. After the distribution, holders may request that their shares of our common stock be transferred to a brokerage or other account at any time without charge. For stockholders who own Celera Group tracking stock through a broker or other nominee, their shares of our common stock will be credited to their account by the broker or other nominee.

        From and after the split-off date, holders of Celera Group tracking stock will become holders of Celera Corporation common stock, and their rights as holders of Celera Group tracking stock will cease, except for the right to receive shares of our common stock in exchange for their shares of Celera Group tracking stock. For example, a holder of shares of Celera Group tracking stock that does not surrender those shares for redemption following the split-off date will not be entitled to receive dividends or distributions paid on our common stock until his or her shares of Celera Group tracking stock are surrendered for redemption to the transfer agent. From and after the split-off date, we and Applera will be entitled to treat outstanding shares of Celera Group tracking stock that have not been surrendered for redemption as shares of our common stock for all relevant purposes.

Information Agent

        Morrow & Co., LLC has been appointed as the information agent for the split-off. Questions and requests for assistance and requests for additional copies of this prospectus should be directed to the information agent at the telephone number set forth on the cover of this prospectus. Shares of Celera Group tracking stock should not be surrendered to the information agent.

Results of the Split-Off

        Upon completion of the split-off, we will be an independent public company owning and operating the businesses that currently constitute the Celera Group of Applera. For a discussion of our business, see the section entitled "Our Company." Immediately after the split-off, we expect to have approximately                holders of record of shares of our common stock and approximately                shares of our common stock outstanding, assuming no exercise of options or issuance of shares upon vesting of other securities evidencing the right to receive shares of Celera Group tracking stock. The exact number of shares to be issued in the redemption will be determined based on the number of shares of Celera Group tracking stock outstanding on the split-off date. The exact number of our shares that will be outstanding immediately after the split-off will be known at that time.

        For information regarding options to purchase our common stock and other equity-linked awards that will be outstanding after the distribution, see the sections entitled "Management—Stock Incentive Plan" and "Shares Eligible for Future Sales—Stock Plans."

Listing and Trading of Our Common Stock

        Currently, there is no public market for our common stock. We intend to apply to list our common stock on NASDAQ under the symbol "CRA." We cannot assure you as to the price at which our common stock will trade. The trading prices of our common stock after the split-off may be less than, equal to or greater than the trading price of Celera Group tracking stock before the split-off. Shares of our common stock issued in the split-off will be freely transferable, except for shares received by those who may have a special relationship or affiliation with us. Those who may be considered our affiliates after the split-off generally include individuals or entities that control, are controlled by, or are under common control with us. This may include some or all of our officers and directors. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 thereunder. For more information on trading in shares of our common stock, see the section entitled "Shares Eligible for Future Sales."

Reason for Furnishing this Prospectus

        We are furnishing this prospectus to provide information to holders of Celera Group tracking stock whose shares will be redeemed for shares of our common stock in the split-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities or those of Applera. The information contained in this prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and we have not committed to update the information except in the normal course of our public disclosure obligations and practices.

Expenses

        The expenses of the split-off are estimated to be approximately $                 million. These expenses will be borne equally by Applera and us.

Accounting Consequences of the Split-Off

        Following the split-off, we will account for our assets and liabilities based on the historical values at which they were carried by Applera immediately prior to the split-off. The financial statements attached to this prospectus include the historical combined financial information for Celera.

        In addition, the pro forma combined financial information beginning on page 44 gives effect to the elimination of tax assets that will remain with Applera and the establishment of a valuation allowance for the assets remaining with us after the split-off. The charge to establish the valuation allowance,

$88.6 million as of December 31, 2007, will be recorded by Applera in its continuing operations tax provision prior to the effective date of the split-off.

Certain U.S. Federal Income Tax Consequences of the Split-Off

        The following is a summary of certain material U.S. federal income tax consequences relating to the split-off. The summary is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder, and interpretations of the Internal Revenue Code and Treasury regulations by the courts and the Internal Revenue Service, all as they exist as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect.

        This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation:

  •
  non U.S.-persons;

  •
  insurance companies;

  •
  dealers or brokers in securities or currencies;

  •
  tax-exempt organizations;

  •
  financial institutions;

  •
  mutual funds;

  •
  pass-through entities and investors in such entities;

  •
  holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other-risk reduction transaction;

  •
  holders who are subject to the alternative minimum tax; or

  •
  holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation

In addition, this summary does not address the U.S. federal income tax consequences to those Celera Group tracking stock holders who do not hold their Celera Group tracking stock as a capital asset. Finally, this summary does not address any state, local or foreign tax consequences. You are urged to consult your own tax advisor concerning the U.S. federal, state and local, and non-U.S. tax consequences of the split-off.

        On                        , 2008, Applera received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the split-off, together with certain related transactions necessary to effectuate the split-off, will qualify under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code as an exchange that is tax-free to Celera and the Celera Group tracking stock holders. Applera will not be able to rely on this opinion if any factual representations made to counsel are incorrect or untrue or any covenants or undertakings are not complied with. Neither Applera nor Celera is aware of any facts or circumstances that would cause any such representations to be incorrect or untrue or to prevent compliance with any such covenant or undertaking.

        The tax opinion states that for U.S. federal income tax purposes:

  •
  no gain or loss will be recognized by (and no amount will be included in the income of) Celera as a result of the exchange of Celera Corporation common stock for Celera Group tracking stock;

  •
  no gain or loss will be recognized by (and no amount will be included in the income of) Celera Group tracking stock holders upon their receipt of shares of Celera Corporation common stock in the split-off;

  •
  the tax basis of the Celera Corporation common stock received in the split-off will equal the tax basis in the Celera Group tracking stock redeemed in exchange therefor; and

  •
  the holding period of the Celera Corporation common stock received by each Celera Group tracking stock holder will include the period during which the Celera Group tracking stock redeemed in exchange therefor was held.

        Notwithstanding receipt by Applera of the opinion from tax counsel, the IRS could assert that the split-off does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, our initial public stockholders – the former Celera Group tracking stock holders whose stock was redeemed in exchange for shares of our common stock in the split-off – and Applera could be subject to significant U.S. federal income tax liabilities. In general, Applera would be subject to tax as if it had sold our stock in a taxable sale for its fair market value, and our initial public stockholders would recognize gain or loss equal to the difference between the fair market value of the shares of Celera Corporation common stock received and the holder's tax basis in the Celera Group tracking stock redeemed in exchange for the shares of Celera Corporation common stock in the split-off. In addition, even if the split-off were to otherwise qualify under Sections 355 and 368(a)(1)(D) of the Code, it may be taxable to Applera (but not to holders of Celera Group tracking stock or Applied Biosystems Group tracking stock) under Section 355(e) of the Code, also known as the Morris Trust rule, if the split-off were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest in Applera or Celera Corporation. For this purpose, any acquisitions of Applera or Celera Corporation common stock (including Celera Group tracking stock or Applied Biosystems Group tracking stock and including acquisitions by Applera or Celera involving their own common stock) within the period beginning two years before the split-off and ending two years after the split-off are presumed to be part of such a plan, although we or Applera may be able to rebut that presumption if, for example, we or Applera establish that there was no agreement, understanding, arrangement or substantial negotiations with the acquirer or target, as the case may be, during the two-year period prior to the split-off.

        In connection with the split-off, we and Applera will enter into a tax matters agreement under which we will agree to be responsible for certain liabilities and obligations following the split-off. In general, under the terms of the tax matters agreement, in the event that the split-off, together with certain related transactions, were to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) and if such failure was not the result of actions taken after the consummation of the split-off by Applera or us, we would be responsible for a percentage of any such taxes. If such failure was the result of actions taken after the consummation of the split-off by Applera or us, the party responsible for such failure would be responsible for all taxes imposed on Applera resulting from such actions. For a more detailed discussion, see the section entitled "Our Relationship with Applera Following the Split-Off—Agreements Between Applera and Us Relating to the Split-Off—Tax Matters Agreement". Our indemnification obligations to Applera and its subsidiaries, officers and directors are not limited in amount or subject to any cap. If we are required to indemnify Applera and its subsidiaries and its respective officers and directors under the circumstances set forth in the tax matters agreement, we may be subject to substantial liabilities.

        Current Treasury regulations require that if you are a holder of Celera Group tracking stock who receives Celera Corporation stock in the split-off and, immediately prior to the split-off, own:

  •
  at least five percent of the total outstanding stock of Applera, or

  •
  securities of Applera with an aggregate tax basis of $1,000,000 or more,

then you must attach a statement relating to the split-off to your federal income tax return for the year in which the split-off occurs.

        The foregoing is a summary of certain U.S. federal income tax consequences of the split-off under current law and is for general information only. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of stockholders. You should consult your tax advisor as to the particular tax consequences of the split-off, including the application of U.S. federal state, local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

DIVIDEND POLICY

        We do not anticipate paying any dividends on our common stock in the foreseeable future because we expect to retain our earnings for use in the operation and expansion of our business. Our payment and amount of dividends, if any, will be subject to the discretion of our board of directors and will depend, among other things, on our financial condition, results of operations, cash requirements, future prospects and other factors that may be considered relevant by our board of directors.

MARKET PRICE OF OUR COMMON STOCK AND RELATED MATTERS

Market Information

        There has been no public trading market for the shares of our common stock prior to the split-off. We intend to apply to list our common stock on NASDAQ under the symbol "CRA."

Holders

        As of                    , 2008, there were approximately                holders of record of Celera Group tracking stock.

SELECTED FINANCIAL INFORMATION

        The table below presents selected historical combined financial information of Celera Corporation, which has been adjusted to show our historical financial condition and results of operations as though we were a separate company as of the dates and for the periods presented. We have derived the selected historical statement of financial position information as of June 30, 2007 and 2006 and the statement of operations data for the fiscal years ended June 30, 2005 through June 30, 2007 from our audited financial statements included in this prospectus. Those financial statements have been audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm. We have derived the selected historical information as of December 31, 2007 and 2006 and for the six months periods ended December 31, 2007 and 2006 from our unaudited financial statements included in this prospectus. The statements of financial position data as of June 30, 2005, 2004 and 2003 and the statements of operations data for the fiscal years ended June 30, 2004 and 2003 have been derived from historical unaudited financial information. The information in this table is in accordance with accounting principles generally accepted in the United States of America, or GAAP, consistently applied, except for the provisions of SFAS 123R which were adopted as of July 1, 2005, as discussed in Note 1 to our combined financial statements. You should read this selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes included elsewhere in this prospectus.

Celera Corporation
Selected Financial Data

	For the Six Months Ended December 31,		Fiscal Years Ended June 30,
(Dollar amounts in thousands except per share amounts)	2007	2006	2007	2006	2005	2004	2003

Financial Operations
Net revenues	$56,486	$23,447	$43,371	$46,207	$66,527	$96,828	$109,027
Net income (loss)	973	(7,969)	(20,626)	(63,573)	(77,980)	(58,340)	(82,792)
Unaudited pro forma net income (loss) per share
Basic and diluted	$0.01		$(0.26)

Other Information
Cash and cash equivalents and short-term investments	$345,793	$570,466	$564,819	$573,431	$672,446	$748,701	$806,978
Total assets	816,336	772,251	782,705	789,989	920,652	1,058,023	1,159,546
Long-term debt	113						17,101

        A number of items, shown below, impact the comparability of our data from operations. All amounts are pre-tax. See Note 2 to our combined financial statements for additional information on the events impacting comparability.

	For the Six Months Ended December 31,		Fiscal Years Ended June 30,
(Dollar amounts in millions)	2007	2006	2007	2006	2005	2004	2003

Revenue from the sales of small molecule programs	$—	$2.5	$2.5	$8.6	$—	$—	$—
Employee-related charges, asset impairments and other	(0.4)	(6.0)	(10.3)	(26.2)	(2.6)	(18.1)	(15.1)
Legal settlements, net		2.4	2.4	(0.7)
Gains on investments, net				7.6		24.8
Tax items		1.0	1.4		2.2

PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma combined statement of financial position gives effect to the split-off of Celera from Applera. The unaudited pro forma combined statement of financial position is based on the historical combined statement of financial position of Celera appearing elsewhere in this prospectus. The unaudited pro forma combined statements of operations give effect to the acquisition of Berkeley HeartLab, Inc., or BHL, and the split-off from Applera based on the individual statements of operations of Celera and BHL appearing elsewhere in this prospectus. The pro forma combined statements of operations combine the results of Celera and BHL for the six month period ended December 31, 2007 and the fiscal year ended June 30, 2007 as if the acquisition occurred on July 1, 2006. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of Celera and BHL included elsewhere in this prospectus.

Celera Corporation
Pro Forma Combined Statement of Financial Position (Unaudited)
(Dollar amounts in thousands)

		Pro Forma
	December 31, 2007(a)	Split-off Adjustment		Combined

Assets
Current assets
Cash and cash equivalents	$51,080	$—		$51,080
Short-term investments	294,713			294,713
Accounts receivable (net of allowance of $7,310)	30,095			30,095
Inventories, net	10,726			10,726
Prepaid expenses and other current assets	37,836	(6,343	)(b)	31,493

Total current assets	424,450	(6,343)		418,107
Property, plant and equipment, net	11,965			11,965
Goodwill and intangible assets, net	243,606			243,606
Other long-term assets	136,315	(123,907	)(b)	12,408

Total Assets	$816,336	(130,250)		$686,086

Liabilities and Allocated Net Worth
Current liabilities
Loans payable	$82	$—		$82
Accounts payable	8,115			8,115
Accrued salaries and wages	6,967			6,967
Accrued taxes on income	1,007			1,007
Other accrued expenses	18,784			18,784

Total current liabilities	34,955			34,955
Other long-term liabilities	15,522			15,522

Total Liabilities	50,477	—		50,477

Allocated Net Worth
Net allocations from Applera Corporation	1,600,025	(41,635	)(b)	1,558,390
Accumulated net losses	(834,166)	(88,615	)(b)	(922,781)

Total Allocated Net worth	765,859	(130,250)		635,609

Total Liabilities and Allocated Net Worth	$816,336	$(130,250)		$686,086

(a)
The December 31, 2007 combined statement of financial position includes BHL which was acquired in October 2007.

(b)
The elimination of tax assets that will remain with Applera and the establishment of a valuation allowance for tax assets remaining with Celera after the split-off. The creation of this $88,615,000 valuation allowance is not reflected in the accompanying pro forma statements of operations. We have evaluated the need for a valuation allowance for remaining deferred tax assets on our pro forma financial statements. This assessment requires significant judgment and analysis of all the positive and negative evidence to determine whether deferred tax assets will more likely than not be realized. While Celera has made improvements in its earning trends and acquired a historically profitable business in BHL, our history of losses is considered significant negative evidence that is difficult to overcome and outweighs the positive evidence as it relates to the future realizability of the net federal and state deferred tax assets. Consequently, a full valuation allowance has been established after having considered reversing deferred tax liabilities. Additional evidence may become available in future periods that could result in a different conclusion regarding the realizability of these deferred tax assets.

 Celera Corporation
Pro Forma Statement of Combined Operations For the Six-Month Period Ended December 31, 2007 (Unaudited)
(Dollar amounts in thousands, except per share amounts)

	Celera(a)	BHL(b)	Acquisition Adjustment		Combined	Split-off Adjustment		Combined

Products, including alliance equalization	$13,942	$—	$—		$13,942	$—		$13,942
Services	22,274	18,594			40,868			40,868
Royalty, licenses and milestones	20,270				20,270			20,270

Total Net Revenues	56,486	18,594	—		75,080	—		75,080

Products	7,464				7,464			7,464
Services	6,995	7,096			14,091			14,091

Total Cost of Sales	14,459	7,096	—		21,555	—		21,555

Gross Margin	42,027	11,498	—		53,525	—		53,525

Selling, general and administrative	28,190	13,073	(207	)(c)	41,056			41,056
Research and development	21,296	585			21,881			21,881
Amortization of purchased intangible assets	2,105		2,681	(d)	4,786			4,786
Employee-related charges, asset impairments and other	407				407			407
Asset dispositions and legal settlements		1,650			1,650			1,650

Operating Income (Loss)	(9,971)	(3,810)	(2,474)		(16,255)	—		(16,255)

Interest income, net	11,610	(176)	(2,361	)(e)	9,073			9,073
Other income (expense), net	(118)				(118)			(118)

Income (Loss) before Income Taxes	1,521	(3,986)	(4,835)		(7,300)	—		(7,300)
Provision (benefit) for income taxes	548	(2,081)	(1,183)		(2,716)	2,716	(f)	—

Net Income (Loss)	$973	$(1,905)	$(3,652)		$(4,584)	$(2,716)		$(7,300)

Pro forma basic income (loss) per share	$0.01				$(0.06)			$(0.09)

Weighted average shares outstanding (in millions)(g)	79.2				79.2			79.2

Pro forma diluted income (loss) per share	$0.01				$(0.06)			$(0.09)

Weighted average shares and share equivalents (in millions)(g)	80.7				79.2			79.2

(a)
Celera historical results include BHL for October through December 2007.

(b)
BHL historical results for the period July through September 2007.

(c)
Acquisition related expenses.

(d)
Amortization of intangible assets acquired as a result of the acquisition. For further information on intangible assets acquired and estimated lives for amortization purposes please, see Note 3 to our combined financial statements.

(e)
Reduction in interest income of $2.5 million reflecting cash used to acquire BHL and reduction of interest expense relating to warrants settled at acquisition.

(f)
Adjustment to reflect the combined company as a stand alone tax filer. We have not reflected any benefit for federal or state losses due to our valuation allowance assessment. This assessment requires significant judgment and analysis of all the positive and negative evidence to determine whether deferred tax assets will more likely than not be realized. While Celera has made improvements in its earning trends and acquired a historically profitable business in BHL, our history of losses is considered significant negative evidence that is difficult to overcome and outweighs the positive evidence as it relates to the future realizability of the net federal and state deferred tax assets. Consequently, a full valuation allowance has been established after having considered reversing deferred tax liabilities. Additional evidence may become available in future periods that could result in a different conclusion regarding the realizability of these deferred tax assets.

(g)
For pro forma calculations, the estimated number of shares of Celera Corporation common stock assumed to be outstanding is equal to the weighted average number of shares of Celera Group tracking stock outstanding as of December 31, 2007. For further information, please see Note 15 to our combined financial statements.

 Celera Corporation
Pro Forma Statement of Combined Operations For the Fiscal Year Ended June 30, 2007 (Unaudited)
(Dollar amounts in thousands, except per share amounts)

	Celera	BHL(a)		Acquisition Adjustment		Combined	Split-off Adjustment		Combined

Products, including alliance equalization	$25,322	$—		$—		$25,322	$—		$25,322
Services	10	85,654				85,664			85,664
Royalty, licenses and milestones	18,039					18,039			18,039

Total Net Revenues	43,371	85,654		—		129,025	—		129,025

Products	17,560					17,560			17,560
Services		24,316				24,316			24,316

Total Cost of Sales	17,560	24,316		—		41,876	—		41,876

Gross Margin	25,811	61,338		—		87,149	—		87,149

Selling, general and administrative	30,362	43,482				73,844			73,844
Research and development	51,683	2,075				53,758			53,758
Amortization of purchased intangible assets				9,192	(b)	9,192			9,192
Employee-related charges, asset impairments and other	10,342					10,342			10,342
Asset dispositions and legal settlements	(2,357)					(2,357)			(2,357)

Operating Income (Loss)	(64,219)	15,781		(9,192)		(57,630)	—		(57,630)

Interest income, net	27,826	(826)		(9,304	)(c)	17,696			17,696
Other income (expense), net	456					456			456

Income (Loss) before Income Taxes	(35,937)	14,955		(18,496)		(39,478)	—		(39,478)
Provision (benefit) for income taxes	(15,311)	1,141	(d)	(2,451)		(16,621)	16,621	(e)	—

Net Income (Loss)	$(20,626)	$13,814		$(16,045)		$(22,857)	$(16,621)		$(39,478)

Pro forma basic income (loss) per share	$(0.26)					$(0.29)			$(0.50)

Weighted average shares outstanding (in millions)(f)	78.3					78.3			78.3

Pro forma diluted income (loss) per share	$(0.26)					$(0.29)			$(0.50)

Weighted average shares and share equivalents (in millions)(f)	78.3					78.3			78.3

(a)
BHL results include the period from July 1, 2006 through June 30, 2007, which is a different period than BHL's fiscal year end prior to the acquisition.

(b)
Amortization of intangible assets acquired as a result of the acquisition. For further information on intangible assets acquired and estimated lives for amortization purposes please, see Note 3 to our combined financial statements.

(c)
Reduction in the interest income of $10.1 million reflecting cash used to acquire BHL and reduction of interest expense relating to warrants settled at acquisition.

(d)
Tax provision includes release of BHL's valuation allowance of approximately $5.4 million in December 2006.

(e)
Adjustment to reflect the combined as a stand alone tax filer. We have not reflected any benefit for federal or state losses due to our valuation allowance assessment. This assessment requires significant judgment and analysis of all the positive and negative evidence to determine whether deferred tax assets will more likely than not be realized. While Celera has made improvements in its earning trends and acquired a historically profitable business in BHL, our history of losses is considered significant negative evidence that is difficult to overcome and outweighs the positive evidence as it relates to the future realizability of the net federal and state deferred tax assets. Consequently, a full valuation allowance has been established after having considered reversing deferred tax liabilities. Additional evidence may become available in the future periods that could result in a different conclusion regarding the realizability of these deferred tax assets.

(f)
For pro forma calculations, the estimated number of shares of Celera Corporation common stock assumed to be outstanding is equal to the weighted average number of shares of Celera Group tracking stock outstanding as of June 30, 2007. For further information, please see Note 15 to our combined financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The purpose of the following management's discussion and analysis is to provide an overview of the business of Celera to help facilitate an understanding of significant factors influencing our historical operating results, financial condition, and cash flows and also to convey our expectations of the potential impact of known trends, events, or uncertainties that may impact our future results. You should read this discussion in conjunction with our combined financial statements and related notes. Historical results and percentage relationships are not necessarily indicative of operating results for future periods. When used in this management discussion, references to the "Company," "Celera Corporation," "Celera," "we," "us," and "our" refer to the Celera Group for all periods prior to the completion of the split-off and to Celera Corporation and its direct and indirect subsidiaries for all periods following completion of the split-off, in each case, unless the context otherwise requires.

Business Overview

        We are a diagnostics business that delivers personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, Inc., or BHL, our recently acquired subsidiary, offers clinical laboratory testing services to characterize cardiovascular disease risk and optimize patient management. We also commercialize a wide range of molecular diagnostic products through our strategic alliance with Abbott Laboratories, which began in June 2002, and have licensed our diagnostic technologies to clinical laboratories to provide personalized disease management in cancer and liver diseases. The term of the strategic alliance agreement runs until June 2017, subject to the termination provisions contained in the agreement. See "Our Company—Our IVD Products Business—Abbott Strategic Alliance." Since we commenced operations in fiscal 1996, we have evolved from a business focused on the discovery and distribution of genomic information based on our work in sequencing the human genome to a diagnostics business focused on personalized disease management. Our fiscal year ends on June 30.

        Our operations are primarily in the U.S., except for the products sold globally by Abbott through our alliance. We operated as one segment through December 31, 2007. We reorganized our business in January 2008 and now operate through two principal reporting units, a clinical laboratory testing service business and an in vitro, meaning outside of the living body, diagnostic products business. Our service business, conducted through BHL, offers a broad portfolio of clinical laboratory tests and disease management services to help healthcare providers optimize cardiovascular disease treatment regimens for their patients. Our in vitro diagnostic, or IVD, products business develops, manufactures and oversees the commercialization of molecular diagnostic products, most of which are commercialized through our relationship with Abbott Molecular, a subsidiary of Abbott Laboratories. Both businesses have been supported by Celera centralized functions prior to the split-off, including finance, legal, human resources, business development, and research.

Relationship with Applera Corporation

        Historically, we have operated as a reporting unit of Applera Corporation, and not as a stand-alone company. Applera is the successor to The Perkin-Elmer Corporation, as a result of a recapitalization completed in May 1999. As part of the recapitalization, Applera established the following two classes of common stock, sometimes referred to as "tracking stocks," that were intended to reflect separately the relative performance of Applera's two businesses:

  •
  Applera Corporation-Applied Biosystems Group Common Stock that was intended to reflect the relative performance of Applera's Applied Biosystems Group; and

  •
  Applera Corporation-Celera Genomics Group Common Stock that was intended to reflect the relative performance of Applera's Celera Genomics Group, which was renamed the Celera Group in 2006 to better reflect the focus and business strategy of the group.

Following the split-off, we will no longer be a wholly-owned subsidiary of Applera, and the holders on the split-off date of Celera Group tracking stock will be the stockholders of our company.

        Applera has historically managed most financing activities of its operations on a centralized basis. These activities included the investment of surplus cash, borrowings and common stock repurchases and issuances.

        We historically have received substantial management and administrative services from Applera and we have engaged in some related party transactions with the Applied Biosystems Group. The combined financial statements include allocations of these corporate expenses. We have also benefited from free access to all of Applera's technology and know-how and license agreements that Applera has entered into with third parties related to intellectual property.

        After the split-off, we will be an independent public company, but we will continue to have contractual and commercial relationships with Applera. We have entered into a separation agreement and several related agreements with Applera in connection with the split-off. These agreements provide for completion of the split-off, will govern our relationship with Applera after the split-off and provide for the allocation of employee benefit, tax and certain other liabilities and obligations attributable to periods before the split-off. These agreements also include arrangements with respect to intellectual property, interim services and a number of ongoing commercial relationships.

Basis of Presentation

        As part of Applera prior to the split-off, we were a reportable segment and our financial information was included in Applera's consolidating financial information. We prepared our combined financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America, or GAAP. The combined financial statements include the accounts or assets of Applera specifically attributed to the Celera Group using the historical basis of assets and liabilities of our business and differ from Applera's segment disclosures for the Celera Group under Statement of Financial Accounting Standards, or SFAS, No. 131, "Disclosure About Segments of an Enterprise and Related Information." The primary differences between Applera's presentation of the Celera Group's statements of financial position and the presentation in these combined financial statements are in other current and long-term assets and long-term liabilities, in particular, relating to Applera's non-qualified retirement plans and income tax items, since Applera discloses the Celera Group's results through its management approach under SFAS No. 131.

        From April 2001 through December 31, 2005, Applera operated a diagnostics business known as Celera Diagnostics. This business was a 50/50 joint venture between us and the Applied Biosystems Group. Effective January 1, 2006, we acquired the Applied Biosystems Group's 50 percent interest in the Celera Diagnostics joint venture and we own 100 percent of Celera Diagnostics. The combined financial statements include Celera Diagnostics as 100 percent owned by us in all periods presented.

Business Developments

        Listed below are significant business developments since the beginning of fiscal 2008.

  •
  In January 2008, we published three papers in the Journal of the American College of Cardiology reporting that a variant of the gene encoding kinesin-like protein 6, or KIF6, is associated with up to a 55% increased risk of primary and recurrent coronary heart disease events. These research studies included a total of more than 30,000 individuals, among whom about 60% are carriers of this risk variant. The studies also showed that the excess risk associated with the KIF6 variant was virtually eliminated by pravastatin (Pravachol®) therapy and that high-dose atorvastatin (Lipitor®) therapy reduced risk in carriers of the KIF6 risk variant more effectively than moderate-dose pravastatin therapy in acute coronary syndrome patients. The KIF6 test is expected to be fully commercialized by BHL as a laboratory-developed test during the summer of 2008.

  •
  In January 2008, the United States Court of Appeals for the Federal Circuit vacated the permanent injunction granted by the lower court for Innogenetics N.V., Ghent, Belgium against Abbott in selling hepatitis C virus, or HCV, genotyping products. Since the jury's damage award included an upfront entry fee, the Court remanded to the lower court to determine the terms of a compulsory license for Abbott's future sales. In addition, the Court remanded for a new trial on the validity of the Innogenetics patent in view of a prior-issued patent. Innogenetics did not name us as a party in this lawsuit, but we have an interest in these products and in the outcome of the litigation because we manufactured and sold the products through the alliance with Abbott. In September 2006, a jury rendered a verdict against Abbott and awarded $7 million in monetary damages to Innogenetics. We agreed to share equally the cost of this litigation, including these damages, with Abbott and, therefore, recorded a pre-tax charge of $3.5 million in the first quarter of fiscal 2007 for our estimated share of the damage award. In addition, through December 31, 2007, we recorded approximately $2.6 million in legal fees associated with this litigation.

  •
  In January 2008, Abbott received CE mark certification for a new Chlamydia RealTime™ PCR test. This is a newly formulated, and highly sensitive, molecular test, which is performed on the m2000™ system, and is capable of detecting a recently identified new variant strain of Chlamydia trachomatis.

  •
  In January 2008, Laboratory Corporation of America® Holdings, or LabCorp, commenced the commercialization of the first of two breast cancer assays based on our estrogen/progesterone receptor discoveries. These assays were developed under a license agreement that allows LabCorp to select from among our genomic findings to develop and commercialize two molecular oncology laboratory service tests.

  •
  In January 2008, we reorganized management to support the integration of the BHL and Atria Genetics Inc., or Atria, acquisitions. Michael A. Zoccoli, Ph.D., was promoted to the position of General Manager of our in vitro diagnostic product business. Dr. Zoccoli joined us in 2002, and in this new position he will oversee all product development, manufacturing, quality, regulatory and product support activities in the vitro diagnostic product business.

  •
  In November 2007, we entered into a pharmacogenomics research collaboration with Societe de Conseils, de Recherche et d'Applications Scientifiques SAS, a wholly owned subsidiary of Ipsen SA, to develop biomarker and pharmacogenomic tests for patients with growth failure.

  •
  In October 2007, we acquired substantially all of the assets of Atria Genetics Inc. for approximately $33 million in cash, including transaction costs. Atria has a line of human leukocyte antigen molecular diagnostic testing products that are used for identifying potential donors in the matching process for bone marrow transplantation. The cash expenditure for this acquisition was funded by available cash.

  •
  Also in October, we completed the acquisition of BHL for approximately $193 million in cash, including transaction costs. BHL is a cardiovascular healthcare company with a broad portfolio of clinical laboratory tests and disease management services focused on individuals with cardiovascular disease or lipid or metabolic disorders. The cash expenditure for this acquisition was funded by available cash.

  •
  In September 2007, we announced we had entered into agreements with Siemens Medical Solutions Diagnostics which include a license conferring rights in the human in vitro diagnostics field to the Applera patents for real-time PCR thermal cycling instruments and reagents. Under the agreements, Siemens will make up to a $24 million payment over 10 quarters, and potentially additional future royalties, to us for these rights.

  •
  Also in September, we recorded a milestone payment from Merck & Co., Inc. in recognition of Merck's advancement of odanacatib (formerly MK-0822), an orally available highly selective inhibitor of the cathepsin K enzyme, into a Phase III clinical trial as a potential treatment for osteoporosis. If this candidate or others developed under the cathepsin K collaboration are advanced further toward commercialization, we will potentially receive additional milestone payments and royalties from Merck on net sales of products developed under the collaboration.

  •
  In September, we and our collaborators from the Leiden University Medical Centre in the Netherlands and the Karolinska Institute in Sweden published a paper in Public Library of Science (Medicine) describing novel variants in the TRAF1/C5 gene region that predict individual susceptibility to, and severity of, rheumatoid arthritis. Compared with non-carriers, carriers of the risk variants (about 65-70 percent of the general population) had an approximate 37 percent increased risk for developing rheumatoid arthritis.

  •
  In September, we entered into a research collaboration with Merck to develop biomarker and pharmacogenomic tests for cancer patients. Under the terms of the agreement, we will evaluate the use of certain gene expression profiles identified by Merck with the goal of developing diagnostic predictors for use in Merck's clinical trials and to potentially form the basis for commercial companion diagnostic tests for oncology therapies.

  •
  In September, we received notification from the U.S. Food and Drug Administration that our Cystic Fibrosis Genotyping Assay had been cleared for marketing in the U.S.

Critical Accounting Estimates

        Our combined financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, or GAAP. In preparing these statements, we are required to use estimates and assumptions. While we believe we have considered all available information, actual results could affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. We believe that, of the significant accounting policies discussed in Note 1 to our combined financial statements, the following accounting policies require our most difficult, subjective or complex judgments:

  •
  Revenue recognition and accounts receivable;

  •
  Asset impairment;

  •
  Taxes;

  •
  Allocation of corporate expenses;

  •
  Allocation of purchase price to acquired assets and liabilities in business combinations; and

  •
  Exit or disposal activities.

Revenue Recognition and Accounts Receivable

        The following describes only the areas that are most subject to our judgment. Refer to Note 1, Accounting Policies and Practices, to our combined financial statements for a more detailed discussion of our revenue recognition policy.

        A portion of our reported net revenues include patient test service revenues associated with BHL's operations. We recognize patient test service revenues on completion of the testing process and when the test results are sent to the ordering healthcare provider. Billings for services reimbursed by third-party payors, including Medicare, are recorded net of allowances for differences between amounts billed and the estimated receipts from these payors. These allowances are determined based on historical activity. Since the acquisition date through December 31, 2007, revenue from Medicare patients represented approximately 39% of the total BHL patient test service revenues. Payment arrangements with third parties, such as Medicare and some insurance companies, include predetermined reimbursement rates for patient tests. Adjustments to the estimated receipts, based on final settlement with the third-party payors, including Medicare, are recorded in revenue on settlement. Historically, adjustments for Medicare have not exceeded 1/4%, and adjustments for non-Medicare payors have not exceeded 1/2%, of total BHL patient test service revenues as compared to our prior quarter estimates. As such, we estimate the potential impact of subsequent revisions to our reimbursement rates to be in the range of $150,000 to $200,000 as of December 31, 2007.

        We have established a process to estimate and review the collectibility of our receivables. Our process for determining the appropriate level of the allowance for doubtful accounts involves judgment, and considers the age of the underlying receivables, the type of payor, historical and projected collection experience, and other external factors that could affect the collectibility of our receivables. The process includes the close monitoring of billings and our collection experience, which helps reduce the risks of material revisions to allowance estimates. An account is written-off against the allowance for doubtful accounts when all reasonable collection efforts have been unsuccessful or the account has been transferred to a third party collection agency. This allowance is recorded in SG&A expenses. The increase in the allowance for doubtful accounts balance at December 31, 2007 as compared to the balance at June 30, 2007 is due to the acquisition of BHL.

        Our reported net product revenues include our product sales to Abbott and equalization payments we receive from Abbott resulting from a profit and loss sharing arrangement between us and Abbott (see Note 14 to our combined financial statements for a description of the Abbott alliance agreement). Costs associated with our product sales to Abbott are included in cost of sales. End-user sales to third parties are recognized by Abbott. Research and development and administrative costs incurred by us in connection with the Abbott alliance are presented on a gross basis in our combined statements of operations. All revenues, costs and expenses of the alliance are shared equally by both parties. At the end of each reporting period, the two companies compare a statement of revenues and expenses for alliance activities recorded by each party. A calculation is made to determine the amount that needs to be paid to evenly split both the revenue and expenses. This payment to us is referred to as the equalization payment and we record it as revenue. The timing and nature of equalization payments can lead to fluctuations in both reported revenues and gross margins from period to period due to changes in end-user sales of alliance products and differences in relative operating expenses between the alliance partners.

        We recognize royalty revenues when earned over the term of the agreement in exchange for the grant of licenses to use our products or some technologies for which we hold patents. We recognize revenue for estimates of royalties earned during the applicable period, based on historical activity, and make revisions for actual royalties received in the following quarter. Historically, these revisions have not been material to our combined financial statements. For those arrangements where royalties cannot be reasonably estimated, we recognize revenue on the receipt of cash or royalty statements from our licensees.

        In the normal course of business, we enter into arrangements whereby revenues are derived from multiple deliverables. In these revenue arrangements, we record revenue in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition" and Emerging Issues Task Force Consensus Issue 00-21, "Revenue Arrangements with Multiple Deliverables," and related pronouncements. Revenues from multiple-element arrangements involving license fees, up-front payments and milestone payments, which are received and/or billable in connection with other rights and services that represent our continuing obligations, are deferred until all of the multiple elements have been delivered or until objective and verifiable evidence of the fair value of the undelivered elements has been established. We determine the fair value of each element in multiple-element arrangements based on the prices charged when the similar elements are sold separately to third parties. If objective and verifiable evidence of fair value of all undelivered elements exists but objective and verifiable evidence of fair value does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the revenues from delivered elements are not recognized until the fair value of the undelivered element or elements have been determined. Contract interpretation is normally required to determine the appropriate accounting, including whether the deliverables specified in a multiple element arrangement should be treated as separate units of accounting for revenue recognition purposes, and if so, how the price should be allocated among the deliverable elements, when to begin to recognize revenue for each element, and the period over which revenue should be recognized.

Asset Impairment

Inventory

        Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Reserves for obsolescence and excess inventory are provided based on historical experience and estimates of future product demand. If actual demand is less favorable than our estimates, inventory write-downs may be required.

Investments

        Publicly traded minority equity investments are recorded at fair value, with the difference between cost and fair value recorded to other comprehensive income (loss) within allocated net worth. When the fair value of these investments decline below cost, and the decline is viewed as other-than-temporary, the cost basis is written down to fair value, which becomes the new cost basis, and the write-down is included in current earnings. We determine whether a decline in fair value is other-than-temporary based on the extent to which cost exceeds fair value, the duration of the market decline, the intent to hold the investment, and the financial health of, and specific prospects for, the investee.

Long-lived assets, including goodwill

        Beginning in January 2008, we have been conducting our business through two principal reporting units, a clinical laboratory testing service business and an IVD products business. Prior to January 2008, we operated as one reporting unit.

        We will test goodwill of each reporting unit for impairment using a fair value approach annually, or earlier if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying amount. Under the impairment test, if the carrying amount exceeds the estimated fair value, goodwill impairment is recognized to the extent that the carrying amount of goodwill exceeds the implied fair value of the goodwill. We may be required to record an impairment charge in the future for adverse changes in market conditions or poor operating results.

        We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events that could trigger an impairment review include, among others, a decrease in the market value of an asset, the asset's inability to generate income from operations and positive cash flow in future periods, a decision to change the manner in which an asset is used, a physical change to the asset or a change in business climate. We calculate estimated future undiscounted cash flows, before interest and taxes, resulting from the use of the asset and its estimated value at disposal and compare it to its carrying value in determining whether impairment potentially exists. If a potential impairment exists, a calculation is performed to determine the fair value of the long-lived asset. This calculation is based on a valuation model and discount rate commensurate with the risks involved. Third party appraised values may also be used in determining whether impairment potentially exists.

Taxes

        Deferred taxes represent the difference between the tax bases of assets or liabilities, calculated under tax laws, and the reported amounts in our combined financial statements. Deferred tax assets include items that can be used as a tax deduction or credit in our tax return in future years for which we have already recorded the tax benefit in our combined statements of operations or items that have already been included in our tax return income but have yet to be recorded as income in our combined statements of operations. We record a valuation allowance against deferred tax assets if it is more likely than not that we will not be able to utilize these assets to offset future taxes. We determine if a valuation allowance is necessary based on estimates of future taxable profits and losses, tax planning strategies and other positive and negative evidence.

        The provisions for taxes were determined using the asset and liability approach prescribed by SFAS No. 109, "Accounting for Income Taxes." We have been included in a consolidated return with Applera and its subsidiaries. Celera recorded the federal income tax provisions based on Applera's consolidated return approach taking into account the Celera's relative contribution (positive or negative) to Applera's consolidated federal taxable income, tax liability, and tax credit positions. Celera recorded tax benefits for tax assets that can be used in the current or future periods based on Applera's consolidated return approach. Existing tax benefits we acquired in a business combination that are used on an Applera consolidated basis are reimbursed to us. Tax benefits generated by the Celera Group commencing July 1, 1998, which could be used on a consolidated basis, were reimbursed by the Applied Biosystems Group to the Celera Group up to a limit of $75 million.

        Under the Celera Diagnostics joint venture agreement, which was restructured during fiscal 2006 (see Note 14 to our combined financial statements), the Applied Biosystems Group reimbursed us for federal tax benefits generated by Celera Diagnostics to the extent these tax benefits were used by the Applied Biosystems Group. These tax benefits were not subject to the $75 million limit described above. The amounts used by the Applied Biosystems Group that were not reimbursed to the Celera Group were recorded to allocated net worth of each group.

        Applera, depending on the tax laws of the respective jurisdictions, files state and local income taxes on either a separate, consolidated, or combined basis. Celera records state and local income tax provisions and related tax payments or refunds based on our contributions to state or local tax liabilities on a separate return basis. However, deferred tax assets determined on a separate return basis that are utilized on Applera's consolidated or combined returns due to the income of other members of the consolidated or combined group are eliminated from the deferred tax accounts through our net worth. Therefore, the state deferred tax attributes, as reported, reflect those that are available for carryforward on returns as filed.

        The deferred tax asset that is on our balance sheet as a result of these tax accounting policies is not necessarily representative of the asset that would have been recorded had we been a separate, stand-alone taxpayer that operated independently of Applera. In addition, the tax attributes which are the basis for the reported deferred tax asset will be allocated between Applera and us based on the applicable tax laws. These tax law allocations may result in changes to our deferred tax accounts immediately following our separation from Applera.

        We regularly assess the likelihood of tax adjustments in each of the tax jurisdictions in which we have operations and account for the related financial statement implications. Determining an appropriate level of tax reserves requires exercising judgment regarding the uncertain application of tax law.

Allocation of Corporate Expenses

        Applera has historically allocated corporate costs relating to general, administrative and shared service activities to its business units using a proportional cost allocation methodology. These services have included executive management, legal, risk management, cash management, human resources (including benefits), tax compliance, accounting, information technology, investor relations, external reporting, internal audit and services relating to Applera's board of directors.

        Costs associated with specific services provided are determined based on actual usage, transactions processed or estimated proportionate effort. Where costs could not practically be determined by specific utilization, these costs were primarily allocated based on head count, total expenses and revenues attributed to us.

        We believe the allocations included in our combined financial statements are reasonable and have been consistently applied. Although these allocated costs may not be indicative of the actual costs we will incur in the future, we do not believe they will differ materially from costs we expect to incur as a separate, stand-alone entity.

Allocation of Purchase Price to Acquired Assets and Liabilities in Business Combinations

        The cost of an acquired business is assigned to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values at the date of acquisition. We assess fair value using a variety of methods, which may include the use of independent appraisers, present value models, and estimates of current selling prices and replacement values. Amounts recorded as intangible assets are based on assumptions and estimates regarding the amount and timing of projected revenues and costs, appropriate risk-adjusted discount rates, as well as assessing the competition's ability to commercialize products before we can. Also, on acquisition, we determine the estimated economic lives of the acquired intangible assets for amortization purposes. Actual results may vary from projected results.

Exit or Disposal Activities

        From time to time, we may undertake actions to improve future profitability and cash flow performance, as appropriate. We record a liability for costs associated with an exit or disposal activity when the liability is incurred, as required under SFAS No. 146, "Accounting for Exit or Disposal Activities." Costs incurred under an exit or disposal activity could include estimates of severance and termination benefits, facility-related expenses, elimination or reduction of product lines, asset-related write-offs, and termination of contractual obligations, among other items. We periodically review these cost estimates and adjust the liability, as appropriate.

Events Impacting Comparability

        We are providing the following information on some actions taken by us or events that occurred for the six months ended December 31 and the fiscal years ended June 30. We describe the effect of these items on our reported earnings for the purpose of providing you with a better understanding of our on-going operations. You should consider these items when making comparisons to past performance and assessing prospects for future results.

	For the Six Months Ended December 31,
			For the Years Ended June 30,
Income/(charge) (Dollar amounts in millions)
	2007	2006	2007	2006	2005

Severance and benefit costs	$(0.8)	$—	$(0.5)	$(12.8)	$(2.9)
Asset impairments		(3.0)	(6.8)	(9.8)	1.8
Excess lease space				(1.2)	(1.5)
Other charges	0.4	(3.6)	(3.6)	(2.6)
Reduction of expected costs		0.6	0.6	0.2

Total employee-related charges, asset impairments, and other	$(0.4)	$(6.0)	$(10.3)	$(26.2)	$(2.6)

Other events impacting comparability:
Revenue from sales of small molecule programs		$2.5	$2.5	$8.6	$—
Impairment of inventory recorded in cost of sales					(1.7)
Asset dispositions and legal settlements		2.4	2.4	(0.7)
Investment gains				7.6
Tax items		1.0	1.4		2.2

Acquisitions

        Through December 31, 2005, Applera operated a diagnostics business known as Celera Diagnostics. This business was a 50/50 joint venture between us and the Applied Biosystems Group. In January 2006, Applera announced that its board of directors had approved a restructuring of the Celera Diagnostics joint venture. As a result of the restructuring, the Applied Biosystems Group's interest in Celera Diagnostics was transferred to us in exchange for various considerations to the Applied Biosystems Group.

        The financial elements of the consideration provided to the Applied Biosystems Group in connection with the restructuring of Celera Diagnostics included:

  •
  The Applied Biosystems Group gained the right to sell instrument platforms to end-user diagnostic customers, a field of activity previously reserved for Celera Diagnostics. The Applied Biosystems Group became the preferred supplier of some diagnostic instruments to our strategic alliance with Abbott Laboratories, and the Celera/Abbott alliance became the preferred diagnostics company marketing some of the Applied Biosystems Group's instruments. See "Our Company—Our IVD Products Business—Abbott Strategic Alliance."

  •
  We agreed to provide some research and development and regulatory support to the Applied Biosystems Group at cost, including assistance in the development of new polymerase chain reaction, or PCR reagents and clinical diagnostic instrument systems. Additionally, under the agreement we agreed to use our GMP reagent manufacturing capability to manufacture selected products for the Applied Biosystems Group's customers. GMP refers to the U.S. Food and Drug Administration's Good Manufacturing Practices regulations.

  •
  We forgave future royalties due through 2017 on sales of the Applied Biosystems Group's products under the terms of a marketing and distribution agreement between us and the Applied Biosystems Group.

  •
  We paid the Applied Biosystems Group $30 million in cash, which was funded by available cash.

        The separation agreement will govern the relationship of the two parties after the split-off. For further information, see "Our Relationship with Applera Following the Split-Off."

        In October 2007, we acquired BHL for $193.2 million in cash, including transaction costs. BHL is a cardiovascular healthcare company with a Clinical Laboratory Improvement Amendments of 1988 (CLIA)-certified laboratory that provides a broad portfolio of clinical laboratory tests and disease management services focused on individuals who have cardiovascular disease or lipid or metabolic disorders. We believe that the acquisition will provide us with a commercial infrastructure to bring our new genetic tests to the U.S. cardiovascular market. Additionally, BHL is expected to provide opportunities for us to commercialize new tests and technologies and to gain economies of scale and improve our margins as a consequence of the vertical integration with BHL's clinical laboratory service business. The cash expenditure for this acquisition was funded by available cash.

        In late October 2007, we acquired substantially all of the assets of Atria, a company based in South San Francisco, California, for $33.3 million in cash, including transaction costs. Atria has a line of HLA testing products that are used for identifying potential donors in the matching process for bone marrow transplantation. The acquisition provides us with direct access to tissue typing in the transplantation and bone marrow registry market. The cash expenditure for this acquisition was funded by available cash.

        For further information on the BHL and Atria acquisitions, see Note 3 to our combined financial statements.

Employee-Related Charges, Asset Impairments, and Other

        The following items have been recorded in the Combined Statements of Operations in employee-related charges, asset impairments and other, except as noted.

Fiscal 2008

        During the second quarter of fiscal 2008, we recorded a pre-tax charge of $0.4 million related to a reduction in our proteomic-based activities. This charge was in addition to a charge recorded in the fourth quarter of fiscal 2007, as described below. The charge was primarily comprised of a $0.8 million charge for severance costs for approximately 20 employees, partially offset by a gain of $0.4 million from the disposal of equipment related to proteomic-based activities. All of the affected employees were notified by October 31, 2007, and are expected to be terminated by the end of the third quarter of fiscal 2008. During the second quarter of fiscal 2008, we made net cash payments of $0.5 million related to this charge. Cash expenditures were funded by available cash. The remaining cash expenditures of $0.3 million are expected to be paid by the end of the third quarter of fiscal 2008. This action was intended to improve our financial results, in part due to lower operating expenses.

Fiscal 2007

        During the fourth quarter of fiscal 2007, we recorded a pre-tax charge of $0.5 million for severance costs for approximately 20 employees. The charge resulted from a reduction in our proteomics-based activities. All of the affected employees were notified as of June 30, 2007, and were terminated by October 31, 2007. During the first six months of fiscal 2008, we made cash payments of $0.5 million, which represented the remaining payments related to this charge. Cash expenditures were funded by available cash. This action was intended to improve our financial results, in part due to lower operating expenses.

        Also during fiscal 2007, we recorded a pre-tax charge of $6.3 million, which was primarily comprised of $6.8 million of pre-tax charges for the write-downs of the carrying amount of an owned facility that was impaired initially in fiscal 2006, partially offset by a pre-tax benefit of $0.6 million for a reduction in anticipated employee-related costs associated with severance and benefit charges recorded in the third and fourth quarters of fiscal 2006. Both of these items are discussed below.

        During the first quarter of fiscal 2007, we recorded a pre-tax charge of $3.5 million for our estimated share of a damage award in continuing litigation between Abbott and Innogenetics. In September 2006, a jury found that the sale of HCV genotyping analyte specific reagents, or ASRs, products by Abbott willfully infringed a U.S. patent owned by Innogenetics and awarded Innogenetics $7.0 million in damages. In January 2007, the U.S. District Court for the Western District of Wisconsin ruled in favor of Innogenetics' request for a permanent injunction, and ordered Abbott to withdraw its products from the market. The Court also reversed the jury verdict of willful infringement and ruled that Abbott did not willfully infringe Innogenetics' patent and denied Innogenetics' request for enhanced damages and attorneys' fees. Innogenetics did not name us as a party in this lawsuit, but we have an interest in these products and in the outcome of the litigation because the enjoined products are manufactured by us and sold through our alliance with Abbott. Also, as these products are part of our alliance with Abbott, we agreed to share equally the cost of this litigation, including the damage award described above. Abbott appealed the judgment. On January 17, 2008, the United States Court of Appeals for the Federal Circuit vacated the permanent injunction granted by the lower court for Innogenetics against Abbott in selling HCV genotyping products. Since the jury's damage award included an upfront entry fee, the Court remanded to the lower court to determine the terms of a compulsory license for Abbott's future sales. In addition, the Court remanded for a new trial on the validity of the Innogenetics patent in view of a prior-issued patent. The Court also affirmed the judgment of infringement and the judgment of no willful infringement.

Fiscal 2006

        During fiscal 2006, we recorded pre-tax charges related to our decision to exit our small molecule drug discovery and development programs and the integration of Celera Diagnostics into us. These charges consisted of the following components:

(Dollar amounts in millions)	Employee- Related Charges	Asset Impairments	Excess Lease Space	Other Disposal Costs	Total

Third quarter	$10.7	$8.0	$0.8	$1.4	$20.9
Fourth quarter	2.1	1.8	0.4	1.2	5.5

Total charges	12.8	9.8	1.2	2.6	26.4

Cash payments	7.9		0.2	2.4	10.5
Non-cash activity		9.3		0.2	9.5

Balance at June 30, 2006	4.9	0.5	1.0		6.4

Additional charge		6.8			6.8

Non-cash activity		6.8			6.8
Cash payments	4.2		0.7		4.9
Reduction of expected costs	0.6				0.6

Balance at June 30, 2007	0.1	0.5	0.3		0.9

Cash payments	0.1				0.1

Balance at December 31, 2007	$—	$0.5	$0.3	$—	$0.8

        The employee-related charges were severance costs primarily for staff reductions in small molecule drug discovery and development. As of March 31, 2006, all of the affected employees had been notified and by September 30, 2006, all had been terminated. In the second quarter of fiscal 2007, we recorded a pre-tax benefit of $0.6 million for a reduction in anticipated employee-related costs associated with the severance and benefit charges recorded in fiscal 2006. The asset impairment charges primarily related to a write-down of the carrying amount of an owned facility to its then estimated current market value less estimated selling costs, as well as write-offs of leasehold improvements and equipment. This facility was reclassified into assets held for sale in fiscal 2006. In fiscal 2007, we recorded additional pre-tax charges of $6.8 million to write-down the carrying amount of this facility, $3.0 million of which was recorded in the second quarter of fiscal 2007 and $3.8 million of which was recorded in the fourth quarter of fiscal 2007. The estimates of market value for this facility were based on third-party appraisals. Cash expenditures for these charges were funded by available cash. These actions enabled us to focus on our molecular diagnostics and proteomics activities, reduce our cash consumption, and progress toward profitability. The remaining required cash expenditures related to these charges are expected to be disbursed by December 31, 2008.

Fiscal 2005

        During fiscal 2005, we recorded pre-tax charges totaling $4.5 million related to our Paracel operations, which was acquired in fiscal 2000. Due to a shift in focus, Paracel was no longer deemed strategic to the overall business. The charge consisted of $1.1 million for severance and benefit costs, $1.7 million for excess facility lease expenses and asset impairments, and $1.7 million in cost of sales for the impairment of inventory. The charge for excess facility lease expenses and asset impairments was primarily for a revision to an accrual initially recorded in fiscal 2002 for the estimated cost of excess facility space for a lease that extends through fiscal 2011 and to write off related fixed assets.

        As of March 31, 2005, the majority of the affected Paracel employees had been terminated. Substantially all cash payments related to these terminations had been made as of June 30, 2005. During fiscal 2007, we made net cash payments of $1.7 million related to the excess lease space charge. The cash expenditures were funded by available cash. The remaining net cash expenditures related to this charge of approximately $2.3 million are expected to be disbursed by the end of fiscal 2011. The expenses related to the closure of the Paracel business and completion of remaining service obligations during fiscal 2006 did not have a material impact on our fiscal 2006 operating results.

        In fiscal 2005, we recorded a pre-tax charge of $3.4 million related to the Online/Information Business, an information products and service business. We realigned our organization based on a change in our business focus and, as part of this realignment, the Online/Information Business was determined to be non-strategic. The pre-tax charge of $3.4 million consisted of $1.8 million for severance and benefit costs and $1.6 million for asset impairments, primarily related to information-technology leases. As of June 30, 2005, all affected employees had been notified and by the end of the first quarter of fiscal 2006, all had been terminated. In fiscal 2006, we recorded a pre-tax benefit of $0.2 million for a reduction in anticipated severance and benefit costs. All cash expenditures related to this action had been disbursed by the end of fiscal 2006.

        During fiscal 2005, we completed the sale of our Rockville, Maryland facilities and recorded a $3.6 million pre-tax favorable adjustment to an impairment charge recorded in fiscal 2004.

Other Events Impacting Comparability

Revenue from the sales of small molecule programs

        In the second quarter of fiscal 2007, we recorded $2.5 million in net revenues from the sale of a small molecule drug discovery and development program to Schering AG. We had recorded an initial $2.5 million in fiscal 2006 when the agreement for the sale of the program was executed. Additionally in fiscal 2006, we recorded $6.1 million in net revenues from the sales of other small molecule drug discovery and development programs, primarily to Pharmacyclics, Inc.

Asset dispositions and legal settlements

        The following items have been recorded in the Combined Statements of Operations in asset dispositions and legal settlements.

Fiscal 2007

        We recorded a $2.4 million pre-tax benefit in the second quarter of fiscal 2007 related to the settlement of a litigation matter associated with the former Online/Information Business.

Fiscal 2006

        In fiscal 2006, we recorded a $0.7 million pre-tax charge related to the settlement of a patent infringement suit filed in March 2003 related to genotyping methods. The amount represents our total cost for the settlement.

Investments

        We recorded pre-tax gains of $7.6 million in gain (loss) on investments, net in fiscal 2006 from the sale of non-strategic minority equity investments.

Tax items

Fiscal 2007

        The Tax Relief and Health Care Act of 2006, enacted in December 2006, extended the R&D tax credit from January 1, 2006 through December 31, 2007. We included the estimated benefit of the current year R&D tax credit in the fiscal 2007 estimated annual effective tax rate. In addition, we recorded a tax benefit of $1.4 million in fiscal 2007 related to the R&D tax credit generated between January 1, 2006 and June 30, 2006, $1.0 million of which was recorded in the second quarter of fiscal 2007.

Fiscal 2005

        We recorded a tax benefit of $2.2 million related to additional U.S. R&D tax credits.

Results of Operations—
Six Months Ended December 31, 2007 Compared with Six Months Ended December 31, 2006

	For the Six Months Ended December 31,
(Dollar amounts in millions)	2007	2006	% Increase/ (Decrease)

Net revenues	$56.5	$23.4	141.5%
Cost of sales	14.5	8.3	74.7%

Gross margin	42.0	15.1	178.1%
SG&A expenses	28.2	14.9	89.3%
R&D	21.3	25.2	(15.5%	)
Amortization of purchased intangible assets	2.1
Employee-related charges, asset impairments and other	0.4	6.0	(93.3%	)
Asset dispositions and legal settlements		(2.4)	(100.0%	)

Operating loss	(10.0)	(28.6)	(65.0%	)
Interest income, net	11.6	13.5	(14.1%	)
Other income (expense), net	(0.1)	0.2	(150.0%	)

Income (loss) before income taxes	1.5	(14.9)	(110.1%	)
Provision (benefit) for income taxes	0.5	(6.9)	(107.2%	)

Net income (loss)	$1.0	$(8.0)	(112.5%	)

Effective income tax (benefit) rate	36.0%	(46.2%)

        The following table summarizes the impact of the previously described events impacting comparability included in the financial results for fiscal 2008 and 2007:

	For the Six Months Ended December 31,
(Dollar amounts in millions)	2007	2006

Charge included in income (loss) before income taxes	$(0.4)	$(1.1)
Benefit for income taxes	(0.2)	(1.5)

        We reported net income in the first six months of fiscal 2008 compared to a net loss in the first six months of fiscal 2007. This change resulted primarily from higher net revenues and lower R&D expenses, partially offset by higher SG&A expenses.

        The following table sets forth the components of our net revenues for the six month periods ended December 31:

	For the Six Months Ended December 31,
(Dollar amounts in millions)	2007	2006	% Increase/ (Decrease)

Products, including alliance equalization	$13.9	$13.1	6.1%
Services	22.3
Royalty, licenses, and milestones	20.3	10.3	97.1%

Total net revenues	$56.5	$23.4	141.5%

        Our reported revenues are comprised of service and product sales, equalization payments, and license and collaboration revenues. Service sales consist primarily of clinical laboratory testing services by BHL, and product sales consist of our portion of sales of Atria HLA products and shipments of products manufactured by us to our alliance partner, Abbott, at cost. Equalization payments result from an equal sharing of alliance profits and losses between the alliance partners and vary each period depending on the relative income and expense contribution of each partner.

        Product revenues for the first half of fiscal 2008 increased compared to the same period in the prior year primarily due to $2.4 million of net revenues from Atria, partially offset by lower equalization payments from Abbott and lower product sales. Equalization revenue, net was $6.9 million for the first six months of fiscal 2008 compared to $7.9 million for the first six months of fiscal 2007. Service revenues for the first half of fiscal 2008 included $21.3 million of net revenues from BHL. Royalty, licenses and milestones revenues for the first half of fiscal 2008 included: $3.0 million from the resale of our cathepsin S inhibitor program to a privately-held drug development company; $4.8 million from agreements with Siemens Medical Solutions Diagnostics, which included patent licenses for real-time PCR thermal cycling instruments and reagents in the human in vitro diagnostics field; and $2.0 million from Merck as a result of the cathepsin K inhibitor program entering a Phase III clinical trial. Also contributing to the increase in reported revenues in the first half of fiscal 2008 compared to prior year period were higher royalties from other diagnostic licensees. The first six months of fiscal 2007 included $2.5 million from the sale of a small molecule drug discovery and development program to Schering AG.

        The increase in gross margin in the first six months of fiscal 2008 was primarily attributable to sales of higher margin products and services due to the acquisitions of BHL and Atria and higher licensing and royalty revenues discussed above.

        R&D expenses decreased in the first half of fiscal 2008 compared to the prior year period primarily due to reduced proteomic-based target discovery and validation related activities. SG&A expenses increased in the first half of fiscal 2008 compared to the prior year period primarily due to the inclusion of BHL expenses of approximately $12 million and allocated expenses related to the review of Applera's corporate structure.

        Interest income, net decreased during the first six months of fiscal 2008 as compared to the prior year period primarily due to lower average cash and cash equivalents and short-term investments, partially offset by higher average interest rates.

        The change in the effective tax rate for the first six months of fiscal 2008 compared to the prior year period was primarily due to the change in relationship between nondeductible expenses and the forecasted lower net loss for fiscal 2008.

Supplemental Information

        The following supplemental information is provided for the six months ended December 31:

(Dollar amounts in millions)	2007	2006

Equalization revenue, net	$6.9	$7.9
End-user sales	56.8	49.0

        End-user sales consisted of products sold globally through our alliance with Abbott. End-user sales, as reported to us by Abbott, include the impact of foreign currency. Increased sales of HIV and HCV RealTime™ viral load assays used on the m2000 system and increased sales of the Atria HLA products and ViroSeq™ HIV-1 Genotyping System for genotyping HIV all contributed to the growth in end-user sales for the first six months of fiscal 2008 compared to the prior year period. These increased sales were partially offset by lower sales of cystic fibrosis reagents and the removal of the HCV genotyping ASRs due to the injunction against sales of these products by Abbott previously issued in the litigation with Innogenetics.

Results of Operations—Fiscal 2007 Compared with Fiscal 2006

(Dollar amounts in millions)	2007	2006	% Increase/ (Decrease)

Net revenues	$43.4	$46.2	(6.1%	)
Cost of sales	17.6	19.7	(10.7%	)

Gross margin	25.8	26.5	(2.6%	)
R&D	51.7	94.3	(45.2%	)
SG&A expenses	30.4	36.8	(17.4%	)
Amortization of purchased intangible assets		1.1	(100.0%	)
Employee-related charges, asset impairments and other	10.3	26.2	(60.7%	)
Asset dispositions and legal settlements	(2.4)	0.7	(442.9%	)

Operating loss	(64.2)	(132.6)	(51.6%	)
Gain on investments, net		7.6	(100.0%	)
Interest income, net	27.8	22.4	24.1%
Other income (expense), net	0.5	(0.2)	(350.0%	)

Loss before income taxes	(35.9)	(102.8)	(65.1%	)
Benefit for income taxes	(15.3)	(39.2)	(61.0%	)

Net loss	$(20.6)	$(63.6)	(67.6%	)

Effective income tax benefit rate	42.6%	38.1%

        The following table summarizes the impact of the previously described events impacting comparability included in the financial results for fiscal 2007 and 2006:

(Dollar amounts in millions)	2007	2006

Charge included in loss before income taxes	$(5.4)	$(10.6)
Benefit for income taxes	(3.4)	(3.7)

        The lower net loss in fiscal 2007 compared to the prior year resulted primarily from lower R&D and SG&A expenses and the previously described events impacting comparability.

        The following table sets forth the components of our net revenues for the fiscal years ended June 30:

(Dollar amounts in millions)	2007	2006	% Increase/ (Decrease)

Products, including alliance equalization	$25.3	$29.2	(13.4%)
Services		0.4	(100.0%)
Royalty, licenses, and milestones	18.1	16.6	9.0%

Total net revenues	$43.4	$46.2	(6.1%)

        Product revenues in fiscal 2007 decreased compared to fiscal 2006 primarily due to $2.6 million of revenues in fiscal 2006 from Paracel and lower equalization payments from Abbott in fiscal 2007, partially offset by higher product sales in fiscal 2007. Equalization revenue, net was $15.5 million in fiscal 2007 compared to $17.8 million in fiscal 2006. Service revenues for fiscal 2006 included $0.4 million associated with genotyping selected DNA sequence variants. Royalty, licenses and milestones revenues included: $8.0 million in fiscal 2007 of licensing revenue from Beckman Coulter, Inc., or Beckman Coulter, $2.5 million in fiscal 2007 and $8.6 million in fiscal 2006 from the sale of some small molecule drug discovery and development programs, $1.9 million of revenues in fiscal 2006 from the Online/Information Business, and higher royalties in fiscal 2007.

        Commencing in July 2006, Beckman Coulter began making quarterly payments which are expected to total $20.0 million over ten quarters for diagnostic rights to some technology as part of a legal settlement between Beckman Coulter and Applera. For a more detailed description of our agreement with Beckman Coulter, see "Our Company—Licensing Programs, Collaborations and Other Intellectual Property Licenses—Applera Intellectual Property Licenses."

        The decrease in gross margin in fiscal 2007 compared to fiscal 2006 was primarily attributable to lower revenue from the sale of small molecule programs and lower equalization payments from Abbott, partially offset by increased licensing and royalty revenues.

        Both R&D and SG&A expenses decreased in fiscal 2007 compared to the prior year primarily due to the decision to exit small molecule drug discovery and development in the third quarter of fiscal 2006.

        Interest income, net increased during fiscal 2007 as compared to the prior year primarily due to higher average interest rates, partially offset by lower average cash and cash equivalents and short-term investments.

        The increase in the effective income tax benefit rate for fiscal 2007 compared to fiscal 2006 was primarily attributable to the extension of the R&D tax credit, which included a tax benefit of $1.0 million related to the recognition of the prior fiscal year R&D tax credit, as a result of the Tax Relief and Health Care Act of 2006.

Supplemental Information

        The following supplemental information is provided for the fiscal years ended June 30:

(Dollar amounts in millions)	2007	2006

Equalization revenue, net	$15.5	$17.8
End-user sales	100.3	79.5

        End-user sales consisted of products sold globally through the alliance with Abbott and revenues from our unpartnered new genetic tests. End-user sales, as reported to us by Abbott, include the impact of foreign currency. Higher sales of HIV and HCV viral load, Chlamydia, and Gonorrhea RealTime assays used on the m2000 system, as well as high resolution HLA genotyping products, ViroSeq HIV-1 Genotyping System, and cystic fibrosis, Fragile X, and thrombosis related ASRs all contributed to the year-over-year growth in end-user sales. These increases were partially offset by lower sales of our HCV genotyping ASRs due to the injunction against sales of these products as described above. Fiscal 2006 included $3.6 million of end-user sales from a low resolution HLA product line that was removed from the alliance in December 2005.

Results of Operations—Fiscal 2006 Compared with Fiscal 2005

(Dollar amounts in millions)	2006	2005	% Increase/(Decrease)

Net revenues	$46.2	$66.5	(30.5%	)
Cost of sales	19.7	19.9	(1.0%	)

Gross margin	26.5	46.6	(43.1%	)
R&D	94.3	141.4	(33.3%	)
SG&A expenses	36.8	40.7	(9.6%	)
Amortization of purchased intangible assets	1.1	2.9	(62.1%	)
Employee-related charges, asset impairments and other	26.2	2.6	907.7%
Asset dispositions and legal settlements	0.7

Operating loss	(132.6)	(141.0)	(6.0%	)
Gain on investments, net	7.6
Interest income, net	22.4	14.9	50.3%
Other income (expense), net	(0.2)	1.3	(115.4%	)

Loss before income taxes	(102.8)	$(124.8)	(17.6%	)
Benefit for income taxes	(39.2)	(46.8)	(16.2%	)

Net loss	$(63.6)	$(78.0)	(18.5%	)

Effective income tax benefit rate	38.1%	37.5%

        The following table summarizes the impact of the previously described events impacting comparability included in the financial results for fiscal 2006 and 2005:

(Dollar amounts in millions)	2006	2005

Charge included in loss before income taxes	$(10.6)	$(4.3)
Benefit for income taxes	(3.7)	(3.7)

        The lower net loss in fiscal 2006 compared to fiscal 2005 primarily resulted from lower R&D expenses and higher interest income, partially offset by lower net revenues and the previously described events impacting comparability.

        The following table sets forth the components of our net revenues for the fiscal years ended June 30:

(Dollar amounts in millions)	2006	2005	% Increase/ (Decrease)

Products, including alliance equalization	$29.2	$31.2	(6.4%)
Services	0.4	5.9	(93.2%)
Royalty, licenses, and milestones	16.6	7.7	115.6%
			(100.0%)
Subscription		21.7

Total net revenues	$46.2	$66.5	(30.5%)

        Product revenues in fiscal 2006 decreased compared to fiscal 2005 primarily due to lower revenues of $2.1 million from Paracel and lower equalization payments from Abbott in fiscal 2006, partially offset by higher product sales in fiscal 2006. Equalization revenue, net was $17.8 million in fiscal 2006 compared to $19.1 million in fiscal 2005. Service revenues for fiscal 2005 included payments of $3.5 million from Merck & Co., Inc. associated with a target and marker collaboration related to

Alzheimer's disease and $1.8 million for research and development activities for governmental agencies related to September 11, 2001 human identification work. Royalty, licenses and milestones revenues in fiscal 2006 included $8.6 million from the sale of some small molecule drug discovery and development programs. Fiscal 2005 revenues also included Online/Information Business subscription revenues. Substantially all of the existing customer contracts related to the Online/Information Business terminated on or prior to June 30, 2005.

        The reduction in gross margin in fiscal 2006 was primarily attributable to the inclusion of the Online/Information Business in fiscal 2005. Cost of sales in fiscal 2005 included a $1.7 million charge related to the impairment of Paracel inventory.

        R&D expenses decreased in fiscal 2006 compared to the prior year primarily due to the decision to exit small molecule drug discovery and development and the Online/Information Business and the reimbursement by the Applied Biosystems Group of some expenses incurred by us for research performed to assist it in product development activities.

        SG&A expenses decreased in fiscal 2006 compared to fiscal 2005 primarily due to higher costs associated with the Online/Information Business in fiscal 2005, partially offset by higher professional services in fiscal 2006.

        Interest income, net increased during fiscal 2006 as compared to the prior year primarily due to higher average interest rates, partially offset by lower average cash and cash equivalents and short-term investments.

        Other income, net for fiscal 2005 included a non-recurring receipt of $1.0 million related to a financing activity for a non-strategic investment and the write-down of an investment acquired as part of an acquisition.

        The increase in the effective income tax benefit rate for fiscal 2006 compared to fiscal 2005 was primarily attributable to the impact of R&D credits on the lower losses in fiscal 2006. While the dollar amount of the R&D credits in fiscal 2006 was not substantially different than the prior year, they had a greater impact on the effective income tax benefit rate. The impact of the R&D credit was partially offset by the previously described events impacting comparability.

Supplemental Information

        The following supplemental information is provided for the fiscal years ended June 30:

(Dollar amounts in millions)	2006	2005

Equalization revenue, net	$17.8	$19.1
End-user sales	79.5	61.7

        End-user sales consisted of products sold globally through the alliance with Abbott. End-user sales, as reported to us by Abbott, include the impact of foreign currency. End-user sales increased for fiscal 2006 compared to fiscal 2005 primarily due to increased sales of HCV and HIV RealTime viral load assays used on the m2000 system and third party high resolution HLA products. These end-user sales were partially offset by lower sales of a low resolution HLA product line that was removed from the alliance in December 2005.

Discussion of Financial Resources and Liquidity

        We had cash and cash equivalents and short-term investments of $345.8 million at December 31, 2007, $564.8 million at June 30, 2007, and $573.4 million at June 30, 2006. We believe that existing funds are adequate to satisfy our normal operating cash flow needs, planned capital expenditures, and recently completed acquisitions for at least the next twelve months.

        We currently do not have a revolving credit agreement in place. After the split-off, we expect to establish a credit facility of an appropriate size and tenor. Any financing would be on a stand-alone basis without reliance on Applera's overall balance sheet. We may not be able to secure adequate debt or equity financing on desirable terms. The cost to us of stand-alone financing may be materially higher than the cost of financing that we could have obtained as part of Applera.

        As previously disclosed, Applera managed the investment of surplus cash for us and its other businesses on a centralized basis. The attribution of the activity within cash and cash equivalents and short-term investments is determined based on our net cash usage.

(Dollar amounts in millions)	December 31, 2007	June 30, 2007	June 30, 2006

Cash and cash equivalents	$51.1	$33.3	$64.2
Short-term investments	294.7	531.5	509.2

Total cash and cash equivalents and short-term investments	$345.8	$564.8	$573.4
Total debt	0.2
Working capital	389.5	568.0	580.0

        Cash and cash equivalents at December 31, 2007 increased from June 30, 2007, as cash generated from operating activities, proceeds from the sales and maturities of available for sale investments, net of purchases, and stock issuances exceeded the amount expended on the acquisitions of BHL and Atria, the purchase of capital assets, and the repayment of debt assumed in the BHL acquisition.

        Cash and cash equivalents decreased from June 30, 2006 to June 30, 2007, as the amount expended on operations, the purchase of capital assets, and the purchases of available for sale investments, net of sales and maturities, exceeded proceeds from stock issuances. Cash and cash equivalents for fiscal 2006 increased as the proceeds received from the sales and maturities of available-for-sale investments, net of purchases, the sale of assets, and stock issuances exceeded the amount expended on operations, the $30 million payment by us to the Applied Biosystems Group as partial consideration for its interest in Celera Diagnostics joint venture, and the purchase of capital assets.

        Net cash flows were as follows:

	For the Six Months Ended December 31,		For the Years Ended June 30,
(Dollar amounts in millions)	2007	2006	2007	2006	2005

Net cash from operating activities	$3.4	$(13.4)	$(23.6)	$(96.6)	$(114.2)
Net cash from investing activities	21.2	(35.5)	(24.0)	135.5	78.9
Net cash from financing activities	(6.8)	11.1	16.8	(2.1)	8.3

Operating activities

        Operating activities were a source of cash for the first six months of fiscal 2008 compared to a use of cash in the first six months of fiscal 2007. Higher income-related cash flows and a lower decrease in accounts payable and other liabilities in the first six months of fiscal 2008 were partially offset by a higher increase in accounts receivable. The lower decrease in accounts payable and other liabilities primarily resulted from higher severance and other restructuring-related payments and timing of vendor payments in the first six months of fiscal 2007. The higher accounts receivable was due in part to the timing of the collection of licensing and milestone payments recorded in the first six months of fiscal 2007, as well as an increase in receivables related to the sale of Atria products after the acquisition.

        Net cash used by operating activities for fiscal 2007 was $73.0 million lower than in fiscal 2006. The lower use of cash resulted primarily from lower net cash operating losses and lower working capital requirements in fiscal 2007. Working capital benefited primarily from a lower decrease in accounts payable and other liabilities and higher proceeds from accounts receivable. The lower decrease in accounts payable and other liabilities was primarily due to our strategic decisions relating to the small molecule drug discovery and development and the Online/Information business. The higher proceeds in accounts receivable was primarily due to the collection of receivables in fiscal 2007 related to the small molecule business.

        Net cash used by operating activities for fiscal 2006 was $17.6 million lower than in fiscal 2005. The lower use of cash resulted primarily from lower net cash operating losses and lower working capital requirements in fiscal 2006. In fiscal 2006 compared to fiscal 2005, working capital benefited primarily from a lower decrease in accounts payable and other liabilities, partially offset by an increase in accounts receivable. The lower decrease in accounts payable and other liabilities resulted in part due to the Online/Information Business. Partially offsetting this lower decrease were lower liabilities as a result of the decision to exit small molecule drug discovery and development and higher severance and other restructuring-related payments. The increase in accounts receivable resulted in part due to the sale of the small molecule programs and higher receivables associated with the diagnostics business.

Investing activities

        Net cash from investing activities for the first six months of fiscal 2008 increased compared to the first six months of fiscal 2007 primarily due to lower purchases, net of sales and maturities, of available for sale investments in the first six months of fiscal 2008. In October 2007, we acquired BHL and Atria for $214.4 million, including transaction costs and net of cash acquired.

        Capital expenditures, net of disposals, were $2.4 million in fiscal 2007, $4.8 million in fiscal 2006, and $9.9 million in fiscal 2005. Fiscal 2007 and 2006 capital expenditures consisted of equipment purchases and leasehold improvements, the majority of which related to the diagnostics business. Fiscal 2005 capital expenditures consisted primarily of equipment purchases to support the small molecule drug discovery, diagnostics and proteomics businesses and improvements made primarily to our therapeutics facilities.

        In fiscal 2007, purchases exceeded the proceeds received from the sales and maturities of available-for-sale investments. In fiscal 2006 and 2005, cash was generated from the sales and maturities of available-for-sale investments, net of purchases of available-for-sale investments. In fiscal 2006, we received proceeds of $9.5 million primarily related to the sale of non-strategic minority equity investments. Fiscal 2005 included the maturation of non-callable U.S. government obligations, pledged as collateral for 8% senior secured convertible notes assumed in connection with an acquisition. A portion of the proceeds from the principal and interest received from these U.S. government obligations was used to fund the interest and principal payments under the notes. In fiscal 2005, we received proceeds of $42.4 million from the sale of our facility in Rockville, Maryland.

Financing activities

        In connection with the acquisition of BHL, we assumed approximately $10.8 million of floating and fixed rate debt, of which $10.6 million was repaid in the second quarter of fiscal 2008. See Note 9 to our combined financial statements for more information on our debt. In fiscal 2006, we received proceeds of $9.2 million from the exercise of stock options held by The Institute for Genomic Research. Also in fiscal 2006, we paid $30 million to the Applied Biosystems Group as partial consideration for its interest in Celera Diagnostics joint venture. In fiscal 2005, we repaid the remaining $6 million principal amount of the 8% senior secured convertible notes assumed in connection with an acquisition.

Contractual Obligations

        Our significant contractual obligations at December 31, 2007 and the anticipated payments under these obligations were as follows:

	Payments by Period
(Dollar amounts in millions)	Total	2008(a)	2009 - 2010	2011 - 2012	Thereafter

Minimum operating lease payments(b)	$38.6	$4.3	$16.7	$7.3	$10.3
Purchase obligations(c)	2.5	0.2	0.5	0.5	1.3
Other long-term liabilities(d)	2.9			0.2	2.7

Total	$44.0	$4.5	$17.2	$8.0	$14.3

(a)
Represents cash obligations for the remainder of fiscal 2008.

(b)
Refer to Note 10 to our combined financial statements for further information.

(c)
Purchase obligations are entered into with various vendors in the normal course of business, and include commitments related to royalties.

(d)
We have excluded deferred revenues as they have no impact on our future liquidity.

        We adopted Financial Accounting Standards Board, or FASB, Interpretation No., or FIN, 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" on July 1, 2007. The amount of unrecognized tax benefits at July 1, 2007 was $2.0 million. This amount has been excluded from the contractual obligations table because we are unable to reasonably predict the ultimate amount or timing of future tax payments.

Market Risks

        We are at risk to potential loss from exposure to market risks represented principally by changes in interest rates and equity prices. Changes in U.S. interest rates will affect the interest earned on our cash, cash equivalents, and short-term investments, as well as the value of those investments.

        Applera's short-term investment policy and strategy is to ensure the preservation of capital, meet liquidity requirements, and optimize return. After the split-off, we expect to adopt a similar policy and strategy. A major portion of our cash is managed by external managers and performance is measured against objective market benchmarks.

        Applera's investment policy requires all short-term investments to be in highly liquid securities issued by highly rated issuers with limits as to the amount of credit exposure to any one issuer. All highly liquid investments with initial maturities of three months or less at the date of purchase are classified as cash equivalents; highly liquid investments with initial maturities greater than three months at the date of purchase are classified as short-term investments. As of December 31, 2007, $198.2 million of our short-term investments had underlying maturities ranging from 1 to 5 years. The remainder all had underlying maturities of less than 12 months. In accordance with Applera's policy, investments are normally held to maturity.

        To provide an assessment of the interest rate risk associated with our investment portfolio, we performed a sensitivity analysis to determine the impact a change in interest rates would have on the value of the portfolio assuming a hypothetical 100 basis point parallel shift in the yield curve. Based on investment positions as of December 31, 2007, a hypothetical 100 basis point increase in interest rates across all maturities would result in a $1.6 million incremental decline in the fair market value of the portfolio. This loss would only be realized if these investments are sold prior to maturity.

        We do not hedge our equity positions in other companies or our short-term investments. Our exposure on these instruments is limited to changes in quoted market prices. The fair value of our minority equity positions in other companies was approximately $2.8 million at June 30, 2007 and $4.0 million at June 30, 2006.

Recently Issued Accounting Pronouncements

        See Note 1 to our combined financial statements for a description of the effect of recently issued accounting pronouncements.

Outlook

        The outlook below contains non-GAAP financial measures including earnings per share and operating margin adjusted to exclude some costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings; asset impairment charges; amortization of acquired intangibles; and special tax items. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. In the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us. We cannot predict the occurrence, timing, or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future fiscal periods.

        We anticipate that our fiscal 2008 financial performance could be affected by, among other things: global economic uncertainty; our ability to successfully integrate the operations of BHL and Atria; demand for current and new diagnostic products and services, including demand for BHL services and Atria products; adoption of the m2000 system in the U.S. and other markets; potential revenue from patent and technology licenses and collaborations; and potential changes to the U.S. Food and Drug Administration regulations governing the sale of products and services. Subject to the inherent uncertainty associated with these factors, we have the following expectations for fiscal 2008:

  •
  Total reported revenues are anticipated to be $135 to $145 million.

  •
  R&D expenses are anticipated to be $40 to $45 million, and SG&A expenses are anticipated to be $70 to $75 million.

  •
  We anticipate that we will be profitable on a non-GAAP basis for fiscal 2008, although non-GAAP earnings may be below break-even for the third quarter of fiscal 2008 due to ongoing integration expenses from the BHL and Atria acquisitions, and costs incurred in support of our anticipated separation from Applera.

  •
  Amortization of intangibles relating to acquisitions, which are excluded in the determination of non-GAAP earnings per share, are expected to be $0.06 per share for fiscal 2008, of which approximately $0.04 per share are expected to be incurred in the last six months of fiscal 2008.

  •
  The total pre-tax impact of SFAS 123R (accounting for share-based compensation) in fiscal 2008 is expected to be approximately $7 million, with an EPS impact of approximately $0.06.

  •
  We anticipate we will end fiscal 2008 with $340 to $350 million in cash and short-term investments.

        For a description of other risks and uncertainties that may affect our financial performance, see the section entitled "Risk Factors."

OUR COMPANY

Business Overview

        We are a diagnostics business that delivers personalized disease management through a combination of products and services incorporating proprietary discoveries. We reorganized our business in January 2008 and now operate through two principal business units, a clinical laboratory testing service business and an in vitro, meaning outside of the living body, diagnostic products business. Our service business, conducted through Berkeley HeartLab, Inc., or BHL, offers a broad portfolio of clinical laboratory tests and disease management services to help healthcare providers optimize cardiovascular disease treatment regimens for patients. Our in vitro diagnostic, or IVD, products business develops, manufactures, and oversees the commercialization of molecular diagnostic products, most of which are commercialized through our relationship with Abbott Molecular, a subsidiary of Abbott Laboratories. Both businesses have been supported by Celera centralized functions prior to the split off, including finance, legal, human resources, business development, and research. Since we commenced operations in fiscal 1996, we have evolved from a business focused on the discovery and distribution of genomic information based on our work in sequencing the human genome to a diagnostics business focused on personalized disease management.

        We are conducting research to make discoveries to support the development of proprietary new products and services in our BHL and IVD products business units and as a basis for external collaborations or licensing arrangements. We have conducted large-scale disease association studies for multiple disease conditions, including liver disease, autoimmunity, Alzheimer's disease, and breast cancer, but most of our discovery and development efforts are currently focused on cardiovascular disease and metabolic disorders. Our proteomics research has studied differences in proteins found in patients with cancer. While the findings of our genetic and proteomic studies can be used for both therapeutic and diagnostic purposes, currently our discovery work is being pursued internally solely for the purpose of developing new diagnostic products and services and supporting collaborations. Findings with therapeutic implications are being pursued externally primarily by our collaborators.

        We are currently a wholly-owned subsidiary of Applera, and our businesses, assets and liabilities constitute all of the businesses, assets and liabilities of Applera that are currently attributable to Applera's Celera Group, a business segment of Applera. Applera was incorporated in 1998 under the laws of the State of Delaware. Applera is the successor to The Perkin-Elmer Corporation, a corporation originally formed in 1939, as a result of a recapitalization completed in May 1999. As part of the recapitalization, Applera established the following two classes of common stock, sometimes referred to as "tracking stocks," that were intended to reflect separately the relative performance of Applera's two businesses:

  •
  Applera Corporation-Applied Biosystems Group Common Stock that was intended to reflect the relative performance of Applera's Applied Biosystems Group; and

  •
  Applera Corporation-Celera Genomics Group Common Stock that was intended to reflect the relative performance of Applera's Celera Genomics Group, which was renamed the Celera Group in 2006 to better reflect the focus and business strategy of the group.

        Between April 2001 and December 2005, the Applied Biosystems Group and the Celera Group operated a diagnostics business known as Celera Diagnostics, which was focused on the discovery, development, and commercialization of molecular diagnostic products and the identification of novel gene/disease associations. Celera Diagnostics was a 50/50 joint venture between the Applied Biosystems Group and the Celera Group. Effective January 1, 2006, we acquired the Applied Biosystems Group's 50 percent interest in the joint venture such that we now own 100 percent of Celera Diagnostics.

        The financial elements of the consideration provided to the Applied Biosystems Group in connection with the restructuring of Celera Diagnostics included:

  •
  The Applied Biosystems Group gained the right to sell instrument platforms to end-user diagnostic customers, a field of activity previously reserved for Celera Diagnostics. The Applied Biosystems Group became the preferred supplier of some diagnostic instruments to our strategic alliance with Abbott Laboratories, and the Celera/Abbott alliance became the preferred diagnostics company marketing some of the Applied Biosystems Group's instruments. See "Our Company—Our IVD Products Business—Abbott Strategic Alliance."

  •
  We agreed to provide some research and development and regulatory support to the Applied Biosystems Group at cost, including assistance in the development of new polymerase chain reaction, or PCR reagents and clinical diagnostic instrument systems. Additionally, under the agreement we agreed to use our GMP reagent manufacturing capability to manufacture selected products for the Applied Biosystems Group's customers. GMP refers to the U.S. Food and Drug Administration's Good Manufacturing Practices regulations.

  •
  We forgave future royalties due through 2017 on sales of the Applied Biosystems Group's products under the terms of a marketing and distribution agreement between us and the Applied Biosystems Group.

  •
  We paid the Applied Biosystems Group $30 million in cash, which was funded by available cash.

        The separation agreement will govern the relationship of the two parties after the split-off. For further information see "Our Relationship with Applera Following the Split-Off."

        In October 2007, we acquired all of the outstanding capital stock of BHL for approximately $193 million in cash, including transaction costs. BHL is a cardiovascular healthcare company that offers clinical laboratory testing services that characterize and monitor cardiovascular risk and disease management services. BHL is focused primarily on serving the secondary prevention market, that is, those patients who have been diagnosed with cardiovascular disease or lipid or metabolic disorders. The cash expenditure for this acquisition was funded by available cash.

        Also in October 2007, we acquired substantially all of the assets of Atria Genetics Inc. for approximately $33 million in cash, including transaction costs. Atria has a line of human leukocyte antigen, or HLA, molecular diagnostic testing products that are used for identifying potential donors in the matching process for bone marrow transplantation. The cash expenditure for this acquisition was funded by available cash.

Technical Background

  Genetics and Proteomics

        DNA molecules consist of chemical subunits, called nucleotides, bound in two long strands. A nucleotide is made up of a sugar molecule, a phosphate group, and one of four bases - adenine, cytosine, guanine, or thymine - often abbreviated with their first letters A, C, G, and T. In a DNA molecule, the nucleotides in the two strands are bound together in pairs to form a structure that resembles a twisted ladder or double helix. The bound pairs of nucleotides that form the rungs of the ladder are called base pairs.

        Genes are segments of these DNA molecules that carry specific information necessary to perform particular biological functions, such as instructions for making proteins. Currently scientists believe humans have approximately 21,000 genes. Genes may contain from several dozen to tens of thousands of nucleotides. The entire collection of DNA in humans, called the human genome, contains approximately 3.1 billion base pairs and approximately 2 to 3 million of these 3.1 billion base pairs vary between two individuals. Single differences in base pairs between individuals are called single nucleotide polymorphisms, or SNPs.

        Gene expression is the process by which proteins are made from the instructions encoded in DNA. Proteins are molecules composed of one or more chains of amino acids. Proteins are required for the structure, function, and regulation of the body's cells, tissues, and organs; and each protein has unique functions.

        Genetics is the study of heredity and how differences in DNA relate to individual characteristics, while proteomics is the study of the set of proteins encoded by a genome. Disease association studies are research studies that compare SNPs, base insertions, base deletions, gene copy numbers, gene expression profiles, and/or proteins from biological samples obtained from people with specific known characteristics or medical conditions with samples from people without those characteristics or medical conditions. Studies for predicting treatment response are research studies that compare SNPs, base insertions, base deletions, gene copy numbers, gene expression profiles, and/or proteins from biological samples obtained from people who responded positively to a specific form of treatment with samples from people who did not respond or responded negligibly to the same treatment or who suffered toxic side effects from the treatment. Once a genetic or proteomic difference has been identified for a specific characteristic or disease or treatment response, the study is repeated, or replicated, in additional samples to confirm the initial findings. The findings are then studied using biological samples from the general population to understand how they occur in different groups in the population and to assess their potential utility for use in new diagnostic test procedures. Some findings from disease association studies and studies of treatment response may have applicability in the development of new drugs or therapeutic agents.

  Molecular Diagnostics

        Molecular diagnostics involves providing testing products and/or testing services to detect genetic differences between individuals relating to predisposition for disease, prediction of the rate of disease progression, optimization or selection of therapies to prevent or treat disease, and the detection, characterization and quantification of the genetic makeup of microorganisms that cause disease. Molecular diagnostic tests require highly sensitive and specific molecular testing methods. All of the products that we currently manufacture are considered molecular diagnostic products. BHL also offers molecular diagnostic testing services through its clinical laboratory.

  Lipoprotein Measurement and Cardiovascular Disease

        Lipoproteins are molecules containing both a lipid, or fat soluble component, and a protein. Low-density lipoprotein, or LDL, and high-density lipoprotein, or HDL, particles are present in all individuals and are distinguished by differences in size and density. Subclasses of LDL and HDL differ in their effects on the development of, or protection from, atherosclerosis, or hardening of the arteries, and risk associated with cardiovascular disease. Healthcare providers order testing of blood samples on patients with cardiovascular disease or lipid or metabolic disorders to determine the distribution of particle size and density for both HDL and LDL as a means of characterizing the patient's relative risk for cardiovascular disease or lipid or metabolic disorders and to develop personalized treatment regimens and monitor the patient's progress in reducing this risk. BHL offers clinical laboratory testing services that quantify five subclasses of HDL and seven subclasses of LDL particles.

  Personalized Disease Management

        Personalized disease management involves the use of diagnostic testing procedures and other means to assess an individual's risk for a disease or to characterize a disease in order to recommend individualized lifestyle and therapy choices to mitigate disease development or progression, and to monitor their effectiveness.

Our Clinical Laboratory Testing Service Business

        Our clinical laboratory testing service business, BHL, was acquired in October 2007. BHL is focused on improving the treatment of individuals who have had cardiovascular events or who have been diagnosed as having cardiovascular disease or lipid or metabolic disorders. BHL provides:

  •
  clinical laboratory testing services that characterize and monitor cardiovascular disease risk,

  •
  personalized treatment recommendations, and

  •
  ongoing therapeutic compliance education.

        BHL uses various proprietary and non-proprietary tests which enable a healthcare provider to establish a baseline assessment of cardiovascular disease status for each patient. This baseline assessment enables the treating healthcare provider to recommend personalized disease management programs for patients. BHL testing services also help to monitor therapeutic response and disease progression relative to the initial baseline assessment, allowing healthcare providers to refine their recommended treatment programs to facilitate patient compliance and improve clinical outcomes.

        BHL's clinical laboratory testing business is regulated by the Centers for Medicare and Medicaid Services through the Clinical Laboratory Improvements Amendments of 1988, or CLIA. In total, CLIA covers approximately 189,000 laboratory entities. The two dominant competitors to BHL in the general laboratory market are Laboratory Corporation of America, or LabCorp, and Quest Diagnostics Incorporated, or Quest. However, BHL's two main competitors in the lipid subclass analysis market are LipoScience Inc. and Atherotech, Inc. In addition, LipoScience, Inc, and Atherotech, Inc. provide their subclass analysis testing services directly to physicians as well as through distribution channels such as LabCorp and Quest.

  Berkeley HeartLab (BHL) Testing Services

        BHL has a Clinical Laboratory Improvements Amendments of 1988 (CLIA)-certified laboratory that provides a broad portfolio of testing services focused on the secondary prevention market. BHL conducts clinical laboratory testing services in a 40,000 square foot laboratory located in Alameda, California. Healthcare providers and clinical laboratories collect and send to our laboratory for testing most of the clinical laboratory specimens used in our clinical laboratory testing service business. These specimens are collected from patients at collection stations located across the U.S. using routine techniques for drawing blood.

        BHL has an exclusive license from the Regents of the University of California through the Ernest Orlando Lawrence Berkeley National Laboratory for a patent related to segmented gradient gel electrophoresis determination of LDL subclasses. Other companies offer clinical testing services using a traditional lipid panel test, "cholesterol tests" or "advanced cholesterol tests" (tests that measure the number of lipoprotein particles in a person's blood) and generally target the primary care/lipid screening market. However, these tests are generally not considered competitive with BHL's testing services because (1) they do not provide the level of discrimination and quantification of lipid subclasses for both LDL and HDL that is provided by BHL's segmented gradient gel electrophoresis testing, nor are they available with BHL's disease management offerings and (2) healthcare providers are able to use our clinical laboratory tests to monitor therapeutic response and disease progression in their patients over time.

  Principal Testing Services

        Most of BHL's testing services incorporate the use of in vitro, meaning outside of the living body, diagnostic test products cleared or approved by the U.S. Food and Drug Administration, or FDA. However, some of BHL's testing services, such as its apoE test, described below, are based on internally-developed and validated laboratory-developed tests and are not required to be FDA cleared or approved. Their results are not intended to be used as the sole means for clinical diagnosis or patient management decisions. BHL is authorized under CLIA to perform high-complexity testing. These laboratory-developed high-complexity tests may incorporate components that are manufactured by our IVD products business

        BHL offers approximately 35 individual clinical laboratory tests. The tests were selected because of their ability to characterize and monitor cardiovascular disease or lipid or metabolic disorders. The following three tests are unique to BHL as part of its proprietary cardiovascular disease management offerings:

        LDL-S3GGE® Test.    LDL-S3GGE is a BHL proprietary test that measures LDL size as a subclass distribution divided across seven regions (four small and three large) and characterizes the amount of LDL distributed in these regions. This allows for the measurement of LDL subgroup particle size and percent distribution in each region. This separation can also measure defined clinical classifications (i.e., "small LDL trait" and "large LDL trait"). There is a threefold increased cardiovascular disease risk associated with the small LDL trait.

        HDL-S10GGE® Test.    HDL-S10GGE is a BHL proprietary test that measures HDL size as a subclass distribution divided across five HDL regions and characterizes the amount of HDL distributed in these regions. The subclasses are defined as HDL2a, HDL2b, HDL3a, HDL3b, and HDL3c. Low levels of HDL2b are correlated with a two to threefold increased cardiovascular disease risk and have been shown to predict progression of coronary atherosclerosis (the progressive accumulation of cholesterol, calcium, immune cells, and clotted blood vessels) and disease severity.

        Apolipoprotein E Genotypes (apoE) Test.    ApoE plays an important role in lipoprotein metabolism. ApoE is one of the most common genes thought to affect LDL cholesterol levels and cholesterol metabolism. There are three apoE isoforms - E2, E3, and E4. Individuals with the E2 or E4 isoforms have been found to have an increased risk for heart disease. In addition, BHL's apoE test helps to determine a patient's responsiveness to therapeutic elements such as dietary fat levels, environmental factors such as alcohol or nutritional supplements, and medication.

        BHL is in the process of validating a new molecular diagnostic test to detect a variant in a gene called Kinesin-Like Protein 6, or KIF6. Research conducted by Celera and our collaborators has shown that approximately 60% of the general population has this gene variant and that individuals with the KIF6 variant have up to a 55% increased risk of having a cardiovascular event, such as a heart attack. Studies have also demonstrated that this incremental cardiovascular risk can be virtually eliminated by taking statins (drugs that are available by prescription from a physician). The KIF6 test is expected to be fully commercialized by BHL as a laboratory-developed test during the summer of 2008.

        BHL also provides the following clinical laboratory tests:

•	Apolipoprotein A1	•	Hepatic Function Panel
•	Apolipoprotein B		(panel tests listed below)
•	C-Reactive Protein (high		o	Alaninex
	sensitivity)(CRP-HS)			Aminotransferase
•	Creatine Kinase			(ALT)
•	Fibrinogen (mass)		o	Albumin
•	Hemoglobin A1c		o	Alkaline
•	Homocysteine			Phosphatase
•	Insulin		o	Aspartate
•	LDL-Cholesterol (direct)			Aminotransferase
•	Lipoprotein (a)			(AST)
•	Lp-PLA2		o	Bilirubin (total)
•	NT-proBNP		o	Bilirubin (direct)
•	Thyroid Stimulating		o	Total Protein
	Hormone (TSH)	•	Lipid Panel (panel tests
•	Uric Acid		listed below)
			o	Triglycerides
			o	Cholesterol (total)
			o	HDL-Cholesterol
		•	Renal Function Panel (panel tests listed below)
			o	Albumin
			o	Blood Urine Nitrogen (BUN)
			o	Calcium
			o	Carbon Dioxide
			o	Chloride
			o	Creatinine
			o	Glucose
			o	Phosphorus
			o	Potassium
			o	Sodium

Each of the clinical laboratory tests included as a part of an organ or disease oriented panel may be ordered as an individual test.

  BHL's Disease Management Services and Patient Compliance

        BHL facilitates cardiovascular disease risk management and patient compliance through a series of proprietary programs and services available with its testing services. These services involve home, office and field based clinical educators working with BHL patients to develop individualized patient disease management programs based on treatment regimens prescribed by the patient's healthcare provider and results from the patient's BHL tests. BHL's disease management programs involve individually-tailored education for nutrition, exercise, stress reduction, and medication compliance to help reduce patients' risk from cardiovascular disease or lipid or metabolic disorders and are believed to contribute to improved patient compliance and clinical outcomes. Clinical education helps patients understand their specific risk factors characterized by the BHL clinical laboratory testing and how medication compliance and lifestyle changes can lessen their individual cardiovascular disease risk profile. All patients who receive BHL testing services are provided access to BHL's personalized disease management services for a limited period of time following the date of the test.

  BHL Sales and Marketing

        General.    BHL has a direct sales organization focused on expanding our base of healthcare providers who use BHL clinical laboratory testing services through both direct field sales for acquiring new accounts and telesales to expand presence in existing accounts. As of April 1, 2008, BHL had approximately 137 personnel in the field, including 36 sales personnel, including managers, in select high potential markets in the United States. Our largest concentration of sales personnel is in the Southeast and Texas, although we receive specimens from healthcare providers across the country.

        In calendar year 2007, BHL received referrals from over 4,200 healthcare providers, processed samples from over 227,000 patients (both new and recurring), and performed over 1.8 million tests. BHL's top 150 referral sources represented 56% of its total sample volume in calendar year 2007. These clients are predominantly concentrated in nine states, representing areas with some of the highest incidence of cardiovascular disease in the United States. We believe the market for our testing services and disease management programs has barely been penetrated by BHL. As of December 31, 2007, approximately 500,000 unique patients had received BHL testing services. This represents fewer than 3% of the 19 million individuals who have been diagnosed with cardiovascular disease or other lipid or metabolic disorders in the United States.

        In 2007, BHL entered into a License and Distribution Agreement with Berkeley Heart Europe AS, a Norwegian company, or BHE. Under this agreement, BHE has the right to commercialize BHL's cardiovascular characterization, monitoring and disease management offerings to the primary and secondary cardiovascular disease prevention markets in Europe, including Russia.

        4myheart Centers.    To deliver disease management services to patients who have had BHL clinical laboratory testing services, BHL has developed the 4myheart Center concept. The goal of 4myheart Centers is to create a dedicated environment in which BHL's patients will be motivated to work toward reducing their cardiovascular disease risk. At a minimum, each 4myheart Center houses a clinical educator. Clinical educators work with BHL patients to develop individualized disease management programs based on treatment regimens prescribed by the patient's healthcare provider and results from the patient's BHL tests. Depending on the local referral patterns, a 4myheart Center might also include one or more of the following: a receptionist, an exercise educator, or a phlebotomist (an individual who draws blood samples from patients). 4myheart Centers vary in size, from around 800 square feet to 3,500 square feet, depending on the local market need and perceived opportunity. Patients who receive BHL tests are provided access to 4myheart Centers for a limited period of time following the date on which the testing services were provided.

        To date we have focused on actively marketing our clinical laboratory testing services solely to accounts that refer large volumes of specimens for our services. We believe that the continued growth of our clinical laboratory services requires us to change our sales strategy, moving away from our sole focus on large-volume accounts and instead developing local market territories comprised of at least one large volume account and additional lower volume accounts located near the large-volume accounts. We have already started to implement this new marketing strategy within each of our sales territories and believe that it should be implemented over the next several fiscal years. As a result of this new strategy, we expect to relocate most of our existing clinical educators and develop centrally-located 4myheart Centers for the delivery of disease management and patient education services and patient resources.

        BHL has placed 4myheart Centers in selected communities in the U.S. As of April 1, 2008, we had 20 4myheart Centers operating or under development. These centers are located in Alabama (4),

Arkansas (1), California (3), Florida (1), Georgia (1), New Jersey (1), North Carolina (2), South Carolina (1), Tennessee (1), and Texas (5).

  Reimbursement

        Our revenues are highly dependent on our clinical laboratory tests being approved for reimbursement by Medicare, as well as private insurance companies and managed care organizations, commonly referred to, collectively, as "third-party payors." There can be no assurance that third-party payors will approve for reimbursement any of our clinical laboratory tests or the use of diagnostic products sold by us in the future. For example, since the KIF6 test described above has not yet been submitted for reimbursement to any third-party payors, we cannot determine whether the test will be reimbursed by third-party payors or, if it is reimbursed, for what amount.

        BHL accepts assignment for Medicare patients as payment in full on covered tests. Reimbursement from third-party insurance companies varies widely, even from a single payor in a given geographic area and population. Insurance companies often follow the lead of Medicare in determining whether a clinical laboratory test is covered and reimbursable. However, reimbursement rates are generally higher for non-government payors.

        Since the date we acquired BHL through December 31, 2007, revenues from Medicare patients represented approximately 39% of the total BHL patient test service revenues.

        A large portion of our clinical laboratory testing business is currently reimbursed by non-governmental third-party payors on an out-of-network, non-participating basis. This means that we do not have contracted reimbursement rates with these companies. In order to contain medical expenses, many of these companies have requested that we become an in-network, participating provider of clinical laboratory testing services. Becoming an in-network, participating provider has the advantage of providing us with access to more patients for our clinical laboratory testing services and assuring that our clinical laboratory tests are reimbursable by the insurance company or managed care organization that has established the network. However, in-network, participating reimbursement rates tend to be substantially lower than those reimbursement rates currently being received by us for our testing services. Therefore, joining these networks could reduce our net income. On the other hand, failure to join these networks could prevent us from being reimbursed by these providers for its clinical laboratory tests altogether.

  Competition with Our Laboratory Testing Services Business

        Our clinical laboratory testing services, and our associated disease monitoring, management, and educational services compete primarily with existing but less discriminating diagnostic, detection and monitoring technologies and disease management service companies. In particular, many clinical reference laboratories, including LabCorp, Quest, Sonic Healthcare Limited, Mayo Medical Laboratories, and other regional laboratory companies offer clinical laboratory testing services using a traditional lipid panel test which is simpler to perform and less expensive than our more extensive and proprietary lipid fractionation and related cardiovascular biomarker tests. Lipid panel tests are widely accepted as an adequate test for assessing and managing risk of cardiovascular disease. We believe that our lipid fractionation and related cardiovascular biomarker tests are superior to traditional lipid panel tests because traditional lipid panel tests do not provide the level of discrimination and quantification of lipid subclasses for both LDL and HDL that is provided by BHL's segmented gradient gel electrophoresis testing, nor are they available with BHL's disease management offerings. We believe we are a leading provider of lipoprotein subclass analyses. Also, other companies, including Atherotech, Inc., Agilent Technologies, Inc. and LipoScience, Inc., currently provide alternative methods for lipoprotein subclass analysis using different technologies than our testing services. In addition, companies, including Healthways, Inc. and LifeMasters Supported SelfCare, Inc., and internal efforts by some healthcare payors, such as United Healthcare, compete with our disease monitoring and management and lifestyle modification offerings. Many of our actual or potential competitors may have longer operating histories, better name recognition and greater financial, technical, sales, marketing, and distribution capabilities than we have. These competitors also may have more experience in research and development, regulatory matters, and manufacturing. Many of these companies, particularly those selling the traditional lipid panel test, offer tests or services that have been approved for third-party reimbursement. Our current or potential competitors may use, or develop in the future, technologies that are superior to, or more effective than, ours, which could make our tests noncompetitive or obsolete. We seek to expand our service offerings to provide greater characterization of risk and associated therapeutic response. We also seek to distinguish our services by supplementing our clinical laboratory testing services with additional disease monitoring, management, and educational services that include patient education programs with respect to nutrition, exercise, stress reduction, and medication compliance.

Our IVD Products Business

        Through our IVD products business unit, we develop and manufacture molecular diagnostic products that facilitate disease detection, prediction of disease predisposition, monitoring of disease progression and disease severity, and determination of patient responsiveness to treatments. These products include IVD test kits, which may be labeled for use in diagnosing specific diseases or other conditions, as well as products referred to as analyte specific reagents, or ASRs, which may be used by appropriately-licensed clinical laboratories in the U.S. for clinical laboratory testing after they independently establish the performance characteristics of the reagents but which may not be labeled by us for use in diagnosing any specific disease or condition. We also provide various general purpose reagents and some reagents that are used for research purposes.

        While the sale of IVD test kits requires clearance or approval by the FDA and may require similar regulatory clearances or approvals in other countries, ASRs are a class of products defined by the agency's regulations which may be sold without any regulatory review in the U.S. However, ASRs must be manufactured and marketed in compliance with the requirements of the agency's Quality System Regulation, including Good Manufacturing Practices, and must be sold in compliance with FDA regulations regarding their labeling, sale, distribution, and use. These FDA regulations are intended to ensure, among other things, that purchasers are aware that the utility and performance characteristics of these ASR products have not been established. Because ASRs are not subject to FDA clearance or approval, we believe they can generally be commercialized sooner than diagnostic test kits. However, the regulatory restrictions on the marketing, distribution, and sale of ASRs, and on customer use of these products, would likely affect their marketing and distribution and market acceptance. In September 2007, the FDA issued a guidance document that further defines limitations on the commercialization of ASRs. We are evaluating which of our and our collaborators' and licensees' products are affected and seeking to establish, as soon as possible, an appropriate action plan for any affected product, such as reconfiguring the product to bring it into compliance with the ASR definition or seeking clearance pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act, or FFDCA. For a discussion of the regulation of our IVD products business, see this section under the heading "—Governmental Regulation of Diagnostic Products and Testing Services—Regulation of Diagnostic Products."

        In addition, we believe that many of the purchasers of our diagnostic products that perform clinical laboratory testing services face pressure to become in-network, participating providers with third-party payors. Should these purchasers become in-network, participating providers, if they are not already, the reduced reimbursement rates received by these purchasers from third-party payors may cause them to seek lower pricing for our diagnostic products.

  Abbott Strategic Alliance

        In June 2002, we entered into a long-term strategic alliance agreement with Abbott, a global health care company. Applera formed the alliance with Abbott to discover, develop, and commercialize molecular diagnostic products for disease detection, prediction of disease predisposition, disease progression monitoring, and therapy selection. The agreement requires that we work exclusively with Abbott to develop and commercialize selected molecular diagnostic products. However, the alliance agreement permits us to form research collaborations with other companies relating to these products as well as collaborations and relationships with other companies to support our other research activities. Under the Abbott alliance agreement, together with Abbott, we conduct separate but coordinated research and development activities that are within the scope of the alliance. The coordinated activities include the sharing of scientific results and collaboration regarding the technology and instrumentation that our alliance products will use. Both companies may work independently to develop and commercialize products that are not within the exclusive areas. Our alliance with Abbott is primarily a profit-sharing arrangement, under which the parties share equally in the costs of our separate research and development activities under the alliance, and then share equally in any profits or losses resulting from the marketing and sales of alliance products whether developed by us or Abbott.

        The Abbott relationship was renegotiated in 2006 to permit the Applied Biosystems Group to develop and sell diagnostic instruments to end-users for clinical diagnostic applications, an activity that was previously restricted under the alliance agreement. At the same time, Celera and Abbott also moved third party-manufactured products sold through the alliance outside the profit sharing arrangement. Abbott currently pays us a royalty on these third party-manufactured alliance products.

        Generally, Abbott is the worldwide distributor of products developed and manufactured by the parties that are covered by the alliance. We believe that Abbott's expertise in the diagnostics industry and its global distribution system enhances our ability to bring diagnostic products to market.

        We expect that the marketing of a significant portion of our molecular diagnostic products for the foreseeable future will be covered by our strategic alliance agreement with Abbott, and will be marketed, distributed, and sold through Abbott. The term of the agreement runs until June 2017. Although this is a long-term alliance, the alliance agreement contains provisions that could result in early termination for reasons that include the following: breach by either company; a change in control of either company; or either company's dissatisfaction with the financial performance of the alliance according to specifically-agreed parameters and a measurement period set forth in the alliance agreement. Also, we cannot ensure that Abbott will perform its obligations as expected. If Abbott terminates the alliance or otherwise fails to conduct its collaborative activities in a timely manner, our development or commercialization of diagnostic products may be delayed or prevented. We are also developing products not covered by the alliance, but for these products we will have to develop our own marketing and distribution capability, find other distributors, or incorporate them into our relationship with Abbott.

        We are currently manufacturing five product groups that are sold through our strategic alliance with Abbott, including: our ViroSeq™ HIV-1 Genotyping System; products that are used for the detection of mutations in the CFTR gene, which cause cystic fibrosis; hepatitis C virus ASRs; ASRs for the detection of mutations in the FMR-1 gene, which cause Fragile X Syndrome; and ASRs for the detection of mutations in genes known to be involved in deep vein thrombosis. We also derive revenue from other products that we do not manufacture but which are sold through our alliance with Abbott. For a more detailed description of these products, see the discussion in this section under the headings "—Abbott's Alliance Products" and "—Alliance Products Manufactured by Other Companies."

        The description of our ASR and other reagent products below is for general information purposes only, and in particular, the description of the potential uses of these products is not intended to constitute a claim regarding the performance or analytical characteristics of these products that would be restricted under applicable laws and regulations.

  Celera's Alliance Products

        ViroSeq HIV-1 Genotyping System.    The genome of the human immunodeficiency virus, commonly known as HIV, undergoes mutations in an infected patient, especially in response to anti-viral drug treatment. Some of the mutations have been shown to render the virus resistant to the action of some drugs, thereby diminishing the effectiveness of the treatment. Therefore, the detection of mutations in HIV that correlate with drug resistance provides useful information to healthcare providers in personalizing disease management by monitoring the course of treatment and selecting the most effective regimen for each individual HIV-infected patient.

        Our ViroSeq HIV-1 Genotyping System was developed as an aid to healthcare providers in monitoring and treating HIV-1 infection. HIV-1 is the most prevalent strain of HIV. The testing system was designed to detect specific mutations in the HIV-1 genome that correlate with drug resistance from a human blood sample. The product includes reagents for identifying key mutations of the HIV-1 genome designed for use on an Applied Biosystems Group automated DNA sequencing instrument in conjunction with our ViroSeq HIV-1 Genotyping System Software. The ViroSeq HIV-1 Genotyping System can be used to test for resistance to up to nineteen drugs used to treat HIV-1 infected patients.

        We have received 510(k) clearance from the FDA authorizing the marketing of the ViroSeq HIV-1 Genotyping System for use on four Applied Biosystems Group genetic analysis instruments in the U.S. and have received CE mark registration of the system authorizing the marketing of the system in the European Union, or EU, and other countries that recognize the CE mark for use on two Applied Biosystems Group genetic analysis instruments.

        Cystic Fibrosis Products.    Cystic fibrosis is an inherited genetic disorder that affects children and young adults. It is caused by a number of mutations in the cystic fibrosis transmembrane conductance regulator, or CFTR, gene. The American College of Obstetricians and Gynecologists currently recommends that couples planning a pregnancy or seeking prenatal care be screened for cystic fibrosis gene mutations to help them make informed reproductive decisions. We manufacture ASRs that can be used by appropriately licensed clinical laboratories in the U.S. to identify mutations in the CFTR gene. Laboratories using the reagents for this purpose must first independently establish the performance characteristics of any test they develop using our ASRs. In 2007, we received FDA clearance to market an IVD version of the cystic fibrosis product. Work is underway to commercialize this IVD product. Additionally, we have the CE mark registration necessary for marketing these reagents as a diagnostic test kit in the EU and other countries that recognize the CE mark.

        Hepatitis C Virus Analyte Specific Reagents.    Hepatitis C virus, or HCV, causes chronic liver disease. HCV infection is currently the leading reason that patients need liver transplants. We manufacture ASRs for Abbott that are used by laboratories to measure "viral load," which refers to the quantity of the virus found in a tissue sample. Only appropriately-licensed clinical laboratories in the U.S. can use these ASRs for these purposes after they independently establish the performance characteristics of any test they develop using our ASRs.

        Fragile X Syndrome Analyte Specific Reagents.    We manufacture ASRs to detect variations of the size of a triplet repeat sequence in the promoter region of the FMR-1 gene located on the X chromosome, which is known to be involved in Fragile X Syndrome. This condition is the leading cause of inherited mental retardation in males. Appropriately licensed clinical laboratories in the U.S. can use these ASRs provided that they first independently establish the performance characteristics of any test they develop using the ASRs. These products incorporate our proprietary technology, and are believed to be the first commercially available ASRs in this disease area that are suitable for use by clinical laboratories. We collaborated with several major clinical reference laboratories in developing these ASRs.

        Deep Vein Thrombosis Analyte Specific Reagents.    Deep vein thrombosis is a disease that results from the formation of a blood clot, which is referred to as thrombus, in a deep vein. A deep vein is a particular type of vein usually located in the lower leg or the thigh. Large clots may interfere with blood circulation and impede normal blood flow. More importantly, blood clots may break off and travel through the vein to distant major organs such as the brain, lungs, or heart, where they can cause severe damage and possibly death. Researchers have identified several mutations in three genes that can be used as genetic risk factors due to their association with increased risk for deep vein thrombosis. We manufacture ASRs to detect mutations in three genes which are known to be involved in deep vein thrombosis. Appropriately licensed clinical laboratories in the U.S. can use these ASRs, provided that they first independently establish the performance characteristics of any test they develop using the ASRs.

        Human Leukocyte Antigen Sequencing-based Typing Products.    In October 2007, we acquired substantially all of the assets of Atria Genetics Inc, a company based in South San Francisco, California. Atria manufactures ASRs and CE-marked products for defining high resolution human leukocyte antigens, or HLA, and which detect specific DNA sequences in several HLA genes that are known to be involved in transplantation rejection, and thus provide useful information about the likelihood of transplant rejection by a recipient. The HLA-typing products include CE-marked diagnostic test kits sold in the EU and ASRs sold in the U.S. Appropriately licensed clinical laboratories in the U.S. can use these ASRs, provided they first independently establish the performance characteristics of any test they develop using the ASRs. For more information about the regulation of these products see below in this section under the heading "—Governmental Regulation of Diagnostic Products and Testing Services."

  Abbott's Alliance Products

        Abbott is currently marketing several other molecular diagnostic products that are manufactured by Abbott and covered by our alliance with Abbott. Although these products were not developed by us and are not listed in our in vitro diagnostic product portfolio described above, these products are covered by the alliance profit-sharing arrangement, which means that we share equally in the development costs of and profits or losses resulting from the marketing and sales of these products.

        These products include reagents for measuring viral load of HIV-1, the most prevalent strain of the human immunodeficiency virus; reagents for measuring viral load of hepatitis C virus, or HCV; reagents for measuring viral load of hepatitis B virus, or HBV; and reagents for detecting sexually transmitted diseases, or STDs, such as chlamydia and gonorrhea. All of these products have been developed for use on the Abbott m2000™ system, which is a real-time PCR instrument coupled with a sample preparation module. Currently, the products used with the m2000 system are the most significant products contributed to the alliance by Abbott. Abbott's HCV viral load reagents, for use with the m2000 system, are distinct from our HCV viral load reagents described above.

        The following table sets forth the regulatory status of each of these products in the U.S. and EU as of December 31, 2007. Information about the regulation of diagnostic products is set forth in this section below under the heading "Governmental Regulation of Products and Testing Services—Regulation of Diagnostic Products."

	U.S.	EU
HIV Viral Load	FDA approved	CE Marked
HCV Viral Load	ASR	CE Marked
HBV Viral Load	ASR	CE Marked
Chlamydia	under review	CE Marked
Gonorrhea	under review	CE Marked

  Alliance Products Manufactured by Other Companies

        Abbott is currently marketing several molecular diagnostic products that are manufactured by companies other than us or Abbott but which are within the scope of our alliance with Abbott. These products were not developed by us and are not listed in our product portfolio described above. These products include several different types of reagents used for the detection of viruses that cause infectious diseases. In the U.S., these products include ASRs for detecting Cytomegalovirus, or CMV, and Epstein-Barr virus, or EBV. Outside the U.S., the products are CE-marked and detect CMV, EBV, Parvovirus B-19, Varicella-Zoster virus, HPA-Coronavirus and Herpes Simplex Virus 1/2. Generally these products address relatively small market opportunities and serve to provide a broad menu on the m2000 system to address customer needs. These products manufactured by third parties are not part of our profit-sharing arrangement with Abbott. However, we receive royalties on their sales by Abbott.

  Other Products and Services

        In addition to the products described above, we perform contract manufacturing and technology development services for appropriately licensed clinical laboratories. These services are for the development and manufacture of reagents for use by the clinical laboratories in the performance of clinical testing services. Some of these contract manufacturing and technology development services fall outside of our alliance with Abbott.

  Competition with Our IVD Products Business

        Our diagnostic products business competes with companies in the U.S. and abroad that are engaged in the development and commercialization of molecular diagnostic products and services. We believe that the market leader for these products and services is F. Hoffmann-La Roche, Ltd., followed by Gen-Probe Incorporated, and that Celera, through its alliance with Abbott, has approximately the same market share as the next four companies in this market—Becton, Dickinson and Company, Qiagen N.V. (formerly Digene), Cepheid and Siemens. There are also many smaller competitors that offer molecular diagnostic products and services.

        These companies may develop products or services that are competitive with, and could be more effective and/or cost-effective than, the diagnostic products offered by us or our collaborators or licensees, such as analyte specific reagents or diagnostic test kits that perform the same or similar purposes as our or our collaborators' or licensees' diagnostic products. Also, clinical laboratories may offer testing services that are competitive with the diagnostic products sold by us or our collaborators or licensees. For example, a clinical laboratory can use either reagents purchased from manufacturers other than us, or their own internally developed reagents, to provide diagnostic testing services. In this manner, clinical laboratories could offer testing services for a particular disease as an alternative to purchasing diagnostic products sold by us or our collaborators or licensees for use in their testing of the same disease. The testing services offered by clinical laboratories may be easier and more cost-effective to develop and market than test kits developed by us or our collaborators or licensees because the testing services are not subject to the same clinical validation requirements that are applicable to U.S. Food and Drug Administration cleared or approved diagnostic test kits.

        The U.S. diagnostic testing services market is dominated by a small number of large clinical laboratories, including LabCorp and Quest. These laboratories purchase molecular diagnostic products and services from us and the other competitors noted above.

Licensing Programs, Collaborations and Other Intellectual Property Licenses

        We have used our expertise in discovering gene-disease associations with diagnostic utility to collaborate with laboratories that develop tests based on our findings. We also have licensed Applera intellectual property to third parties for use in the diagnostic field. Additionally, we have licensed and sold rights to our small molecule drug development programs and have established collaborations to develop cancer therapies based on our proteomics discoveries.

  Clinical Laboratory Collaborations

        LabCorp.    We granted a non-exclusive license to LabCorp, a provider of clinical laboratory testing services, for use of our intellectual property relating to gene expression patterns associated with (1) the presence of estrogen and progesterone receptors in cancer cells and (2) the risk for metastasis, which refers to the transmission of cancer cells from their original site to other sites within the body, in women with breast cancer. The license expires for each of these two technologies on the later of April 24, 2012 or one year after we have commercialized an FDA-registered product corresponding to the technology being commercialized by LabCorp. Termination of the license for use of one technology does not affect the license for the use of the other technology. Under this agreement, LabCorp has access to our breast cancer discoveries and is allowed to select from among those discoveries to develop and commercialize two molecular oncology tests for use in its laboratory testing services. In December 2007, LabCorp commenced the commercialization of the first of these breast cancer tests based on our estrogen/progesterone receptor technologies. Detection of the expression of estrogen and progesterone receptors in cancer cells provides healthcare providers with useful information in their treatment decisions. LabCorp plans to offer a second test to help predict the risk of metastasis in early stage breast cancer patients. LabCorp paid us a license fee during our 2007 fiscal year, and is obligated to pay royalties based on sales, if any, from the commercial use of the tests in the U.S. and Canada.

        Specialty Labs (Quest).    We granted a non-exclusive license to Specialty Laboratories, or Specialty Labs, a provider of clinical diagnostic testing services, for use of our intellectual property relating to genetic risk markers for liver cirrhosis. The non-exclusive license expires on June 21, 2009, but will automatically renew for successive one-year terms unless either party gives prior notice of termination. The license agreement allows Specialty Labs to select from among our genomics findings to develop and commercialize a genetic test that predicts risk of progression to liver cirrhosis in individuals infected with HCV. Specialty Labs previously paid a license fee and is obligated to pay royalties on sales, if any, from commercial use of the test in the U.S. In October 2006, Specialty Labs announced the commercial launch of its HCV Liver Fibrosis GenotypR™ test, the first genomic test to predict progression to liver fibrosis and cirrhosis in HCV patients. The test uses seven single nucleotide polymorphisms, or SNPs, to rate the relative risk of progression to liver fibrosis and cirrhosis. Since we entered into this license, Specialty Labs has become part of Quest because of AmeriPath, Inc.'s acquisition of Specialty Labs in January 2006, and then Quest's acquisition of AmeriPath in May 2007.

        With regard to both of the clinical laboratory collaborations discussed above, the upfront, non-refundable, noncreditable licensee issue fees were recognized as revenue during our fiscal 2007 when the contract deliverables were completed. For LabCorp, $325,000 was recorded and for Specialty Labs $850,000 was recorded. For further information regarding our revenue recognition policies for license agreements, please see our Critical Accounting Estimates section of our "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as Note 1 to our combined financial statements.

  Applera Intellectual Property Licenses

        Applera granted a non-exclusive patent license to Cepheid relating to real-time thermal cycler instruments for diagnostic and non-diagnostic uses. Under the terms of this license agreement, Cepheid paid Applera a license fee and is obligated to pay Applera ongoing royalties on sales of its instruments incorporating Applera intellectual property based on the research, diagnostic or other field of use. Prior to the split-off, Applera attributed royalties payable by Cepheid under this license to either us or the Applied Biosystems Group based on whether the products generating the royalties were used in the diagnostic or non-diagnostic fields. Following the split-off, we will continue to receive all royalties payable under the license that relate to products used in the diagnostic field.

        Applera also granted Beckman Coulter, Inc., or Beckman Coulter, non-exclusive licenses for diagnostic and research instruments under Applera's patents covering nucleic acid sequencing and for diagnostic instruments under Applera's patents covering real-time thermal cyclers. The terms of the license agreements require Beckman Coulter to pay us $20 million for diagnostic rights, payable in equal installments over ten quarters, commencing with the first quarter of our 2007 fiscal year. The grant of these licenses to Beckman Coulter was part of a settlement of litigation between Applera and Beckman Coulter. Also, under the terms of the agreements, Beckman Coulter is obligated to pay ongoing royalties on products incorporating Applera intellectual property. Prior to the split-off, Applera attributed revenues payable by Beckman Coulter under these licenses to either us or the Applied Biosystems Group based on whether the products generating the royalties were used in the diagnostic or research fields. Following the split-off, we will continue to receive the remaining portion of the $20 million for diagnostic rights and all royalties payable under the license that relate to products used in the diagnostic field.

        We granted Siemens a non-exclusive license under Applera's patents covering nucleic acid sequencing and for real-time thermal cyclers and reagents for diagnostic use. The terms of the license agreement require Siemens to pay us $24 million, payable in equal installments over ten quarters, commencing with the first quarter of our 2008 fiscal year along with ongoing royalties on products incorporating the Applera intellectual property.

        The term of each license described above is generally for the life of the last to expire patent. Generally, the term of each of these patents is 20 years from the date on which the application for the patent was first filed in the United States. For applications that were pending on and for those patents that were still in force on June 8, 1995, the term of each of these patents is either 17 years from the issue date or 20 years from the earliest claimed filing date, whichever is longer.

        For more information on the arrangement under which we and the Applied Biosystems Group will license Applera intellectual property in the human in vitro diagnostics field following the split-off, see the section entitled "Our Relationship with Applera Following the Split-Off—Agreements Between Applera and Us Relating to the Split-Off—Separation Agreement."

  Small Molecule Programs

        Transferred and Terminated Programs.    During our 2006 fiscal year, we discontinued our small molecule drug discovery and development programs. As a result of this decision, during our 2006 fiscal year we sold rights to several of these programs to other companies and terminated all other small molecule programs.

        We sold three small molecule drug programs to Pharmacyclics, Inc. These are programs for the treatment of cancer and other diseases, which include programs that target histone deacetylase, or HDAC, selective HDAC enzymes, Factor VIIa, and B cell tyrosine kinases involved in immune function. The financial terms of the transaction included an upfront cash payment of $2 million and Pharmacyclics' issuance to us of one million shares of its common stock. If these programs meet developmental milestones specified in the sale agreement and result in drugs that are approved and commercialized in key geographic markets, they will generate future milestone payments to us of up to $144 million. In addition, we will be entitled to royalty payments based on annual sales of any drugs commercialized from the three programs. To date, we have not received any milestones or royalty payments related to these programs.

        We also sold two pre-clinical drug development programs to a company that is advancing these programs. Under the sale agreements, we received upfront payments totaling $3.3 million and are entitled to receive future milestone payments based on development progress and royalty payments from the sale of drugs, if any, resulting from the programs. To date, we have not received any milestones or royalty payments related to these programs.

        We have no direct control over the amount and timing of resources to be devoted to these programs. The programs may never meet the specified milestones or the programs may be terminated, and therefore may never generate milestone payments. Also, even if some milestones are met, there is no assurance that these programs will result in any product sales that would generate royalty payments to us.

        Merck Cathepsin K Program.    We have an agreement with Merck & Co., Inc. under which Merck has a license to our intellectual property for the development of small molecule inhibitors of cathepsin K for the treatment of osteoporosis. This agreement was entered into by a predecessor of Axys Pharmaceuticals, Inc., which we acquired in November 2001. According to the National Osteoporosis Foundation, osteoporosis is a major risk factor for bone fractures and associated disability that affects over 10 million Americans, especially post-menopausal women. Under the agreement, we are entitled to receive future milestone payments based on development progress and royalty payments from the sale of drugs, if any, resulting from the program. However, we do not control the development activities conducted by Merck. Merck may not successfully develop or commercialize any compounds covered by the agreement, Merck may not obtain needed regulatory approvals, and we may not receive any payments under this collaboration agreement. This drug development program entered Phase III clinical trials in September 2007. Since the date of the acquisition of Axys, we have received milestone payments of $3 million under this agreement.

        Our agreements with Pharmacyclics and Merck will continue in effect for as long as any royalties are payable under the respective agreements. The obligation to pay royalties generally coincides with the life of the underlying patents. Each of Pharmacyclics and Merck is required to use commercially reasonable efforts to develop a therapeutic product and to pay us amounts due under the terms of the agreements, including milestone and/or royalty payments, promptly after the amounts become payable. These agreements generally are terminable upon an uncured material breach of the agreement by either party. In addition, Merck may terminate its collaboration agreement with us for any reason upon advance written notice, but would lose its license from us and would not be able to commercialize any product under the license.

  Proteomics Collaborations

        In 2004, we entered into an agreement with Abbott to discover and develop therapeutic monoclonal antibodies based on our proteomics discoveries in cancer. If this work is successful and results in therapeutic antibodies that enter clinical trials and/or are commercialized, we will have the option to receive milestone payments and royalties or co-fund the program and share profits from it on commercialization. To date, we have not received any milestone or royalty payments under this agreement.

        Our rights and the rights of our collaborators to any therapeutic products, such as antibodies, developed under these collaborations, our obligations and the obligations of our collaborators to further develop and commercialize these therapeutic products, and corresponding economic arrangements vary under the different collaboration agreements. However, we generally do not control the amount and timing of resources to be devoted by our collaborators to activities under the collaboration agreements. These research and development programs may never result in any therapeutic product candidates or lead to any commercialized therapeutic products, and may not generate any revenue for us.

        Our collaborators are required to use commercially reasonable efforts to develop a therapeutic product, and the term of each agreement with these collaborators continues for as long as any royalties are payable to us under the agreement. The obligation to pay royalties generally coincides with the life of the underlying patents. In addition, these agreements generally may be terminated upon the mutual consent of the parties or by either party upon an uncured material breach by the other party.

  Other Collaborations

        We entered into a research collaboration agreement with Merck & Co., Inc., to identify and validate genetic markers useful in our development of diagnostic products and Merck's development of therapeutic products for selected cancers. Under this collaboration agreement, we agreed to share data and other intellectual property for use in our separate research and development efforts. This collaboration is initially focused on breast cancer.

        We established another collaboration with Merck in September 2007 through which we are evaluating gene expression patterns identified by Merck to develop biomarkers and pharmacogenomic tests in cancer.

        In November 2007, we established a collaboration with Societe de Conseils, de Recherche et d'Applications Scientifiques SAS, a wholly owned subsidiary of Ipsen SA, to develop biomarker and pharmacogenomic tests for patients with growth failure.

        Our collaborators are required to use commercially reasonable efforts to develop a therapeutic product, and the term of each agreement with these collaborators continues for as long as any royalties are payable to us under the agreement. The obligation to pay royalties generally coincides with the life of the underlying patents.

Research

        In January 2008, we reorganized our business to, among other things, create a centralized research function to make discoveries for both our IVD products and clinical laboratory testing service businesses. Each of these businesses has separate development functions, and product development work is conducted in our IVD products business and new service testing offerings are developed and validated in our clinical laboratory testing service business.

        Our ongoing research programs include the genetics and proteomics research programs and related activities described below. In conducting these activities, we use proprietary genomics and proteomics discovery platforms to develop DNA-based and potentially protein-based diagnostic products and to identify and validate novel drug targets. Our new products are expected to originate from three sources: internal research and development programs, external collaborative efforts or alliances, and business and technology acquisitions.

  Genetics Research

        We are studying single nucleotide polymorphisms, or SNPs, and gene expression patterns in human biological tissues and blood samples and their association with a number of common, complex diseases. In addition, we are studying SNPs and gene expression patterns that can be used to predict treatment response. These SNPs and gene expression patterns are often referred to as genetic markers. SNPs are naturally occurring genetic variations in the human genome. Scientists believe that some SNPs can be correlated with, for example, susceptibility to disease, disease prognosis, therapeutic efficacy, and therapeutic toxicity, and therefore may have diagnostic or therapeutic utility. We expect that the discoveries resulting from our research will provide genetic information that may lead to earlier and more effective diagnosis and treatment of disease. We expect that the primary end-users of our products and services resulting from these studies, including those offered through BHL, will be healthcare providers treating patients who would benefit from the medically useful information. Other end-users are expected to be clinical reference laboratories, hospitals, and medical clinics worldwide that perform diagnostic testing for human healthcare.

        Most of our genetics discovery efforts are currently focused on cardiovascular and metabolic diseases (including stroke, thrombosis and liver disease) and breast cancer. Most of these research programs have involved the analysis of DNA samples from healthy and diseased individuals, while some have involved analysis of DNA samples from only diseased individuals. We have also conducted genetics research in Alzheimer's disease and autoimmunity.

        We recently reported several key developments in our research programs. In January 2008, we described a variant in a gene that is associated with up to a 55% increased risk for coronary heart disease events compared to individuals that do not carry the genetic variant, and for which this incremental risk can be virtually eliminated by statin therapy. We also described two gene expression panels that are useful in managing patients with breast cancer. In addition, we discovered genetic variants in two genes that are associated with psoriasis and a panel of seven SNPs that provide a genetic risk score for liver cirrhosis.

        A key aspect of our genetics research is to seek validation of results through replication by repeating our analysis on multiple populations of human tissue and blood samples after the initial analysis is completed. In several studies, we have replicated results for particular markers associated with increased risk for disease that we have previously identified. We are evaluating the diagnostic and therapeutic value of the novel markers and potential therapeutic targets found, and are discussing the findings with collaborators, preparing product plans, and making patent filings to seek legal protection for our rights in the new information we have discovered.

  Proteomics Research

        We also have conducted proteomics research to identify and validate proteins that are associated with cancer. Through proteomics research, scientists may be able to demonstrate that a particular protein can be used as a biological point of intervention for a therapeutic product designed to affect a particular disease or medical condition. A protein that can be used in this manner is referred to as a therapeutic target. In addition, proteomics research may demonstrate that a particular protein can be used as a marker for diagnosing a disease, or for predicting disease prognosis or responsiveness to therapeutic intervention. A protein that can be used in this manner is referred to as a diagnostic marker. A diagnostic marker may be useful in an in vivo diagnostic test, for testing inside the living body, or in an in vitro diagnostic test, for testing outside the living body. Before a protein is used as a therapeutic target or diagnostic marker, it must undergo extensive validation studies involving additional complementary testing or analysis performed to confirm its biological relevance and potential medical utility. These proteins may ultimately lead to the development of therapeutic products, and also may lead to the development of diagnostic products, whether or not they result in effective therapeutic products. Our proteomics research is currently focused primarily on diagnostic applications such as the identification of proteins in blood of individuals with lung cancer.

        We do not intend to develop therapeutic products beyond identification and validation of potential drug targets resulting from our proteomics research, and would develop therapeutic products only through collaborations with other companies.

  Access to Biological Samples for Research.

        We have entered into collaboration, research, and material transfer agreements with many companies and academic institutions to support our genetics and proteomics research, including ongoing studies as well as studies we plan to conduct in the future. Through these relationships, we have gained access to over 150,000 tissue and blood samples from human subjects.

        Our research and development expenses totaled $21.3 million for the six months ended December 31, 2007, $51.7 million in fiscal 2007, $94.3 million in fiscal 2006, and $141.4 million in fiscal 2005.

Governmental Regulation of Diagnostic Products and Testing Services

        In the U.S. and in other countries, the development and commercialization of diagnostic products and clinical laboratory testing services are heavily regulated by governmental agencies. These requirements vary from country to country. Currently, the principal markets for our diagnostic products and services are the U.S. and the EU, and the regulatory requirements in those jurisdictions are described below.

  Regulation of Clinical Laboratory Testing Services

        Clinical Laboratory Improvements Amendments of 1988.    Congress passed the Clinical Laboratory Improvements Amendments of 1988, or CLIA, to set standards to improve the quality of clinical laboratory testing in all laboratories conducting testing on human specimens for health assessment or for the diagnosis, prevention or treatment of disease. The regulations to implement CLIA, developed by the U.S. Department of Health and Human Services, consist of four separate sets of rules covering:

  •
  Laboratory Performance;

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  Application and User Fees;

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  Enforcement Procedures; and

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  Approval of Certification Agencies.

        The CLIA regulations have established three levels of regulatory control based on test complexity -"waived," "moderate complexity" and "high complexity." BHL has staffed and organized its Alameda, California clinical laboratory facility to meet the standards for a "high complexity" test laboratory, the most rigorous level of quality. CLIA registration is not required for "comparison testing" or for testing for research purposes with no patient-specific uses.

        BHL's clinical laboratory is subject to the requirements of and has been certified under CLIA. Additionally, in order to be able to accept blood specimens from patients living in the states of California, Florida, Maryland, New Jersey, New York, Pennsylvania, and Tennessee, BHL has become licensed as a clinical laboratory in each of those states. BHL has also obtained permits to operate specimen collection stations in the states of Alabama, New Jersey and Tennessee.

        BHL's CLIA certification requires its clinical laboratory to be inspected every other year in addition to being subject to random CLIA inspections. BHL's clinical laboratory in Alameda, California is also subject to license requirements imposed by the State of California. California laws establish quality standards for day-to-day operation of the clinical laboratory, including the training and skills required of personnel and quality control. Its California and New York state licenses require periodic inspections by the state laboratory licensing authorities. If a CLIA or state inspector finds deficiencies, that finding could lead to the revocation or suspension of, or limitations being placed on, BHL's CLIA accreditation or California, New York, or other state licenses.

        In-Vitro Diagnostic Multivariate Index Assays (IVDMIAs).    The FDA has issued draft guidance on a new class of laboratory developed tests called "In-Vitro Diagnostic Multivariate Index Assays," or IVDMIAs. This draft guidance, which was issued in 2006 and 2007, represents the FDA's first public discussion of its position on IVDMIAs, which generally are tests developed by a single clinical laboratory for use only in that laboratory, and which combine the values of multiple variables using an interpretation function to yield a single patient-specific result for use in the diagnosis, prevention, or treatment of diseases or other conditions. If this draft guidance becomes final and is enforced, a laboratory-developed test that meets the definition of an IVDMIA could not be used for diagnostic purposes before the laboratory receives FDA clearance or approval. We do not believe that the tests currently offered by us are IVDMIAs, as set forth in the draft guidance document, and therefore these tests would not be directly affected. However, some of our future tests used in our clinical laboratory testing services could meet the definition of an IVDMIA and therefore require FDA clearance or approval.

  Regulation of Diagnostic Products

        In the U.S., the FDA classifies in vitro diagnostic products as "devices" and the FDA's Center for Devices and Radiological Health and Center for Biologics Evaluation and Research regulate these products. Although some of the diagnostic products that we expect to market may not require regulatory clearance or approval, our current business strategy is to develop and market a number of products that will be "devices" and require clearance or approval. For us to market our in vitro diagnostic products with clinical claims in the U.S., we or our collaborators generally must first obtain clearance from the FDA under a process known as 510(k) premarket notification, or must obtain FDA approval through a more demanding premarket approval, or PMA, process.

        To obtain a 510(k) premarketing clearance, which refers to Section 510(k) of the Federal Food, Drug and Cosmetic Act, or FFDCA, we or our collaborators generally must file a notice with the FDA with clinical data demonstrating that the device subject to the notification and its intended purpose are "substantially equivalent" to a diagnostic device that is already cleared or approved for marketing by the FDA. The 510(k) clearance process usually takes from three to twelve months, but may take longer. For example, the FDA may require further information, including additional clinical data, to make a determination regarding "substantial equivalence" to a legally marketed device. We have successfully applied for and received 510(k) clearance from the FDA authorizing the marketing of the ViroSeq HIV-1 Genotyping System for use on four Applied Biosystems Group genetic analysis instruments in the U.S. and have received CE mark registration of the system authorizing the marketing of the system in the EU and other countries that recognize the CE mark for use on two Applied Biosystems Group genetic analysis instruments. From time to time, we may publicly refer to "special" 510(k) clearances from the FDA. A special 510(k) clearance is an alternative to the traditional 510(k) method of premarket notification. It is the least burdensome process for reporting significant modifications to a previously cleared diagnostic device and can be used when the modifications do not change the intended use of the previously cleared diagnostic device.

        If the "substantially equivalent" standard is not met for a 510(k) premarketing clearance, a PMA application must be filed under the FFDCA. The PMA process is much more demanding than the 510(k) premarket notification process. A PMA application, which is intended to demonstrate that a diagnostic device is safe and effective, must be supported by more extensive information than is required for a 510(k) notification. The PMA application process is more costly, lengthy, and uncertain and may take up to three years or more.

        Following FDA clearance or approval of a device allowing its commercial distribution in the U.S., numerous regulatory requirements apply, including: the Quality System Regulation, which requires manufacturers to follow extensive design, testing, control, documentation, and other quality assurance procedures during the product development and manufacturing process; labeling regulations; and the Medical Device Reporting regulation, which requires that the manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to reoccur.

        Failure to comply with the applicable U.S. regulatory requirements for in vitro diagnostic products could result in, among other things, warning letters, fines, injunctions, civil penalties, recalls, or seizure of products, total or partial suspension of production, the FDA's refusal to grant future premarket clearances or approvals, withdrawals of current product applications, and criminal prosecution.

        Some products that we sell in the U.S., including those sold through our alliance with Abbott, are referred to as analyte specific reagents, or ASRs. ASRs are a class of products defined by the FDA's regulations which may be sold without any regulatory submission. However, ASRs must be manufactured and marketed in compliance with the requirements of the agency's Quality System

Regulation, including Good Manufacturing Practices, and must be sold in compliance with FDA regulations regarding their labeling, sale, distribution, and use. These FDA regulations are intended to ensure, among other things, that purchasers are aware that the utility and performance characteristics of ASR products have not been established, and include restrictions on the marketing, distribution, sale, and customer use of ASRs. In September 2007, the FDA, published "Guidance for Industry and FDA Staff: Commercially Distributed Analyte Specific Reagents (ASRs): Frequently Asked Questions" clarifying the FDA's interpretation of the regulations governing the sale of ASR products. The FDA's guidance document contains an interpretation of the ASR regulations that, we believe, represents a departure from FDA practice and policy prior to the release of the FDA's draft guidance in September 2006, regarding products that can be characterized as ASRs. We believe that all of our current ASR products, other than our cystic fibrosis products, will meet the regulatory definition of an ASR, as set forth in the guidance document. We similarly believe that all of the ASR products that Abbott currently contributes to our strategic alliance with Abbott will meet the regulatory definition of an ASR, as set forth in the guidance document. In 2007, we received FDA clearance to market IVD versions of our cystic fibrosis products to replace the ASR versions. We are seeking to convert customers of our current cystic fibrosis ASR products to these new versions.

        In addition, distribution and sale of all diagnostic products in the EU are subject to regulatory requirements. Under these requirements, our in vitro diagnostic products exported to the EU must comply with the "In Vitro Diagnostics Directive" and bear the CE mark. The Directive describes criteria that must be met and steps that must be taken for in vitro diagnostic products to be qualified for sale in EU countries. The CE mark is a symbol indicating that products conform to the essential requirements of the Directive, and can be commercially distributed throughout the EU. To demonstrate compliance, for some products we are required to self-certify that the products to be marketed meet all of the applicable essential requirements, and for other products we are required to obtain a CE mark registration from a certification organization, referred to as a "Notified Body," by providing documented evidence that the products to be marketed meet all of the applicable essential requirements. Once we have satisfied the compliance requirements, the CE mark may be affixed on the products concerned. However, to maintain use of the CE mark for some products, we will be subject to continuing review by the Notified Body, if applicable. These same requirements are applicable to Abbott and other collaborators.

        We have received CE mark registration from a Notified Body for our ViroSeq HIV-1 Genotyping System, and have met the self-certifying requirements to CE mark our cystic fibrosis product. These clearances are for the marketing of these products for use on one or more particular Applied Biosystems Group instruments or systems. We intend to pursue CE marking for some of our other diagnostic products. However, CE mark registration may not be granted for other diagnostic products and even if registration is obtained for any product we may not be able to maintain our compliance with the registration requirements. Our failure to meet these requirements may prevent us from generating revenue from the sale of diagnostic products in the EU and other countries that recognize the CE mark.

        In the U.S. and in other countries, the development and commercialization of therapeutic products are also heavily regulated by governmental agencies. These requirements vary from country to country. We lack, and do not intend to build, the infrastructure needed for the development of therapeutic products beyond identification and validation of potential therapeutic targets. Therefore, we do not expect that we will conduct development activities that would be subject to these governmental regulations. However, the further development of any therapeutic products by collaborators or licensees based on targets identified and validated by us would be subject to these regulations.

Raw Materials

        Our operations require a variety of raw materials, such as biological, chemical and biochemical materials, and other supplies, some of which are occasionally found to be in short supply. In particular, for our research and product development activities, we need access to human tissue and blood samples from diseased and healthy individuals, other biological materials, and related clinical and other information, which may be in limited supply. We may not be able to obtain or maintain access to these materials and information on acceptable terms, or may not be able to obtain needed consents from individuals providing tissue, blood, or other samples. In addition, government regulation in the U.S. and foreign countries could result in restricted access to, or use of, human tissue or blood samples or other biological materials.

        In addition, several key components of our diagnostic products come from, or are manufactured for us by, a single supplier or a limited number of suppliers, including the Applied Biosystems Group. This applies to components such as enzymes, fluorescent dyes, phosphoramidites and oligonucleotides. We acquire some of these and other key components on a purchase-order basis, meaning that the supplier is not required to supply us with specified quantities over any set period of time or set aside part of its inventory for our forecasted requirements. We have not arranged for alternative supply sources for some of these components should suppliers become unable to meet our demand or become unwilling to do so on terms that are acceptable to us. Furthermore, we rely on single source suppliers, particularly the Applied Biosystems Group, to provide instruments, associated software, and consumables for use in our diagnostic products business. Following the split-off, the Applied Biosystems Group will continue to supply us with these materials and components under the terms of the supply agreement we will enter into with Applera prior to the split-off. See "Our Relationship with Applera Following the Split-Off—Agreements Between Applera and Us Relating to the Split-Off—Supply Agreement." Similarly, we obtain Lp-PLA2 test kits, known as PLAC® test kits, used in our clinical laboratory testing services from a single supplier — diaDexus, Inc., or diaDexus. BHL has entered into a Master Supply Agreement that expires on September 30, 2008 with diaDexus. To our knowledge, diaDexus is the only supplier of PLAC test kits used in clinical laboratory testing in the U.S. Therefore, no alternative supply source would be available should diaDexus become unable to provide a sufficient number of these kits to meet our demand or become unwilling to do so on acceptable terms upon the termination of the Master Supply Agreement.

        We are required under FDA regulations to verify that our suppliers of key components for our diagnostic products are in compliance with all applicable FDA regulations, including the Quality System Regulation. We believe that this requirement increases the difficulty in arranging for needed alternative supply sources, particularly for components that are from "single source" suppliers, which means that they are currently the only viable supplier of custom-ordered components.

        If any of the components of our products or any of the kits used for our laboratory testing services are no longer available in the marketplace, or are not available on commercially acceptable terms, we may be forced to further develop our products or testing services to use alternative components or test kits or discontinue the products or testing services.

Patents and other Intellectual Property

        We protect our proprietary rights by patent, copyright, trade secret and trademark protection, and protective provisions such as confidentiality in agreements with our employees, consultants, vendors, collaborators, advisors, customers and other third parties. We require our employees, consultants, advisors and other contractors to enter into agreements that prohibit their use or disclosure of our confidential information and, where applicable, require disclosure and assignment to us of their ideas, developments, discoveries and inventions important to our business. These agreements generally permit us to seek injunctive or other relief to prevent unpermitted use or disclosure of our confidential information.

        Through our internal research programs and collaborative programs, we have developed and anticipate that we will further develop an increasing portfolio of intellectual property. We may use this intellectual property in our internal product development programs or may license this intellectual property to collaborators, customers, or others for some combination of license fees, milestone payments, and royalty payments. In addition, our alliance with Abbott provides us with rights to some intellectual property owned or licensed by Abbott that we need for our business and products.

        Our ability to compete and to maintain profitability depends, in part, on our ability to protect our proprietary discoveries and technologies through obtaining and enforcing intellectual property rights, including patent rights, copyrights, our trade secrets and other intellectual property rights, and operating without infringing the intellectual property rights of others. Our diagnostic products are based on complex, rapidly developing technologies. Some of these technologies are covered by patents owned by Applera, and some are covered by patents owned by others and used by us under license.

        Our ability to obtain patent protection for the inventions we make, including those relating to novel methods of diagnosing and/or treating diseases, is uncertain. We may infringe the intellectual property rights of others, and may become involved in expensive intellectual property legal proceedings to determine the scope and validity of our patent rights with respect to others. To avoid infringing the intellectual property rights of others, we may need to obtain intellectual property licenses from them, but we may not be able to obtain these licenses on commercially acceptable terms, or at all. Also, our business could be harmed and we could be subject to liabilities because of lawsuits brought by others against Abbott, with whom we have a strategic alliance. For example, Abbott has been sued by Innogenetics N.V. for patent infringement due to Abbott's sale of hepatitis C virus, or HCV, genotyping analyte specific reagents, or ASRs, manufactured by us for Abbott. In September 2006, a jury rendered a verdict against Abbott for patent infringement and awarded $7 million in monetary damages to Innogenetics. In January 2007, the court ruled in favor of Innogenetics' request for a permanent injunction and ordered Abbott to withdraw its products from the market. Innogenetics did not name the Celera Group as a party in this lawsuit, but we have an interest in these products and in the outcome of the litigation because the enjoined products are part of our alliance with Abbott. We agreed to share equally the cost of this litigation, including the damages, with Abbott. Abbott appealed the judgment. In January 2008, the U.S. Court of Appeals for the Federal Circuit upheld the damage award, vacated the permanent injunction against Abbott relating to the manufacture and sale of HCV genotyping products and imposed a compulsory license to Abbott from Innogenetics relating to these products. However, our ability to manufacture these products for Abbott to sell in the future will depend on whether Abbott can negotiate acceptable terms and conditions, particularly the royalty rate, with Innogenetics. Accordingly, we cannot predict whether or to what extent the alliance will be permitted to continue to manufacture and sell these products. More information about the risks associated with our reliance on intellectual property is set forth in the section entitled "Risk Factors"

        We have filed for patent protection in the U.S. and in some foreign countries for inventions relating to our diagnostic, therapeutic, gene, including SNP, protein, and other discoveries. This includes most importantly patent applications for inventions relating to novel methods of detecting and/or treating diseases. We expect to continue seeking patent protection for these types of inventions by pursuing patent applications already filed and applying for patent protection for inventions that we make in the future, in all cases subject to an ongoing case-by-case assessment of the potential value of those inventions consistent with our business and scientific goals.

        Our failure to receive patent protection for our diagnostic or therapeutic inventions could diminish the commercial value of these discoveries and could harm our business. We have sought patent protection for discoveries arising from our discontinued operations such as our former information products and services business. Obtaining patent protection for these other types of inventions might be valuable, but we do not believe that our commercial success will be materially dependent on our ability to do so.

        BHL has an exclusive license from the Regents of the University of California through the Ernest Orlando Lawrence Berkeley National Laboratory for patent rights related to segmented gel electrophoresis determination of LDL subclasses. The patented technology covered by this license is used in our clinical laboratory testing service business, particularly our proprietary LDL-S3GGE test, which is described in this section above under the heading "—Principal Testing Services." The term of the license is for the life of the patent, which expires in 2016. BHL also has U.S. patents and patent applications relating to cardiovascular risk management.

Environmental Matters

        We are subject to federal, state, and local laws and regulations regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, in those jurisdictions where we operate or maintain facilities. We do not believe that any liability arising under, or compliance with, environmental laws or regulations will have a material effect on our business, and no material capital expenditures are expected for environmental control.

Employees

        As of April 1, 2008, we had 559 employees, of which 337 were associated with BHL. These numbers include part-time employees based on their part-time commitment. None of the Celera Group's employees are subject to collective bargaining agreements. We generally consider our relations with our employees to be good.

Properties

        The following is a list of our principal and other material operating facilities and their principal uses. All of our facilities are leased. Except as otherwise noted below, substantially all of the space in these facilities is used by us, and these facilities are maintained in good working order.

Location	Approx. Floor Area in Sq. Ft.	Expiration Date of Lease	Principal Use

Alameda, CA	48,000	2011	Manufacturing and administration
Alameda, CA	28,000	2011	Research and administration
Alameda, CA	40,000	2014	Clinical laboratory
Burlingame, CA	20,000	2009	Administration
South San Francisco, CA	11,000	2011	Manufacturing
Rockville, MD(1)	75,000	2010	Research and administration

(1)
The Applied Biosystems Group occupies an additional approximately 34,000 square feet at this facility.

        We also lease through 2011, an 85,000 square foot facility in Pasadena, California, which was previously used for our Paracel, Inc. operations. We have vacated all of the space in this facility and have subleased substantially all of the vacated space. In addition, we own a 44,000 square foot facility in South San Francisco, California, located on land we lease under a long-term ground lease. This facility was previously used for our small molecule drug discovery and development operations. We have vacated all of the space in the facility and are seeking to sell it, but we have not yet found a purchaser.

Legal Proceedings

        We have from time to time been involved in various lawsuits, arbitrations, investigations, and other legal actions with both private parties and governmental entities. These legal actions have involved, for example, commercial, intellectual property, antitrust, securities, and employment matters. We believe that we have meritorious defenses against the claims currently asserted against us and intend to defend them vigorously. However, the outcome of legal actions is inherently uncertain, and we cannot be sure that we will prevail in our defense of claims currently asserted against us.

        In addition to legal actions to which we are a party, we may be required under the separation agreement to indemnify Applera for damages, costs and other liabilities incurred by Applera relating to existing and future lawsuits, arbitrations, investigations, and other legal actions to which Applera is or may become a party, to the extent related to our business. For more information, see the sections entitled "Risk Factors—Risk Factors Relating to Our Business—Applera is subject to a class action lawsuit relating to its 2000 offering of shares of Celera Group tracking stock that may result in liabilities for which we have agreed to indemnify Applera" and "Our Relationship with Applera Following the Split-Off."

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information concerning the persons who are expected to serve as our directors and executive officers immediately following the split-off. Our Board of Directors will be comprised of no less than three nor more than thirteen directors, divided into three classes. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. It is expected that the term of the initial Class I directors will terminate on the date of the 2009 annual meeting of stockholders; the term of the initial Class II directors will terminate on the date of the 2010 annual meeting of stockholders; and the term of the initial Class III directors will terminate on the date of the 2011 annual meeting of stockholders.

        The business address of each of the individuals listed below is Celera Corporation, 1401 Harbor Bay Parkway, Alameda, California, 94502. Unless otherwise indicated below, each of the individuals listed below, other than Mr. Bélingard, is a citizen of the United States.

NAME	POSITION

Paul D. Arata	Vice President, Human Resources and Administration
Richard H. Ayers	Director
Jean-Luc Bélingard	Director
Joel R. Jung	Vice President, Chief Financial Officer and Treasurer
Kathy Ordoñez	President, Chief Executive Officer and Director
Frank R. Ruderman	President, Field Operations, Berkeley HeartLab, Inc.
Stacey R. Sias	Vice President and Chief Business Officer
Thomas J. White	Chief Scientific Officer and Vice President, Research
Michael A. Zoccoli	Vice President and General Manager, IVD Products Business

  Directors

        Richard H. Ayers, age 65, is currently a director of Applera. He is the retired Chairman and Chief Executive Officer of The Stanley Works, a tool and hardware manufacturer. He was an advisor to the Chairman and Chief Executive Officer of Stanley from January 1997 to October 1997 after having served as Chairman and Chief Executive Officer of Stanley from May 1989 to December 1996. Mr. Ayers is a Trustee of MassMutual Select Funds and MML Series Investment Fund.

        Jean-Luc Bélingard, age 59, is currently a director of Applera. He is Chairman and Chief Executive Officer of Ipsen SA, a diversified French healthcare holding company, and has served in that position since January 2002. He previously served as Chief Executive Officer of bioMérieux-Pierre Fabre Group, a diversified French healthcare holding company, from 1999 to December 2001, and as Director General of the Diagnostics Division and a member of the Executive Committee of F. Hoffmann-La Roche Ltd., a healthcare company, from 1990 to 1998. Mr. Bélingard is also a director of Laboratory Corporation of America® Holdings, NicOx S.A. (France), and bioMérieux S.A.

        Kathy Ordoñez, age 57, is currently Senior Vice President of Applera and President of the Celera Group. She joined Applera in December 2000, and held various positions, including President of Celera Diagnostics LLC, a wholly-owned subsidiary of Applera, prior to being named to her current position. Prior to December 2000, Ms. Ordoñez was employed by Hoffmann-La Roche, a leading international healthcare company, where she was President and Chief Executive Officer of Roche Molecular Systems from 1991 to 2000.

  Executive Officers

        Paul D. Arata, age 53, is currently Vice President of Human Resources and Administration of the Celera Group. Prior to joining Celera in January 2008, Mr. Arata held various human resources positions with Applera from 2001 to 2008, most recently serving as Vice President of Human Resources and Site Services. Prior to joining Applera, Mr. Arata held various human resources and administrative and management roles with Charles Schwab & Co., Inc., SBC Communications Inc. and Pacific Telesis Group.

        Joel R. Jung, age 50, is currently Vice President of Finance of the Celera Group and Assistant Controller of Applera. He joined Celera in 2006. From 1995 to 2006, Mr. Jung held various management and finance positions with Chiron Corporation, an international manufacturer of biopharmaceuticals, vaccines, and blood testing products, including Vice President and Treasurer from 2003 to 2006.

        Frank R. Ruderman, age 62, is currently President of BHL. Mr. Ruderman served as Chairman and Chief Executive Officer of BHL from 1998 to 2007. Prior to joining BHL, Mr. Ruderman was President and Chief Executive Officer of Genomyx, a DNA sequencing and functional genomics instrument and consumables company, from 1994 to 1997. From 1990 to 1994, he was a consultant to and director of Genomyx and a consultant to and director and Acting President and Chief Operating Officer of Physiometrix, Inc., a developer and manufacturer of advanced neuromonitoring devices.

        Stacey R. Sias, age 54, is currently Vice President and Chief Business Officer of the Celera Group. She joined Celera in April 2001. Prior to joining Celera, Dr. Sias was the Vice President of Licensing at Roche Molecular Systems and held various positions within Hoffmann La-Roche. She previously served as a patent agent at Cetus Corporation and as a molecular biologist at Codon Corporation and Genentech, Inc.

        Thomas J. White, age 62, is currently Senior Vice President, Research and Development and Chief Scientific Officer of the Celera Group and a Vice President of Applera. Prior to joining Celera in November 2000, Dr. White was employed by Roche Molecular Systems, where he was Senior Vice President of Research and Development from 1989 through 2000. From 1978 to 1989, Dr. White held various positions at Cetus Corporation, including Vice President of Research and Associate Director of Research and Development.

        Michael A. Zoccoli, age 57, is currently Vice President and General Manager of the IVD Products Business of the Celera Group. He joined Celera in January 2002, and held various positions, including Vice President of Development and Vice President of Development, Instruments Systems and Software, prior to being named to his current position. He previously worked in product development and project management at a number of companies, including Cetus Corporation, Roche Molecular Systems, Applied Imaging Corporation, and Bayer Diagnostics.

Board of Directors

        Our business will be managed under the direction of our Board of Directors. Members of the Board will be kept informed of our business through discussions with officers and other employees, by reviewing materials relating to the Company, and by participating in meetings of the Board and its committees.

Committees of the Board

        Prior to the date on which the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission, or SEC, our board of directors will establish three committees—an Audit Committee, Compensation Committee and Nominating/

Corporate Governance Committee—to assist it in carrying out its responsibilities. The Board may also establish other committees from time to time.

        Each of these committees will operate under a written charter, copies of which will be made available in the Corporate section of our website at www.celera.com under the heading "Corporate Governance—Committee Charters." The committee charters will also be available in print to any stockholder on request to: Secretary, Celera Corporation, 1401 Harbor Bay Parkway, Alameda, California 94502. The Board regularly reviews the committee charters, and any modifications are expected to be reflected in the charters posted on our website.

        Audit Committee.    The Audit Committee will oversee accounting, finance, and internal control matters. The Committee will be responsible for the appointment, compensation, evaluation, and oversight of the work of our independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other services. In addition, the Committee, among other things, will:

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  review and approve the scope and plan of audit and non-audit services to be performed by our independent registered public accounting firm;

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  review with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements;

  •
  review internal accounting and auditing procedures, including the process used by management to evaluate and report on the effectiveness of our internal control over financial reporting;

  •
  review and approve the scope and plan of audit services to be performed by our internal audit department;

  •
  review our financial policies and strategies; and

  •
  review policies and practices designed to assure compliance with legal, regulatory and ethical standards.

        Prior to appointing members to the Audit Committee, the Board will make a determination that each member of the committee is independent as defined by the rules of the NASDAQ and also satisfies the independence requirements for members of audit committees prescribed under the Sarbanes-Oxley Act of 2002.

        Compensation Committee.    The Compensation Committee will oversee compensation policies and practices for our officers and other members of senior management, including salary, bonus, and incentive awards. The Committee will also develop and review management development and succession plans for our Chief Executive Officer and other executive officers. The details of the processes and procedures that we expect to use in the consideration and determination of executive compensation are described in the Compensation Discussion and Analysis beginning on page 98.

        The Compensation Committee also will make recommendations to the Board with respect to the compensation of non-employee directors, including compensation philosophy, the structure of the programs in which the directors participate, and specific compensation awards for the directors.

        We expect that the Committee will retain an independent compensation consulting firm to assist it in identifying appropriate peer companies for consideration in its analysis of director and officer compensation, prepare director and executive compensation analyses, and provide ongoing advice to the Committee as requested.

        Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee will evaluate Board effectiveness and generally will take a leadership role in shaping and advising the Board on corporate governance and related matters. In addition, the Committee will recommend membership assignments and responsibilities for committees of the Board, monitor our Corporate Governance Guidelines, and review and approve transactions under our Related Party Transaction Policy.

        The committee also will assist the Board in identifying individuals qualified to serve as members of the Board. Under the Committee's charter, nominees for director will be selected based on their independence, character, judgment, business experience, diversity, and specific areas of expertise, among other relevant considerations. Final approval of the nomination of a new nominee will be determined by the full Board. The Committee will consider nominations for directors recommended by Board members, Company management, stockholders, and other sources. The Committee will evaluate director candidates proposed by stockholders in the same manner it evaluates other candidates, provided that the stockholders proposing a director candidate submit their proposal to the Company's Secretary, including all information required by our Policy Regarding Evaluation of Stockholder Nominations, prior to the deadlines generally applicable to the submission of stockholder proposals required under our amended and restated by-laws.

Compensation of Directors

        We are newly-formed and have paid no amounts to our directors to date. Though we intend to compensate our non-employee directors for their services, no decision has been made with respect to a definitive compensation package or plan.

        In general, we currently expect that each non-employee director will receive:

  •
  an annual retainer, payable in cash;

  •
  a grant of stock options to purchase shares of our common stock upon initial election to the Board; and

  •
  an annual grant of stock options to purchase shares of our common stock.

        We do not anticipate that we will pay any additional amounts for attendance at meetings or participation on committees, but we do expect to pay an additional amount for service as chair of a committee.

        We also expect to pay an additional amount to a non-executive chairman of the Board, should one be elected by the Board.

        Stock options granted to each non-employee director will be made under the terms of our stock incentive plan, described below in this section under the heading "—Stock Incentive Plan." The exercise price of these options will be the fair market value of a share of our common stock on the date of grant. It is expected that the options granted upon initial election to the Board will vest over three years, and each subsequent grant will vest one year from the date of grant.

        Non-employee directors will be entitled to participate in our deferred compensation plan and defer their annual retainer and board fees on the same terms as eligible employees under the plan. For a description of the deferred compensation plan, see below in this section under the heading "—Deferred Compensation Plan."

        All directors will be reimbursed for expenses incurred in attending Board and committee meetings.

Compensation of Executive Officers

Compensation Discussion and Analysis

        We are newly formed, have paid no amounts to our executive officers to date and will not make any payments to them until commencement of their employment. Consequently, the consideration of our compensation programs to date has been limited. As described above, we intend to form and elect a compensation committee of our board of directors (the "Compensation Committee") prior to the effectiveness of the registration statement of which this prospectus forms a part. We expect to more fully develop our compensation plans going forward by using a combination of data regarding historical pay, publicly available compensation data for public companies that are engaged in our industry, in related industries, or that possess size or other characteristics which are similar to ours, and data which may be obtained by a compensation consultant for us on public and private companies.

  Overview of Compensation Program

        Because we are a recently-formed company and the Compensation Committee has not yet been formed, we do not have a definitive compensation program in place. We expect that a key element of our philosophy on compensation will be to ensure that all elements of our compensation program work together to attract, motivate and retain the executive, managerial and professional talent needed to achieve our strategy, goals and objectives. Our company is, and the Compensation Committee will be, committed to the principles inherent in paying for performance and we expect that we will structure the compensation program to deliver rewards for exemplary performance and to withhold rewards and impose other consequences in the absence of such performance.

        We intend that our compensation programs will work together to achieve several key objectives, including the payment of compensation related to company performance and the collective efforts of our employees. In particular, the primary goals of our executive compensation program are expected to be to:

  •
  Attract and retain top quality leadership by delivering competitive levels of base salary, short and long term incentives, and benefits commensurate with the capabilities, depth of experience, and background of the executive, as well as in recognition of their specific contributions to the achievement of the organization's objectives;

  •
  Reward executives for business performance and results that increase stockholder value. We intend to use variable and equity based programs that deliver rewards commensurate with the effort and achievement of these results;

  •
  Drive and motivate executive behaviors (for example, thinking from the perspective of a stockholder, facilitating the achievement of team goals, making appropriate research and development investment choices, balancing long term and short term objectives, managing risk, and creating business continuity) that are aligned with the short and long term strategies of the business and with stockholder interests; and

  •
  Place an appropriate portion of each executive's total compensation at risk based on the level of responsibility and impact of the position on Celera's financial results.

        These objectives will be considered in the design of each compensation program and in the process that is followed in making decisions. While we do not expect to use any formulaic policies that state a specific market percentile position for defining individual compensation levels or any specific percentage mix of base, bonus, benefits, and equity as part of total compensation, we will consider each of these factors. Affordability, business conditions, and an assessment of the degree to which an executive is subject to being recruited by other companies also will be taken into account in making decisions about compensation.

        Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of certain compensation in excess of one million dollars paid to a company's chief executive officer and the three other most highly compensated executive officers, except for the chief financial officer. While we will seek to maximize the deductibility of compensation paid to our executive officers, we intend to maintain flexibility to pay compensation that may not be deductible under Section 162(m) if that would be in the best interests of our stockholders.

        Roles and Responsibilities Pertaining to Compensation Management.    We expect that our Chief Executive Officer, with the assistance of our Vice President of Human Resources, will provide recommendations to the Compensation Committee with regard to compensation philosophy, the structure and design of programs and policies in which our executives may participate, and specific compensation awards for each of our executive officers other than for herself. Our Vice President of Human Resources will provide compilations of total compensation values and reviews of performance against objectives for the committee. Our Chief Financial Officer will prepare information for the committee with regard to financial targets and metrics upon which the incentive compensation programs and equity programs are based.

        The Compensation Committee will be responsible for making decisions regarding our Chief Executive Officer's compensation and for reviewing and approving her recommendations regarding the compensation of the other executive officers. We expect that the committee will retain an independent executive compensation consulting firm to prepare executive compensation analyses and reports and provide ongoing advice to the committee as it deems appropriate. Among other things, we expect that the independent executive compensation consulting firm will assist the committee in identifying appropriate peer companies for consideration in its analysis of director and officer compensation and that it will participate in committee meetings where the executive compensation analyses and recommendations are discussed.

        Competitive Assessment Process.    We will review annually our pay practices for each of our executive officers with the practices of our peer companies. Companies will be selected as our peers based on being engaged substantially in the same business and considering, as applicable, revenues and market capitalization as compared to us. We also will consider whether we compete with these companies for executives and whether the executive officers of the other companies provide appropriate benchmarks relative to the specific duties and responsibilities of our executive officers.

        We expect to prepare competitive analyses for each of our executive officers against executives of the relevant peer group. This will include a review of base salary levels, actual short-term incentive levels (i.e., annual bonus), and the value of any long-term and equity compensation in the year of grant.

  Components of Compensation for Our Executive Officers

        We intend to utilize compensation programs and elements that are aligned with and support our compensation philosophies. These components will work together to provide flexibility which will help us manage through change and a dynamic business climate. These compensation programs or elements are expected to initially consist of:

  •
  Base salary;

  •
  Annual incentive compensation;

  •
  Long-term and equity incentive compensation; and

  •
  Benefits and perquisites.

        We believe that these components will work in balance with one another to support our overarching goals of motivating our executives and recognizing positive results. From time to time we may revise our programs or add new programs to achieve our goals.

Base Salary

        Base salary is a fixed compensation amount paid during the course of the fiscal year. It is designed to recognize demonstrated mastery of the day-to-day requirements of the position and pay competitive amounts that reflect the individual attributes of each executive officer. Base salaries will be reviewed annually and will be individually determined taking into consideration each executive's unique set of skills, experience, and level of responsibility.

Annual Incentive Compensation

        We expect that our executive officers will participate in an incentive compensation program similar to Applera's Incentive Compensation Program. The Applera program is a variable annual bonus plan based on the achievement of pre-determined financial and business objectives and also includes a discretionary amount for personal out-performance and contribution. The objective of the Applera program is to provide a competitive and performance based earnings opportunity that fluctuates year to year based on specific business and individual achievements.

        We expect that awards under our program will be determined by multiplying an individual's salary earned during the fiscal year by the following (each expressed as a percentage):

  •
  the target bonus level for the position, by

  •
  the business performance of the company (the "business modifier"), by

  •
  the individual's performance (the "personal modifier").

This formula takes into consideration both business and individual performance and reflects the strong teamwork orientation of our company.

        Target Bonus Level.    We expect to conduct an assessment of competitive target incentive compensation levels annually based on the practices of the relevant peer group and an internal determination of the value of the role of each executive officer to the organization. Management may recommend changes in the incentive plan targets for an executive officer. These targets will be expressed as a percentage of base salary.

        Business Modifier.    We expect to identify specific business performance criteria that we believe contribute to increasing and maintaining stockholder value. The target and target performance for each criterion will be established at the beginning of the fiscal year by the committee and reviewed by the committee against actual performance at the conclusion of the fiscal year.

        Personal Modifier.    Following the end of the fiscal year, Ms. Ordoñez, based on her review of the individual performance of each executive officer other than herself over the course of the year, will propose to the committee a subjective personal modifier to reflect each executive's personal performance and contribution (either positive or negative) to the overall business results. Using similar criteria, the committee will make a decision on any personal modifier applicable to Ms. Ordoñez.

Long-term and Equity Incentive Compensation

        We expect to provide executives with equity incentives that generally vest over multiple years. Initially, we expect that these incentives will consist of stock options.

Benefits and Perquisites

        We expect to offer a competitive level of benefits to executives as part of our total executive compensation program. These benefits are intended to help recruit and retain senior executives. We will review our benefit programs on a periodic basis by benchmarking against the relevant peer group companies, reviewing published survey information, and obtaining advice from various independent benefit consultants.

        We expect to make the following programs generally available to all eligible Celera employees, including our executive officers:

  •
  medical, dental, vision, life insurance, and disability coverage;

  •
  tax-qualified 401(k) savings plan;

  •
  paid time off and holidays;

  •
  a non-qualified excess benefit plan for all employees who are affected by the maximum limits on benefit accruals/contribution limits allowable in tax-qualified benefit plans under the Internal Revenue Code; and

  •
  a non-qualified deferred compensation plan to provide tax deferred savings opportunities for eligible employees.

        In addition, we may provide annual physicals and financial and tax planning services to our executive officers to replace similar benefits received by these officers as Applera employees.

  Stock Ownership.

        In order to reinforce the linkage of an executive's financial gain with stockholder performance, the committee expects to establish a requirement that specified members of senior management retain an investment in Celera Corporation common stock or stock equivalents based on the individual's annual base salary. The actual requirement will depend on the individual's level within the organization.

  Potential Payments upon Termination of Employment.

        We do not expect that our executive officers will be covered under our general employee severance policy. Any severance benefits payable to them in the event of termination of employment will be determined by the committee on a case-by-case basis in its discretion consistent with our prior practices and the treatment of other similarly situated executives. The severance compensation payable upon termination is described in further detail below in this section under the heading "—Potential Payments upon Termination or Change in Control."

        We intend to provide change in control agreements to Ms. Ordoñez and some other senior executives on substantially the same terms as the agreements currently in place at Applera. These agreements are intended to provide transition income in the event the executive's position is eliminated as a result of a change in control. In light of their critical role in evaluating strategic opportunities, including those that may result in a change in control and possible job redundancy, it is very important to the company and its stockholders that these executives be able to evaluate the transaction from the perspective of the best interests of the company and its stockholders. In addition, the committee believes that these agreements are a competitive requirement to attracting and retaining highly-qualified senior executives. These agreements are described in further detail below in this section under the heading "—Potential Payments upon Termination or Change in Control."

  Executive Officer Compensation

        The compensation amounts set forth below represent compensation paid to our named executive officers (as defined below) in fiscal 2007 in connection with their service to Applera. Our board of directors has not made any determinations with respect to our compensation programs or philosophies. Accordingly, the compensation and benefits provided to our executive officers by us may differ from the compensation and benefits previously provided to the executive officers by Applera. Prior to the split-off, we will develop compensation programs and anticipate that each of our executive officers will be covered by these programs following the consummation of the split-off. A more detailed description of our compensation programs can be found above in this section under the heading "—Compensation Discussion and Analysis."

  Summary Compensation Table

        The following table provides information about the compensation provided by Applera in fiscal 2007 to the individuals who are expected to serve as our chief executive officer and chief financial officer immediately following the split-off, as well as to the three other most highly paid individuals who are expected to serve as executive officers. We refer to these persons collectively as our "named executive officers."

			Stock Awards[1]		Option Awards[1]
								Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]
Name and Principal Position	Salary ($)	Bonus ($)	Applied Biosystems Group Tracking Stock ($)	Celera Group Tracking Stock ($)	Applied Biosystems Group Tracking Stock ($)	Celera Group Tracking Stock ($)	Non-Equity Incentive Plan Compensation ($)[2]		All Other Compensation ($)[4]	Total ($)
Kathy Ordoñez President and Chief Executive Officer	567,000	0	0	377,740	0	86,969	713,604	432,369	38,158	2,215,840
Thomas J. White Chief Scientific Officer and Vice President, Research	377,374	0	0	132,362	0	28,990	263,449	0	36,278	838,453
Stacey R. Sias Vice President and Chief Business Officer	288,981	0	0	64,732	0	34,788	155,800	0	30,501	574,802
Paul D. Arata Vice President, Human Resources	259,615	0	51,909	12,132	14,485	5,218	141,189	0	35,261	519,811
Joel R. Jung Vice President, Chief Financial Officer and Treasurer[5]	206,730	0	0	81,921	0	79,093	85,735	0	33,077	486,556

1
Represents the dollar amount recognized for financial reporting purposes with respect to fiscal 2007 for awards of restricted stock units, stock options, and performance units granted during the year and prior fiscal years, as determined in accordance with SFAS 123R, except that estimates of forfeitures related to service-based vesting conditions have been disregarded in accordance with SEC rules. See Note 7 to Applera's consolidated financial statements under the caption "Share-Based Compensation" included in Applera's annual report on Form 10-K for the fiscal year ended June 30, 2007 for the assumptions made in determining SFAS 123R values. These amounts do not necessarily reflect the amounts to be ultimately received by the recipient.

2
Represents amounts paid under the Applera Incentive Compensation Program during fiscal 2008 for services performed in fiscal 2007.

3
Applera does not credit "above market" interest on compensation deferred by officers or employees. Accordingly, this column reflects changes in pension values only. The amount shown for Ms. Ordoñez represents the aggregate increase in the actuarial present value of accumulated benefits under Applera's pension plans between June 30, 2006 and June 30, 2007. The other named individuals did not participate in Applera's pension plans.

4
The amounts in this column consist of the following:

Name	Contributions Related to Employee Savings Plans ($)[a]	Tax Gross-ups ($)(b)	Other Benefits ($)(c)	Total ($)
Ms. Ordoñez	18,167	749	19,242	38,158
Dr. White	15,612	749	19,917	36,278
Dr. Sias	15,501	0	15,000	30,501
Mr. Arata	15,040	0	20,221	35,261
Mr. Jung	8,077	0	25,000	33,077

    a
    Reflects contributions under the Applera Employee Savings Plan and the savings plan component of the Applera Excess Benefit Plan.

    b
    Reflects a reimbursement for taxes associated with income recognized by the executive as a result of excess liability insurance provided by Applera.

    c
    Reflects the aggregate incremental cost to Applera of providing various perquisites and other personal benefits to each of the named individuals. These perquisites and personal benefits, which are valued at the actual cost to Applera, consist of: financial and tax planning, excess liability insurance, car allowances, and annual executive physical examinations. The amount shown for Mr. Jung reflects a $25,000 sign-on bonus paid following his commencement of employment with Applera.

5
Mr. Jung became an employee of Applera on August 21, 2006.

  Employment Arrangements with Our Executive Officers

  Supplemental Executive Retirement Plan

        Ms. Ordoñez currently participates in Applera's supplemental executive retirement plan. We expect to adopt a new plan to preserve the benefits otherwise payable to Ms. Ordoñez under the Applera plan at the time of the split-off. The Applera plan provides a benefit payable at normal retirement date (the first day of the month after the participant reaches age 65 and completes five years of service). The amount of Ms. Ordoñez' annual benefit was $196,896 as of December 31, 2007, and is fully vested.

        Benefit amounts are computed on a straight life annuity basis payable annually at normal retirement date (subject to a six-month delay as required by Internal Revenue Code Section 409A). Ms. Ordoñez is eligible for early retirement and will begin receiving benefits under the plan if she elects to retire early (subject to a six-month delay as required by Internal Revenue Code Section 409A), but the benefits will be reduced by 1/4 of 1% for each month benefit commencement precedes normal retirement date.

        The normal form of benefit is an annuity for the life of the participant only. Ms. Ordoñez may currently elect to receive the following optional forms:

  •
  an annuity benefit for 36, 60, or 120 months followed by a lump sum payment of the present value of the remaining payments, or

  •
  a single lump sum payment of the entire value of Ms. Ordoñez's accrued benefits.

        Each optional form of benefit is the actuarial equivalent of the life annuity.

        Deferred Compensation Plan

        We expect to adopt a deferred compensation plan similar to the Applera Deferred Compensation Plan. We will not make any contributions to the plan or pay "above market" interest on deferred compensation. Amounts deferred will be credited to individual accounts under the plan. Participants will be able to direct the investment of their accounts among various measurement funds. These funds may change from time to time and are expected to include domestic and international equity, income, and blended funds. We anticipate that participants will be able to make changes in their investment selections prospectively on a periodic basis.

        Participants will be fully vested in the amounts credited to their accounts in the plan. These amounts will be paid on the earliest of:

  •
  a pre-retirement distribution date designated by the participant with respect to the amounts deferred each year;

  •
  the participant's retirement (on or after reaching age 55 and completing five years of service); or

  •
  termination of the participant's employment.

        Payment may be made in a lump sum or in installments over a period of up to 15 years, depending on the terms of the plan and the participant's payment election.

        Excess Savings Plan

        We may adopt an excess savings plan similar to the Applera Excess Savings Plan to provide for benefits based on the matching contributions that we cannot make to the accounts of participants in our 401(k) Savings Plan by reason of the Internal Revenue Code limit on tax-deferred contributions to qualified plans. If adopted, we will credit participants' accounts in the plan with an amount equal to the matching contributions that we would have made to the 401(k) Savings Plan but for the limitations of the Internal Revenue Code.

  Performance Unit Bonus Plan

        Our chief executive officer and two other employees were granted awards under the Applera Performance Unit Bonus Plan in fiscal 2003. These awards, which were intended to convey the value targeted by a traditional restricted stock program, consisted of (1) a performance unit, representing the right to receive a cash payment upon shares of Celera Group tracking stock reaching and attaining specified price targets, and (2) stock options issued under the terms of the Celera Group stock incentive plan, all of which have now vested. These awards expire on April 19, 2012. Following the split-off, we intend to adopt a new plan under which each performance unit tied to the performance of Celera Group tracking stock will be converted into a similar performance unit tied to the performance of Celera Corporation common stock at the same price targets. We do not anticipate issuing any additional awards under this plan.

        As of April 1, 2008, Ms. Ordoñez held 25,000 performance units which vest in four equal installments upon Celera Group tracking stock attaining and maintaining price targets of $24.4750, $29.4750, $34.4750 and $39.475 or more for a period of 90 days. Upon vesting, Ms. Ordoñez will be entitled to a cash payment of $19.475 for each vested unit.

  Potential Payments Upon Termination or Change in Control

        Severance Arrangements

        We do not expect to have individual severance arrangements with any of our executive officers, and they will not be covered under our general employee severance policy. Any severance benefits payable to our executive officers will be determined by the committee on a case-by-case basis consistent with our prior practices and the treatment of other similarly situated executives.

  Potential Payments Upon a Change in Control

        We expect to enter into a change in control agreement with Ms. Ordoñez on substantially the same terms as her current agreement with Applera. We may also enter into additional agreements with some other senior managers. These agreements contain a "double trigger," meaning payments are made only if the executive suffers a covered termination of employment following a change in control; executives do not receive payments under the agreements upon a change in control alone. With respect to Ms. Ordoñez, her agreement provides for the payment of the severance benefits described below in connection with the termination of employment following a change in control of the Company.

        Termination by the Company for Cause or Termination by Ms. Ordoñez Other Than for Good Reason.    If during the 36-month period commencing on the date of a change in control, and any extension as provided below (the "Period of Employment"), we terminate Ms. Ordoñez' employment for cause or if she terminates her employment other than for good reason, we will pay or provide:

  •
  accrued annual base salary and benefits through the end of the month in which the termination of employment occurs, and

  •
  a pro rated payment under our Incentive Compensation Program.

        The 36 month period of employment will be automatically extended by one week for each week in which Ms. Ordoñez' employment continues after the change in control, but will terminate on the earlier of

  •
  Ms. Ordoñez reaching age 65 or taking early retirement under any of our retirement plans,

  •
  Ms. Ordoñez' disability or death, or

  •
  the termination of Ms. Ordoñez' employment by the Company for cause or by Ms. Ordoñez without good reason.

        Termination by the Company without Cause or by Ms. Ordoñez for Good Reason.    If during the Period of Employment we terminate Ms. Ordoñez' employment with the Company without cause or she terminates her employment with the Company for good reason, we will pay or provide:

  •
  accrued annual base salary and benefits through the end of the month in which the termination of employment occurs,

  •
  a pro rated payment under our incentive compensation program,

  •
  a lump sum equal to the greater of (1) her cash compensation (as described below) for the remainder of the Period of Employment or (2) two times her cash compensation,

  •
  continued participation at active-employee rates for the greater of two years or the remainder of the Period of Employment in the Company's welfare benefit plans (or substantially identical benefits if continued participation is not possible),

  •
  three additional years of service credit under the Company's non-qualified plans, and

  •
  full vesting of any restricted stock and stock options.

        Cash compensation is the sum of annual base salary plus the greatest of:

  •
  the average of the amount of incentive compensation for the last three completed fiscal years immediately prior to termination of employment,

  •
  the target amount of Ms. Ordoñez' incentive compensation for the fiscal year in which the termination of employment occurs, or

  •
  Ms. Ordoñez' target amount for the fiscal year in which the change in control occurs.

        A change in control generally means the occurrence of any of the following:

  •
  an event that would be required to be reported in response to Item 5.01(a) of the Current Report on Form 8-K occurs;

  •
  any person (other than Celera, a subsidiary of Celera, or an employee benefit plan sponsored by Celera or its subsidiary), acquires common stock representing more than 25% of the combined voting securities of Celera entitled to vote generally in the election of directors;

  •
  during any two year period, a majority of the incumbent directors or directors approved by at least three-fourths of the incumbent directors cease to remain on the Board; or

  •
  the stockholders approve the sale of all or substantially all of the stock or assets of Celera.

        Good reason generally includes:

  •
  an adverse change in status or position,

  •
  a reduction by the Company in base salary,

  •
  a material reduction in total annual compensation,

  •
  the failure by the Company to continue in effect any benefit plan in which Ms. Ordoñez was participating at the time of the change in control, or

  •
  a decision by the Company causing Ms. Ordoñez' principal place of business to be based more than fifty miles from her principal place of business immediately prior to the change in control.

        Cause generally includes:

  •
  the wilful and continued failure by Ms. Ordoñez to perform substantially her duties with the Company, or

  •
  the wilful engaging by Ms. Ordoñez in illegal conduct which is materially and demonstrably injurious to the Company.

        The amounts payable upon a termination by the Company without cause or by the executive for good reason are not subject to reduction or mitigation as a result of employment of the executive elsewhere after the date of termination.

        If any amounts due to Ms. Ordoñez under the change in control agreement, under the terms of any benefit plan, or otherwise payable by us are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay her an additional amount such that she will retain the same net after tax amount as if no excise tax had been imposed.

  Stock Incentive Plan

        We expect to adopt the Celera Corporation 2008 Stock Incentive Plan, which is a stock incentive plan similar to the Applera Corporation-Celera Genomics Group/Amended and Restated 1999 Stock Incentive Plan. The plan will provide for the grant of the following incentives:

  •
  incentive stock options within the meaning of Section 422 of the Internal Revenue Code;

  •
  non-qualified stock options (together with incentive stock options, "Options"), which may include options as to which the appreciation is capped at a specified amount ("Maximum Value Options");

  •
  stock appreciation rights, which give the recipient a right to receive cash or shares of stock equal to the amount of appreciation in the value of a share of stock ("Stock Appreciation Rights");

  •
  restricted stock units, which give the recipient the right to receive shares of stock upon the achievement of the objectives specified at the time of grant and, under certain circumstances, the right to defer receipt of such stock ("Restricted Stock Units");

  •
  shares of Celera Corporation common stock, which may be subject to restrictions ("Restricted Stock Bonuses");

  •
  shares of Celera Corporation common stock subject to performance goals within the meaning of Section 162(m) of the Internal Revenue Code ("Performance Shares"); or

  •
  director stock awards, which are shares of Celera Corporation common stock subject to time-based vesting ("Director Stock Awards").

        The following persons will be eligible to receive awards under the plan:

  •
  all employees, including executive officers, may receive Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Bonuses, and Performance Share Awards;

  •
  all consultants performing services for Celera may receive non-qualified stock options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Bonuses, and Performance Share Awards; and

  •
  all non-employee directors may receive non-qualified stock options and Director Stock Awards.

        Each option to purchase, and each other security evidencing the right to receive, shares of Celera Group tracking stock issued under employee stock incentive plans and outstanding on the split-off date will be converted into a similar option to purchase shares of our common stock at the same exercise price, or a similar security evidencing the right to receive shares of our common stock. In addition, each option to purchase shares of Celera Group tracking stock and each other security evidencing the right to receive shares of Celera Group tracking stock issued to Applera corporate or Applied Biosystems Group employees under employee stock incentive plans and outstanding on the split-off date will remain outstanding and represent one option to purchase shares of our common stock, at the same exercise price, or a similar security evidencing the right to receive shares of our common stock, and, in each case, will be subject to the same terms and conditions as prior to the split-off. Our stock incentive plans will permit these individuals to own these options and other securities.

        The number of shares of Celera Corporation common stock available for issuance under the plan is            . Subject to adjustment as provided below, not more than             shares may be issued pursuant to Restricted Stock Units, Restricted Stock Bonuses, and Performance Share Awards under the plan.

        The plan will be administered by the Compensation Committee, which will be comprised solely of independent directors. The Compensation Committee will determine, subject to the terms of the plan, the employees, non-management directors, and consultants to whom, and the time or times at which, it will grant awards, as well as the terms and provisions of each award. In addition, the Compensation Committee will interpret the plan and, subject to the provisions of the plan, will prescribe, amend and rescind rules and regulations relating to it.

        The purchase price, vesting period, and all other terms and conditions of each Option will be determined by the Compensation Committee, except that the purchase price of a share of stock covered by an Option may not be less than 100% of the fair market value of the underlying stock on the date of the grant. The term of each Option may not be more than ten years from the date of grant. The Compensation Committee may also grant Maximum Value Options, which are Options that limit the appreciation recognized by a recipient upon exercise of the Option to an amount specified by the Compensation Committee at the time of grant. The vesting terms of Options will be determined by the Compensation Committee for each grant.

        Except as otherwise provided by the Compensation Committee, if the service of an employee, non-employee director, or consultant to whom an Option has been granted is terminated, other than by reason of retirement, cause, disability, or death, the employee, non-employee director, or consultant may exercise the Option, to the extent that he or she is entitled to do so at the date of termination, for 90 days after the termination, but not after the Option expires. In addition, Options held by an employee, non-employee director, or consultant whose employment or service with Celera is terminated for cause will be immediately forfeited. "Cause" is defined as (1) any act which is in bad faith and to the detriment of Celera or (2) a material breach of any agreement with or material obligation to Celera.

        Except as otherwise determined by the Compensation Committee, if an employee to whom an Option has been granted retires from Celera under any retirement plan provided by Celera, he or she may exercise the Option, to the extent entitled to do so at the date of retirement, at any time: (1) in the case of an incentive stock option, within three months after the date of retirement, but not after the Option expires; or (2) in the case of a non-qualified stock option, within one year after the date of retirement, but not after the Option expires. Except as otherwise determined by the Compensation Committee, if a non-employee director retires from the Board on reaching normal retirement age, or resigns or declines to stand for reelection with the approval of the Board, he or she may exercise the Option, to the extent entitled to do so at the date of retirement, resignation, or declining to stand for reelection, at any time within one year after the non-employee director's service terminates following his or her retirement, resignation, or declining, but not after the Option expires.

        Except as otherwise determined by the Compensation Committee, if an employee, non-employee director, or consultant to whom an Option has been granted becomes totally and permanently disabled, the Option may be fully exercised without regard to the period of continuous employment or service, at any time: (1) in the case of an incentive stock option, within three months after the date of disability, but not after the Option expires; or (2) in the case of a non-qualified stock option, within one year after the date of disability, but not after the Option expires.

        If an employee, non-employee director, or consultant to whom an Option has been granted dies while employed by or engaged to provide services to Celera or while serving as a member of the Board, the Option may be exercised to the extent that he or she was entitled to do so at the date of death by his or her executor or administrator or other person at the time entitled by law to the employee's, non-employee director's, or consultant's rights under the Option. Except as otherwise determined by the Compensation Committee, the person exercising the Option must do so within one year after the death.

        Options will be exercisable only by the optionee or his or her guardian or legal representative, and may not be transferred, except under a domestic relations order. However, the Compensation Committee may, in its sole discretion, permit an optionee to transfer a non-qualified stock option to certain family members or family related entities. After the death of an optionee, the Option may be transferred pursuant to the laws of descent and distribution. An Option may be exercised by payment in full of the purchase price of the shares at the time of exercise (1) in cash, (2) by tender of previously owned shares, (3) under a "same day sale" program, or (4) by payment of such other consideration as the Compensation Committee determines.

        A condition to the exercise of an Option following termination of employment or service is that the optionee has not (1) rendered services or engaged directly or indirectly in any business which, in the opinion of the Compensation Committee, competes with or is in conflict with the interests of Celera, or (2) violated any written agreement with Celera. An optionee's violation of either of these conditions will result in the immediate forfeiture of all Options held.

        The Compensation Committee may grant Stock Appreciation Rights under the plan. The exercise price per share of a Stock Appreciation Right may not be less than 100% of the fair market value of the stock on the date of grant. The vesting of Stock Appreciation Rights will be determined by the Compensation Committee for each grant. Generally, each Stock Appreciation Right will entitle a recipient to receive upon redemption an amount equal to (1) the excess of (a) the fair market value on the redemption date of one share of the stock over (b) the exercise price, times (2) the number of shares of stock covered by the Stock Appreciation Right. Payment will be made in stock or in cash, or a combination of both, as determined by the Compensation Committee.

        Subject to adjustment as discussed below, no employee is eligible to receive Options or Stock Appreciation Rights covering more than            shares of Celera Corporation common stock during any fiscal year.

        The Compensation Committee may award Restricted Stock Units, which entitle the recipient the right to receive one share of stock per unit at the time the unit vests. The vesting of an award of Restricted Stock Units will be determined by the Compensation Committee for each grant, but an award may not fully vest in less than one year from the date of grant, in the case of Restricted Stock Units subject to performance goals, and three years from the date of grant, in the case of all other Restricted Stock Units. Except as otherwise determined by the Compensation Committee in its discretion, in the event a recipient's continuous service as an employee or consultant terminates, all unvested units as of the date of termination will be forfeited.

        A recipient may defer receipt of the Restricted Stock Units to the extent permitted by the terms of the individual award and applicable law. Except in the case of such deferrals, shares of stock to be delivered upon vesting of Restricted Stock Units will be delivered as soon as practicable after vesting, but in no event later than 2 1/2 months after the end of the calendar year in which the Restricted Stock Units vest.

        Restricted Stock Bonuses may be subject to restrictions, as determined by the Compensation Committee. Until those conditions are met, the recipient may not sell, transfer, or otherwise dispose of the shares issued as Restricted Stock Bonuses. Recipients of Restricted Stock Bonuses are otherwise entitled to the rights of a stockholder with respect to the shares of stock subject to the Restricted Stock Bonuses as the Compensation Committee may determine, including the right to vote and receive dividends and other distributions made with respect to the stock. The vesting of Restricted Stock Bonuses will be determined by the Compensation Committee for each grant, but an award may not fully vest in less than three years from the date of grant, and we expect that not more than one-third of an award of Restricted Stock Bonuses will vest in each of the first two years of the award. Except as provided under the terms of an individual award, in the event a recipient's continuous service as an employee or consultant terminates, all unvested stock as of the date of termination will be forfeited.

        Subject to adjustment as discussed below, no employee may receive a Restricted Stock Bonus or an award of Restricted Stock Units representing, for either type of award, more than                         shares of Celera Corporation common stock during any fiscal year.

        Performance Shares will be subject to the attainment of performance goals within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder. These performance goals will relate to one of the following criteria, either individually, alternatively, or in any combination, applied to either Celera as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results, or to a designated comparison group, in each case as specified by the Compensation Committee:

•	revenue	•	market share
•	earnings per share	•	return on capital
•	earnings before interest and taxes	•	cash flow or operating cash flow
•	earnings before interest, taxes, and amortization	•	return on equity or total stockholder return
•	income or net income	•	stock price
•	operating income or net operating income	•	operating profit or net operating profit
•	operating margin or profit margin	•	return on operating revenue
•	return on invested capital	•	market segment share
•	product release schedules	•	new product innovation
•	product ship targets	•	customer satisfaction
•	costs

        The Compensation Committee will establish the time periods in which the performance goals are to be met. Certificates representing Performance Shares will be registered in the name of the award recipient but remain in our custody until the Compensation Committee has determined that the performance goals have been attained and other stock restrictions, if any, have been satisfied. Until Performance Shares are delivered to an award recipient, the recipient may not sell, transfer, or otherwise dispose of those shares. Recipients of Performance Shares are entitled to such other rights of a stockholder with respect to Performance Shares as the Compensation Committee determines, including the right to vote and receive dividends and other distributions.

        Subject to adjustment as discussed below, no employee may receive Performance Shares representing more than            shares of Celera Corporation common stock during any fiscal year.

        If a recipient of an award of Stock Appreciation Rights, Restricted Stock Units, or Restricted Stock Bonuses terminates employment or other service to Celera before any applicable restrictions lapse, by reason of death, total and permanent disability, retirement, or resignation or discharge from employment other than for cause, the Compensation Committee may, in its sole discretion, remove restrictions on all or a portion of the stock subject to such award.

        If a recipient of Performance Shares terminates employment by reason of death, total and permanent disability or other termination of employment other than for cause before all applicable performance goals have been attained, the Compensation Committee may, in its sole discretion, remove restrictions on all or a portion of the Performance Shares or determine that the performance goals with respect to all or a portion of the Performance Shares have been attained. However, the Compensation Committee may not exercise its discretion to the extent that it would cause the income recognized by an award recipient with respect to the award of Performance Shares to fail to be deductible by us under Section 162(m) of the Internal Revenue Code.

        Each non-employee director may be granted a Director Stock Award. The number of shares of stock to be covered by the Director Stock Award and the vesting period will be determined by the Compensation Committee.

        Except as set forth below, the holder of a Director Stock Award will be entitled to all rights of a stockholder with respect to the shares of Celera Corporation common stock issued under the Director Stock Award, including the right to receive dividends and to vote the shares. However, stock dividends paid on the shares will be restricted to the same extent as the shares underlying the Director Stock Award. Prior to vesting, the shares of stock issued under a Director Stock Award may not be sold, transferred, or otherwise disposed of.

        If a non-employee director to whom a Director Stock Award has been granted ceases to serve as a director as a result of death, retiring from the Board upon reaching normal retirement age, becoming totally and permanently disabled, or resigning with the approval of the Board, all shares subject to the Director Stock Award will be fully vested as of the date of termination of service.

        Non-management directors will be permitted to defer receipt of their Director Stock Awards, provided that their deferrals comply with the terms of the plan and Internal Revenue Code Section 409A. Deferred awards will be credited to a bookkeeping account and those awards are deemed invested in stock units, each unit representing one share of Celera Corporation common stock. As dividends are paid, a corresponding number of additional units will be credited to the director's deferral account. A non-employee director who defers receipt of a Director Stock Award will not have voting rights with respect to the Director Stock Award until such time as he or she receives an actual distribution of the stock.

        All outstanding Options granted under the Incentive Plans will become fully and immediately exercisable, all restrictions on awards of Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Bonuses, and Performance Shares will immediately terminate, all performance goals applicable to awards of Performance Shares will be deemed attained, and all Director Stock Awards will become fully vested if a change in control, as defined below, occurs:

  •
  an event that would be required to be reported in response to Item 5.01(a) of the Current Report on Form 8-K occurs;

  •
  any person (other than Celera, a subsidiary of Celera, or an employee benefit plan sponsored by Celera or its subsidiary), acquires common stock representing more than 25% of the combined voting securities of Celera entitled to vote generally in the election of directors;

  •
  during any two year period, a majority of the incumbent directors or directors approved by at least three-fourths of the incumbent directors cease to remain on the Board; or

  •
  the stockholders approve the sale of all or substantially all of the stock or assets of Celera.

        Upon a change in control, the Compensation Committee may provide for the cancellation of outstanding Options and Stock Appreciation Rights. Upon such cancellation, the Company shall make a payment in exchange for such Option or Stock Appreciation Right, either in (i) cash, (ii) shares of the successor entity, or (iii) a combination of cash or shares, at the discretion of the Compensation

Committee, and as the Compensation Committee shall in its sole discretion determine, in an amount per share equal to the excess, if any, of the fair market value of a share of Celera Corporation common stock as of the date of the change in control over the per share exercise price of such Option or Stock Appreciation Right.

        No award may be made under the Plan after                        . The Board may at any time prior to that date terminate the plan or make any amendment or modification it deems advisable. However, any such amendments will require stockholder approval if such approval is necessary to satisfy the requirements for incentive stock options under Section 422 of the Internal Revenue Code, any listing requirement, or other applicable law or regulation.

        The Compensation Committee may amend the terms of any outstanding Option or other award under the plan at any time in its discretion in any manner it deems appropriate, including accelerating the date of exercise of any award, terminating restrictions, or converting an incentive stock option into a non-qualified stock option. However, no amendment may adversely affect in any material manner any right of any recipient without his or her consent. In addition, the Compensation Committee may not (1) amend any previously issued award of Performance Shares to the extent that the amendment would cause the income recognized by an award recipient with respect to the award to fail to be deductible by us under Section 162(m) of the Internal Revenue Code, or (2) amend any previously issued Option to reduce the purchase price, whether by modification of the Option or by cancellation of the Option in consideration of the immediate issuance of a replacement Option with a reduced purchase price, except as subject to adjustment as provided below or if approved by the Celera stockholders.

        The Compensation Committee has the authority and discretion to adopt procedures and modify the plan as it deems necessary or desirable to comply with the provisions of the laws of foreign countries in which we operate in order to assure the viability of the benefits of the Options and other awards made to individuals employed in such countries and to meet the objectives of the plan.

        The Plan provides that the Compensation Committee shall equitably adjust the aggregate number and class of available shares, the maximum number of shares that may be subject to Options or other awards, and the terms of any outstanding Options or other awards under the Incentive Plans (including changes to the number of shares subject to the Option or award and any purchase price), to reflect changes in the outstanding stock that occur because of stock dividends, stock splits, recapitalizations, combinations or exchanges of shares, corporate separations or divisions (including, but not limited to, split-ups, split-offs, or spin-offs), reorganizations (including, but not limited to, mergers or consolidations), liquidations, extraordinary dividends or distributions, or other similar events.

        The Plan allows the Compensation Committee to provide in an award agreement that the recipient may elect to defer income associated with Restricted Stock Units. However, these deferrals will only be allowed if they comply with Internal Revenue Code Section 409A. If such a deferral election is permitted and is made, it is anticipated that the recipient will not be taxed on income associated with the Restricted Stock Units until it is distributed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Before the split-off, all of the outstanding shares of our common stock were held beneficially and of record by Applera. The following table sets forth, as of April 1, 2008, information concerning expected beneficial ownership of our common stock after giving effect to the split-off by:

  •
  each person or entity known to us who will beneficially own more than five percent of the outstanding shares of our common stock;

  •
  each person who we currently know will be one of our directors or named executive officers at the time of the split-off; and

  •
  as a group, all persons who we currently know will be our directors and executive officers at the time of the split-off.

The following information:

  •
  gives effect to the split-off as if it had occurred on April 1, 2008, on which date 79,862,472 shares of our common stock were outstanding;

  •
  reflects a redemption ratio of one share of our common stock for each share of Celera Group tracking stock held by persons listed in the table below; and

  •
  gives effect to the conversion of each option to purchase shares of Celera Group tracking stock and each other security evidencing the right to receive shares of Celera Group tracking stock issued under employee stock incentive plans and outstanding on the split-off date into an option on substantially the same terms to purchase the same number of shares of our common stock, at the same exercise price, or a security evidencing the right to receive the same number of shares of our common stock, as the case may be.

        The actual number of shares of common stock outstanding as of the split-off date may differ to the extent that outstanding Celera Group stock options are exercised or other shares are issued upon vesting of other securities evidencing the right to receive shares of Celera Group tracking stock, between April 1, 2008 and the split-off date and to the extent the assumed conversion ratio differs from the actual ratios.

        Based on information furnished to us or on filings made under the Exchange Act by or on behalf of such person or entity, except as otherwise indicated in the footnotes below, we believe that each person or entity has sole voting and investment power with respect to the shares of common stock set forth opposite such person's or entity's name. Beneficial ownership is determined in accordance with the rules of the SEC and generally attributes beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such securities. Shares of our common stock subject to options that are currently exercisable for shares of our common stock or other securities evidencing the right to receive shares of our common stock that are vested, or that will be exercisable for shares of our common stock or that will vest within 60 days after April 1, 2008, are deemed to be outstanding and beneficially owned by the person holding such options or other securities for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each person listed in the following table is: Celera Corporation, 1401 Harbor Bay Parkway, Alameda, California, 94502.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

5% STOCKHOLDERS
FMR LLC 82 Devonshire Street Boston, MA 02109	10,306,948	(1)	12.99	(1)
AXA Assurances I.A.R.D. Mutuelle 25, avenue Matignon 75008 Paris, France	7,326,856	(2)	9.5	(2)
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	5,717,600	(3)	7.2	(3)
Wellington Management Company, LLP 75 State Street Boston, MA 02109	5,478,721	(4)	6.90	(4)
DIRECTORS AND EXECUTIVE OFFICERS
Richard H. Ayers	58,128	(5)(6)	*
Jean-Luc Bélingard	67,657	(6)	*
Kathy Ordoñez	683,619	(7)	*
Paul D. Arata	42,299	(7)	*
Joel R. Jung	57,995	(7)	*
Frank R. Ruderman	75,000	(7)	*
Stacey R. Sias	98,504	(7)	*
Thomas J. White	165,000	(7)	*
Michael A. Zoccoli	66,740	(7)	*
All directors and officers as a group (9 persons)(8)	1,314,942		1.6

*
Less than 1% of the outstanding shares of our common stock.

(1)
Based on an amendment to Schedule 13G filed with the SEC by the beneficial owner on February 14, 2008, which reports holdings as of December 31, 2007. Of the 10,306,948 aggregate shares beneficially owned, FMR LLC reported having sole dispositive power of 10,306,948 shares.

(2)
Based on an amendment to Schedule 13G filed with the SEC by the beneficial owner on February 14, 2008, which reports holdings as of December 31, 2007. Of the 7,326,856 aggregate shares beneficially owned, AXA Assurances I.A.R.D. Mutuelle reported having sole dispositive power of 7,326,856 shares and sole voting power of 6,617,305 shares.

(3)
Based on Schedule 13G filed with the SEC by the beneficial owner on February 12, 2008, which reports holdings as of December 31, 2007. Of the 5,717,600 aggregate shares beneficially owned, Capital Research Global Investors reported having sole dispositive power of 5,717,600 shares and sole voting power of 5,188,800 shares.

(4)
Based on an amendment to Schedule 13G filed with the SEC by the beneficial owner on February 14, 2008, which reports holdings as of December 31, 2007. Of the 5,478,721 aggregate shares beneficially owned, Wellington Management Company, LLP reported having shared dispositive power of 5,381,921 shares and shared voting power of 4,586,672 shares.

(5)
Includes 7,045 shares of Celera Group tracking stock held by the Suzanne L. Ayers Living Trust, a trust for the benefit of Mr. Ayers' wife, of which Mr. Ayers is a co-trustee. Does not include 3,386 units representing full shares of Celera Group tracking stock deferred by Mr. Ayers. No voting power exists with respect to these deferred share units.

(6)
Includes for each of Messrs. Ayers and Bélingard 1,000 shares of restricted Celera Group tracking stock. Prior to vesting, these individuals have the right to vote but may not sell or otherwise transfer these shares.

(7)
Includes restricted stock units, or RSUs, each of which represents the right to receive one share of Celera Group tracking stock at the time the RSU vests. Prior to the vesting of the RSUs, the recipient will not be deemed to be the holder of or have any of the rights of a holder with respect to any shares of stock deliverable with respect to the RSUs.

(8)
Based on 79,862,472 shares of our common stock outstanding as of April 1, 2008.

OUR RELATIONSHIP WITH APPLERA FOLLOWING THE SPLIT-OFF

        The specific terms and conditions of the split-off are governed by a separation agreement between Applera and us.

        In addition, we have entered into a number of other agreements with Applera in connection with the split-off. These agreements include:

  •
  a tax matters agreement,

  •
  a transition services agreement; and

  •
  a supply agreement.

        The material terms of the separation agreement and these other agreements are described below. Copies of the separation agreement, tax matters agreement, transition services agreement, and supply agreement have been filed as exhibits to the registration statement of which this prospectus forms a part, and the summaries of these documents that follow are qualified in their entirety by reference to the full text of these documents, which are incorporated into this document by reference.

Agreements Between Applera and Us Relating to the Split-Off

  Separation Agreement

        The separation agreement sets forth the agreements between us and Applera with respect to the principal corporate transactions required to effect the split-off, and a number of other agreements governing the relationship between us and Applera following the split-off. The separation agreement also provides for a series of preliminary restructuring transactions to effect the transfer to Celera Corporation of all of the assets and liabilities relating to business of the Celera Group. We expect to finalize the transfers called for under the separation agreement before the effectiveness of the split-off. However, we will only complete the split-off if specified conditions are met. These conditions include:

  •
  the transfer to us of all of the assets and liabilities attributable to the Celera Group;

  •
  the SEC declaring effective the registration statement of which this prospectus forms a part and our registration statement on Form 8-A;

  •
  the listing of our common stock on NASDAQ;

  •
  receipt of a tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the split-off, together with certain related transactions necessary to effectuate the split-off, will qualify as a tax-free exchange for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code;

  •
  receipt of material consents and approvals; and

  •
  the absence of any injunction or similar order preventing the consummation of the split-off.

        Even if these conditions are satisfied, other events or circumstances, including litigation, could occur that could affect the timing or terms of the split-off or our ability or plans to complete the split-off. As a result of any such events or circumstances, the split-off may not occur and, if it does occur, it may not occur on the terms or in the manner described, or in the time frame contemplated.

        The Separation.    Pursuant to the separation agreement, Applera will transfer, or cause its subsidiaries to transfer, to us:

  •
  all assets of Applera attributable to the Celera Group;

  •
  all other assets of Applera reflected in the most recent balance sheet of the Celera Group;

  •
  contracts that relate to the Celera Group; and

  •
  other specified assets.

        We will also agree to assume, fulfill and/or indemnify Applera for:

  •
  all liabilities of Applera to the extent arising out of, relating to or resulting from the operations of the Celera Group's business, including its contracts and assets;

  •
  all liabilities to the extent arising out of, relating to or resulting from, a specified list of litigation;

  •
  specified liabilities resulting from the split-off;

  •
  obligations and commitments under specified contracts; and

  •
  other specified liabilities.

        Except as provided in the separation agreement or in any third-party agreement, there will be no restrictions on Applera or us after the split-off. Ownership of, and all rights in all fields to, Applera intellectual property will remain with the operating group responsible for prosecuting or maintaining such intellectual property. Neither party will be able to use Applera confidential information (including know-how and trade secrets) not known by it on the split-off date, nor will we be able to use Applera confidential information held by both parties on the split-off date outside of the HIVD field.

        Other matters governed by the separation agreement include joint insurance, one-year non-solicitation of our and Applera's employees, provision and retention of records, access to information and confidentiality, cooperation with respect to governmental filings, access to property, rights to corporate names, trademarks and other intellectual property rights and control of ongoing litigation.

  Operating Agreement

        The operating agreement includes operating principles that will govern our and Applera's conduct concerning, and use of, specified instruments and other technologies currently utilized by one or both of the Applied Biosystems and Celera Groups. A summary of these operating principles is set forth below.

        Instruments.    We will have continued access to the Applied Biosystems Group's current capillary electrophoresis, or CE, sequencers and associated consumables as they have been provided by the Applied Biosystems Group in connection with the Abbott alliance. We will also have access to the Applied Biosystems Group's current and future CE sequencers and associated consumables in the same manner as other customers of the Applied Biosystems Group. We expect to develop a new FDA-compliant diagnostic instrument based on Applera's CE technology. We will pay the costs of developing this new instrument, including any incremental costs incurred by Applera.

        Applera will be permitted to sell its CE sequencers to any end-user for any purpose. Applera will also be permitted to sell its CE sequencers as an original equipment manufacturer, or OEM, except that it will not be able to OEM the CE sequencers for commercialization of human diagnostic tests for specified conditions for a period of three years after the date of the split-off outside of Asia, Africa, and South America. Applera will generally not itself commercialize these same tests anywhere in the world for the same three-year period.

        Applera will be the preferred supplier of Celera's next generation real-time instrument. If we and Applera are unable to agree on terms for this instrument, we will be given access to Applera's intellectual property to the extent necessary to have a next generation real-time system made for us by a third party.

        There will be no restrictions on development or commercialization of next generation sequencing instruments for either party.

        Except for the restrictions under the existing supply agreement between Applera and Abbott relating to the m2000, Applera will be permitted to sell real-time instruments to any end user for any purpose. Except as provided under the Abbott supply arrangement, Applera will not OEM real-time instruments to any third party for use in the human in vitro diagnostics, or HIVD, field unless the third party has obtained a license to Applera real-time intellectual property in the HIVD field. However, the OEM customer can not commercialize human diagnostic tests for specified conditions on these instruments for a period of three years after the date of the split-off.

        Reagents.    In general, Applera will not knowingly commercialize any sequence-specific primers and probes

  •
  for incorporation by a third party product manufacturer into its human diagnostic products, or

  •
  to a clinical laboratory for performing "home-brew" human diagnostic testing for performing testing for specified conditions for three years after the date of the split-off. This restriction would not apply to Asia, Africa, or South America. In addition, Applera will generally not itself commercialize, directly or through a distributor, analyte specific reagents, or ASRs, or human diagnostic kits for testing the same specified conditions for a period of three years after the date of the split-off.

        We and Applera will enter into a supply agreement for materials and other components used by us in products and services and in our research and development. For a more detailed description of the terms of the supply agreement, see below in this section under the heading "—Agreements Between Applera and Us Relating to the Split-Off—Supply Agreement."

        Licensing.    We and Applera will work together in licensing specified Applera intellectual property to third parties in the HIVD field. Revenues from these licenses will be shared equally between us and Applera.

        Other Provisions.    Applera will not have any rights to Celera's proprietary diagnostic markers in the HIVD field, and there will be no restrictions on our ability to license our proprietary diagnostic marker intellectual property. We will not commercialize, directly or through a distributor, products in forensics and applied markets that incorporate intellectual property owned or controlled by Applera, unless we obtain a license to the relevant intellectual property from Applera on standard third-party terms.

  Tax Matters Agreement

        The tax matters agreement with Applera will govern Applera's and our respective rights, responsibilities and obligations after the split-off with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the split-off, together with certain related transactions, to qualify as a tax-free exchange for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code). Under the tax matters agreement, we expect that Applera generally will be responsible for the payment of all income and non-income taxes attributable to our operations pre-split-off and we generally will be responsible for the payment of all income and non-income taxes attributable to our operations post-split-off. In addition, Applera will pay us for certain available tax benefits resulting from U.S. federal and state tax credits and losses attributable to our business that arose prior to the split-off to the extent such credits are not first utilized by Applera.

        Notwithstanding the foregoing, we expect that, under the tax matters agreement, we also generally will be responsible for any taxes imposed on Applera that arise from the failure of the split-off, together with certain related transactions, to qualify as a tax-free exchange for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code, if such failure to qualify is attributable to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the tax matters agreement. In addition, we generally will be responsible for a percentage of any taxes that arise from the failure of the split-off, together with certain related transactions, to qualify as a tax-free exchange for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code, if such failure is for any reason for which neither we nor Applera is responsible. Under the tax matters agreement we will also be required to indemnify Applera for a portion of Applera's tax cost resulting from Applera and us entering into an intellectual property supply agreement and other intellectual property license agreements in connection with the split-off. The tax matters agreement also is expected to impose restrictions on our and Applera's ability to engage in certain actions following our separation from Applera and to set forth the respective obligations among us and Applera with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other matters.

  Transition Services Agreement

        Currently, Applera corporate personnel provide us with various services, including accounting and financial reporting, internal audit, payroll, procurement, human resources, legal, treasury and tax services. Information technology services, including telecommunications, network, applications development, security and compliance, software licensing and maintenance, data center operation and maintenance, and human resources systems are currently either supplied by Applera to the Applied Biosystems Group and the Celera Group or are shared between the two groups. Following the split-off, we will be responsible for our own needs in these areas. In order to permit an orderly transition and allow each party time to recruit personnel necessary to perform these functions or otherwise obtain replacement services, we will enter into a transition services agreement with Applera, whereby Applera will provide some of these services to us, and we will provide some information technology services to Applera. This agreement will be for a term of twelve months, but may be extended for an additional twelve months in the case of some information technology services. Under the terms of the agreement, each party will reimburse the other party for employee costs plus out-of-pocket costs incurred in providing the requested services. In addition, the party receiving services will release the other from any and all claims that may arise concerning the adequacy, timeliness or quality of the service provided.

  Supply Agreement

        The supply agreement will govern the terms on which Applera will supply us with materials and other components used by us in products and in research and development. The agreement will cover all materials provided by the Applied Biosystems Group used in our products and services and research and development prior to the split-off, as well as future Applera materials. The agreement will provide for current pricing for all materials and components for the first year after the split-off, with price increases during each subsequent year of the agreement subject to the consumer price index. Purchases of future Applera materials will be based on best customer pricing. The agreement will have a term of seven years and contain minimum commitments by Celera and other customary supply agreement terms.

RELATED TRANSACTIONS

        Our Board has adopted a written Related Party Transaction Policy for the review, approval, and ratification of transactions involving Celera Corporation and "related parties." For purposes of the policy, related parties are directors and nominees for director, executive officers, and immediate family members of the foregoing, as well as security holders known to beneficially own more than five percent of our common stock. The policy covers any transaction, arrangement, or relationship, or series of transactions, arrangements, or relationships, in which Celera Corporation was, is, or will be a participant and the amount exceeds $                , and in which a related party has any direct or indirect interest. The policy is administered by the Nominating/Corporate Governance Committee of the Board.

        In determining whether to approve or ratify a related party transaction, the Committee will consider whether or not the transaction is in, or not inconsistent with, the best interests of the Company. In making this determination, the Committee will consider all of the relevant facts and circumstances in light of the following factors and any other factors to the extent deemed pertinent by the Committee:

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  the position within or relationship of the related party with Celera Corporation;

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  the materiality of the transaction to the related party and Celera Corporation, including the dollar value of the transaction, without regard to profit or loss;

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  the business purpose for and reasonableness of the transaction, taken in the context of the alternatives available to us for attaining the purposes of the transaction;

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  whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms and conditions that we offer generally to parties that are not related parties;

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  whether the transaction is in the ordinary course of our business and was proposed and considered in the ordinary course of business; and

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  the effect of the transaction on our business and operations, including on internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

        The policy contains standing pre-approvals for certain types of transactions which, even though they may fall within the definition of a related party transaction, are deemed to be pre-approved by the Committee given their nature, size, and/or degree of significance to Celera Corporation. These include compensation arrangements with directors and executive officers for which disclosure is required in the proxy statement and sales of products or services in the ordinary course of business, including sales through our e-commerce websites.

        In the event we inadvertently enter into a related party transaction that requires, but has not received, pre-approval under the policy, the transaction will be presented to the Committee for review and ratification promptly upon discovery. In such event, the Committee will consider whether such transaction should be rescinded or modified and whether any changes in our controls and procedures or other actions are needed.

DESCRIPTION OF OUR CAPITAL STOCK

        Prior to the completion of the split-off, our certificate of incorporation and by-laws will be amended and restated. Copies of the forms of our amended and restated certificate of incorporation and amended and restated bylaws have been filed as exhibits to the registration statement of which this prospectus forms a part. The following information reflects our amended and restated certificate of incorporation and amended and restated bylaws as these documents will be in effect at the time of the consummation of the split-off.

Authorized Capital Stock

        Our authorized capital stock consists of                 shares,                 of which are designated common stock, par value $0.01 per share, and                 of which are designated series A junior participating preferred stock, par value $0.01 per share. Immediately following the split-off, approximately                 shares of our common stock will be outstanding, based upon the number of shares of Celera Group tracking stock outstanding as of                , 2008 and assuming no exercise of outstanding stock options or issuance of shares upon vesting of other securities evidencing the right to receive shares of Celera Group tracking stock.

Our Common Stock

        The holders of our common stock have equal rights, powers and privileges, except as otherwise described below.

        Voting Rights.    The holders of our common stock will be entitled to one vote for each share held, on all matters voted on by our stockholders, including elections of directors. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

        Dividends.    Holders of common stock are entitled to receive dividends as, when and if dividends are declared by our board of directors out of assets legally available for the payment of dividends.

        Liquidation.    In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either case, we will need to pay the applicable distribution to the holders of our preferred stock before distributions are paid to the holders of our common stock.

        Rights and preferences.    Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Our Preferred Stock

        Our amended and restated certificate of incorporation provides that the board of directors has the authority, without action by the stockholders, to designate and issue up to                     shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately after the split-off. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.

        We expect that, as of the completion of the split-off,                shares of our Series A junior participating preferred stock will be reserved for issuance upon exercise of the rights issued under our rights agreement. For a more complete discussion of our rights plan, see below in this section under the heading "—Rights Agreement."

Anti-Takeover Effects of Certain Provisions of Our Charter and By-Laws

        Board of Directors.    Our amended and restated certificate of incorporation provides that, subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively by a resolution adopted by our board of directors, but will not be less than three nor more than thirteen directors. Our directors, other than those who may be elected by the holders of any class or series of our preferred stock having the right to elect additional directors under specified circumstances, will be classified into three classes. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. The term of the initial Class I directors will terminate on the date of the 2009 annual meeting of stockholders; the term of the initial Class II directors will terminate on the date of the 2010 annual meeting of stockholders; and the term of the initial Class III directors will terminate on the date of the 2011 annual meeting of stockholders. Each director will hold office until his or her successor is duly elected and qualified. At each succeeding annual meeting of stockholders beginning in 2009, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as practicable, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

        Our amended and restated certificate of incorporation further provides that, subject to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class will hold office for a term that coincides with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his or her predecessor. Subject to the rights, if any, of the holders of any outstanding class or series of preferred stock, any or all of our directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors.

        These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

        Authorized Shares.    Our amended and restated certificate of incorporation provides that we may from time to time issue shares of preferred stock in one or more series, the terms of which will be determined by our board of directors, and common stock. We will not solicit approval of our stockholders unless our board of directors believes that approval is advisable or is required by stock exchange regulations or the Delaware General Corporation Law, or DGCL. This could enable our board of directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

        Special Meetings.    Under the DGCL, unless the certificate of incorporation or the by-laws provide otherwise, stockholders are not permitted to call a special meeting of stockholders. Our amended and restated certificate of incorporation and our amended and restated by-laws do not permit stockholders to call a special meeting.

        No Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation and amended and restated by-laws provide that stockholders must effect any action required or permitted to be taken at a duly called annual or special meeting of stockholders and that those actions may not be effected by any consent in writing by the stockholders. Except as otherwise required by law or by any preferred stock designation, special meetings of stockholders may be called only by our board of directors, the Chairman of our board, our President or our Secretary. No business other than that stated in the notice of meeting may be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board, the chairman of our board, our President or our Secretary.

        Advance Notice Procedures.    Our amended and restated by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. These stockholder notice procedures provide that only persons who are nominated by our board of directors, or by a stockholder who was a stockholder of record at the time of giving notice and has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as directors.

        For nominations or other business to be properly brought before an annual or special meeting by a stockholder, a stockholder's notice delivered to our secretary must set forth as to each matter the stockholder proposes to bring before an annual or special meeting:

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  the name and record address of the stockholder;

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  the class or series and number of shares of capital stock of Celera which are owned beneficially or of record by the stockholder;

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  a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal and any material interest of the stockholder in the desired business; and

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  a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

A stockholder's notice for purposes of nominating directors must also contain additional information about each nominee, including a current resume and curriculum vitae and a statement describing each nominee's qualifications. In addition, a stockholder's notice for purposes of bringing business before an annual meeting must contain a brief description of the business desired to be brought before the annual meeting and the reasons for conducting this business at the annual meeting.

        To be timely, a stockholder's notice to the Secretary delivered in connection with an annual meeting of stockholders must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (or, in the case of our 2009 annual meeting, a stockholder's notice must be delivered no earlier than                or later than                ), provided that in the event that our annual meeting is to be held on a date that is not within 30 days before or after the anniversary date, the notice must be received not later than the close of business on the tenth day following the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. In the case of a special meeting of stockholders called for the purpose of electing directors, a stockholder's notice must be delivered not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

        The Chairman of our board has the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the advance notice procedures and, if any proposed nomination or business is not in compliance with our amended and restated by-laws, to declare that the defective proposed business or nomination will not be presented for stockholder action at the meeting and will be disregarded.

        Amendment of Our Certificate of Incorporation and Bylaws.    Our amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 66 2/3 percent of the voting power of the shares entitled to vote at an election of directors is required to amend, alter, change, or repeal, or to adopt any provision inconsistent with the provisions of the Company's amended and restated certificate of incorporation relating to:

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  the board of directors, including the provisions relating to the classification of the board of directors, the board of directors' right to fix the number of directors and to fill vacancies on the board of directors;

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  liability and indemnification of the Company's officers and directors;

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  stockholder action, including the inability of the Company's stockholders to call a special meeting or to take action by written consent; and

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  the percentage of voting power required to amend, alter, change, or repeal, or to adopt any provision inconsistent with the provisions of the Company's amended and restated certificate of incorporation.

        In addition, our amended and restated bylaws provide that the affirmative vote of the holders of at least 66 2/3 percent of the outstanding shares of capital stock is required to alter, amend, or repeal provisions of our amended and restated bylaws relating to:

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  stockholder action, including the inability of the Company's stockholders to call a special meeting;

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  advance notice provisions for stockholders to nominate directors or properly bring business before an annual meeting of stockholders;

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  the board of directors, including the provisions relating to the classification of the board of directors, the board of directors' right to fill vacancies on the board, and resignation and removal of directors;

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  indemnification and advancement of expenses for the Company's officers and directors; and

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  the percentage of voting power required to alter, amend, or repeal, in whole or in part, or to adopt new bylaws.

        These supermajority voting requirements have the effect of making any amendment by the stockholders of certain important provisions of the Company's amended and restated certificate of incorporation or its amended and restated bylaws more difficult, even if a majority of the Company's stockholders believes that the amendment would be in their best interest.

Rights Agreement

        Prior to completion of the split-off, we will enter into a stockholder rights agreement with                                    , as rights agent. Under the stockholder rights agreement, one preferred stock purchase right will be issued for each outstanding share of our common stock. Each right issued will be subject to the terms of the stockholder rights agreement.

        Our board believes that the stockholder rights agreement will protect our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our rights agreement works by imposing a significant penalty on any person or group that acquires 15% or more of our outstanding common stock without the approval of our board.

        We provide the following summary description below. Please note, however, that this description is only a summary, is not complete, and should be read together with our entire stockholder rights agreement, a form of which is filed as an exhibit to the registration statement on Form S-1 of which this prospectus forms a part. Our board has authorized the issuance of one right for each share of our common stock outstanding on the split-off date.

        The Rights.    Our rights will initially trade with, and will be inseparable from, our common stock. Our rights will not be represented by certificates. New rights will accompany any new shares of common stock we issue after the date the split-off is completed until the date on which the rights are separated from our common stock and exercisable as described below.

        Exercise Price.    Each right will allow its holder to purchase from us one one-thousandth of a share of our junior participating cumulative preferred stock, which we refer to as our preferred stock, for $            , once the rights become separated from our common stock and exercisable. Prior to its exercise, a right does not give its holder any dividend, voting or liquidation rights.

        Exercisability.    Each right will not be separated from our common stock and exercisable until:

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  ten business days after the public announcement that a person or group has become an "acquiring person" by acquiring beneficial ownership of 15% or more of our outstanding common stock or, if earlier,

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  ten business days (or a later date determined by our board before the rights are separated from our common stock) after a person or group begins or publicly announces an intention to begin a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

        Until the date the rights become exercisable, book-entry ownership of our common stock will evidence the rights, and any transfer of shares of our common stock will constitute a transfer of the rights associated with the shares of common stock. After the date the rights separate from our common stock, our rights will be evidenced by book-entry credits. Any of our rights held by an acquiring person will be void and may not be exercised.

  Consequences of a Person or Group Becoming an Acquiring Person.

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  Flip In. If a person or group becomes an acquiring person, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of our common stock with a market value of twice the then applicable exercise price, based on the market price of our common stock prior to such acquisition.

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  Flip Over. If we are acquired in a merger or similar transaction after the date the rights become exercisable, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of the acquiring corporation with a market value of twice the then applicable exercise price, based on the market price of the acquiring corporation's stock prior to such merger.

        Expiration.    Our rights will expire on                , 2018, unless earlier redeemed by the board in accordance with the stockholder rights agreement.

        Redemption.    Our board may redeem our rights for $0.001 per right at any time before a person or group becomes an acquiring person. If our board redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we have a stock split or issue stock dividends on our common stock.

        Exchanges.    After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board may extinguish the rights by exchanging one share of our common stock or an equivalent security for each right, other than rights held by the acquiring person.

        Anti-Dilution Provisions.    The purchase price for one one-thousandth of a share of our preferred stock, the number of shares of our preferred stock issuable upon the exercise of a right and the number of our outstanding rights may be subject to adjustment in order to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock. No adjustments to the purchase price of our preferred stock will be required until the cumulative adjustments would amount to at least 1% of the purchase price.

        Amendments.    The terms of our stockholder rights agreement may be amended by our board without the consent of the holders of our common stock. After the rights separate from our common stock and become exercisable, the board may not amend the agreement in a way that adversely affects the interests of the holders of the rights.

Delaware Business Combination Statute

        Section 203 of the DGCL, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless:

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  prior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

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  at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        The term "business combination" is defined to include, among other transactions between an interested stockholder and a corporation or any direct or indirect majority owned subsidiary thereof; a merger or consolidation; a sale, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. In general, and subject to certain exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the outstanding voting stock (or, in the case of a corporation with classes of voting stock with disparate voting power, 15% or more of the voting power of the outstanding voting stock) of the corporation, and the affiliates and associates of such person. The term "owner" is broadly defined to include any person that individually or with or through such person's affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of options or other convertible securities or otherwise or has the right to vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock.

        The restrictions of the Delaware Business Combination Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to the Delaware Business Combination Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. Our amended and restated certificate of incorporation and amended and restated by-laws do not opt out of the Delaware Business Combination Law.

Transfer Agent and Registrar

                            will be the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALES

        After completion of the split-off, there will be approximately             shares of our common stock outstanding, based upon the number of shares of Celera Group tracking stock outstanding on                   , 2008. All of these shares will be freely transferable without restriction under the Securities Act except for shares that are owned by our "affiliates," as that term is defined in Rule 144 under the Securities Act, which includes our directors and our significant stockholders. Shares of our common stock held by affiliates may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act. Further, as described below, we plan to file a registration statement to cover the shares issued under our equity incentive plans.

Rule 144

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns "restricted securities" of a "reporting company" may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of:

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  1% of the then outstanding shares of common stock (approximately           shares immediately after the split-off); and

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  the average weekly trading volume of the common stock on the NASDAQ during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 by our affiliates also will be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be effected only through unsolicited brokers' transactions.

        Persons not deemed to be our affiliates who have beneficially owned "restricted securities" for at least six months but for less than one year may sell these securities, provided that current public information about us is "available," which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least ninety days and are current in our Exchange Act filings. After beneficially owning "restricted securities" for one year, our non-affiliates may engage in unlimited resales of such securities.

        Shares received by our affiliates in the split-off or upon exercise of stock options or upon vesting of other equity-linked awards may be "controlled securities" rather than "restricted securities." "Controlled securities" are subject to the same volume limitations as "restricted securities" but are not subject to holding period requirements.

Stock Plans

        As of             , options to purchase and other equity-linked awards evidencing the right to receive approximately           shares of Celera Group tracking stock were outstanding and held by employees of Applera. We estimate that as a result of the split-off these options and other equity-linked awards will become options or awards to purchase or receive, as the case may be, approximately           shares of our common stock. As a result, we expect that employees and former employees of the Celera Group and Applera will hold options to purchase or other awards evidencing the right to receive approximately           shares, or approximately       %, of our common stock immediately after the split-off, however, the actual number will not be determined until after the split-off. From time to time, we plan to issue additional options and other equity-linked awards to our employees under our new plans, which are described in greater detail in the section entitled "Management—Stock Incentive Plan." Subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, shares of our common stock issuable pursuant to our equity compensation plans which have been registered under the registration statement of which this prospectus forms a part, will be available for sale in the open market following the distribution.

        No prediction can be made as to the effect, if any, that market sales of restricted shares or shares received upon exercise of options or vesting of other equity-linked awards or the availability of restricted shares or shares received upon exercise of options or vesting of other equity-linked awards for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise capital through an offering of our equity securities.

LEGAL MATTERS

        The validity of the shares of our common stock issued in the split-off will be passed upon by Skadden, Arps, Slate, Meagher & Flom, LLP. Certain tax matters will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

        The audited financial statements of Celera Corporation as of June 30, 2007 and 2006 and for each of the three years in the period ended June 30, 2007 and the audited financial statements of Berkeley HeartLab, Inc. as of and for the year ended December 31, 2006 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of our common stock being registered hereunder. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto, to which reference is hereby made. You should refer to the registration statement, including its exhibits and schedules, for further information about us and our common stock.

        From and after the effective date of the split-off, we will become subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we will file annual, quarterly and other reports and other information with the SEC. In addition, Applera files annual, quarterly and special reports, proxy statements and other information with the SEC, and such reports, proxy statements and other information may contain important information about us. For so long as Celera Group tracking stock has been outstanding, Applera has included in its SEC filings consolidated financial statements of Applera and financial statements of the Celera Group.

        You may read and copy the registration statement and the reports and other information we file and any reports and other information Applera has filed at the SEC's Public Reference Room located at Station Place, 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings and Applera's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide website maintained by the SEC at www.sec.gov. Please note that information included in our website and in Applera's website does not form a part of this prospectus.

        No person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in our affairs since the date hereof.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Celera Corporation Combined Statements of Operations	F-3
Celera Corporation Combined Statements of Financial Position	F-4
Celera Corporation Combined Statements of Cash Flows	F-5
Celera Corporation Notes to Combined Financial Statements	F-6 - F-43
Report of Independent Registered Public Accounting Firm	F-45
Berkeley HeartLab, Inc. Balance Sheets	F-46
Berkeley HeartLab, Inc. Statements of Operations	F-47
Berkeley HeartLab, Inc. Statements of Shareholders' Deficit and Convertible Preferred Stock	F-48
Berkeley HeartLab, Inc. Statements of Cash Flows	F-49
Berkeley HeartLab, Inc. Notes to Financial Statements	F-50 - F-67
Schedule II—Valuation and Qualifying Accounts	F-68

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Applera Corporation:

In our opinion, the accompanying combined statements of financial position and the related combined statements of operations and of cash flows present fairly, in all material respects, the financial position of Celera, a reporting unit of Applera Corporation, at June 30, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the combined financial statements, the Company changed the manner in which it accounts for share-based compensation effective July 1, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Stamford, Connecticut
February 27, 2008

Celera Corporation
Combined Statements of Operations

	For the Six Months Ended December 31,		For the Years Ended June 30,
(Dollar amounts in thousands except per share amounts)
	2007	2006	2007	2006	2005

	(unaudited)
Products, including alliance equalization	$13,942	$13,166	$25,322	$29,183	$31,204
Services	22,274		10	397	5,894
Royalty, licenses and milestones	20,270	10,281	18,039	16,627	7,689
Subscription					21,740

Total Net Revenues	56,486	23,447	43,371	46,207	66,527

Products	7,464	8,297	17,560	19,683	18,469
Services	6,995
Subscription					1,449

Total Cost of Sales	14,459	8,297	17,560	19,683	19,918

Gross Margin	42,027	15,150	25,811	26,524	46,609

Selling, general and administrative	28,190	14,916	30,362	36,784	40,675
Research and development	21,296	25,156	51,683	94,327	141,399
Amortization of purchased intangible assets	2,105			1,091	2,900
Employee-related charges, asset impairments and other	407	6,013	10,342	26,191	2,614
Asset dispositions and legal settlements		(2,357)	(2,357)	675

Operating Loss	(9,971)	(28,578)	(64,219)	(132,544)	(140,979)
Gain on investments, net				7,628
Interest income, net	11,610	13,537	27,826	22,364	14,941
Other income (expense), net	(118)	215	456	(225)	1,271

Income (Loss) before Income Taxes	1,521	(14,826)	(35,937)	(102,777)	(124,767)
Provision (benefit) for income taxes	548	(6,857)	(15,311)	(39,204)	(46,787)

Net Income (Loss)	$973	$(7,969)	$(20,626)	$(63,573)	$(77,980)

Unaudited Pro Forma Net Income (Loss) per Share
Basic and diluted	$0.01		$(0.26)

See accompanying notes to Celera Corporation's financial statements.

Celera Corporation
Combined Statements of Financial Position

	At December 31,	At June 30,
(Dollar amounts in thousands)	2007	2007	2006

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$51,080	$33,359	$64,179
Short-term investments	294,713	531,460	509,252
Accounts receivable (net of allowances for doubtful accounts of $7,310, $516 and $516 respectively)	30,095	6,258	9,626
Inventories, net	10,726	8,826	8,234
Prepaid expenses and other current assets	37,836	27,669	32,693

Total current assets	424,450	607,572	623,984
Property, plant and equipment, net	11,965	7,386	9,607
Goodwill and intangible assets, net	243,606	2,663	2,663
Other long-term assets	136,315	165,084	153,735

Total Assets	$816,336	$782,705	$789,989

Liabilities and Allocated Net Worth
Current liabilities
Loans payable	$82	$—	$—
Accounts payable	8,115	3,045	6,533
Accrued salaries and wages	6,967	8,858	9,055
Accrued taxes on income	1,007	15,489	12,787
Other accrued expenses	18,784	12,146	15,658

Total current liabilities	34,955	39,538	44,033
Other long-term liabilities	15,522	14,999	15,638

Total Liabilities	50,477	54,537	59,671

Commitments and contingencies (see Note 10)
Allocated Net Worth
Net allocations from Applera Corporation	1,600,025	1,600,926	1,582,448
Accumulated net losses	(834,166)	(872,758)	(852,130)

Total Allocated Net Worth	765,859	728,168	730,318

Total Liabilities and Allocated Net Worth	$816,336	$782,705	$789,989

See accompanying notes to Celera Corporation's financial statements.

Celera Corporation
Combined Statements of Cash Flows

	For the Six Months Ended December 31,		For the Years Ended June 30,
(Dollar amounts in thousands)	2007	2006	2007	2006	2005

	(unaudited)
Operating Activities
Net income (loss)	$973	$(7,969)	$(20,626)	$(63,573)	$(77,980)
Adjustments to reconcile net income (loss) from operations to net cash provided (used) by operating activities:
Depreciation and amortization	5,303	3,391	6,847	14,252	19,247
Asset impairments		3,000	6,795	9,855	(206)
Employee-related charges and other	(127)	3,013	3,547	9,083	4,707
Share-based compensation programs	2,791	1,473	3,303	1,495	2,065
Deferred income taxes	7,894	6,566	(12,385)	26,507	13,187
Sale of assets and legal settlements, net	(68)			(6,944)	26
Nonreimbursable utilization of tax benefits by the Applied Biosystems Group	(7,348)	(13,309)	(2,944)	(61,422)	(51,110)
Changes in operating assets and liabilities:
Accounts receivable	(2,611)	3,711	3,368	(2,865)	4,025
Inventories	(399)	(116)	(592)	1,139	514
Prepaid expenses and other assets	(868)	(1,733)	(1,405)	(5,157)	(4,875)
Accounts payable and other liabilities	(2,176)	(11,433)	(9,509)	(18,933)	(23,832)

Net Cash Provided (Used) by Operating Activities	3,364	(13,406)	(23,601)	(96,563)	(114,232)

Investing Activities
Additions to property, plant and equipment, net	(1,623)	(1,214)	(2,440)	(4,844)	(9,898)
Proceeds from maturities of available-for-sale investments	63,919	130,745	274,928	317,008	2,022,558
Proceeds from sales of available-for-sale investments	243,027	248,495	328,732	208,605	511,912
Purchases of available-for-sale investments	(70,160)	(411,437)	(623,345)	(390,871)	(2,486,394)
Acquisitions, net of cash acquired	(214,437)
Investment in alliance activity	(29)	(2,061)	(1,853)	(3,925)	(1,717)
Proceeds from the sale of assets, net	485			9,515	42,422

Net Cash Provided (Used) by Investing Activities	21,182	(35,472)	(23,978)	135,488	78,883

Financing Activities
Principal payments on loans payable and debt	(10,560)				(6,000)
Payments to the Applied Biosytems Group for Celera Diagnostics investment				(30,000)
Funding received from the Applied Biosystems Group related to Celera
Diagnostics activity				4,356	4,825
Proceeds from stock issued for stock plans and other	3,735	11,121	16,759	23,536	9,431

Net Cash Provided (Used) by Financing Activities	(6,825)	11,121	16,759	(2,108)	8,256

Net Change in Cash and Cash Equivalents	17,721	(37,757)	(30,820)	36,817	(27,093)
Cash and Cash Equivalents Beginning of Year	33,359	64,179	64,179	27,362	54,455

Cash and Cash Equivalents End of Year	$51,080	$26,422	$33,359	$64,179	$27,362

See accompanying notes to Celera Corporation's financial statements.

Celera Corporation

Notes to Combined Financial Statements

Note 1—Accounting Policies and Practices

Organization

Celera is a diagnostics business that delivers personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, Inc. ("BHL"), our recently acquired subsidiary, offers clinical laboratory testing services to characterize cardiovascular disease risk and optimize patient management. Celera also commercializes a wide range of molecular diagnostic products through its strategic alliance with Abbott Laboratories, which began in June 2002, and has licensed its diagnostic technologies to clinical laboratories to provide personalized disease management in cancer and liver diseases. The term of the strategic alliance agreement runs until June 2017. Celera commenced operations in fiscal 1996 and since its formation, it has evolved from a business focused on the discovery and distribution of genomic information based on its work in sequencing the human genome to a diagnostics business focused on personalized disease management. Our fiscal year ends on June 30. When used in these notes, references to the "Company," "Celera Corporation," "Celera," "we," "us," and "our" refer to the Celera Group for all periods prior to the completion of the split-off, which is discussed below under Capital Structure, and to Celera Corporation and its direct and indirect subsidiaries for all periods following the completion of the split-off, in each case, unless the context otherwise requires.

Our operations are primarily in the U.S. except for the products sold globally by Abbott through our alliance. We operated as one segment through December 31, 2007. We reorganized our business in January 2008 and now operate through two principal reporting units, a clinical laboratory testing service business and an in vitro, meaning outside of the living body, diagnostic products business. Our service business, conducted through BHL, offers a broad portfolio of clinical laboratory tests and disease management services to help healthcare providers optimize cardiovascular disease treatment regimens for their patients. Our in vitro diagnostic ("IVD") products business develops, manufactures and oversees the commercialization of molecular diagnostic products, most of which are commercialized through our relationship with Abbott Molecular, a subsidiary of Abbott Laboratories. Both businesses have been supported by Celera centralized functions prior to the split-off, including finance, legal, human resources, business development, and research.

Relationship with Applera

Historically, we have operated as a reporting unit of Applera Corporation, and not as a stand-alone company. Applera is the successor to The Perkin-Elmer Corporation, as a result of a recapitalization completed in May 1999. As part of the recapitalization, Applera established the following two classes of common stock, sometimes referred to as "tracking stocks," that were intended to reflect separately the relative performance of Applera's two businesses:

•
Applera Corporation-Applied Biosystems Group Common Stock ("Applera-Applied Biosystems stock") that was intended to reflect the relative performance of Applera's Applied Biosystems Group; and

•
Applera Corporation-Celera Genomics Group Common Stock ("Applera-Celera stock") that was intended to reflect the relative performance of Applera's Celera Genomics Group, which was renamed the Celera Group in 2006 to better reflect the focus and business strategy of the group.

Following the split-off, we will no longer be a wholly-owned subsidiary of Applera, and the holders on the split-off date of Applera-Celera stock will be the stockholders of our company.

Celera Corporation

Notes to Combined Financial Statements (Continued)

We have also benefited from free access to all of Applera's technology and know-how and license agreements that Applera has entered into with third parties related to intellectual property.

Principles of Combination

Under Applera, we were a reportable segment and our financial information was included in Applera's consolidating financial information. We prepared our combined financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America, or GAAP. We have eliminated all significant intracompany transactions and balances in combination. The combined financial statements include the accounts or assets of Applera specifically attributed to the Celera Group using the historical basis of assets and liabilities of our business and differ from Applera's segment disclosures for the Celera Group under Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosure About Segments of an Enterprise and Related Information." The primary differences between Applera's presentation of the Celera Group's statements of financial position and the presentation in these combined financial statements are in other current and long-term assets and long-term liabilities, in particular, relating to Applera's non-qualified retirement plans and income tax items, since Applera discloses the Celera Group's results through its management approach under SFAS No. 131.

We reorganized our business in January 2008 and now operate through two principal reporting units, a clinical laboratory testing service business and an in vitro, meaning outside of the living body, diagnostic products business. Our service business, conducted through BHL, offers a broad portfolio of clinical laboratory tests and disease management services to help healthcare providers optimize cardiovascular disease treatment regimens for their patients. Our in vitro diagnostic, or IVD, products business develops, manufactures and oversees the commercialization of molecular diagnostic products, most of which are commercialized through our relationship with Abbott Molecular, a subsidiary of Abbott Laboratories.

Our product revenues consist mainly of equalization payments from Abbott as well as sales of IVD products to Abbott under our alliance agreement, which are recorded at cost. Sales of IVD products to Abbott were $9.9 million in fiscal 2007, $8.8 million in fiscal 2006 and $7.4 million in fiscal 2005. Our service revenues prior to fiscal 2008 consisted of payments received related to work performed under research collaborations. Commencing with our acquisition of BHL in fiscal 2008, service revenues primarily consist of clinical laboratory tests and disease management services focused on individuals with cardiovascular disease or lipid or metabolic disorders.

From April 2001 through December 31, 2005, Applera operated a diagnostics business known as Celera Diagnostics. This business was a 50/50 joint venture between us and the Applied Biosystems Group. Effective January 1, 2006, we acquired the Applied Biosystems Group's 50 percent interest in the Celera Diagnostics joint venture and we own 100 percent of Celera Diagnostics. The combined financial statements include Celera Diagnostics as 100 percent owned by us in all periods presented.

We have prepared the accompanying unaudited interim financial data for the six months ended December 31, 2007 and 2006 in accordance with the rules and regulations of the Securities and Exchange Commission, or SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted under these rules and regulations. In the opinion of management, the accompanying unaudited interim combined financial statements contain adjustments necessary to present fairly our combined financial position as of December 31, 2007, combined results of operations for the six months ended December 31, 2007

Celera Corporation

Notes to Combined Financial Statements (Continued)

and 2006 and cash flow activities for the six months ended December 31, 2007 and 2006. These adjustments are of a normal and recurring nature.

Use of Estimates

We prepare our combined financial statements and related disclosures in conformity with GAAP. In preparing these statements, we are required to use estimates and assumptions. While we believe we have considered all available information, actual results could affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting periods.

Capital Structure

Prior to the split-off, holders of Applera-Celera stock were stockholders of Applera. Celera was not a separate legal entity and holders of this stock and holders of Applera-Applied Biosystems stock were stockholders of a single company, Applera. As a result, holders of Applera-Celera stock were subject to all of the risks associated with an investment in Applera and all of its businesses, assets, and liabilities.

As part of the split-off, each outstanding share of Applera-Celera stock will be redeemed in exchange for one share of our common stock. In addition, each option to purchase shares of Applera-Celera stock and each other security evidencing the right to receive shares of Applera-Celera stock issued under employee stock incentive plans and outstanding on the split-off date will be converted into a similar option to purchase shares of our common stock, at the same exercise price, or a similar security evidencing the right to receive shares of our common stock.

Recently Issued Accounting Standards

In December 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 (revised 2007), "Business Combinations," which replaces SFAS No. 141, "Business Combinations." SFAS No. 141R establishes the principles and requirements for how an acquirer recognizes and measures the identifiable assets acquired, the liabilities assumed, the goodwill acquired and any noncontrolling interest in the acquiree. SFAS No. 141R also establishes the disclosure requirements for a business combination. The provisions of SFAS No. 141R are effective for our 2010 fiscal year, beginning July 1, 2009.

In February 2007, FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115," which permits entities to measure some financial assets and liabilities at fair value on an instrument-by-instrument basis. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. SFAS No. 159 also establishes additional disclosure requirements. The provisions of SFAS No. 159 are effective for our 2009 fiscal year beginning July 1, 2008. We are currently evaluating the provisions of SFAS No. 159 and the resulting impact of adoption on our financial statements.

Also in September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for our 2009 fiscal year beginning July 1, 2008, and interim periods within that fiscal year. We are currently evaluating the provisions of SFAS No. 157 and the resulting impact of adoption on our financial statements.

Celera Corporation

Notes to Combined Financial Statements (Continued)

Adoption of FIN 48

We adopted the provisions of FASB Interpretation No. ("FIN") 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" and FIN 48-1, "Definition of Settlement in FASB Interpretation No 48" on July 1, 2007. FIN 48 addresses the recognition and measurement of uncertain income tax positions using a "more-likely-than-not" threshold and also requires enhanced disclosures in the financial statements. FIN 48-1 amends FIN 48 to provide guidance on how companies should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.

As a result of our adoption of FIN 48, we recognized a $37.6 million decrease to our opening accumulated net loss relating to our uncertain tax positions. The total amount of unrecognized tax benefits at July 1, 2007 was $2.0 million and if this amount were recognized, it would impact our effective tax rate. We recognize interest and penalties related to uncertain tax positions in our provision for income taxes.

It is reasonably possible that our unrecognized tax benefits will decrease by as much as $2.0 million during the next twelve months depending on the outcome of discussions with the IRS to settle our open fiscal years 2001 through 2005. This possible outcome could have as much as an $8.0 million charge to our tax provision and no impact to our cash flow. Audit outcomes and the timing of audit settlements are subject to significant uncertainties.

Although our tax filings are under continual examination by the tax authorities and we regularly assess our tax uncertainties, tax examinations are inherently uncertain.

The U.S. statutes of limitation are open for the fiscal tax years 2004 forward.

Share-Based Compensation

For all periods presented, Celera Corporation did not have any stock option, restricted stock or restricted stock unit plans authorized, nor were any stock options outstanding. However, since our employees, as part of Applera Corporation, were granted stock options, restricted stock and restricted stock units related to Applera-Celera stock, the following disclosures include information relating to share-based compensation expense related to Applera-Celera stock. Under share-based compensation plans, Applera-Celera stock options, restricted stock and restricted stock units were issued. Applera also sponsored an employee stock purchase plan for Applera-Celera stock. See Note 7 to our combined financial statements for further information. Effective July 1, 2005, Applera adopted the provisions of SFAS No. 123, "Share-Based Payment (revised 2004)" for all of our share-based compensation plans. SFAS No. 123R requires entities to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Applera adopted SFAS No. 123R using the modified prospective method of transition. This method requires the provisions of SFAS No. 123R to be applied to new awards from and after the date of adoption and to any awards that were unvested as of the date of adoption, but did not require prior periods to be restated. For Applera-Celera stock option and restricted stock plans, compensation expense is recognized on a straight-line basis over the requisite service period for the entire grant. We recognize expense for Applera-Celera stock employee stock purchase plans as costs are incurred. Total share-

Celera Corporation

Notes to Combined Financial Statements (Continued)

based compensation expense of Applera-Celera stock under the provisions of SFAS No. 123R were as follows:

	For the Years Ended June 30,
(Dollar amounts in millions)	2007	2006

Pre-tax share-based compensation expense	$3.3	$1.5
Tax benefit	0.9	0.3

Net Expense	$2.4	$1.2

Cash received from Applera-Celera stock option exercises under these plans was $16.8 million for fiscal 2007 and $23.5 million for fiscal 2006 and the total intrinsic value of Applera-Celera stock awards exercised was $6.8 million for fiscal 2007 and $3.5 million for fiscal 2006.

Pro Forma Disclosures—Prior to Adoption of SFAS No. 123R

Prior to fiscal 2006, Applera applied the provisions of APB Opinion No. 25 and FIN 44, "Accounting for certain transactions involving stock compensation—an interpretation of Accounting Principles Board No. 25" in accounting for share-based compensation plans of Applera-Celera stock. With the exception of the effect of accelerating the vesting of some Applera-Celera stock options in fiscal 2005, under APB Opinion No. 25, we did not record any compensation cost related to Applera-Celera stock options since the exercise price of Applera-Celera stock options granted to employees generally equaled the fair market value of Applera-Celera stock prices at the date of grant. We also did not record any compensation expense related to Applera-Celera stock employee stock purchase plans since the provisions of these plans were deemed non-compensatory under APB Opinion No. 25. However, for Applera-Celera restricted stock, the intrinsic value as of the grant date was amortized to compensation expense over the vesting period. We recorded a pre-tax charge of $1.1 million for fiscal 2005 for Applera-Celera restricted stock under APB Opinion No. 25.

During fiscal 2005, Applera's board of directors approved the accelerated vesting of substantially all unvested Applera-Celera stock options previously awarded to employees, officers, directors, and consultants in light of the new accounting requirements of SFAS No. 123R. In order to prevent unintended personal benefits to directors, officers, and other senior management, the board imposed restrictions on any Applera-Celera stock shares received through the exercise of accelerated Applera-Celera stock options held by those individuals. These restrictions prevent the sale, or any other transfer, of any Applera-Celera stock obtained through exercise of an accelerated Applera-Celera stock option prior to the earlier of the original vesting date or the individual's termination of employment.

Applera's board of directors approved the accelerated vesting based on the belief that it was in the best interest of stockholders as it would reduce our reported compensation expense commencing July 1, 2005 with the adoption of SFAS No. 123R. As a result of the acceleration, during fiscal 2005 we recorded a pre-tax charge of $1.0 million of compensation cost that represented the intrinsic value measured at the relevant acceleration dates for the estimated number of Applera-Celera stock awards that, absent the accelerated vesting, would have expired unexercisable. As a result of the accelerated vesting, Applera-Celera stock options to purchase approximately 3.6 million shares of Applera-Celera stock became exercisable immediately during fiscal 2005. Our pro forma table below includes the acceleration of the unamortized portion of unvested Applera-Celera stock options, which resulted in an additional pre-tax amount of approximately $19 million for us for fiscal 2005.

Celera Corporation

Notes to Combined Financial Statements (Continued)

For purposes of pro forma disclosure, the estimated fair value of the Applera-Celera stock options is amortized to expense over the options' vesting period. The following table illustrates the effect on reported loss as if we had applied the fair value method of accounting for employee stock plans as required by SFAS No. 123 for year ended June 30, 2005:

(Dollar amounts in millions)

Net loss		$(78.0)
Add:	Share-based employee compensation expense included in reported loss, net of tax	1.6
Deduct:	Share-based employee compensation expense determined under fair value based method, net of tax	28.6

Pro forma loss		$(105.0)

We estimate the fair value of Applera-Celera stock options using the Black-Scholes option pricing model, which was developed for use in estimating the value of freely-traded options that have no vesting restrictions and are fully transferable. Similar to other option pricing models, this model requires the input of highly-subjective assumptions, including the stock price volatility. Applera-Celera stock options have characteristics significantly different from traded options, and changes in the input assumptions can materially affect the fair value estimates. The fair value of the Applera-Celera stock options was estimated at the grant date with the following weighted average assumptions:

	For the Years Ended June 30,
	2007	2006	2005

Volatility	32%	35%	43%
Risk-free interest rate	4.6%	4.3%	3.6%
Expected option life in years	5	5	4
Weighted average fair value per option granted	$5.51	$4.36	$3.90

We determine the expected term of Applera-Celera stock options based on historical exercise patterns, which factor in the historical weighted average holding period from grant date to settlement date and from vest date to exercise date. We use the historical exercise patterns to project future settlement of outstanding Applera-Celera stock options. Our forfeiture assumption rates are based on historical experience.

Prior to fiscal 2006, we determined expected volatility over the expected term based on historical volatilities of Applera-Celera stock. With the adoption of SFAS No. 123R, we continue to determine expected volatility based on historical volatilities. In addition, under SFAS No. 123R, we use a mean reversion analysis, which we believe provides a better estimate of current and future volatility rate expectations for Applera-Celera stock.

Cash and Cash Equivalents and Short-Term Investments

Historically, Applera has managed the financing activities of its operations on a centralized basis, including the investment of surplus cash. Cash and cash equivalents and short-term investments are comprised of amounts specifically attributed to us from Applera.

Celera Corporation

Notes to Combined Financial Statements (Continued)

Our cash equivalents consist of highly liquid debt instruments, time deposits, and certificates of deposit with original maturities of three months or less at the date of purchase. These instruments are readily convertible into cash.

All short-term investments are classified as available-for-sale and are carried at fair value with unrealized gains and losses included in allocated net worth. Investments with maturities beyond one year may be classified as short-term based on their highly liquid nature and because these marketable securities represent the investment of cash that is readily available for current operations should it be needed. We use the specific identification method to determine the cost of securities disposed of, with realized gains and losses recorded in other income (expense), net in the Combined Statements of Operations.

The amounts in the table below attributed to us represent the proportionate share of our short-term investments based on Applera's total short-term investments. The fair value of short-term investments and unrealized gains (losses) were as follows:

(Dollar amounts in millions)	June 30, 2007	June 30, 2006

Certificates of deposit and time deposits	$25.0	$30.3
Commercial paper	32.4	39.3
U.S. government and agency obligations	103.7	182.3
Corporate bonds	236.8	161.2
Asset backed securities	133.6	96.1

Total short-term investments	$531.5	$509.2

Unrealized gains on investments	$0.2	$0.1
Unrealized losses on investments	(1.2)	(3.6)

The realized gains and losses associated with our short-term investments were as follows:

	For the Years Ended June 30,
(Dollar amounts in millions)	2007	2006	2005

Realized gains on investments	$0.5	$0.1	$0.1
Realized losses on investments		(0.1)	(0.2)

The following table summarizes the contractual maturities of available-for-sale securities at June 30:

(Dollar amounts in millions)	2007

Less than one year	$186.9
Due in one to two years	90.2
Due in two to five years	254.4

Total	$531.5

We also held securities that were classified as trading totaling $6.8 million at June 30, 2007 and $7.5 million at June 30, 2006, which were recorded at fair value with realized and unrealized gains and losses included in income. These securities were recorded in other current assets. Included in income were unrealized net holding gains of $1.0 million during fiscal 2007 and $0.6 million during fiscal 2006.

Celera Corporation

Notes to Combined Financial Statements (Continued)

Investments

We classify investments for which we do not have the ability to exercise significant influence as minority equity investments. We account for non-marketable minority equity investments using the cost method of accounting. We generally classify minority equity investments in public companies as available-for-sale and carry them at market value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." We use the specific identification method to determine the cost of securities disposed of. Under the cost method of accounting, we carry investments in equity securities at cost and adjust only for other-than-temporary declines in fair value, distributions of earnings and additional investments.

Inventories

Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Cost is determined principally on the standard cost method for manufactured goods which approximates cost on the first-in, first-out method. Reserves for obsolescence and excess inventory are provided based on historical experience and estimates of future product demand. Inventories included the following components:

(Dollar amounts in millions)	December 31, 2007	June 30, 2007	June 30, 2006

	(unaudited)
Raw materials and supplies	$6.7	$5.9	$4.1
Work-in-process	1.1	0.4	1.3
Finished products	2.9	2.5	2.8

Total inventories, net	$10.7	$8.8	$8.2

Property, Plant and Equipment, and Depreciation

Property, plant and equipment are recorded at cost and consisted of the following:

(Dollar amounts in millions)	December 31, 2007	June 30, 2007	June 30, 2006

	(unaudited)
Leasehold improvements	$13.4	$12.3	$11.7
Machinery and equipment	39.0	36.0	39.0
Computer software and licenses	11.3	10.7	13.7

Property, plant and equipment, at cost	63.7	59.0	64.4
Accumulated depreciation and amortization	51.7	51.6	54.8

Property, plant and equipment, net	$12.0	$7.4	$9.6

We capitalize major renewals and improvements that significantly add to productive capacity or extend the life of an asset. We expense repairs, maintenance, and minor renewals and improvements as incurred. We remove the cost of assets and related depreciation from the related accounts on the balance sheet when assets are disposed of, and any related gains or losses are reflected in current earnings.

We compute depreciation expense of owned property, plant and equipment based on the expected useful lives of the assets primarily using the straight-line method. We amortize leasehold improvements over their estimated useful lives or the term of the applicable lease, whichever is less. Useful lives are generally five to ten years for land improvements and three to seven years for machinery and equipment. We amortize capitalized internal-use software costs primarily over the expected useful lives,

Celera Corporation

Notes to Combined Financial Statements (Continued)

not to exceed seven years. Depreciation expense for property, plant and equipment was $2.7 million for the six months ended December 31, 2007, $2.4 million for the six months ended December 31, 2006, $4.7 million for fiscal 2007, $10.9 million for fiscal 2006, and $14.3 million for fiscal 2005. We recorded $16.6 million of impairment charges related to the closure of our South San Francisco, California facilities, of which $6.8 million was recorded during fiscal 2007 and $9.8 million was recorded in fiscal 2006. This facility was classified into assets held for sale. These charges are included in employee-related charges, asset impairments and other in the Combined Statements of Operations. See Notes 2 and 8 to our combined financial statements for more information.

Intangible Assets

We amortize intangible assets using the straight-line method over their expected useful lives except for customer relationship intangibles. We amortize customer relationship intangibles on a proportionate basis as the economic benefits of the intangible assets are consumed. As of June 30, 2007 and June 30, 2006 we did not have any intangible assets. Intangible assets at December 31, 2007 included the following:

(Dollar amounts in millions)	Weighted Average Life	Gross Carrying Amount	Accumulated Amortization

	(unaudited)
Amortized intangible assets
Acquired technology	8	$17.6	$0.5
Patents	17	0.3
Customer relationships	13	85.2	1.6
Other	5	0.9

Total amortized intangible assets		104.0	2.1

Unamortized intangible assets
Trade name		23.8

Total		$127.8	$2.1

Aggregate amortization was as follows:

	For the Six Months Ended December 31,		For the Years Ended June 30,
(Dollar amounts in millions)	2007	2006	2007	2006	2005

	(unaudited)
Amortization expense	$2.1	$—	$—	$1.1	$2.9

We record amortization of acquisition-related intangible assets in the amortization of purchased intangible assets in the Combined Statements of Operations. At December 31, 2007, we estimated

Celera Corporation

Notes to Combined Financial Statements (Continued)

annual amortization expense of our intangible assets for each of the next five fiscal years as shown in the following table. Future acquisitions or impairment events could cause these amounts to change.

(Dollar amounts in millions)

(unaudited)
Remainder of fiscal 2008	$5.1
2009	10.2
2010	10.3
2011	10.2
2012	10.1

Goodwill

Goodwill represents the excess of purchase price over the net asset value of companies acquired.

Beginning in January 2008, we have been conducting our business through two principal reporting units, a clinical laboratory testing service business and an IVD products business. Prior to January 2008, we operated as one reporting unit.

We will test goodwill of each reporting unit for impairment using a fair value approach annually, or earlier if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying amount. Under the impairment test, if the carrying amount exceeds the estimated fair value, goodwill impairment is recognized to the extent that the carrying amount of goodwill exceeds the implied fair value of the goodwill.

The carrying amount of goodwill was as follows:

(Dollar amounts in millions)

Balance as of June 30, 2007 and 2006	$2.7
Goodwill acquired	115.2

Balance as of December 31, 2007 (unaudited)	$117.9

Refer to Note 3 for information on the goodwill we acquired in connection with the Berkeley HeartLab, Inc. and Atria Genetics Inc. acquisitions.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events that could trigger an impairment review include, among others, a decrease in the market value of an asset, the asset's inability to generate income from operations and positive cash flow in future periods, a decision to change the manner in which an asset is used, a physical change to the asset or a change in business climate. We calculate estimated future undiscounted cash flows, before interest and taxes, resulting from the use of the asset and its estimated value at disposal and compare it to its carrying value in determining whether impairment potentially exists. If a potential impairment exists, a calculation is performed to determine the fair value of the long-lived asset. This calculation is based on a valuation model and discount rate commensurate with the risks involved. Third party appraised values may also be used in determining whether impairment potentially exists.

Celera Corporation

Notes to Combined Financial Statements (Continued)

Revenues and Accounts Receivable

A portion of our reported net revenues include patient test service revenues associated with BHL's operations. We recognize patient test service revenues on completion of the testing process and when the test results are sent to the ordering healthcare provider. Billings for services reimbursed by third-party payors, including Medicare, are recorded net of allowances for differences between amounts billed and the estimated receipts from these payors. These allowances are determined based on historical activity. Since the acquisition date through December 31, 2007, revenue from Medicare patients represented approximately 39% of the total BHL patient test service revenues. Payment arrangements with third parties, such as Medicare and some insurance companies, include predetermined reimbursement rates for patient tests. Adjustments to the estimated receipts, based on final settlement with the third-party payors, including Medicare, are recorded in revenue on settlement.

We have an established process to estimate and review the collectibility of our receivables. Bad debt expense is recorded in SG&A expenses as a percentage of aged accounts receivable considered necessary to maintain an appropriate level of allowance for doubtful accounts. Receivables are reserved based on their respective aging categories. Our process for determining the appropriate level of the allowance for doubtful accounts involves judgment, and considers the age of the underlying receivables, type of payor, historical and projected collection experience, and other external factors that could affect the collectibility of our receivables. The process includes the close monitoring of billings and our collection experience, which helps reduce the risks of material revisions to allowance estimates. An account is written-off against the allowance for doubtful accounts when all reasonable collection efforts have been unsuccessful or the account has been transferred to a third party collection agency.

Our reported net product revenues include our product sales to Abbott and equalization payments we receive from Abbott resulting from a profit and loss sharing arrangement between us and Abbott (see Note 14 to our combined financial statements for a description of the Abbott alliance agreement). Costs associated with our product sales to Abbott are included in cost of sales. End-user sales to third parties are recognized by Abbott. Research and development and administrative costs incurred by us in connection with the Abbott alliance are presented on a gross basis in our combined statements of operations. All revenues, costs and expenses of the alliance are shared equally by both parties. At the end of each reporting period, the two companies compare a statement of revenues and expenses for alliance activities recorded by each party. A calculation is made to determine the amount that needs to be paid to evenly split both the revenue and expenses. This payment to us is referred to as the equalization payment and we record it as revenue. The timing and nature of equalization payments can lead to fluctuations in both reported revenues and gross margins from period to period due to changes in end-user sales of alliance products and differences in relative operating expenses between the alliance partners.

Revenue is not recognized at the time of shipment of products in situations where risks and rewards of ownership are transferred to the customer at a point other than shipment due to the shipping terms, the existence of an acceptance clause, the achievement of milestones, or some return or cancellation privileges. Concurrently, we record provisions for returns, based on historical experience and anticipated product performance. Revenue is recognized once customer acceptance occurs or the acceptance provisions lapse.

Our product revenues include sales to Abbott under our alliance agreement. Sales to Abbott are recorded at cost. Any revenues generated by Abbott when selling these products to third parties are shared and included as part of the equalization payments described above. For purposes of our Combined Statements of Operations we have combined our product revenues with the equalization payments.

Celera Corporation

Notes to Combined Financial Statements (Continued)

We recognize royalty revenues when earned over the term of the agreement in exchange for the grant of licenses to use our products or some technologies for which we hold patents. We recognize revenue for estimates of royalties earned during the applicable period, based on historical activity, and make revisions for actual royalties received in the following quarter. Historically, these revisions have not been material to our combined financial statements. For those arrangements where royalties cannot be reasonably estimated, we recognize revenue on the receipt of cash or royalty statements from our licensees. In addition, we recognize up-front nonrefundable license fees when due under contractual agreement, unless we have specific continuing performance obligations requiring deferral of all or a portion of these fees. We have adopted the provisions of Statement of Position (SOP) 97-2, "Software Revenue Recognition" for license fees with extended terms. Specifically, if it cannot be concluded that a licensee fee is fixed or determinable at the outset of an arrangement, revenue is recognized as payments from third parties become due.

In revenue arrangements with multiple deliverables, we record revenue as the separate elements are delivered to the customer if the delivered item is determined to represent a separate earnings process, there is objective and reliable evidence of the fair value of the undelivered item, and delivery or performance of the undelivered item is probable and substantially in our control. Arrangements with multiple elements or deliverables must be segmented into individual units of accounting based on the separate deliverables only if there is objective and verifiable evidence of fair value to allocate the consideration received to the deliverables. Revenues from multiple-element arrangements involving license fees, up-front payments and milestone payments, which are received and/or billable in connection with other rights and services that represent our continuing obligations are deferred until all of the multiple elements have been delivered or until objective and verifiable evidence of the fair value of the undelivered elements has been established. On establishing objective and verifiable evidence of the fair value of the elements in multiple-element arrangements, the fair value is allocated to each element of the arrangement, such as license fees or research collaboration projects, based on the relative fair values of the elements. We determine the fair value of each element in multiple-element arrangements based on objective and verifiable evidence of fair value, which is determined for each element based on the prices charged when the similar elements are sold separately to third parties. If objective and verifiable evidence of fair value of all undelivered elements exists but objective and verifiable evidence of fair value does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the revenues from delivered elements are not recognized until the fair value of the undelivered element or elements have been determined. Contract interpretation is normally required to determine the appropriate accounting, including whether the deliverables specified in a multiple element arrangement should be treated as separate units of accounting for revenue recognition purposes, and if so, how the price should be allocated among the deliverable elements, when to begin to recognize revenue for each element, and the period over which revenue should be recognized.

Research and development contract revenue is recognized as earned, in accordance with the terms of each agreement. During fiscal 2005, service revenues included $5.9 million related to research and development revenue. There were no amounts recorded in fiscal 2008, 2007, and 2006.

Prior to its wind-down in fiscal 2005, revenue on subscription fees for access to our on-line information databases as part of the Celera Discovery System™ ("CDS") was recognized ratably over the contracted period.

Allocation of Corporate Expenses

Applera has historically allocated corporate costs relating to general, administrative and shared service activities to its business units using a proportional cost allocation methodology. These services have

Celera Corporation

Notes to Combined Financial Statements (Continued)

included executive management, legal, risk management, cash management, human resources (including benefits), tax compliance, accounting, information technology, investor relations, external reporting, internal audit and services relating to Applera's board of directors.

Costs associated with specific services provided are determined based on actual usage, transactions processed or estimated proportionate effort. The combined statements of operations include $4.4 million for the six months ended December 31, 2007, $2.9 million for the six months ended December 31, 2006, $6.1 million for fiscal 2007, $8.9 million for fiscal 2006, and $7.8 million for fiscal 2005 for such services. Where costs could not practically be determined by specific utilization, these costs were primarily allocated based on head count, total expenses and revenues attributed to us. The combined statements of operations include $3.7 million for the six months ended December 31, 2007, $3.4 million for the six months ended December 31, 2006, $7.0 million for fiscal 2007, $7.9 million for fiscal 2006, and $8.8 million for fiscal 2005 for these costs.

We believe the allocations included in our combined financial statements are reasonable and have been consistently applied.

Income Taxes

Deferred taxes represent the difference between the tax bases of assets or liabilities, calculated under tax laws, and the reported amounts in our combined financial statements. Deferred tax assets include items that can be used as a tax deduction or credit in our tax return in future years for which we have already recorded the tax benefit in our combined statements of operations or items that have already been included in our tax return income but have yet to be recorded as income in our combined statements of operations. We record a valuation allowance against deferred tax assets if it is more likely than not that we will not be able to utilize these assets to offset future taxes. We determine if a valuation allowance is necessary based on estimates of future taxable profits and losses, tax planning strategies and other positive and negative evidence.

The provisions for taxes were determined using the asset and liability approach prescribed by SFAS No. 109, "Accounting for Income Taxes." We have been included in a consolidated return with Applera and its subsidiaries. Celera recorded the federal income tax provisions based on Applera's consolidated return approach taking into account the Celera's relative contribution (positive or negative) to Applera's consolidated federal taxable income, tax liability, and tax credit positions. Celera recorded tax benefits for tax assets that can be used in the current or future periods based on Applera's consolidated return approach. Existing tax benefits we acquired in a business combination that are used on an Applera consolidated basis are reimbursed to us. Tax benefits generated by the Celera Group commencing July 1, 1998, which could be used on a consolidated basis, were reimbursed by the Applied Biosystems Group to the Celera Group up to a limit of $75 million.

Under the Celera Diagnostics joint venture agreement, which was restructured during fiscal 2006 (see Note 14 to our combined financial statements), the Applied Biosystems Group reimbursed us for federal tax benefits generated by Celera Diagnostics to the extent these tax benefits were used by the Applied Biosystems Group. These tax benefits were not subject to the $75 million limit described above. The amounts used by the Applied Biosystems Group that were not reimbursed to the Celera Group were recorded to allocated net worth of each group.

Applera, depending on the tax laws of the respective jurisdictions, files state and local income taxes on either a separate, consolidated, or combined basis. Celera records state and local income tax provisions and related tax payments or refunds based on our contributions to state or local tax liabilities on a separate return basis. However, deferred tax assets determined on a separate return basis that are utilized on Applera's consolidated or combined returns due to the income of other members of the consolidated or combined group are eliminated from the deferred tax accounts through our net worth. Therefore, the state deferred tax attributes, as reported, reflect those that are available for carryforward on returns as filed.

Celera Corporation

Notes to Combined Financial Statements (Continued)

The deferred tax asset that is on our balance sheet as a result of these tax accounting policies is not necessarily representative of the asset that would have been recorded had we been a separate, stand-alone taxpayer that operated independently of Applera. In addition, the tax attributes which are the basis for the reported deferred tax asset will be allocated between Applera and us based on the applicable tax laws. These tax law allocations may result in changes to our deferred tax accounts immediately following our separation from Applera.

We regularly assess the likelihood of tax adjustments in each of the tax jurisdictions in which we have operations and account for the related financial statement implications. Determining an appropriate level of tax reserves requires exercising judgment regarding the uncertain application of tax law.

Research and Development

We expense research and development costs as incurred. Research and development expenses include employee related costs, supplies and materials, facilities costs, equipment depreciation, contract services, and other outside costs.

Online Marketing and Distribution Agreement with the Applied Biosystems Group

In April 2002, we entered into a marketing and distribution agreement with the Applied Biosystems Group under which the Applied Biosystems Group became the exclusive distributor of our CDS database and related human genomic and other biological and medical information. As a result of this arrangement, the Applied Biosystems Group integrated the CDS database and other genomic and biological information into its product offerings. In exchange for the rights it acquired under the marketing and distribution agreement, the Applied Biosystems Group agreed to pay royalties to us based on revenues generated by sales of some of the Applied Biosystems Group's products. However, as part of the restructuring of Celera Diagnostics as of January 1, 2006, the Applied Biosystems Group continues to have access to our information during the 15 year term of the marketing and distribution agreement but has no further financial obligations to us under the agreement.

Transactions with the Applied Biosystems Group

The following table summarizes the transactions between us and the Applied Biosystems Group:

	For the Six Months Ended December 31,		For the Years Ended June 30,
(Dollar amounts in millions)	2007	2006	2007	2006	2005

	(unaudited)
Applied Biosystems Group
Sales to the Celera Group(a)	$1.5	$2.4	$4.3	$6.1	$5.5
Nonreimbursable utilization of tax benefits(b)	7.3	13.3	2.9	61.4	51.1
Payments for reimbursable utilization of tax benefits(c)	1.3	1.5	2.0	8.0	11.6

Celera Corporation
Royalties from the Applied Biosystems Group(d)	$—	$—	$—	$1.9	$3.0

(a)
The Applied Biosystems group recorded net revenues from leased instruments and sales of consumables and project materials to us.

(b)
The Applied Biosystems group received, without reimbursement to us, some of the tax benefits generated by us in accordance with Applera's tax allocation policy.

Celera Corporation

Notes to Combined Financial Statements (Continued)

(c)
The Applied Biosystems group paid us for the use of existing tax benefits acquired by us in business combinations and other tax benefits, in accordance with Applera's tax allocation policy.

(d)
We recorded net revenues primarily for royalties generated from sales by the Applied Biosystems group of products integrating CDS and some other genomic and biological information under a marketing and distribution agreement. The Celera group forgave future royalties related to this agreement as discussed in Note 14 to our combined financial statements.

Historically, as part of Applera's consolidated financial statements the activity between us and the Applied Biosystems Group would have been eliminated.

Supplemental Cash Flow Information

Cash paid for interest and significant non-cash investing and financing activities for the six months ended December 31 and fiscal years ended June 30 were as follows:

	For the Six Months Ended December 31,		For the Years Ended June 30,
(Dollar amounts in millions)	2007	2006	2007	2006	2005

	(unaudited)
Interest	$0.1	$—	$—	$—	$0.2
Significant non-cash financing activities:
Tax benefit related to employee stock options	0.7	1.2	2.3	1.1	0.8
Issuances of restricted stock	0.4	0.3	0.4	0.5	0.7
Stock issued for which proceeds were in-transit		0.3	0.1	1.4	0.3

Note 2—Events Impacting Comparability

We are providing the following information on some actions taken by us or events that occurred for the six months ended December 31 and the fiscal years ended June 30:

Income/(charge)	For the Six Months Ended December 31,		For the Years Ended June 30,
(Dollar amounts in millions)	2007	2006	2007	2006	2005

	(unaudited)
Severance and benefit costs	$(0.8)	$—	$(0.5)	$(12.8)	$(2.9)
Asset impairments		(3.0)	(6.8)	(9.8)	1.8
Excess lease space				(1.2)	(1.5)
Other charges		(3.6)	(3.6)	(2.6)
Reduction of expected costs	0.4	0.6	0.6	0.2

Total employee-related charges, asset impairments, and other	$(0.4)	$(6.0)	$(10.3)	$(26.2)	$(2.6)

Other events impacting comparability:
Revenue from sales of small molecule programs		$2.5	$2.5	$8.6	$—
Impairment of inventory recorded in cost of sales					(1.7)
Asset dispositions and legal settlements		2.4	2.4	(0.7)
Investment gains				7.6
Tax items		1.0	1.4		2.2

Celera Corporation

Notes to Combined Financial Statements (Continued)

Employee-Related Charges, Asset Impairments, and Other

The following items have been recorded in the Combined Statements of Operations in employee-related charges, asset impairments and other, except as noted.

Fiscal 2008

During the second quarter of fiscal 2008, we recorded a pre-tax charge of $0.4 million related to a reduction in our proteomic-based activities. This charge was in addition to a charge recorded in the fourth quarter of fiscal 2007, as described below. The charge was primarily comprised of a $0.8 million charge for severance costs for approximately 20 employees, partially offset by a gain of $0.4 million from the disposal of equipment related to proteomic-based activities. All of the affected employees were notified by October 31, 2007, and are expected to be terminated by the end of the third quarter of fiscal 2008. During the second quarter of fiscal 2008, we made net cash payments of $0.5 million related to this charge. Cash expenditures were funded by available cash. The remaining cash expenditures of $0.3 million are expected to be paid by the end of the third quarter of fiscal 2008.

Fiscal 2007

During the fourth quarter of fiscal 2007, we recorded a pre-tax charge of $0.5 million for severance costs for approximately 20 employees. The charge resulted from a reduction in our proteomics-based activities. All of the affected employees were notified as of June 30, 2007, and were terminated by October 31, 2007. During the first six months of fiscal 2008, we made cash payments of $0.5 million, which represented the remaining payments related to this charge. Cash expenditures were funded by available cash.

Also during fiscal 2007, we recorded a pre-tax charge of $6.3 million, which was primarily comprised of $6.8 million of pre-tax charges for the write-downs of the carrying amount of an owned facility that was impaired initially in fiscal 2006, partially offset by a pre-tax benefit of $0.6 million for a reduction in anticipated employee-related costs associated with severance and benefit charges recorded in the third and fourth quarters of fiscal 2006. Both of these items are discussed below.

During the first quarter of fiscal 2007, we recorded a pre-tax charge of $3.5 million for our estimated share of a damage award in continuing litigation between Abbott and Innogenetics N.V. In September 2006, a jury found that the sale of HCV genotyping analyte specific reagents, or ASRs, products by Abbott willfully infringed a U.S. patent owned by Innogenetics and awarded Innogenetics $7.0 million in damages. In January 2007, the U.S. District Court for the Western District of Wisconsin ruled in favor of Innogenetics' request for a permanent injunction, and ordered Abbott to withdraw its products from the market. The Court also reversed the jury verdict of willful infringement and ruled that Abbott did not willfully infringe Innogenetics' patent and denied Innogenetics' request for enhanced damages and attorneys' fees. Innogenetics did not name us as a party in this lawsuit, but we have an interest in these products and in the outcome of the litigation because the enjoined products are manufactured by us and sold through our alliance with Abbott. Also, as these products are part of our alliance with Abbott, we agreed to share equally the cost of this litigation, including the damage award described above. Abbott appealed the judgment. On January 17, 2008, the United States Court of Appeals for the Federal Circuit vacated the permanent injunction granted by the lower court for Innogenetics against Abbott in selling HCV genotyping products. Since the jury's damage award included an upfront entry fee, the Court remanded to the lower court to determine the terms of a compulsory license for Abbott's future sales. In addition, the Court remanded for a new trial on the validity of the

Celera Corporation

Notes to Combined Financial Statements (Continued)

Innogenetics patent in view of a prior-issued patent. The Court also affirmed the judgment of infringement and the judgment of no willful infringement.

Fiscal 2006

During fiscal 2006, we recorded pre-tax charges related to our decision to exit our small molecule drug discovery and development programs and the integration of Celera Diagnostics into us. These charges consisted of the following components:

(Dollar amounts in millions)	Employee- Related Charges	Asset Impairments	Excess Lease Space	Other Disposal Costs	Total

Third quarter	$10.7	$8.0	$0.8	$1.4	$20.9
Fourth quarter	2.1	1.8	0.4	1.2	5.5

Total charges	12.8	9.8	1.2	2.6	26.4

Cash payments	7.9		0.2	2.4	10.5
Non-cash activity		9.3		0.2	9.5

Balance at June 30, 2006	4.9	0.5	1.0		6.4

Additional charge		6.8			6.8

Non-cash activity		6.8			6.8
Cash payments	4.2		0.7		4.9
Reduction of expected costs	0.6				0.6

Balance at June 30, 2007	0.1	0.5	0.3		0.9

Cash payments	0.1				0.1

Balance at December 31, 2007	$—	$0.5	$0.3	$—	$0.8

The employee-related charges were severance costs primarily for staff reductions in small molecule drug discovery and development. As of March 31, 2006, all of the affected employees had been notified and by September 30, 2006, all had been terminated. In the second quarter of fiscal 2007, we recorded a pre-tax benefit of $0.6 million for a reduction in anticipated employee-related costs associated with the severance and benefit charges recorded in fiscal 2006. The asset impairment charges primarily related to a write-down of the carrying amount of an owned facility to its then estimated current market value less estimated selling costs, as well as write-offs of leasehold improvements and equipment. This facility was reclassified into assets held for sale in fiscal 2006. In fiscal 2007, we recorded additional pre-tax charges of $6.8 million to write-down the carrying amount of this facility, $3.0 million of which was recorded in the second quarter of fiscal 2007 and $3.8 million of which was recorded in the fourth quarter of fiscal 2007. The estimates of market value for this facility were based on third-party appraisals. Cash expenditures for these charges were funded by available cash. The remaining required cash expenditures related to these charges are expected to be disbursed by December 31, 2008.

Fiscal 2005

During fiscal 2005, we recorded pre-tax charges totaling $4.5 million related to our Paracel operations, which was acquired in fiscal 2000. Due to a shift in focus, Paracel was no longer deemed strategic to the overall business. The charge consisted of $1.1 million for severance and benefit costs, $1.7 million

Celera Corporation

Notes to Combined Financial Statements (Continued)

for excess facility lease expenses and asset impairments, and $1.7 million in cost of sales for the impairment of inventory. The charge for excess facility lease expenses and asset impairments was primarily for a revision to an accrual initially recorded in fiscal 2002 for the estimated cost of excess facility space for a lease that extends through fiscal 2011 and to write off related fixed assets.

As of March 31, 2005, the majority of the affected Paracel employees had been terminated. Substantially all cash payments related to these terminations had been made as of June 30, 2005. During fiscal 2007, we made net cash payments of $1.7 million related to the excess lease space charge. The cash expenditures were funded by available cash. The remaining net cash expenditures related to this charge of approximately $2.3 million are expected to be disbursed by the end of fiscal 2011.

In fiscal 2005, we recorded a pre-tax charge of $3.4 million related to the Online/Information Business, an information products and service business. We realigned our organization based on a change in our business focus and, as part of this realignment, the Online/Information Business was determined to be non-strategic. The pre-tax charge of $3.4 million consisted of $1.8 million for severance and benefit costs and $1.6 million for asset impairments, primarily related to information-technology leases. As of June 30, 2005, all affected employees had been notified and by the end of the first quarter of fiscal 2006, all had been terminated. In fiscal 2006, we recorded a pre-tax benefit of $0.2 million for a reduction in anticipated severance and benefit costs. All cash expenditures related to this action had been disbursed by the end of fiscal 2006.

During fiscal 2005, we completed the sale of our Rockville, Maryland facilities and recorded a $3.6 million pre-tax favorable adjustment to an impairment charge recorded in fiscal 2004.

Other Events Impacting Comparability

Revenue from the sales of small molecule programs

In the second quarter of fiscal 2007, we recorded $2.5 million in net revenues from the sale of a small molecule drug discovery and development program to Schering AG. We had recorded an initial $2.5 million in fiscal 2006 when the agreement for the sale of the program was executed. Additionally in fiscal 2006, we recorded $6.1 million in net revenues from the sales of other small molecule drug discovery and development programs, primarily to Pharmacyclics, Inc.

Asset dispositions and legal settlements

The following items have been recorded in the Combined Statements of Operations in asset dispositions and legal settlements.

Fiscal 2007

We recorded a $2.4 million pre-tax benefit in the second quarter of fiscal 2007 related to the settlement of a litigation matter associated with the former Online/Information Business.

Fiscal 2006

In fiscal 2006, we recorded a $0.7 million pre-tax charge related to the settlement of a patent infringement suit filed in March 2003 related to genotyping methods. The amount represents our total cost for the settlement.

Investments

We recorded pre-tax gains of $7.6 million in gain (loss) on investments, net in fiscal 2006 from the sale of non-strategic minority equity investments.

Celera Corporation

Notes to Combined Financial Statements (Continued)

Tax items

Fiscal 2007

In the Tax Relief and Health Care Act of 2006, enacted in December 2006, extended the R&D tax credit from January 1, 2006 through December 31, 2007. We included the estimated benefit of the current year R&D tax credit in the fiscal 2007 estimated annual effective tax rate. In addition, we recorded a tax benefit of $1.4 million in fiscal 2007 related to the R&D tax credit generated between January 1, 2006 and June 30, 2006, $1.0 million of which was recorded in the second quarter of fiscal 2007.

Fiscal 2005

We recorded a tax benefit of $2.2 million related to additional U.S. R&D tax credits.

Note 3—Acquisitions (Unaudited)

Berkeley HeartLab, Inc.

In October 2007, we acquired BHL for $193.2 million in cash, including transaction costs. BHL is a cardiovascular healthcare company with a Clinical Laboratory Improvement Amendments of 1988 ("CLIA")-certified laboratory that provides a broad portfolio of clinical laboratory tests and disease management services focused on individuals who have cardiovascular disease or lipid or metabolic disorders. We believe that the acquisition will provide us with a commercial infrastructure to bring our new genetic tests to the U.S. cardiovascular market. Additionally, BHL is expected to provide opportunities for us to commercialize new tests and technologies and to gain economies of scale and improve our margins as a consequence of the vertical integration with BHL's clinical laboratory service business. The cash expenditure for this acquisition was funded by available cash.

We allocated the purchase price of $193.2 million to tangible net assets and intangible assets as follows:

(Dollar amounts in millions)

Current assets, including deferred tax asset of $5.2	$43.6
Long-term assets	6.2
Current liabilities	(19.1)
Long-term liabilities, including deferred tax liability of ($42.4)	(47.0)

Tangible net liabilities assumed, at approximate fair value	(16.3)

Goodwill	104.6
Customer relationships	67.4
Trademark and trade name	21.8
Existing technology	14.9
Internally developed software	0.8

Total intangible assets	209.5

Total purchase price	$193.2

We are amortizing the recorded values of the intangible assets, other than the trademark and trade name, over their expected period of benefit, which on a weighted-average basis is approximately 12 years. An established client list, a recognized company name and a broad portfolio of clinical

Celera Corporation

Notes to Combined Financial Statements (Continued)

laboratory tests and disease management services focused on the secondary prevention market were among the factors that resulted in the recognition of goodwill. The goodwill, trademark and trade name will be reviewed for impairment as part of our annual impairment tests. In the second quarter of fiscal 2008, we recorded a $5.2 million deferred tax asset, included in current assets, and a $42.4 million deferred tax liability, included in long-term liabilities, for net operating loss carryforwards and other temporary differences of BHL. The goodwill recognized is not deductible for federal income tax purposes. The net assets and results of operations of BHL have been included in our combined financial statements since the date of the acquisition.

In connection with the acquisition, we assumed $10.8 million of floating and fixed rate debt (see Note 9). As of December 31, 2007, $0.2 million of this debt remained outstanding.

The following selected unaudited pro forma financial information has been prepared assuming the acquisition had occurred at the beginning of each period presented and gives effect to purchase accounting adjustments:

	For the Six Months Ended December 31,
(Dollar amounts in millions except per share amounts)	2007	2006

Net revenues	$75.1	$64.4
Net loss	(4.6)	(7.9)
Pro forma basic and diluted loss per share	$(0.06)

In the second quarter of fiscal 2008, we recorded $1.9 million of amortization of intangible assets related to this acquisition. This unaudited pro forma data is for informational purposes only and may not be indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of fiscal 2007 or of the future operations of the combined companies.

Atria Genetics Inc.

In late October 2007, we acquired substantially all of the assets of Atria Genetics Inc. ("Atria"), a company based in South San Francisco, California, for $33.3 million in cash, including transaction costs. Atria has a line of human leukocyte antigen, or HLA, testing products that are used for identifying potential donors in the matching process for bone marrow transplantation. The acquisition provides us with direct access to tissue typing in the transplantation and bone marrow registry market. The cash expenditure for this acquisition was funded by available cash.

Celera Corporation

Notes to Combined Financial Statements (Continued)

We allocated the purchase price of $33.3 million to tangible net assets and intangible assets as follows:

(Dollar amounts in millions)

Current assets	$0.6
Long-term assets	0.2
Current liabilities	(0.5)
Long-term liabilities	(0.2)

Tangible net assets acquired, at approximate fair value	0.1

Goodwill	10.6
Customer relationships	17.8
Trademark and trade name	2.0
Existing technology	2.7
Internally developed software	0.1

Total intangible assets	33.2

Total purchase price	$33.3

We are amortizing the recorded values of the intangible assets, other than the trademark and trade name, over their expected period of benefit, which on a weighted-average basis is approximately 12 years. The relationship with end user customers, line of HLA testing products, core technology and an established name were among the factors that resulted in the recognition of goodwill. The goodwill, trademark and trade name will be reviewed for impairment as part of our annual impairment tests. The entire amount of goodwill is deductible for federal income tax purposes. The net assets and results of operations of Atria have been included in our combined financial statements since the date of the acquisition.

The following selected unaudited pro forma financial information has been prepared assuming the acquisition had occurred at the beginning of each period presented and gives effect to purchase accounting adjustments:

	For the Six Months Ended December 31,
(Dollar amounts in millions except per share amounts)	2007	2006

Net revenues	$58.9	$26.6
Net income (loss)	1.4	(7.9)
Pro forma basic and diluted earnings per share	$0.02

In the second quarter of fiscal 2008, we recorded $0.2 million of amortization of intangible assets related to this acquisition. This unaudited pro forma data is for informational purposes only and may not be indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of fiscal 2007 or of the future operations of the combined companies.

Note 4—Income Taxes

Earnings and taxes are primarily derived from U.S. sources.

Celera Corporation

Notes to Combined Financial Statements (Continued)

Our benefit for income taxes from operations for fiscal 2007, 2006, and 2005 consisted of the following:

(Dollar amounts in millions)	2007	2006	2005

Currently payable	$(0.6)	$(64.6)	$(59.2)
Deferred	(14.7)	25.4	12.4

Total benefit for income taxes	$(15.3)	$(39.2)	$(46.8)

A reconciliation of the federal statutory tax rate to our tax rate on operations for fiscal 2007, 2006, and 2005 is set forth in the following table:

(Dollar amounts in millions)	2007	2006	2005

Federal statutory rate	35%	35%	35%

Tax at federal statutory rate	$(12.6)	$(36.0)	$(43.7)
R&D tax credit	(2.9)	(3.4)	(3.1)
Other	0.2	0.2

Total benefit for income taxes	$(15.3)	$(39.2)	$(46.8)

Significant components of deferred tax assets and liabilities at June 30 are summarized below:

(Dollar amounts in millions)	2007	2006

Deferred Tax Assets
Depreciation	$6.7	$4.1
Inventories	1.0	0.7
Postretirement and postemployment benefits	0.4
Unrealized losses on investments	5.8	6.6
Other accruals	6.9	6.7
Tax credit and loss carryforwards	66.9	68.3
Capitalized R&D expense	61.6	47.4
Intangibles	3.1	3.9
State taxes, net of federal benefit*	20.7	19.0

Subtotal	173.1	156.7
Valuation allowance	(20.7)	(19.0)

Total deferred tax assets	$152.4	$137.7

    *
    Represents state tax deferred assets not included in the above categories.

The losses we have incurred historically have been absorbed by income at the Applera level therefore we have no net operating loss carryforwards other than losses that are a result of various acquisitions of approximately $72.2 million. These losses will expire between fiscal 2013 and 2026. The Internal Revenue Code has limited the amount of the acquired net operating loss carryforwards that can be used annually to offset future taxable income as a result of these acquisitions. We also have U.S. federal credit carryforwards of $41.6 million that expire between fiscal 2013 and 2026.

Our state valuation allowance of $20.7 million at June 30, 2007, is detailed in the following table. The valuation allowance increased by $1.7 million in fiscal 2007, primarily due to the change in temporary differences. At June 30, 2006, our valuation allowance was $19.0 million, which entirely related to state deferred tax assets. A state valuation allowance is maintained for future tax deductions and

Celera Corporation

Notes to Combined Financial Statements (Continued)

carryforwards, since we believe it is more likely than not that we may not generate sufficient income, of the appropriate character, and in the particular jurisdictions, to realize the benefits before the carryforward periods expire. After separation from Applera, we will evaluate the need for a state and federal valuation allowance. The valuation allowance may need to be adjusted to account for the change in facts and circumstances. The establishment of the valuation allowance would result in a charge to tax expense.

Our deferred tax assets include benefits expected from the utilization of net operating losses and credit carryforwards in the future. The following table identifies the various deferred tax asset components and the related allowances that existed at June 30, 2007. Due to time limitations on the ability to realize the benefit of the carryforwards, additional portions of these deferred tax assets may become unrealizable in the future.

(Dollar amounts in millions)	Deferred Tax Asset	Valuation Allowance	Net Deferred Tax Asset	Carryforward Period	Earliest Fiscal Year of Expiration

Federal
Net operating losses	$25.3	$—	$25.3	15-20 Years	2013
Foreign tax credits				10 Years	2010
R&D tax credits	41.6		41.6	15-20 Years	2013
Temporary differences	85.5		85.5

Total federal	152.4		152.4

State
Net operating losses	2.4	(2.4)		Various	2008
Tax credits	6.6	(6.6)		Unlimited
Temporary differences	11.7	(11.7)

Total state	20.7	(20.7)

Total	$173.1	$(20.7)	$152.4

Note 5—Retirement and Other Benefits

Pension Plans, Retiree Healthcare, and Life Insurance Benefits

A small number of our employees participate in Applera's pension and postretirement benefit plans. Benefits provided under Applera's defined benefit pension plans are generally based on years of service and compensation during active employment. The accrual of future service benefits for the qualified defined benefit pension plan was frozen as of June 30, 2004. Applera's funding policy is determined in accordance with statutory funding requirements and it generally does not fund the pension plans when the contributions would not be tax deductible. Applera also sponsors nonqualified supplemental benefit plans in which a small number of our employees participate. These supplemental plans are unfunded. Applera's postretirement benefit plan is unfunded and provides healthcare and life insurance benefits to eligible employees. Applera shares the cost of providing these benefits with retirees.

Our President and Chief Executive Officer participates in Applera's supplemental executive retirement plan. We expect to adopt a new plan to preserve the benefits otherwise payable to this executive under the Applera plan at the time of the split-off. The Applera plan provides a benefit payable at normal retirement date (the first day of the month after the participant reaches age 65 and completes five years of service with us, including periods with Applera). Additionally, after the split-off, we expect to

Celera Corporation

Notes to Combined Financial Statements (Continued)

adopt a non-qualified deferred compensation plan and may adopt a non-qualified excess savings plan similar to the plans offered by Applera.

The net periodic benefit expense allocated to us associated with Applera's employee benefit plans is shown in the table below. These amounts also represent our share of Applera's contributions to the plan. As a result of the split-off, liabilities for the qualified domestic pension plan and postretirement plan will remain with Applera.

(Dollar amounts in millions)	Pension	Postretirement

For the six months ended December 31(unaudited):
2007	$0.6	$—
2006	0.6
For the years ended June 30:
2007	$1.1	$0.1
2006	0.5	0.1
2005	0.4	0.1

Savings Plans

Historically, our employees have participated in Applera's 401(k) savings plan. Contributions to this plan on behalf of our employees, net of plan forfeitures, were $1.4 million in fiscal 2007, $2.6 million for fiscal 2006, and $2.4 million for fiscal 2005. BHL sponsors a 401(k) defined contribution plan covering all their employees. Prior to the acquisition of BHL by Celera, the board of directors of BHL annually determined the contributions made by BHL to this plan. We expect to offer to all eligible employees a tax-qualified 401(k) savings plan after the split-off.

Postemployment Benefits

We provide to eligible employees some postemployment benefits, including severance and outplacement costs, disability, and medical-related costs paid after employment but before retirement.

Note 6—Applera-Celera Stock

Capital Stock

As part of the split-off, each outstanding share of Applera-Celera stock will be redeemed in exchange for one share of our common stock. Immediately following the split-off, approximately           shares of our common stock will be outstanding, based on the number of shares of Applera-Celera stock outstanding as of          , 2008 and assuming no exercise of outstanding stock options or issuance of shares on vesting of other securities evidencing the right to receive shares of Applera-Celera stock.

In addition, each option to purchase shares of Applera-Celera stock and each other security evidencing the right to receive shares of Applera-Celera stock issued under employee stock incentive plans and outstanding on the split-off date will be converted into a similar option to purchase shares of our common stock, at the same exercise price, or a similar security evidencing the right to receive shares of our common stock.

We do not anticipate paying any dividends on our common stock in the foreseeable future because we expect to retain our future earnings for use in the operation and expansion of our business. The amount and payment of any dividends in the future will be at the discretion of our board of directors

Celera Corporation

Notes to Combined Financial Statements (Continued)

and will depend, among other things, our financial condition, results of operations, cash requirements, future prospects and other factors that may be considered relevant by our board of directors.

At June 30, 2007 and 2006, Applera had 225 million authorized shares of Applera-Celera stock, and 10 million authorized shares of Applera Corporation preferred stock. Of the 10 million authorized shares of preferred stock, Applera previously designated 80,000 shares of two series of participating junior preferred stock in connection with our Stockholder Protection Rights Agreement described below.

Treasury Stock

Applera has in the past repurchased shares of Applera-Celera stock.

Repurchases may be made under standing resolutions of Applera's board of directors to replenish shares of Applera-Celera stock issued under Applera's various stock plans. These resolutions, which have no time restrictions, delegate authority to management to purchase shares from time to time at price levels it deems appropriate through open market or negotiated purchases.

The following table provides transactions relating Applera-Celera stock:

(Shares in millions)	Issued Shares

Balance at June 30, 2005	74.3
Purchases of shares for treasury stock
Issuances of shares under stock plans	3.0

Balance at June 30, 2006	77.3
Purchases of shares for treasury stock
Issuances of shares under stock plans	1.7

Balance at June 30, 2007	79.0

Stockholder Protection Rights Agreement

In connection with Applera's recapitalization, Applera adopted a Stockholder Protection Rights Agreement (the "Rights Agreement") to protect stockholders against abusive takeover tactics. Under the Rights Agreement, Applera will issue one right for every two shares of Applera-Celera stock (an "Celera Right"), which will allow holders to purchase one-thousandth of a share of our Series B participating junior preferred stock at a purchase price of $125, subject to adjustment (the "Series B Purchase Price").

A Celera Right is exercisable only if a person or group ("Acquiring Person"): (a) acquires 15% or more of the shares of Applera-Celera stock then outstanding or (b) commences a tender offer that would result in such person or group owning such number of shares.

If any person or group becomes an Acquiring Person, each Celera Right will entitle its holder to purchase, for the Series A Purchase Price or the Series B Purchase Price, as applicable, a number of shares of the related class of our common stock having a market value equal to twice such purchase price.

If following the time a person or group becomes an Acquiring Person, we are acquired in a merger or other business combination transaction and we are not the surviving corporation; any person consolidates or merges with us and all or part of the common stock is converted or exchanged for

Celera Corporation

Notes to Combined Financial Statements (Continued)

securities, cash, or property of any other person; or 50% or more of our assets or earnings power is sold or transferred, each Celera Right will entitle its holder to purchase, for the Series A Purchase Price or Series B Purchase Price, as applicable, a number of shares of common stock of the surviving entity in any such merger, consolidation, or business combination or the purchaser in any such sale or transfer having a market value equal to twice the Series A Purchase Price or Series B Purchase Price.

The rights are redeemable at our option at one cent per right prior to a person or group becoming an Acquiring Person.

After the split-off, similar to the Applera agreement described above, a stockholder rights agreement will be put in place to protect our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our rights agreement works by imposing a significant penalty on any person or group that acquires 15% or more of our outstanding common stock, without the approval of our board. A further description of the terms of the rights agreement is detailed in the "Rights Agreement" section of this S-1 filing.

Note 7—Share-Based Compensation

Our employees participate in Applera Corporation/Celera Group 1999 Amended and Restated Stock Incentive Plan (the "Applera-Celera Group Plan") which was first approved by stockholders of Applera in April 1999. For all periods presented, we did not have any stock option, restricted stock or restricted stock unit plans authorized, nor were any stock options outstanding.

As part of the split-off, each outstanding share of Applera-Celera stock will be redeemed in exchange for one share of our common stock. In addition, each option to purchase shares of Applera-Celera stock and each other security evidencing the right to receive shares of Applera-Celera stock, in each case, issued under employee stock incentive plans and outstanding on the split-off date will be converted into a similar option to purchase shares of our common stock, at the same exercise price, or a similar security evidencing the right to receive shares of our common stock.

However, since our employees, as part of Applera Corporation, were granted stock options, restricted stock and restricted stock units related to Applera-Celera stock, the following disclosures include information relating to share-based compensation expense related to Applera-Celera stock.

Share-Based Plans

As discussed in Note 1, Applera adopted the fair value recognition provisions for share-based plans using the modified prospective transition method provided by SFAS No. 123R. As of June 30, 2007, approximately 7.2 million shares of Applera-Celera stock were available for the grant of awards under Applera-Celera stock share-based plans. Share-based exercises of Applera-Celera stock settle primarily with treasury shares. The summary below describes Applera-Celera stock share-based plans.

1999 Stock Incentive Plans

The Applera-Celera Group Plan authorizes grants of Applera-Celera stock options, restricted stock units, and other equity awards. Directors, officers, key employees, and consultants may be granted awards under the Applera-Celera stock incentive plan in a manner that reflects their responsibilities

Stock Options

Options granted to our employees allow them to purchase shares of Applera-Celera stock under the terms of the plans under which they were issued. In addition, members of Applera's board of directors

Celera Corporation

Notes to Combined Financial Statements (Continued)

receive Applera-Celera stock options for their service on Applera's board. Applera-Celera stock options are issued at their fair market value at grant date. With the exception of Applera-Celera stock options granted in the fourth quarter of fiscal 2005, as discussed below, most Applera-Celera stock options vest equally over a four-year service period and expire ten years from the grant date.

During the fourth quarter of fiscal 2005, Applera's board of directors approved the grant of options to purchase 1.3 million shares of Applera-Celera stock to some employees, including executive officers. These options have a term of ten years from the grant date, and were fully vested and exercisable as of the grant date. However, Applera-Celera stock shares acquired on the exercise of these options are subject to a restriction on transfer (covering sales, gifts, pledges, and any other method of disposition). The transfer restriction will lapse, for each grant of options to purchase Applera-Celera stock, on 25% of the shares covered by these grants on each of the first four anniversaries of the grant date. Also, the transfer restriction will lapse in full on termination of employment for any reason.

The following tables summarize option activity under Applera-Celera stock share-based plans for the years ended June 30, 2007 and 2006:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (In millions)

Outstanding at June 30, 2005	10,412,800	$19.09
Granted	80,300	11.51
Exercised	(1,317,061)	9.63
Cancelled	(1,273,845)	39.79

Outstanding at June 30, 2006	7,902,194	17.44	5.34	$20.5
Granted	898,000	15.10
Exercised	(1,400,838)	9.23
Cancelled	(485,946)	28.02

Outstanding at June 30, 2007	6,913,410	18.05	4.88	$13.1
Vested and expected to vest at June 30, 2006*	7,889,686	17.45	5.33	20.5
Vested and expected to vest at June 30, 2007*	6,704,416	18.15	4.74	13.1
Exercisable at June 30, 2006	7,834,457	17.43	5.30	20.4
Exercisable at June 30, 2007	5,981,748	18.53	4.16	13.0

*
The expected to vest amount represents the unvested Applera-Celera stock options as of June 30, 2007 and 2006 less estimated forfeitures.

Celera Corporation

Notes to Combined Financial Statements (Continued)

The following tables summarize information regarding Applera-Celera stock options outstanding and exercisable at June 30, 2007:

(Option prices per share)	Number of Options	Weighted-Average Exercise Price

Options Outstanding
$0.76 - $8.56	1,734,837	$8.25
$8.67 - $10.53	1,749,274	9.84
$10.78 - $15.33	1,767,296	13.14
$15.79 - $132.63	1,662,003	42.15

Options Exercisable
$0.76 - $8.56	1,734,837	8.25
$8.67 - $10.53	1,749,274	9.84
$10.78 - $15.33	837,634	11.11
$15.79 - $132.63	1,660,003	42.19

Restricted Stock Units

In fiscal 2006, Applera started granting Applera-Celera stock restricted stock units to employees. These units represent rights to receive a share of the Applera-Celera stock on satisfaction of the applicable vesting conditions. The fair value of the Applera-Celera stock units is determined and fixed on the grant date. Applera-Celera stock restricted stock units with service conditions vest in four equal annual installments. Applera-Celera stock restricted stock units with performance conditions vest in various increments following the end of our fiscal year based on the terms of the awards and attainment of performance targets. At grant date, we make an initial assessment of which performance targets will be met. During the performance period we continue to monitor whether our initial assessment is still valid and we adjust our accruals if it becomes apparent that a different target level is more likely to be achieved. By the end of the requisite period, compensation cost is recognized to the extent the performance target is ultimately achieved.

The following tables summarize Applera-Celera stock restricted stock unit activity under Applera-Celera stock share-based plans for the years ended June 30, 2007 and 2006:

	Number of Units	Weighted-Average Grant-Date Fair Value	Weighted-Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (In millions)

Outstanding at June 30, 2005		$—
Granted	461,470	11.41
Cancelled	(2,375)	12.67

Outstanding at June 30, 2006	459,095	11.41	2.46	$5.9
Granted	208,085	15.05
Vested	(82,770)	12.02
Cancelled	(18,779)	12.52

Outstanding at June 30, 2007	565,631	12.62	1.78	$7.0
Vested and expected to vest at June 30, 2006*	355,844	11.41	2.37	4.6
Vested and expected to vest at June 30, 2007*	465,162	12.57	1.66	5.8

*
The expected to vest amount represents the unvested Applera-Celera stock restricted stock units as of June 30, 2007 and 2006 less estimated forfeitures.

Celera Corporation

Notes to Combined Financial Statements (Continued)

As of June 30, 2007, we had $5.7 million of total unrecognized compensation costs related to nonvested Applera-Celera stock awards and Applera-Celera stock restricted stock units that are expected to be recognized over a weighted average period of approximately two years.

Employee Stock Purchase Plans

Applera's employee stock purchase plan offers employees the right to purchase shares of Applera-Celera stock. Employees are eligible to participate through payroll deductions of up to 10% of their compensation. Applera-Celera stock shares are purchased at 85% of the lower of the average market price at the beginning or the end of each three-month offering period. Under the provision of SFAS No. 123R, we recorded expense under these stock purchase plans of $0.7 million in fiscal 2007 and fiscal 2006.

The following table presents Applera-Celera stock shares issued under the Applera's employee stock purchase plans for the fiscal years ended June 30:

(Shares in thousands)	2007	2006	2005

Applera-Celera stock	242	335	378

Director Stock Purchase and Deferred Compensation Plan

Applera has a Director Stock Purchase and Deferred Compensation Plan that permits Applera non-employee directors to apply all or a portion of their annual retainer and other board fees to the purchase of common stock. Purchases of Applera-Celera stock are made in a ratio approximately equal to the number of shares of Applera-Celera stock outstanding. The purchase price is the fair market value on the date the retainer is earned. At June 30, 2007, Applera had 19,183 shares of Applera-Celera stock that have been deferred under the Applera 1993 Director Stock Purchase and Deferred Compensation Plan and are treated as vested Applera-Celera stock units for accounting purposes. At June 30, 2007, Applera had approximately 71,000 shares of Applera-Celera stock available for issuance under this plan.

Restricted Stock

As part of Applera stock incentive plans, employees and non-employee directors have been granted shares of Applera-Celera stock restricted stock that vest when certain continuous employment/service restrictions and/or specified performance goals are achieved. The fair value of Applera-Celera stock shares granted is generally expensed over the restricted periods. The periods may vary depending on the estimated achievement of performance goals.

The following table summarizes nonvested Applera-Celera stock share activity under the Applera share-based plans during the year ended June 30, 2007 and 2006:

	Number of Shares	Weighted-Average Grant Date Fair Value
Nonvested at June 30, 2005	60,834	$10.42
Granted	9,000	11.78
Vested	(53,112)	10.40

Nonvested at June 30, 2006	16,722	$11.20
Granted	110,115	14.02
Vested	(50,427)	13.45

Nonvested at June 30, 2007	76,410	$13.78

Celera Corporation

Notes to Combined Financial Statements (Continued)

The total fair value of Applera-Celera stock shares that vested during fiscal 2007 was $0.7 million.

Performance Unit Bonus Plan

Applera adopted a Performance Unit Bonus Plan in fiscal 1997. This plan authorizes a performance unit bonus pool that is tied to the grant of corresponding options under the Applera-Celera Group Plan. Performance units granted under the plan represent the right to receive cash from us at a specified date in the future. The amount of the payment for each grant is determined on the date of grant. Performance units can be granted in relation to Applera-Applied Biosystems stock or Applera-Celera stock. The performance units vest when the common stock reaches and maintains specified price levels, based on its moving average price, for a specified period.

We did not grant any performance units in fiscal 2007, 2006 or 2005. As a result of performance targets being achieved in each fiscal year, we recognized compensation expense of $0.3 million in fiscal 2007, less than $0.1 million in fiscal 2006, and $0.5 million in fiscal 2005.

Note 8—Additional Information

Selected Accounts

The following table provides the major components of selected accounts of the Combined Statements of Financial Position:

(Dollar amounts in millions)	December 31, 2007	June 30, 2007	June 30, 2006

	(unaudited)
Other Long-Term Assets
Noncurrent deferred tax assets, net	$123.9	$151.2	$137.1
Other	12.4	13.9	16.6

Total other long-term assets	$136.3	$165.1	$153.7

Other Accrued Expenses
Restructuring	$2.4	$2.6	$7.6
Litigation	3.5	3.5
Acquisition costs	3.5
Other	9.4	6.0	8.1

Total other accrued expenses	$18.8	$12.1	$15.7

Other Long-Term Liabilities
Deferred compensation	$6.8	$6.8	$7.4
Patent liability	2.8	2.8	2.8
Other	5.9	5.4	5.4

Total other long-term liabilities	$15.5	$15.0	$15.6

Celera Corporation

Notes to Combined Financial Statements (Continued)

Assets Held for Sale

In connection with our decision to exit our small molecule drug discovery and development programs as discussed in Note 2, we decided to pursue the sale of our South San Francisco, California facility. As a result of this decision, in fiscal 2006, we reclassified $11.5 million of property, plant and equipment into assets held for sale, which is classified in other current assets in our Combined Statements of Financial Position, and recorded a $5.8 million pre-tax charge that represented the write-down of the carrying amount of this facility to its then estimated market value less estimated selling costs. In fiscal 2007, we recorded an additional $6.8 million pre-tax charge for the facility, including $3.8 million in the fourth quarter. The sale of this facility is expected to occur by December 31, 2008.

Note 9—Debt and Lines of Credit

Historically, we had access to Applera's $250 million unsecured revolving credit facility with four banks that matures on May 25, 2012. This amount was increased from $200 million effective August 27, 2007, at Applera's request in accordance with the terms of the agreement. There were no borrowings outstanding related to us under this facility at June 30, 2007.

In connection with the acquisition of BHL, we assumed approximately $10.8 million of floating and fixed rate debt, mostly secured by BHL's accounts receivable and other certain fixed assets. As of December 31, 2007, $0.2 million of this debt remained outstanding. See Note 3 for additional information on the BHL acquisition.

Note 10—Commitments, Contingencies, and Guarantees

Future minimum payments at June 30, 2007, under non-cancelable operating leases for real estate and equipment were as follows:

(Dollar amounts in millions)

2008	$6.4
2009	6.5
2010	6.1
2011	4.2
2012	0.6
2013 and thereafter	7.9

Total	$31.7

We recorded rental expense of $5.1 million for fiscal 2007, $8.1 million for fiscal 2006, and $10.4 million for fiscal 2005.

Indemnifications

In the normal course of business, we enter into some agreements under which we indemnify third parties for intellectual property infringement claims or claims arising from breaches of representations or warranties. In addition, from time to time, we provide indemnity protection to third parties for claims relating to past performance arising from undisclosed liabilities, product liabilities, environmental obligations, representations and warranties, and other claims. In these agreements, the scope and amount of remedy, or the period in which claims can be made, may be limited. It is not possible to

Celera Corporation

Notes to Combined Financial Statements (Continued)

determine the maximum potential amount of future payments, if any, due under these indemnities due to the conditional nature of the obligations and the unique facts and circumstances involved in each agreement. Historically, payments made related to these indemnifications have not been material to our combined financial position.

Legal Proceedings

Applera and some of its officers are defendants in a lawsuit brought on behalf of purchasers of Applera-Celera stock in its follow-on public offering of Applera-Celera stock completed on March 6, 2000. In the offering, Applera sold an aggregate of approximately 4.4 million shares of Applera-Celera stock at a public offering price of $225 per share. The lawsuit was commenced with the filing of several complaints in 2000, which have been consolidated into a single case which has been certified by the court as a class action. The consolidated complaint generally alleges that the prospectus used in connection with the offering was inaccurate or misleading because it failed to adequately disclose the alleged opposition of the Human Genome Project and two of its supporters, the governments of the U.S. and the U.K., to providing patent protection to our genomic-based products. Although neither the Celera Group nor Applera have ever sought, or intended to seek, a patent on the basic human genome sequence data, the complaint also alleges that Applera did not adequately disclose the risk that it would not be able to patent this data. The consolidated complaint seeks unspecified monetary damages, rescission, costs and expenses, and other relief as the court deems proper. Although Applera has stated that it believes the asserted claims are without merit and intends to defend the case vigorously, the outcome of this or any other litigation is inherently uncertain.

Under the terms of the separation agreement we entered into with Applera, we agreed to indemnify Applera for some liabilities resulting from specified litigation, including liabilities resulting from the class action suit described above to the extent not covered by Applera's insurance. If plaintiffs in this suit are ultimately successful on the merits, the resulting liabilities for which we are responsible could have a material adverse impact on our business and financial condition.

Tax Matters Agreement

The tax matters agreement with Applera will govern Applera's and our respective rights, responsibilities and obligations after the split-off with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the split-off, together with certain related transactions, to qualify as a tax-free exchange for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code). Under the tax matters agreement, we expect that Applera generally will be responsible for the payment of all income and non-income taxes attributable to our operations pre-split-off and we generally will be responsible for the payment of all income and non-income taxes attributable to our operations post-split-off. In addition, Applera will pay us for certain available tax benefits resulting from U.S. federal and state tax credits and losses attributable to our business that arose prior to the split-off to the extent these credits are not first utilized by Applera.

Notwithstanding the foregoing, we expect that, under the tax matters agreement, we also generally will be responsible for any taxes imposed on Applera that arise from the failure of the split-off, together with certain related transactions, to qualify as a tax-free exchange for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code, if such failure to qualify is attributable to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the tax matters agreement. In addition, we

Celera Corporation

Notes to Combined Financial Statements (Continued)

generally will be responsible for a percentage of any taxes that arise from the failure of the split-off, together with certain related transactions, to qualify as a tax-free exchange for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code, if such failure is for any reason for which neither we nor Applera is responsible. Under the tax matters agreement we will also be required to indemnify Applera for a portion of Applera's tax cost resulting from Applera and us entering into an intellectual property supply agreement and other intellectual property license agreements in connection with the split-off. The tax matters agreement also is expected to impose restrictions on our and Applera's ability to engage in certain actions following our separation from Applera and to set forth the respective obligations among us and Applera with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other matters.

Note 11—Financial Instruments

Concentration of Credit Risk

The financial instruments that potentially subject us to concentrations of credit risk are cash and cash equivalents, short-term investments, and accounts receivable. We attempt to minimize the risks related to cash and cash equivalents and short-term investments by using highly-rated financial institutions that invest in a broad and diverse range of financial instruments. We have established guidelines relative to credit ratings and maturities intended to maintain safety and liquidity.

With regard to our gross accounts receivable balance at December 31, 2007, Abbott accounted for 13% and Medicare accounted for 12% of the total balance.

Fair Value

We use various methods to estimate the fair value of financial instruments we hold or own. The carrying amount of cash and cash equivalents approximates fair value. We use quoted market prices, if available, or quoted market prices of financial instruments with similar characteristics in valuing our short-term investments and minority equity investments. The following table presents the carrying amounts and fair values of our significant financial instruments at June 30:

	2007		2006
(Dollar amounts in millions)	Cost	Fair Value	Cost	Fair Value

Cash and cash equivalents	$33.4	$33.4	$64.2	$64.2
Short-term investments	532.4	531.5	505.8	509.2
Other investments	6.8	6.8	7.5	7.5
Minority equity investments	3.9	2.8	3.9	4.0

We report net unrealized gains and losses on short-term investments and minority equity investments in net allocations from Applera Corporation which is a component of allocated net worth in the Combined Statements of Financial Position.

Celera Corporation

Notes to Combined Financial Statements (Continued)

Note 12—Quarterly Financial Information (Unaudited)

The following is a summary of quarterly financial results:

	First Quarter			Second Quarter			Third Quarter		Fourth Quarter
(Dollar amounts in millions)
	2008	2007(a)	2006(b)	2008(c)	2007(d)	2006	2007(e)	2006(f)	2007(g)	2006(h)

Net revenues	$16.1	$10.2	$9.2	$40.3	$13.2	$10.3	$9.8	$8.9	$10.2	$17.8
Gross margin	13.0	6.4	4.8	29.0	8.7	5.1	4.4	4.0	6.3	12.6
Net income (loss)	0.7	(7.2)	(17.0)	0.3	(0.7)	(17.6)	(4.7)	(23.5)	(8.0)	(5.5)

There were no dividends paid on Applera-Celera stock during the periods presented. Through December 31, 2005, Celera Diagnostics was a 50/50 joint venture between us and the Applied Biosystems Group. Effective January 1, 2006, we acquired the Applied Biosystems Group's 50 percent interest in Celera Diagnostics joint venture and we own 100 percent of Celera Diagnostics. The following transactions impacted the comparability between fiscal 2007 and 2006 and are discussed in detail in Note 2.

(a)
We recorded a pretax charge of $3.5 million for our estimated share of a damage award in continuing litigation between Abbott Laboratories, our alliance partner, and Innogenetics N.V.

(b)
We recorded a pre-tax gain of $4.5 million from the sale of a non-strategic minority equity investment. In addition, we recorded a pre-tax charge of $0.7 million relating to litigation and arbitration settlements.

(c)
We recorded pre-tax charges of $0.5 million for restructuring costs.

(d)
We recorded a $2.4 million pre-tax benefit related to the settlement of a litigation matter associated with the Online/Information Business and a pre-tax gain of $2.5 million from the sale of a small molecule drug discovery and development program. In addition, we recorded a pre-tax charge of $2.5 million primarily related to additional restructuring costs associated with the previous decision to exit small molecule discovery and development and tax benefits of $1.0 million related to the R&D tax credit generated between January 1, 2006 and June 30, 2006.

(e)
We recorded a $0.4 million tax benefit for R&D credits.

(f)
We recorded pre-tax charges of $20.9 million for restructuring costs related to our decision to exit our small molecule drug discovery and development programs and the integration of Celera Diagnostics into our company. We recorded a pre-tax gain of $3.1 million from the sale of non-strategic minority equity investments.

(g)
We recorded a pre-tax restructuring charge of $3.8 million for an additional asset impairment associated with the previous decision to exit small molecule drug discovery and development. We recorded a pre-tax restructuring charge of $0.5 million for employee-related costs, primarily severance.

(h)
We recorded pre-tax charges of $5.3 million for restructuring costs related to our decision to exit our small molecule drug discovery and development programs and the integration of Celera Diagnostics into our company. Additionally, we recorded a pre-tax gain of $8.6 million in net revenues from the sales of certain small molecule drug discovery and development programs.

Note 13—Allocated Net Worth

Our Combined Statements of Financial Position includes the equity transactions of Applera, which are attributed to us as "net allocations from Applera." These net allocations from Applera are primarily comprised of equity transactions that were specifically attributable to us. These transactions include, among others, net income (loss) of the Celera Group, activity related to Applera-Celera stock, including stock based compensation, investment activity specifically allocated to us and tax items related

Celera Corporation

Notes to Combined Financial Statements (Continued)

to us. These transactions have been incurred by Applera and based on specific identification and Applera's tax sharing policy have been attributed to us. Presented below are the net allocations from Applera for all periods presented.

(Dollar amounts in millions)

Balance at June 30, 2004	$966.3

Net loss	(78.0)
Issuance of Applera-Celera stock	9.8
Nonreimbursable utilization of tax benefits by the Applied Biosystems Group	(51.1)
Funding received from the Applied Biosystems Group related to Celera Diagnostics activity	4.8
Tax benefit related to employee stock options	0.8
Share-based compensation	2.1
Changes in net unrealized losses on investments, net of unrealized losses of $— reclassified into earnings	(0.6)
Foreign currency translation adjustments	(0.2)

Balance at June 30, 2005	$853.9

Net loss	(63.6)
Issuance of Applera-Celera stock	24.8
Nonreimbursable utilization of tax benefits by the Applied Biosystems Group	(61.4)
Interest in Celera Diagnostics acquired from the Applied Biosystems Group	(30.0)
Funding received from the Applied Biosystems Group related to Celera Diagnostics activity	4.4
Tax benefit related to employee stock options	1.1
Share-based compensation	1.5
Change in net unrealized losses on investments, net of unrealized losses of $— reclassified into earnings	(0.7)
Foreign currency translation adjustments	0.3

Balance at June 30, 2006	$730.3

Net loss	(20.6)
Issuance of Applera-Celera stock	15.7
Nonreimbursable utilization of tax benefits by the Applied Biosystems Group	(2.9)
Tax benefit related to employee stock options	2.3
Share-based compensation	3.3
Change in net unrealized losses on investments, net of unrealized gains of $0.3 reclassified into earnings	0.9
Minimum pension liability adjustments	(0.8)

Balance at June 30, 2007	$728.2

Net income	1.0
Adoption of FIN 48	37.6
Issuance of Applera-Celera stock	3.7
Nonreimbursable utilization of tax benefits by the Applied Biosystems Group	(7.3)
Tax benefit related to employee stock options	0.7
Share-based compensation	2.8
Change in net unrealized losses on investments, net of unrealized losses of $0.1 reclassified into earnings	(0.9)
Minimum pension liability adjustments	0.1

Balance at December 31, 2007 (unaudited)	$765.9

Celera Corporation

Notes to Combined Financial Statements (Continued)

The unrealized gains and losses on investments consist of investments in debt securities and minority equity investments in public companies that are classified as available-for-sale. The gains and losses recorded above resulted from temporary appreciations and declines in the market value of the investments based on the most recent public information available.

Note 14—Celera Diagnostics and Abbott Alliance Restructuring

Celera Diagnostics Restructuring

Through December 31, 2005, Applera operated a diagnostics business known as Celera Diagnostics. This business was a 50/50 joint venture between us and the Applied Biosystems Group. In January 2006, Applera announced that its board of directors had approved a restructuring of the Celera Diagnostics joint venture. As a result of the restructuring, the Applied Biosystems Group's interest in Celera Diagnostics was transferred to us in exchange for various considerations to the Applied Biosystems Group.

The financial elements of the consideration provided to the Applied Biosystems Group in connection with the restructuring of Celera Diagnostics included:

•
The Applied Biosystems Group gained the right to sell instrument platforms to end-user diagnostic customers, a field of activity previously reserved for Celera

Diagnostics. The Applied Biosystems Group became the preferred supplier of some diagnostic instruments to our strategic alliance with Abbott Laboratories, and the Celera/Abbott alliance became the preferred diagnostics company marketing some of the Applied Biosystems Group's instruments. See the "Abbott Strategic Alliance" discussion below for more information.

•
We agreed to provide some research and development and regulatory support to the Applied Biosystems Group at cost, including assistance in the development of new polymerase chain reaction, or PCR reagents and clinical diagnostic instrument systems. Additionally, under the agreement we agreed to use our GMP reagent manufacturing capability to manufacture selected products for the Applied Biosystems Group's customers. GMP refers to the U.S. Food and Drug Administration's Good Manufacturing Practices regulations.

•
We forgave future royalties due through 2017 on sales of the Applied Biosystems Group's products under the terms of a marketing and distribution agreement between us and the Applied Biosystems Group. See "Note 1—Accounting Policies and Practices—Online Marketing and Distribution Agreement with the Applied Biosystems Group."

•
We paid the Applied Biosystems Group $30 million in cash, which was funded by available cash.

The separation agreement will govern the relationship of the two parties after the split-off. For further information, see the "Our Relationship with Applera Following the Split-Off" section of the prospectus.

As a result of the transfer of interest, commencing with the third quarter of fiscal 2006, we restated our combined financial statements and have included Celera Diagnostics as a wholly-owned subsidiary.

Abbott Strategic Alliance

We have a long term strategic alliance agreement with Abbott Laboratories, a global health care company. We formed the alliance with Abbott to discover, develop, and commercialize in vitro, meaning outside of the living body, diagnostic products for disease detection, prediction of disease predisposition, disease progression monitoring, and therapy selection. Specifically, under the agreement the two companies are working together to commercialize nucleic acid-based (DNA or RNA)

Celera Corporation

Notes to Combined Financial Statements (Continued)

diagnostic products, also referred to as molecular diagnostic products. Our company and Abbott have agreed to work exclusively with each other, primarily through a profit-sharing arrangement, in specifically agreed areas of nucleic acid-based diagnostic products. Both companies may work independently outside the exclusive areas. The alliance agreement was amended in our 2006 fiscal year to permit the Applied Biosystems Group to develop and sell diagnostic instruments to end-users for clinical diagnostic applications, an activity that was previously restricted under the alliance agreement. Development of diagnostic products based on the detection of proteins, rather than nucleic acids, is another potential business area for us but is not a part of the agreement with Abbott.

Under the Abbott alliance agreement, the two companies conduct separate but coordinated research and development activities that are within the scope of the alliance. The coordinated activities include the sharing of scientific results and collaboration regarding the technology and instrumentation that their alliance products will use. The alliance agreement with Abbott permits us to form collaborations and relationships with other companies to support our research activities. Under the profit-sharing arrangement, the parties share equally in the costs of their separate research and development activities under the alliance, and then share equally in any profits or losses resulting from the marketing and sales of alliance products whether developed by us or Abbott. Additionally, under the Abbott alliance agreement, the two companies share equally in the funding of both the working capital requirements as well as the investing activities of the alliance.

Generally, Abbott is the worldwide distributor of products developed and manufactured by the parties that are covered by the alliance. We believe that Abbott's expertise in the diagnostics industry and its global distribution system enhances our ability to bring diagnostic products to market. Also, the Abbott alliance covers some products that are manufactured by other companies and marketed by Abbott. Although most products marketed by Abbott under the alliance agreement are covered by the profit-sharing arrangement, some of the products manufactured by other companies are not part of the profit-sharing arrangement, and instead we are entitled to a royalty based on sales by Abbott.

We expect that a significant portion of our nucleic acid-based diagnostic products for the foreseeable future will be covered by the Abbott alliance agreement, and will be marketed, distributed, and sold through Abbott. The term of the strategic alliance agreement runs until June 2017. Although this is a long-term alliance, the alliance agreement contains provisions that could result in early termination for reasons that include the following: breach by either company; a change in control of either company or either company's dissatisfaction with the financial performance of the alliance according to specifically-agreed parameters and a measurement period set forth in the alliance agreement. Also, we cannot ensure that Abbott will perform its obligations as expected. If Abbott terminates the alliance or otherwise fails to conduct its collaborative activities in a timely manner, our development or commercialization of diagnostic products may be delayed or prevented.

We are also developing products not covered by the alliance, but for these products we will have to develop our own marketing and distribution capability or find other distributors.

Note 15—Pro Forma Information (Unaudited)

Unaudited pro forma loss per share has been presented to reflect the capital structure of Celera subsequent to the split-off date. Pro forma basic and diluted loss per share has been computed by dividing the net income or loss by the estimated number of Applera-Celera shares assumed to be outstanding and converted into common stock of Celera as of the split-off date. The estimated number

Celera Corporation

Notes to Combined Financial Statements (Continued)

of Celera shares assumed to be outstanding is equivalent to the weighted average number of shares of Applera-Celera stock outstanding as of December 31, 2007 and June 30, 2007 as shown below:

(Shares in millions)	December 31, 2007	June 30, 2007

Pro forma basic shares	79.2	78.3
Pro forma diluted shares*	80.7	78.3

*
Amounts shown for December 31, 2007 include 1.5 million common stock equivalents. For June 30, 2007, options to purchase shares of Applera-Celera stock were excluded because the effect was antidilutive.

Berkeley HeartLab, Inc.
Index

Page(s)
Report of Independent Auditors	F-45
Financial Statements
Balance Sheets	F-46
Statements of Operations	F-47
Statements of Shareholders' Deficit and Convertible Preferred Stock	F-48
Statements of Cash Flows	F-49
Notes to Financial Statements	F-50-F-67

Report of Independent Auditors

To the Board of Directors and Shareholders of
Berkeley HeartLab, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' deficit and convertible preferred stock and of cash flows present fairly, in all material respects, the financial position of Berkeley HeartLab, Inc. at December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
May 4, 2007

Berkeley HeartLab, Inc.
Balance Sheets

	December 31,	September 30,
	2006	2007

		(unaudited)
Assets
Current assets
Cash and cash equivalents	$12,902,765	$12,092,583
Short-term investments	1,491,981
Accounts receivable, net of allowance for doubtful accounts of $4,687,126 and $5,662,048 (unaudited), at December 31, 2006 and September 30, 2007, respectively	18,198,366	20,692,194
Prepaid expenses and other current assets	1,673,216	4,022,096
Inventories	789,037	1,386,470
Deferred tax assets	4,607,692	4,502,637

Total current assets	39,663,057	42,695,980
Property and equipment, net	4,778,123	5,638,564
Deferred tax assets, net of current portion	726,300	750,649
Restricted cash	255,000	255,000
Other assets	28,485	345,036

Total assets	$45,450,965	$49,685,229

Liabilities and Shareholders' Deficit
Current liabilities
Current portion of lines of credit	$5,472,811	$6,799,007
Accounts payable	5,616,776	6,142,200
Accruals and other liabilities	7,564,592	5,639,579
Deferred revenue	473,990	1,992,640

Total current liabilities	19,128,169	20,573,426
Deferred rent	236,456	348,455
Notes payable	225,839	112,920
Preferred stock warrant liability	6,054,589	6,869,080
Lines of credit, net of current portion	3,405,284	3,730,538

Total liabilities	29,050,337	31,634,419

Convertible preferred stock: no par value; 27,900,000 shares authorized; 22,966,737 and 23,089,355 (unaudited) shares issued and outstanding at December 31, 2006 and September 30, 2007, respectively; aggregate liquidation preference of $48,117,407 and $49,145,749 (unaudited) at December 31, 2006 and September 30, 2007, respectively	39,443,361	42,376,311
Commitments (Note 9)
Shareholders' deficit
Common stock: no par value; 50,000,000 shares authorized; 4,644,416 and 4,814,616 (unaudited) shares issued and outstanding at December 31, 2006 and September 30, 2007, respectively	747,836	782,952
Notes receivable from shareholders	(609,917)	(331,942)
Deferred stock-based compensation	(395,984)	(295,584)
Accumulated other comprehensive loss	(444)
Accumulated deficit	(22,784,224)	(24,480,927)

Total shareholders' deficit	(23,042,733)	(24,325,501)

Total liabilities and shareholders' deficit	$45,450,965	$49,685,229

        The accompanying notes are an integral part of these financial statements.

Berkeley HeartLab, Inc.
Statements of Operations

	For the year ended December 31,	For the nine months ended September 30,
	2006	2007	2006

		(unaudited)
Revenues, net	$72,773,688	$63,262,775	$49,914,033
Cost of revenues	20,740,705	20,180,186	14,757,144

Gross profit	52,032,983	43,082,589	35,156,889

Operating expenses
Research and development	2,277,793	1,674,433	1,529,773
Selling, general and administrative	37,187,878	37,032,312	26,923,395
Legal settlement		1,650,000

Total operating expenses	39,465,671	40,356,745	28,453,168

Income from operations	12,567,312	2,725,844	6,703,721
Interest income	1,000,603	534,246	786,574
Interest and other expense	(619,951)	(1,590,490)	(483,788)

Income before income tax expense	12,947,964	1,669,600	7,006,507
Income tax expense	205,435	778,798	2,991,778

Net income before cumulative effect of change in accounting principle	12,742,529	890,802	4,014,729
Cumulative effect of change in accounting principle (Note 3)	(4,889,671)		(4,889,671)

Net income/(loss)	$7,852,858	$890,802	$(874,942)
Accretion of preferred stock to redemption value	(3,150,414)	(2,750,252)	(2,362,811)

Net income (loss) available to common shareholders	$4,702,444	$(1,859,450)	$(3,237,753)

The accompanying notes are an integral part of these financial statements.

Berkeley HeartLab, Inc.
Statements of Shareholders' Deficit and Convertible Preferred Stock

	Convertible Preferred Stock
			Common Stock		Additional Paid-In Capital	Notes Receivable from Shareholders	Deferred Stock-Based Compensation	Accumulated Other Comprehensive Loss		Total Shareholders' Deficit
									Accumulated Deficit
	Shares	Amount	Shares	Amount

Balance at December 31, 2005	24,754,230	$38,499,334	7,112,580	$1,038,487	$ —	$(726,143)	$(600,987)	$(37,586)	$(14,948,686)	$(15,274,915)
Issuance of common stock upon exercise of options			221,928	52,083						52,083
Repurchase and retirement of shares	(1,787,493)	(2,206,387)	(2,868,113)	(375,047)					(11,385,437)	(11,760,484)
Vesting of early exercised stock options			178,021	32,313		(32,313)
Interest on notes receivable from shareholders						(69,152)				(69,152)
Repayment of notes receivable from shareholders						217,691				217,691
Stock-based compensation					264,266		205,003			469,269
Accretion on convertible preferred stock		3,150,414			(264,266)				(2,886,148)	(3,150,414)
Unrealized gain on investments								37,142		37,142
Reclassification of preferred stock warrants upon adoption of FSP No. 150-5									(1,416,811)	(1,416,811)
Net income									7,852,858	7,852,858

Balance at December 31, 2006	22,966,737	39,443,361	4,644,416	747,836		(609,917)	(395,984)	(444)	(22,784,224)	(23,042,733)

Exercise of warrants (unaudited)	122,618	182,698
Issuance of common stock upon exercise of options (unaudited)			170,200	35,116						35,116
Forgiveness of notes receivables from shareholders (unaudited)						225,000				225,000
Repayment of notes receivables from shareholders (unaudited)						52,975				52,975
Stock-based compensation (unaudited)					162,747		100,400			263,147
Accretion on convertible preferred stock (unaudited)		2,750,252			(162,747)				(2,587,505)	(2,750,252)
Unrealized gain on investments (unaudited)								444		444
Net income (unaudited)									890,802	890,802

Balance at September 30, 2007 (unaudited)	23,089,355	$42,376,311	4,814,616	$782,952	$ —	$(331,942)	$(295,584)	$—	$(24,480,927)	$(24,325,501)

The accompanying notes are an integral part of these financial statements.

Berkeley HeartLab, Inc.
Statements of Cash Flows

	For the year ended December 31,	For the nine months ended September 30,
	2006	2007	2006

		(unaudited)
Cash flows from operating activities
Net income/(loss)	$7,852,858	$890,802	$(874,942)
Adjustments to reconcile net income/(loss) to net cash provided by/ (used in) operating activities
Cumulative effect of change in accounting principle	4,889,671		4,889,671
Revaluation of preferred stock warrants to fair value	(251,893)	937,952	(188,920)
Depreciation and amortization	1,497,086	1,940,675	1,042,101
Deferred tax assets	(5,333,992)	80,706
Allowance for doubtful accounts	1,578,967	974,922	1,213,146
Reserve for unsecured loan		750,000
Interest income on shareholders' notes receivable	(69,152)	(48,887)	(37,711)
Forgiveness of shareholders' notes receivable		225,000
Stock-based compensation expense	469,269	263,147	362,558
Changes in current assets and liabilities
Accounts receivable	(7,986,099)	(3,468,750)	(5,335,552)
Inventories	(163,172)	(597,433)	(192,274)
Prepaid expenses and other current assets	(394,701)	(2,348,880)	(173,421)
Other assets	428,426	(331,218)	45,158
Accounts payable	2,240,193	525,424	975,075
Accruals and other liabilities	3,738,494	(1,989,401)	2,579,446
Deferred rent	(129,430)	111,999	(104,146)
Deferred revenue	256,858	1,518,650	836,336

Net cash provided by/(used in) operating activities	8,623,383	(565,292)	5,036,525

Cash flows from investing activities
Purchase of property and equipment	(3,441,383)	(2,786,449)	(1,989,763)
Repayment of shareholder note	217,691	52,975	192,972
Purchase of short-term investments	(1,454,839)		(354,163)
Issuance of unsecured loan		(750,000)
Proceeds from sales and maturities of short-term investments	8,722,868	1,492,425	4,710,654

Net cash provided by/(used in) investing activities	4,044,337	(1,991,049)	2,559,700

Cash flows from financing activities
Proceeds from borrowings	9,254,376	3,451,103	5,073,105
Repayment of borrowings	(9,129,109)	(1,799,657)	(5,605,658)
Repurchase of shares	(13,966,871)		(13,932,701)
Proceeds from issuance of preferred stock		59,597
Proceeds from issuance of common stock	52,083	35,116

Net cash (used in)/provided by financing activities	(13,789,521)	1,746,159	(14,465,254)

Net change in cash and cash equivalents	(1,121,801)	(810,182)	(6,869,029)
Cash and cash equivalents at beginning of period	14,024,566	12,902,765	14,024,566

Cash and cash equivalents at end of period	$12,902,765	$12,092,583	$7,155,537

Supplemental cash flow information
Cash paid for interest	$871,844	$573,645	$632,645
Cash paid for taxes	2,996,247	5,408,966	1,403,248
Supplemental disclosure of noncash investing and financing activities
Accretion on convertible preferred stock	3,150,414	2,750,252	2,362,811
Vesting of early exercised stock options	32,313		32,313
Reclassification of preferred stock warrants to liabilities upon adoption of FSP No. 150-5	1,416,811		1,416,811
Reclassification of preferred stock warrants upon exercise		123,461

The accompanying notes are an integral part of these financial statements.

Berkeley HeartLab, Inc.

Notes to Financial Statements

1.     Formation and Business of the Company

  Berkeley HeartLab, Inc. (the "Company"), was incorporated in December 1995 in the state of California. The Company was founded to commercialize research discoveries of the Lawrence Berkeley National Laboratory ("LBNL") for risk detection and treatment of coronary disease. The Company provides specialized blood lipoprotein tests/profiles for cardiovascular disease risk assessments, unique personalized treatment recommendations based on formalized treatment protocols and ongoing monitoring and therapeutics compliance education for secondary prevention patients.

2.     Summary of Significant Accounting Policies

  Unaudited Interim Financial Information

  The accompanying balance sheet as of September 30, 2007, the statements of operations and of cash flows for the nine months ended September 30, 2006 and 2007 and the statement of shareholders' deficit and convertible preferred stock for the nine months ended September 30, 2007 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position and results of operations and cash flows for the nine months ended September 30, 2006 and 2007. The financial data and other information disclosed in these notes to the financial statements related to the nine-month periods are unaudited. The results of the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007 or for any other interim period or for any other future year.

  Use of Estimates

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue

  Patient revenue is recognized at the time a test is performed and results are delivered to the physician. Net patient revenue is reported at the estimated net realizable amount from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors (Note 4). Payment arrangements include prospectively determined rates for patient tests. Retroactive adjustments are accrued on an estimated basis in the period the related tests are performed and adjusted in future periods as final settlements are determined.

  Research and development contract revenue is recognized as earned, pursuant to the terms of each agreement. During the year ended December 31, 2006, the Company recognized research and development revenue of $171,950.

  Cash, Cash Equivalents and Short-Term Investments

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

  The Company classifies all short-term investments as available-for-sale. Available-for-sale investments are carried at estimated fair value, with the unrealized gains and losses reported in shareholders' equity until realized. At December 31, 2006, cumulative unrealized gains of $444 are reported in the shareholders' deficit balance. Realized gains and losses, computed using the specific identification cost method, were insignificant for the periods presented. Interest on investments classified as available-for-sale are included in interest and other income.

  Restricted Cash

  At December 31, 2006 and September 30, 2007, cash balances of $255,000 were restricted from withdrawal and held by a bank in the form of letters of credit. The letters of credit serve as collateral against a facility lease.

  Inventories

  Inventories comprise raw material reagents. Inventories are stated at the lower of cost or market. Cost is determined on a standard cost basis which approximates actual cost on a first-in, first-out ("FIFO") method. Lower of cost or market is evaluated by considering obsolescence, excessive levels of inventory, deterioration and other factors.

  Concentration of Credit Risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. The Company's cash and cash equivalents and investments are primarily held with a major bank in the United States. Deposits in this bank may exceed the amount of insurance provided on such deposits, if any. The Company has not experienced any losses on its deposits of cash and cash equivalents. The Company's accounts receivables are derived from revenue earned from patients and third party payors located in the United States. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

  At December 31, 2006, Medicare accounted for 26% of gross accounts receivable. For the year ended December 31, 2006, Medicare accounted for 34% of net revenues.

  Concentration of Business Risks

  The Company's services rely on proprietary technology and patents owned and licensed by LBNL. Cessation of the LBNL relationship could significantly affect the Company's future operations. The market for the Company's services is affected by physicians' and patients' acceptance, and insurance company and Medicare reimbursement.

  Property and Equipment

  Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, generally two to four years. Amortization of equipment under capital leases and leasehold improvements is provided over the estimated useful life of the equipment or the lease term of the respective assets, whichever is shorter. Maintenance and repairs are charged to operations as incurred.

  Impairment of Long-Lived Assets

  The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

  undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. Through December 31, 2006, there have been no such losses.

  Research and Development

  Research and development are expensed as incurred. Research and development expenses include, but are not limited to, payroll and personnel expenses, laboratory supplies, consulting costs, and allocated overhead, including rent, equipment depreciation, and utilities.

  Web Site Development Costs

  The Company accounts for web site development costs in accordance with Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP No. 98-1") and Emerging Issues Task Force Issue No. 00-2, Accounting for Web Site Development Costs ("EITF No. 00-2"). Under EITF No. 00-2, costs incurred during the development stage are capitalized and amortized over the estimated life of the application. Costs incurred during the planning and operation stage of the web site development are expensed as incurred.

  Income Taxes

  Income taxes are accounted for using an assets and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on the provisions of enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

  Accounting for Stock-based Compensation

  Prior to January 1, 2006, the Company accounted for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations, and followed the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Employee stock-based compensation determined under APB 25 is recognized over the option vesting period.

  Effective January 1, 2006, the Company adopted the fair value provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment ("SFAS 123R"), which supersedes its previous accounting under APB 25. SFAS 123R requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments including stock options. SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The Company adopted SFAS 123R using the prospective transition method, which requires that for nonpublic entities that used the minimum value method for either pro forma or financial statement recognition purposes, SFAS 123R shall be applied to option grants or modifications to existing options after the required effective date. For options granted prior to the SFAS 123R effective date and for which the requisite service period has not been performed as of January 1, 2006, the Company will continue to recognize

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

  compensation expense on the remaining unvested awards under the intrinsic-value method of APB 25. All option grants valued after January 1, 2006 will be expensed on a straight-line basis over the vesting period.

  The Company accounts for stock-based compensation arrangements with non-employees in accordance with the Emerging Issues Task Force Abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. The Company records the expense of such services based on the estimated fair value of the equity instrument using the Black-Scholes pricing model. The value of the equity instrument is charged to earnings over the term of the service agreement.

  Fair Value of Financial Instruments

  The carrying amounts of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable and accounts payable approximate their fair values due to their short maturities. Based on the borrowing rates currently available to the Company for loans with similar terms, the carrying values of the lines of credit, notes payable and capital lease obligations approximate their fair value.

  Recent Accounting Pronouncements

  In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ("FIN 48"), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of the Company's 2008 fiscal year, with the cumulative effect, if any, of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN No. 48 on the financial statements.

  In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 ("SFAS 157"), Fair Value Measurements, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company is currently evaluating the impact of SFAS 157, but does not expect the adoption of SFAS 157 to have a material impact on its financial statements.

3.     Change in Accounting Principle

  On June 29, 2005, the FASB issued Staff Position 150-5, Issuer's Accounting under FASB Statement No. 150 ("SFAS 150") for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable ("FSP 150-5"). FSP 150-5 affirms that such warrants are subject to the requirements in SFAS 150, regardless of the timing of the redemption feature or the redemption price. Therefore, under SFAS 150, the freestanding warrants that are related to the Company's convertible preferred stock are liabilities that should be recorded at fair value. The Company previously accounted for freestanding warrants for the purchase of convertible preferred stock under EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services ("EITF 96-18").

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

  The Company adopted FSP 150-5 and accounted for the cumulative effect of the change in accounting principle as of January 1, 2006. During the year ended December 31, 2006, the Company recorded income of $251,893 to reflect the decrease in the fair value of the warrants between January 1, 2006 and December 31, 2006. The impact of the change in accounting principle was to decrease net income by $4,889,671.

4.     Revenue

  The Company receives payments from Medicare, other third-party payors and patients at amounts different from its established rates. A summary of the payment arrangements with major third-party payors follows:

  Medicare and Other Third Party Payors

  Patient test services related to Medicare beneficiaries are billed based on the Company's standard billing rates. Reimbursements for tests provided to eligible Medicare program beneficiaries are based on Medicare's posted standard rates, which are subject to revision. The reimbursement rate per test varies according to Medicare's classification system based on clinical, diagnostic and other factors. The Company estimates the difference between the Company's standard billing rates and Medicare's standard reimbursement rate and records this difference as a reduction of revenue at the time of billing. Further adjustments, if any, are based on revised reimbursement rates and are recorded in the period in which they are realized.

  The Company also receives payment from certain commercial insurance carriers, preferred provider organizations and healthcare providers. Revenue from these arrangements is recorded in a similar manner to Medicare program transactions.

  Accounts receivable are reported at realizable value, net of allowances for doubtful accounts, which is estimated in the period of the related revenue.

5.     Related Party Transactions

  In connection with the issuance and exercise of common stock options, the Company had outstanding notes receivable and accrued interest aggregating $433,775 to certain officers of the Company at December 31, 2006. The notes are full-recourse and bear interest at a range from 5% to 6% per annum. The notes and accrued interest have maturity dates through December 2007.

  During the years ended December 31, 2005 and 2004, the Company granted stock options to purchase a total of 650,000 shares of common stock to certain officers at an exercise price of $0.47 per share. These stock options vest over service periods ranging from 0 to 48 months. The stock options contained a feature allowing them to be exercised with a full-recourse note. The options were exercised using full-recourse notes during the years ended December 31, 2006 and 2005. The notes bear interest at a rate of 5% per annum and are due and payable in full on December 31, 2007 or prior to the Company filing a registration statement for an initial public offering, whichever occurs first. Upon termination of services, the Company has a right to repurchase unvested shares at the original price paid for such shares. The Company has applied the provisions of EITF 00-23, Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 ("EITF No. 00-23") and FASB Interpretation No. 44, and applied variable accounting to these awards. There was no compensation expense relating to these options during the year ended December 31, 2006. Stock compensation expense has been recorded in accordance with the provisions of FIN No. 28 for these awards. The note amount and common stock purchase price of

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

  $48,469 relating to the unvested shares are included within other current assets and other liabilities, respectively, at December 31, 2006, based upon the Company's right to repurchase the unvested shares at their original exercise price. During the year ended December 31, 2006, one of the officers made a payment on notes outstanding of $114,255. The aggregate note amount and accrued interest of $176,142 related to the vested shares are included in shareholders' deficit within the shareholders notes receivable caption at December 31, 2006.

  On June 24, 2005, the Company issued a note receivable in the amount of $450,000 to a certain member of management. The note is secured by all the individual's shares of Berkeley HeartLab, Inc. capital stock. The note bears interest at a rate of 3.85% percent compounded annually and was originally due and payable in full on December 31, 2006. The note was outstanding as of September 30, 2007. The principal and interest owed are included in other current assets.

6.     Balance Sheet Components

  Property and equipment is as follows:

	December 31, 2006	September 30, 2007

		(unaudited)
Property and equipment
Computer equipment	$2,972,284	$3,253,272
Lab equipment	2,462,902	3,498,258
Leasehold improvements	1,394,825	2,696,197
Web site development costs	270,400	270,400
Furniture and fixtures	610,831	779,564

	7,711,242	10,497,691
Less: Accumulated depreciation	(2,933,119)	(4,859,127)

	$4,778,123	$5,638,564

  Depreciation expense was $1,480,234 for the year ended December 31, 2006. Depreciation expense for the nine months ended September 30, 2007 and 2006 was $1,926,008 and $1,029,101 (unaudited), respectively.

  Accruals and other liabilities are as follows:

	December 31, 2006	September 30, 2007

		(unaudited)
Accruals and other liabilities
Payroll and related expenses	$3,618,817	$3,432,689
Accrued income taxes	2,686,698	1,178,798
Insurance reimbursement and contracts	235,836	603,225
Royalty obligations	242,932	259,099
Other	780,309	165,768

	$7,564,592	$5,639,579

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

  Short-Term Investments

  The amortized cost and fair value of short-term investments, with gross unrealized gains and losses are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

At December 31, 2006
Corporate securities	$1,491,537	$444	$—	$1,491,981

7.     Lines of Credit

  At December 31, 2006, the Company had $8,878,095 outstanding and due under three separate lines of credit. These lines provide for aggregate borrowings of up to $18,725,000 and are collateralized by substantially all of the Company's assets, including a technology license agreement.

  The terms of the lines of credit are as follows:

Third Party	Loan	Borrowing Period Expiration Date	Interest Rate	Total Borrowings Allowed	Balance Outstanding at December 31, 2006

Silicon Valley Bank	Committed equipment line	November 30, 2005	Prime plus 1.0%	$4,225,000	$2,697,793
Silicon Valley Bank	Committed equipment line	November 30, 2006	Prime plus 0.5%	7,000,000	3,180,302
Silicon Valley Bank	Committed revolving line	November 30, 2007	Prime	7,500,000	3,000,000

				$18,725,000	$8,878,095

  The prime rate was 8.25% at December 31, 2006.

  Borrowings under the $7,500,000 revolving line are fully repayable on November 30, 2007.

  Borrowings under the $4,225,000 and $7,000,000 equipment line agreement are repayable in 36 equal monthly installments beginning December 1, 2005 and December 1, 2006, respectively.

  The balance outstanding at September 30, 2007 was $10,529,545 (unaudited). The Company has changed the classification of $4,399,000 to short-term from long-term at September 30, 2007. The entire outstanding balance of $10,529,545 was repaid during October and November 2007 after the acquisition of the Company by the Celera Group of Applera Corporation.

8.     Notes Payable

  During the period from March 3, 2003 to August 8, 2003, the Company issued convertible promissory notes ("principal notes") aggregating $1,625,000. On September 3, 2004, the Company issued convertible promissory notes ("interest notes") aggregating $112,387, representing all accrued and unpaid interest on the principal notes as of that date. The Company granted warrants in connection with the principal and interest notes (Note 11).

  On March 15, 2005, the Company settled all outstanding principal and interest notes. At the election of the note holders and in accordance with the provisions of the original note agreements, a total of $1,097,373 of the principal and interest notes was converted into shares of the Company's Series C convertible preferred stock at a rate of $1.49 per share and a total of $640,014

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

  was paid in cash. The unamortized discount of $169,641 related to converted note was credited to Series C convertible preferred stock upon conversion.

  There is $225,839 notes payable outstanding as of December 31, 2006 that is payable $123,185 in 2008 and $102,654 in 2009.

  There is $225,839 notes payable outstanding as of September 30, 2007 that is payable $112,919 in 2008 and $112,920 in 2009.

9.     Commitments

  LBNL Agreement

  LBNL has granted the Company an exclusive license to make, use and sell licensed products using a unique method of fractionating lipoproteins. In return, LBNL receives royalties of the greater of 3.00% of net receipts and proceeds from uses of the licensed product or stated minimum payments. In 2006, royalty expense was $319,000, which exceeded the annual minimum obligations under the agreement of $35,000. Future minimum royalties under the agreement continue to be $35,000 per annum. The agreement term extends to July 2016.

  Leases

  The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2011. Rent expense for the year ended December 31, 2006 was $1,989,526.

  Future minimum lease payments under noncancelable operating leases (including amendments entered into subsequent to December 31, 2006) are as follows:

Operating Leases

2007	$2,003,007
2008	1,063,366
2009	983,657
2010	866,613
2011 and thereafter	477,438

Total minimum lease payments	$5,394,081

  Indemnification

  The Company's charter and bylaws provide for limitation of liability and indemnification of its officers and directors to the fullest extent permitted by law. In addition, the Company has entered into an agreement with each member of its board of directors and each officer of the Company indemnifying them against personal liability arising from actions taken on the Company's behalf. In January 2007, the Company's Chief Executive Officer was personally named in a Writ that was filed against the Company (Note 17), accordingly, the Chief Executive Officer may be entitled to indemnification with regard to costs, damages and other liability incurred in connection with such action. As of December 31, 2006, the Company had not incurred any material costs related to any such indemnification and had not accrued any liabilities related to such obligations in the accompanying financial statements.

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

10.   Convertible Preferred Stock

  Under the Company's Articles of Incorporation, as amended, preferred stock is issuable in series and the Company's Board of Directors is authorized to determine the rights, preferences and privileges of each series.

December 31, 2006	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Preference

Series A	6,000,000	5,139,989	$1.00	$5,139,989
Series B	4,400,000	3,460,703	$2.13	7,371,297
Series C	8,000,000	5,808,331	$2.27	13,184,911
Series D	9,500,000	8,557,714	$2.62	22,421,210

	27,900,000	22,966,737		$48,117,407

  The terms of the preferred stock are as follows:

  Voting

  Each share of Series A, B, C and D convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock.

  As long as at least 1,000,000 shares of convertible preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of convertible preferred stock in order to alter the Articles of Incorporation as related to convertible preferred stock, change the authorized number of shares of convertible preferred stock, repurchase any shares of common stock other than shares subject to the right of repurchase by the Company, change the authorized number of directors, authorize a dividend for any class or series other than convertible preferred stock, create a new class of stock or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

  Liquidation

  In the event of any liquidation, dissolution, or winding up of the Company, each holder of Series D convertible preferred stock, prior to and in preference to the holders of Series A, B, C Convertible Preferred And Common Stock, shall be entitled to an amount equal to the Series D original issue price plus an amount which shall provide the holders of such Series D Preferred Stock a 15% annually compounded rate of return on the original issue price for a period not to exceed five years from the date of issuance. In the event that the assets of the Company are insufficient to make payment in full to the holders of Series D Preferred Stock, then such assets shall be distributed ratably among the holders of Series D Preferred Stock.

  After the distributions to holders Series D Convertible Preferred Stock have been paid in full, the holders of Series B and C Convertible Preferred Stock shall be entitled to receive, on a pari passu basis, an amount equal to (i) in the case of Series B Preferred Stock, a price per share of $2.13, and (ii) in the case of Series C Preferred Stock, a price per share of $2.27. In the event that the assets of the Company are insufficient to make payment in full to the holders of Series B and C Preferred Stock, then such assets shall be distributed ratably among the holders of Series B and C Preferred Stock.

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

  After the distributions to holders of Series D, B and C Convertible Preferred Stock have been paid in full, the holders of Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share equal to the original issue price of the Series A Preferred Stock plus all declared and unpaid dividends on such shares. In the event that the assets of the Company are insufficient to make payment in full to the holders of Series A Preferred Stock, then such assets shall be distributed ratably among the holders of Series A Preferred Stock.

  After the payment of the full liquidation preference of Series D, B, C and A Preferred Stock, as described above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of common stock.

  A merger, consolidation, or sale of all or substantially all of the assets of the Company which will result in the Company's shareholders immediately prior to such transaction holding at least 50% of the surviving, continuing or purchasing entity, shall be deemed to be a liquidation.

  Dividends

  Holders of Series A, B, C and D Convertible Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of 8%, when and if declared by the Board of Directors. The holders of Series A, B, C and D Convertible Preferred Stock will also be entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on the number of shares of common stock held on an as-if converted basis. No dividends on convertible preferred stock or common stock have been declared by the Board of Directors as of December 31, 2006.

  Conversion

  Each share of Series A, B, C and D Convertible Preferred Stock is convertible, at the option of the holder, on a one to one basis into shares of common stock. Each share of Series A, B, C and D Convertible Preferred Stock automatically converts into an equal number of shares of common stock upon: (1) the closing of a public offering of common stock with gross proceeds of at least $50,000,000; (2) a merger, sale of substantially all of the assets or other transactions which result in a change in control; or (3) the consent of the holders of the majority of convertible preferred stock.

  At December 31, 2006, the Company had reserved 6,000,000, 4,400,000, 8,000,000 and 9,500,000 shares of Class A common stock for the conversion of Series A, B, C and D Convertible Preferred Stock, respectively.

  Redemption

  The holders of the Series D Convertible Preferred Stock are entitled at any time after July 2009 (the "redemption date") with the approval of 50% of the then outstanding Series D Preferred shareholders to require the Company to redeem all shares of Series D Convertible Preferred Stock. The redemption price will be equal to the Series D Liquidation Price. The Series D Liquidation Price will equal the Series D original issue price plus an amount which shall provide the holders of such Series D Preferred Stock a 15% annually compounded rate of return on the original issue price for up to five years from the date of original issuance. The difference between the redemption price and the original issue price is being accreted over the period between the date of original issuance and the redemption date.

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

11.   Stock Warrants

  On August 19, 1999, pursuant to a revolving line of credit agreement with a financial institution, the Company issued warrants to purchase 34,286 shares of Series A Convertible Preferred Stock at an exercise price of $1.75 per share. Such warrants are outstanding at December 31, 2006 and expire on the later of (i) August 30, 2009 or (ii) seven years after the date of the Company's initial public offering.

  On August 19, 1999, pursuant to a committed equipment line of credit agreement with a financial institution, the Company issued warrants to purchase 20,000 shares of Series A Convertible Preferred Stock at an exercise price of $1.75 per share. Such warrants are outstanding at December 31, 2006 and expire on the earlier of (i) July 6, 2009 or (ii) seven years from the date of the Company's initial public offering.

  On August 4, 2000, pursuant to an equipment line of credit agreement, the Company issued warrants to purchase 45,786 shares of Series B Convertible Preferred Stock at an exercise price of $1.40 per share. Such warrants are outstanding at December 31, 2006 and expire on the earlier of (i) August 4, 2010 or (ii) seven years after the date of the Company's initial public offering. Using the Black-Scholes option pricing model, the Company determined that the fair value of the warrants was $60,000 at the date of grant. The deemed fair value of the warrants was amortized to interest expense over the term of the line of credit.

  In November 2001, the Company issued warrants to purchase 41,947 shares of common stock at $1.49 per share. Such warrants are outstanding at December 31, 2006 and may be exercised within five years of the date of grant. The value of the warrants was calculated using the Black-Scholes option pricing model and was deemed insignificant.

  Pursuant to a March 21, 2002 Series C Convertible Preferred Stock purchase agreement, the Company issued warrants to purchase 161,946 shares of Series C convertible preferred stock at an exercise price of $1.49 per share. Such warrants are outstanding at December 31, 2006. Using the Black-Scholes pricing model, the Company determined that the fair value of the warrants was $173,606 at the date of the grant. The deemed fair value of the warrants was recorded as an issuance cost against the proceeds from the Series C Convertible Preferred Stock.

  On March 25, 2002, pursuant to a revolving line of credit agreement with a financial institution, the Company issued warrants to purchase 35,571 shares of Series C Convertible Preferred Stock at an exercise price of $1.49 per share. Such warrants are outstanding at December 31, 2006 and expire on the later of (i) March 25, 2012 or (ii) seven years after the date of the Company's initial public offering. Using the Black-Scholes pricing model, the Company determined that the fair value of the warrants was $46,975 at the date of the grant. The deemed fair value of the warrants was amortized to interest expense over the term of the line of credit.

  On May 22, 2002, pursuant to a committed equipment line of credit agreement with a financial institution, the Company issued warrants to purchase 25,006 shares of Series C Convertible Preferred Stock at an exercise price of $1.49 per share. Such warrants are outstanding at December 31, 2006 and expire on May 22, 2009. Using the Black-Scholes option pricing model, the Company determined that the fair value of the warrants was $30,032 at the date of grant. The deemed fair value of the warrants was amortized to interest expense over the term of the line of credit.

  On March 1, 2003, pursuant to a committed equipment line of credit agreement with a financial institution, the Company issued warrants to purchase 20,067 shares of Series C Convertible

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

  Preferred Stock at an exercise price of $1.49 per share. Such warrants are outstanding at December 31, 2006 and expire on March 1, 2010. Using the Black-Scholes option pricing model, the Company determined that the fair value of the warrants was $26,149 at the date of grant. The deemed fair value of the warrants was amortized to interest expense over the term of the line of credit.

  On April 30, 2003, pursuant to a revolving line of credit agreement with a financial institution, the Company issued warrants to purchase 18,456 shares of Series C Convertible Preferred Stock at an exercise price of $1.49 per share. Such warrants are outstanding at December 31, 2006 and expire on the earlier of (i) April 30, 2013 or (ii) seven years after the date of the Company's initial public offering. Using the Black-Scholes pricing model, the Company determined that the fair value of the warrants was $24,084 at the date of the grant. The deemed fair value of the warrants was amortized to interest expense over the term of the line of credit.

  During the year ended December 31, 2003, pursuant to the principal note agreements, the Company issued warrants to purchase 1,090,600 shares of Series C Convertible Preferred Stock at an exercise price of $1.49 per share. Such warrants are outstanding at December 31, 2006 and expire during the period from March 3, 2008 to August 8, 2008. Using the Black-Scholes pricing model, the Company determined that the allocated fair value of the warrants was $648,850 at the date of grant. During the years ended December 31, 2005 and 2004, the Company recorded $51,864 and $216,283, respectively, of interest expense related to these warrants. On March 15, 2005, the Company settled all outstanding principal notes (Note 7).

  During the year ended December 31, 2004, pursuant to the interest note agreements, the Company issued warrants to purchase 75,427 shares of Series C Convertible Preferred Stock at an exercise price of $1.49 per share. Such warrants are outstanding at December 31, 2006 and expire during 2008. Using the Black-Scholes pricing model, the Company determined that the allocated fair value of the warrants was $48,992 at the date of grant. On March 15, 2005, the Company settled all outstanding interest notes (Note 8).

  During the year ended December 31, 2004, in connection with the amendment of certain line of credit agreements, the Company issued warrants to purchase 18,457 and 20,914 shares of Series C and D Convertible Preferred Stock at an exercise price of $1.49 and $1.86 per share, respectively. Such warrants are outstanding at December 31, 2006 and expire ten years from the date of grant. Using the Black-Scholes pricing model, the Company determined that the fair value of the warrants was $58,895 at the date of grant. During the year ended December 31, 2004, the fair value of the warrants was amortized to interest expense.

  Pursuant to a July 28, 2004 Series D Convertible Preferred Stock purchase agreement, the Company issued warrants to purchase 241,313 shares of Series D Convertible Preferred Stock at an exercise price of $1.86 per share. Such warrants are outstanding at December 31, 2006. Using the Black-Scholes pricing model, the Company determined that the fair value of the warrants was $299,228 at the date of the grant. The deemed fair value of the warrants was recorded as an issuance cost against the proceeds from the Series D Convertible Preferred Stock.

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

12.    Common Stock

  The Company's Articles of Incorporation, as amended, authorize the Company to issue 50,000,000 shares of no par value common stock, consisting of 49,300,000 Class A voting shares and 700,000 Class B nonvoting shares.

	Authorized	Shares Issued and Outstanding December 31, 2006	Shares Issued and Outstanding September 30, 2007

			(unaudited)
Class A voting	49,300,000	4,644,416	4,814,616
Class B voting	700,000	—	—

	50,000,000	4,644,416	4,814,616

13.    Share Repurchase Program

  From January through September 2006, the Company repurchased 2,868,113 shares of common stock and 1,787,493 shares of preferred stock for a total of $13,968,871. The original issuance price for common and preferred shares subject to repurchase was $375,047 and $2,206,387, respectively.

14.    Stock Option Plan

  In July 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"), as amended in June 1997. The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. The Company has reserved 10,000,000 shares of common stock for issuance under the Plan.

  Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Certain options are exercisable immediately subject to repurchase options held by the Company which lapse over a maximum period of five to ten years at such times and under such conditions as determined by the Board of Directors. Options granted generally vest at a rate of 12 1/2% six months from the vesting commencement date, and 1/48th each month thereafter.

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

  Activity under the Plan is as follows:

		Options Outstanding
	Options Available for Grant	Number of Options	Weighted Average Exercise Price

Balance at December 31, 2005	1,881,239	3,245,034	$.39
Options granted	(498,000)	498,000	3.00
Options exercised	—	(221,928)	0.23
Options canceled	139,916	(139,916)	0.66

Balance at December 31, 2006	1,523,155	3,381,190	$0.74

  The total fair value of options granted to employees during the year ended December 31, 2006 was $939,928. The total intrinsic value of options exercised during the year ended December 31, 2006 was $614,339.

  The options outstanding and currently exercisable by exercise price are as follows:

December 31, 2006
Options Outstanding and Exercisable			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Number of Shares

0.100	100,000	1.18	100,000
0.140	403,650	4.11	403,650
0.149	420,000	5.98	420,000
0.150	35,000	4.95	35,000
0.175	118,500	2.60	118,500
0.370	447,500	6.96	447,500
0.470	568,500	7.73	568,500
0.570	806,040	8.33	806,040
3.000	482,000	9.10	482,000

	3,381,190		3,381,190

  As of December 31, 2006, the weighted average exercise price for options outstanding and vested was $0.26.

  Stock Based Compensation Before Adoption of SFAS 123R

  Prior to January 1, 2006, the fair value of the common stock for options granted was originally estimated by the Company's Board of Directors, with input from management. In connection with the Company's repurchase of 348,333 shares of its common stock for $3.00 per share in January 2006, the Company retrospectively assessed the fair value of its common stock. A number of objective and subjective factors were considered in determining the fair value of the Company's common stock, including the pricing of convertible preferred stock, the superior preferences and rights of the Company's convertible preferred stock over the common stock, important operational events and underlying market conditions. The Company's retrospective analysis of the fair value of

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

  its stock price utilizes a predominantly linear growth assumption between the dates of the valuations. As a result of such valuations, the Company determined options were issued in 2005 with exercise process below the estimated fair value of the Company's common stock on the date of grant.

  In accordance with APB Opinion No. 25, the Company has recorded stock-based compensation expense for the difference between the exercise price of the stock option and the estimated fair value of the Company's common stock at the date of grant. The total compensation expense is recorded as an addition to shareholders' equity and a charge to expense on a straight-line basis over the period which the options vest. During the year ended December 31, 2006, the Company amortized deferred stock-based compensation of $205,003.

  Stock-Based Compensation After Adoption of SFAS 123R

  On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the prospective transition method. Under this transition method, beginning January 1, 2006, compensation cost recognized includes: (a) compensation cost for all stock-based awards granted prior to, but not yet vested as of December 31, 2005, based on the intrinsic value method in accordance with the provisions of APB 25, and (b) compensation cost for all stock-based payments granted or modified subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R.

  Under SFAS 123R, compensation cost for employee stock-based awards is based on the estimated grant-date fair value and is recognized over the vesting period of the applicable award on a straight-line basis. In 2006, the Company issued employee stock-based awards in the form of stock options. The weighted average estimated fair value of the employee stock options granted in 2006 was $1.94 per share.

  The Company uses the Black-Scholes pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant is affected by stock price as well as assumptions regarding a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends. The estimated grant date fair values of the employee stock options were calculated using the Black-Scholes valuation model, based on the following assumptions:

Year Ended December 31, 2006

Expected term	6 years
Expected volatility	68%
Risk-free interest rate	4.51%
Dividend yield	0%

  Weighted-Average Expected Term.    Under the Company's Plans, the expected term of options granted is determined using the average period the stock options are expected to remain outstanding and is based on the options vesting term, contractual terms and historical exercise and vesting information used to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

  Volatility.    Since the Company was a private entity for most of 2006 with no historical data regarding the volatility of its common stock, the expected volatility used for 2006 is based on volatility of similar entities, referred to as "guideline" companies. In evaluating similarity, the Company considered factors such as industry, stage of life cycle and size.

  Risk-Free Interest Rate.    The risk-free rate is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.

  Dividend Yield.    The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and, therefore, used an expected dividend yield of zero in the valuation model.

  Forfeitures.    SFAS No. 123R also requires the Company to estimate forfeitures at the time of grant, and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods. If the Company's actual forfeiture rate is materially different from its estimate, the stock-based compensation expense could be significantly different from what the Company has recorded in the current period.

  As of December 31, 2006, there was $522,722 of total unrecognized compensation costs, net of estimated forfeitures, related to nonvested stock option awards granted after January 1, 2006.

  Total Stock-based Compensation

  Total stock-based compensation expense related to options granted to employees was allocated to research and development and selling, general and administrative expense as follows (in thousands):

	For the year ended December 31,	For the nine months ended September 30,
	2006	2007	2006

		(unaudited)
Cost of revenues	$76,891	$43,109	$59,406
Research development	20,695	11,603	15,989
Selling, general and administrative	371,683	208,435	287,163

	$469,269	$263,147	$362,558

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

15.    Income Taxes

  The components of the provision for income taxes at December 31, 2006 are as follows:

Current:
Federal	$4,363,801
State	1,175,626

5,539,427

Deferred:
Federal	(4,724,121)
State	(609,871)

(5,333,992)

Income tax expense	$205,435

  The provision for income taxes differs from the amount which would result by applying the applicable federal income tax rate to income before provision for income taxes at December 31, 2006 as follows:

Taxes at federal statutory rate	35.00%
State, net of federal benefit	5.75%
Other	2.04%
Change in valuation allowance	(41.29%	)

	1.50%

  At December 31, 2006, the Company had federal and state net operating loss carryforwards of approximately $5,520,765 and $1,093,876, respectively, to offset future taxable income. If not utilized, these loss carryforwards will begin to expire in 2012 and 2006, respectively. In addition, the Company had federal and state tax credit carryforwards of $153,000 and $91,000, respectively, available to offset future tax liabilities. If not utilized, the federal credits begin to expire in 2012. The state credits can be carried forward indefinitely.

  Temporary differences and carryforwards which gave rise to significant portions of deferred tax assets at December 31, 2006 are as follows:

Deferred tax assets
Net operating loss carryforwards	$1,995,122
Accruals and reserves	2,240,650
Accrual to cash adjustments	222,366
Research and development and other tax credit carryforwards	212,461
Other	663,393

Deferred tax assets	$5,333,992

Berkeley HeartLab, Inc.

Notes to Financial Statements (Continued)

  During the year ended December 31, 2006, the Company released valuation reserves totaling $5,424,000.

  Under the Tax Reform Act of 1986, the amount of and benefit from net operating losses and tax credits that can be carried forward may be limited in certain circumstances including, but not limited to, a cumulative stock ownership change of more than 50% over a three year period, as defined. As a result of cumulative stock ownership changes in September 1997, January 2000 and July 2004, the Company's net operating losses and tax credit carryforwards are limited in use to approximately $3,800,000 per year through 2009 and approximately $400,000 per year from 2010 through 2012.

16.    Employee Benefit Plan

  The Company sponsors a 401(k) defined contribution plan covering all employees. Contributions made by the Company are determined annually by the Board of Directors. There were no employer contributions under this plan during the year ended December 31, 2006.

17.    Subsequent Events

  In January 2007, a Writ was filed with the Oslo District Court in Norway by a European entity asserting a claim for breach of contract damages against the Company, and the CEO related to an alleged letter of agreement in which the Company granted this entity exclusive rights to use, distribute and sell certain products and services in Europe and Russia. In February 2007, the Company filed a Complaint for Declaratory Relief in the Superior Court of California, County of San Mateo. The Complaint primarily asks the Court to declare that the alleged exclusive agreement is nonbinding. The Company believed the evidence did not support the damage claim and thus the likelihood of loss was neither probable nor is the amount of potential loss estimable. Therefore, no accrual had been recorded by the Company as of December 31, 2006.

  In September 2007, the claim was settled for $1,650,000 (unaudited).

  In October 2007, the Company was acquired by the Celera Group of Applera Corporation.

 SCHEDULE II

CELERA CORPORATION
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
FOR THE FISCAL YEARS ENDED JUNE 30, 2005, 2006, 2007

(Amounts in thousands)

Balance For Doubtful Accounts
Balance at June 30, 2004	$1,087
Deductions from reserve in fiscal 2005	(493)

Balance at June 30, 2005	594
Deductions from reserve in fiscal 2006	(78)

Balance at June 30, 2006 (1)	516
Deductions from reserve in fiscal 2007	0

Balance at June 30, 2007 (1)	$516

(1)
Deducted in the Combined Statements of Financial Position from accounts receivable.

CELERA CORPORATION
COMMON STOCK, PAR VALUE $0.01 PER SHARE
SPLIT-OFF FROM APPLERA CORPORATION

PROSPECTUS

Until            , 2008 (25 days after the split-off date), all dealers that effect transactions in these securities will be required to deliver this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The expenses relating to the registration of the securities will be borne by Applera Corporation and allocated equally between the Applied Biosystems Group and the Celera Group. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$*
Printing and Engraving Fees and Expenses	$*
Accounting Fees and Expenses	$*
Legal Fees	$*
Transfer Agents' Fees	$*
Miscellaneous	$*
Total	$*

*
To be provided.

Item 14.    Indemnification of Directors and Officers.

        The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended and restated certificate of incorporation and the amended and restated by-laws of Celera Corporation, a Delaware corporation (the "Registrant").

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        Article SIXTH of the Registrant's amended and restated certificate of incorporation provides for the indemnification of its directors and officers to the fullest extent permitted by law.

        The indemnification permitted under the DGCL is not exclusive, and pursuant to Section 145 of the DGCL, a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute. The directors and officers of the Registrant are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933 that might be incurred by them in such capabilities and against which they cannot be indemnified by the Registrant.

        Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

        Pursuant to Section 102(b)(7) of the DGCL, Article SIXTH of the Registrant's amended and restated certificate of incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the Delaware General Corporation Law, for liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction which the director derived an improper personal benefit.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.    See the "Exhibit Index" following the signature pages hereto.

  (b)
  Financial Statement Schedules.    Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California on April 10, 2008.

CELERA CORPORATION
By:	/s/ KATHY ORDOÑEZ Name: Kathy Ordoñez Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KATHY ORDOÑEZ Kathy Ordoñez	President, Chief Executive Officer and Director (Principal Executive Officer)	April 10, 2008
* Joel R. Jung	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 10, 2008
* Richard H. Ayers	Director	April 10, 2008
* Jean-Luc Bélingard	Director	April 10, 2008
*By:	/s/ KATHY ORDOÑEZ Kathy Ordoñez, Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	DOCUMENT
2.1
Agreement and Plan of Merger, dated as of August 31, 2007, by and among Applera Corporation, Barolo Acquisition, Inc., Berkeley HeartLab, Inc. and James Caccavo, as the Shareholder Representative (incorporated by reference to Exhibit 2.1 to Applera Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 (Commission file no. 001-04389))
2.2	Asset Purchase Agreement, dated September 19, 2007, by and among Applera Corporation and Atria Genetics Inc., the Principals named therein and the Representative (as defined therein)
3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant
3.2	Form of Amended and Restated By-laws of the Registrant
4.1	Form of Rights Agreement by and between Celera Corporation and , as Rights Agent
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters*
10.1	Form of Separation Agreement by and between Celera Corporation and Applera Corporation*
10.2	Form of Supply Agreement by and between Celera Corporation and Applera Corporation*
10.3	Form of Transition Services Agreement by and between Celera Corporation and Applera Corporation*
10.4	Form of Tax Matters Agreement by and between Celera Corporation and Applera Corporation*
10.5
Celera Diagnostics Joint Venture Agreement dated as of April 1, 2001, among Applera Corporation, its Applied Biosystems Group, its Celera Group, Foster City Holdings, LLC, and Rockville Holdings, LLC (incorporated by reference to Exhibit 10.36 to Applera Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 (Commission file number 001-04389))
10.6
Amendment, dated as of June 22, 2004, to Celera Diagnostics Joint Venture Agreement dated as of April 1, 2001, among Applera Corporation, its Applied Biosystems Group, its Celera Group, Foster City Holdings, LLC, and Rockville Holdings, LLC (incorporated by reference to Exhibit 10.34 to Applera Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (Commission file no. 001-04389))
10.7
Celera Diagnostics Reorganization Agreement dated as of April 22, 2006, and effective as of January 1, 2006, among Applera Corporation, its Applied Biosystems group, its Celera group, Foster City Holdings, LLC, and Rockville Holdings, LLC (incorporated by reference to Exhibit 10.2 to Applera Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 (Commission file no. 001-04389))

10.8
Restated Strategic Alliance Agreement, effective as of January 9, 2006, among Applera Corporation, Celera Diagnostics, LLC, and Abbott Laboratories (incorporated by reference to Exhibit 10.1 to Applera Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 (Commission file no. 001-04389))
10.9
Agreement, dated February 15, 1996, by and between The Regents of the University of California, as management and operations contractor for the Lawrence Berkeley National Laboratory, and Berkeley Heartlab, Inc.*
10.10
Amendment No.1, dated November 8, 1996, to the Agreement, dated February 15, 1996, by and between The Regents of the University of California, as management and operations contractor for the Lawrence Berkeley National Laboratory, and Berkeley HeartLab, Inc.*
10.11
License Agreement, dated April 30, 1997, by and among The Regents of the University of California, Department of Energy contract-operators of the Ernest Orlando Lawrence Berkeley National Laboratory, and Berkeley HeartLab, Inc.*
10.12
Research Collaboration and License Agreement, dated November 6, 1996, between Merck & Co., Inc. and Arris Pharmaceutical Corporation (incorporated by reference to Exhibit 10.43 to the Form 10-K of Axys Pharmaceuticals, Inc. (f/k/a Arris Pharmaceutical Corporation) for the fiscal year ended December 31, 1996 (file no. 000-22788))
10.13	Form of Celera Corporation 2008 Stock Incentive Plan
21.1	Subsidiaries of the Registrant**
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 hereto)*
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1 hereto)*
23.3	Consent of PricewaterhouseCoopers LLP with respect to Celera Corporation financial statements
23.4	Consent of PricewaterhouseCoopers LLP with respect to Berkeley HeartLab, Inc. financial statements
24.1	Power of Attorney (included on signature page)**
99.1	Notice of Redemption*

*
To be filed by amendment.

**
Previously filed herewith.

QuickLinks

TABLE OF CONTENTS
Trademarks and Tradenames
SUMMARY
The Split-Off (See p. 34)
Diagram of the Split-Off
Summary Historical Financial Information
RISK FACTORS
Risk Factors Relating to the Split-Off
Risk Factors Relating to Our Common Stock
Risk Factors Relating to Our Business
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE SPLIT-OFF
DIVIDEND POLICY
MARKET PRICE OF OUR COMMON STOCK AND RELATED MATTERS
SELECTED FINANCIAL INFORMATION
PRO FORMA FINANCIAL INFORMATION
Celera Corporation Pro Forma Combined Statement of Financial Position (Unaudited) (Dollar amounts in thousands)
Celera Corporation Pro Forma Statement of Combined Operations For the Six-Month Period Ended December 31, 2007 (Unaudited) (Dollar amounts in thousands, except per share amounts)
Celera Corporation Pro Forma Statement of Combined Operations For the Fiscal Year Ended June 30, 2007 (Unaudited) (Dollar amounts in thousands, except per share amounts)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR COMPANY
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OUR RELATIONSHIP WITH APPLERA FOLLOWING THE SPLIT-OFF
RELATED TRANSACTIONS
DESCRIPTION OF OUR CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
Celera Corporation Combined Statements of Operations
Celera Corporation Combined Statements of Financial Position
Celera Corporation Combined Statements of Cash Flows
Celera Corporation Notes to Combined Financial Statements
Report of Independent Auditors
Berkeley HeartLab, Inc. Notes to Financial Statements
  SCHEDULE II
CELERA CORPORATION VALUATION AND QUALIFYING ACCOUNTS AND RESERVES FOR THE FISCAL YEARS ENDED JUNE 30, 2005, 2006, 2007
CELERA CORPORATION COMMON STOCK, PAR VALUE $0.01 PER SHARE SPLIT-OFF FROM APPLERA CORPORATION
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 16. Exhibits and Financial Statement Schedules.
SIGNATURES
EXHIBIT INDEX